As filed with the Securities and Exchange Commission on May 12, 2011.
Registration No. 333-169824

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVERBANK FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Delaware	6035	90-0615674
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Riverside Ave.
Jacksonville, Florida 32202
(904) 281-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas A. Hajda
Senior Vice President and General Counsel
501 Riverside Ave.
Jacksonville, Florida 32202
(904) 281-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Richard B. Aftanas Patricia Moran Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Lee A. Meyerson Lesley Peng Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 12, 2011

           Shares

EverBank Financial Corp
Common Stock

This is an initial public offering of shares of common stock of EverBank Financial Corp.

EverBank Financial Corp is offering          shares of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional          shares. EverBank Financial Corp will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $      and $     . Our common stock has been approved for listing on the New York Stock Exchange under the symbol “EVER.”

See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to EverBank Financial Corp	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than          shares of common stock, the underwriters have the option to purchase up to an additional          shares from EverBank Financial Corp at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2011.
Joint Book-Running Managers

Goldman, Sachs & Co.

BofA Merrill Lynch	Credit Suisse
Co-Managers

FBR Capital Markets	Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.
Evercore Partners                              Cantor Fitzgerald & Co.

Prospectus dated          , 2011.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholders and underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders and underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

These securities are not deposits, bank accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including possible loss of the entire amount invested.

For investors outside the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section immediately following this Prospectus Summary and the historical and pro forma financial statements and the related notes thereto and management’s discussion and analysis thereof included elsewhere in this prospectus before making an investment decision to purchase our common stock. Unless we state otherwise or the context otherwise requires, references in this prospectus to “EverBank Financial Corp,” “we,” “our,” “us,” and the “Company” for all periods subsequent to the reorganization transactions described in the section entitled “Reorganization” (which will be completed in connection with this offering) refer to EverBank Financial Corp, a newly formed Delaware corporation, and its consolidated subsidiaries after giving effect to such reorganization transactions. For all periods prior to the completion of such reorganization transactions, these terms refer to EverBank Financial Corp, a Florida corporation, and its predecessors and their respective consolidated subsidiaries.

EverBank Financial Corp

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to more than 600,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our customer deposit base rapidly by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to customers. Our products, distribution and marketing strategies allow us to generate substantial deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. We originate, invest in, sell and service residential mortgage loans, equipment leases, and various other consumer and commercial loans, as market conditions warrant. We believe that the scale of our origination activities, coupled with our lending and servicing expertise, position us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.

Our significant organic growth has been supplemented by selective acquisitions of portfolios and businesses, including the recent acquisitions of the banking operations of the Bank of Florida Corporation, or Bank of Florida, in an FDIC-assisted transaction and Tygris Commercial Finance Group, Inc., or Tygris, a commercial equipment financing and leasing company.

We have recorded positive earnings in every full year since 1995, consistently achieved double-digit returns on equity in every year since 2000 and grown net income at a compound annual growth rate, or CAGR, of 29% for the seven-year period ended December 31, 2010. We generated $188.9 million and $53.4 million of net income for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, we had total assets of $12.0 billion and total shareholders’ equity of $1.0 billion.

History and Growth

The following chart shows key events in our history, and the corresponding growth in our assets and deposits over time:

Deposit Generation

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a flexible source of low-cost funds. Our distribution channels, operating platform and marketing strategies are characterized by low operating costs and enable us to rapidly scale our business. As of December 31, 2010, we had $9.7 billion in deposits, which have grown organically at a CAGR of 29% from December 31, 2003 to December 31, 2010.

Our differentiated products, integrated online financial portal and value-added account features deepen our interactions and relationships with our customers and result in high customer retention rates. Our WorldCurrency® and other market-based deposit products provide investment capabilities to customers seeking portfolio diversification with respect to foreign currencies, commodities and other indices, which are typically unavailable from our banking competitors. These market-based deposit products generate significant fee income. Our YieldPledge® deposit products offer our customers certainty that they will earn yields on these deposit accounts in the top 5% of competitive accounts, as tracked by national bank rate tracking services. Consequently, the YieldPledge® products reduce customers’ incentive to seek more favorable deposit rates from our competitors. Our financial portal includes online bill-pay, account aggregation, direct deposit, single sign-on for all customer accounts and other features and tools which further deepen our customer relationships.

Our deposit customers are typically financially sophisticated, self-directed, mass-affluent individuals, as well as selected small and medium-sized businesses. These customers generally maintain high balances with us, and our average deposit balance per household (excluding escrow deposits) was $74,100 as of December 31, 2010, which we believe is more than three times the industry average.

We build and manage our deposit customer relationships through an integrated, multi-faceted distribution network, including the following channels:

•	Consumer Direct. Our consumer direct channel includes Internet, email, telephone and mobile device access to products and services.

•	Financial Centers. We have a network of 14 high-volume financial centers in key Florida metropolitan areas, including the Jacksonville, Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets with average deposits per financial center of $114.2 million as of December 31, 2010.

•	Financial Intermediaries. We offer deposit products nationwide through relationships with financial advisory firms representing over 5,000 independent financial professionals.

We believe our deposit franchise provides lower all-in funding costs with greater scalability than branch-intensive banking models, which must replicate operational and administrative activities at each branch. Because our centralized operating platform and distribution strategy largely avoid such redundancy, we realize significant marginal operating cost benefits as our deposit base grows. Our flexible account features and marketing strategies enable us to manage our deposit growth to meet strategic goals and asset deployment objectives.

Asset Origination and Fee Income Businesses

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core low-cost deposit franchise and affluent customer base. These businesses diversify our earnings, strengthen our balance sheet and provide us with increased flexibility to manage through changing market and operating environments. Our asset origination and fee income businesses include the following:

Mortgage Banking.  We originate prime residential mortgage loans using a centralized underwriting, processing and fulfillment infrastructure through financial intermediaries (including community banks, credit unions, mortgage bankers and brokers, as well as financial advisors), consumer direct channels and financial centers. These low-cost, scalable distribution channels are consistent with our deposit distribution model. We have recently emphasized specialized mortgage products for our mass-affluent customer base that meet our balance sheet objectives and take advantage of high margins available in jumbo prime mortgages. Our mortgage servicing business includes collecting loan payments, remitting principal and interest payments to investors, managing escrow funds and other activities. In addition to generating significant fee income, our mortgage banking activities provide us with direct asset acquisition opportunities. We believe that our mortgage banking expertise, insight and resources position us to make strategic investment decisions and effectively manage our loan and investment portfolio.

Equipment Leasing.  We entered the equipment leasing and financing business as a result of our acquisition of Tygris. We originate equipment leases nationwide through relationships with approximately 280 equipment vendors with large networks of creditworthy borrowers. We have recently resumed origination activity to capitalize on the advantageous competitive landscape. Our leasing activities provide us with access to a variety of small business customers which creates opportunities to cross-sell our deposit, lending and wealth management products.

Commercial Lending.  We have historically originated a variety of commercial loans, including owner-occupied commercial real estate, commercial investment property and small business commercial loans principally through our financial centers. We have not been originating a significant volume of new commercial loans in recent periods, but may renew origination of these assets as market conditions become more favorable. Our Bank of Florida acquisition significantly increased our commercial loans and expanded our prospective ability to originate these assets. Our commercial lending business connects us with approximately 2,000 small business customers and provides cross-selling opportunities for our deposit, leasing, wealth management and other lending products.

Portfolio Management.  Our investment analysis capabilities are a core competency of our organization. We supplement our organically originated assets by purchasing loans and securities when those investments have more attractive risk-adjusted returns than those we can originate. Our flexibility to increase risk-adjusted returns by retaining originated assets or acquiring assets differentiates us from our competitors with regional lending constraints.

Wealth Management.  Based on the success of our WorldCurrency® and other market-based deposit products as well as direct feedback from our customers, we believe our affluent and financially sophisticated customers will be receptive to an offering of expanded investment and wealth management products and services. Through our registered broker dealer and investment advisor subsidiaries, we plan to provide comprehensive financial advisory, planning, brokerage, trust and other wealth management services to capitalize on this opportunity.

Competitive Strengths

Diversified Business Model.  We have a diverse set of businesses that provide complementary earnings streams, investment opportunities and customer cross-selling benefits. We believe our multiple revenue sources and the geographic diversity of our customer base mitigate business risk and provide opportunities for growth in varied economic conditions.

Scalable Source of Low-Cost Funds.  We believe that the operating noninterest expense needed to gather deposits is an important component of measuring funding costs. Our scalable platform and low-cost distribution channels enable us to achieve a lower all-in cost of deposit funding compared to traditional branch-intensive models. Our integrated online financial portal, online account opening and other self-service capabilities lower our customer support costs. Our low-cost distribution channels do not require the fixed cost investment or lead times associated with more expensive, slower-growth branch systems. In addition, we have demonstrated an ability to scale core deposits rapidly by adjusting our marketing activities and account features.

Robust Asset Origination and Acquisition Capabilities.  We have robust, nationwide asset origination that generates a variety of assets to either hold on our balance sheet or sell in the capital markets. We are able to calibrate our levels of asset origination, asset acquisition and retention of originated assets to capitalize on various market conditions.

Disciplined Risk Management.  Through a combination of leveraging our asset origination capabilities, applying our conservative underwriting standards and executing opportunistic acquisitions, we have built a diversified, low-risk asset portfolio with significant credit protection and attractive yields. We adhere to rigorous underwriting criteria and were able to avoid the higher risk lending products and practices that plagued our industry in recent years. Our focus on the long-term success of the business through increasing risk-adjusted returns, as opposed to short-term profit goals, has enabled us to remain profitable in various market conditions across business cycles.

Attractive Customer Base.  Our products and services typically appeal to well-educated, middle-aged, high-income individuals and households. These customers tend to be financially sophisticated with complex financial needs, providing us with cross-selling opportunities. These customer characteristics result in higher average deposit balances and more self-directed transactions, which lead to operational efficiencies and lower account servicing costs.

Financial Stability and Strong Capital Position.  Our strong capital and liquidity position coupled with our conservative management principles have allowed us to grow our business profitably at a time when the broader banking sector has experienced significant losses and balance sheet contraction. As of December 31, 2010, our total equity capital was approximately $1.0 billion, our total risk-based capital ratio (bank level) was 17% and our total deposits represented approximately 91% of total funding.

Experienced Management Team with Long Tenures at the Company.  Our management team has extensive and varied experience in managing national banking and financial services firms and has worked together at EverBank for many years. Senior management has demonstrated a track record of managing profitable growth, successfully executing acquisitions and instilling a rigorous analytical culture.

Business and Growth Strategies

Continue Strong Growth of Deposit Base.  We intend to continue to grow our deposit base to fund investment opportunities by expanding our marketing activities and adjusting account features. Key components of this strategy are to build our brand recognition and extend our reach through new media outlets.

Capitalize on Changing Industry Dynamics.  We believe that recent wide-scale disruptions in the credit markets, coupled with significant changes in the competitive landscape, will continue to provide us with attractive returns on our lending and investing activities. We plan to capitalize on fundamental changes to the pricing of risk and build on our proven success in evaluating high risk-adjusted return assets as part of our growth strategy going forward.

Pursue Cross-Selling Opportunities.  We intend to leverage our strong customer relationships by cross-selling our banking, lending and investing products and services, particularly as we expand our branding and marketing efforts. We expect to increase distribution of our deposit and lending products, achieve additional efficiencies across our businesses and enhance our value proposition to our customers.

Execute on Wealth Management Business.  We intend to provide additional investment and wealth management services that will appeal to our mass-affluent customer base. We believe our wealth management initiative will create new asset generation opportunities, drive additional fee income and build broader and deeper customer relationships.

Opportunistically Evaluate Acquisitions.  We evaluate and pursue financially attractive opportunities to enhance our franchise on an ongoing basis. We may consider acquisitions of loans or securities portfolios, FDIC-assisted and unassisted banks or bank branches, wealth and investment management firms, securities brokerage firms, specialty finance or other financial services-related companies. Our strong capital and liquidity position enable us to strategically pursue acquisition opportunities as they arise.

Risk Factors

There are a number of risks that you should consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to:

•	Risks relating to our business, such as:

•	continued or worsening general business or economic conditions;

•	liquidity risk, which could impair our ability to fund operations and jeopardize our financial condition;

•	changes in interest rates, which may make our results volatile and difficult to predict from quarter to quarter;

•	our potential need to make further increases in our provisions for loan and lease losses and to charge off additional loans and leases in the future;

•	our exposure to risk related to our commercial real estate loan portfolio;

•	continued or worsening conditions in the real estate market and higher than normal delinquency and default rates; and

•	our concentration of jumbo mortgage loans and mortgage servicing rights.

•	Risks related to the regulatory and legal framework in which we operate, such as:

•	uncertainty resulting from the implementation of new and pending legislation and regulations;

•	our potential failure to comply with the complex laws and regulations that govern our operations; and

•	our dependence on programs administered by government agencies and government- sponsored enterprises.

Corporate Information

Our principal executive offices are located at 501 Riverside Ave., Jacksonville, Florida 32202 and our telephone number is (904) 281-6000. Our corporate website address is www.everbank.com. Information on, or accessible through, our website is not part of, or incorporated by reference in, this prospectus. Our primary operating subsidiary is EverBank, a federal savings bank organized under the laws of the United States, referred to as EverBank.

“EverBank,” (the EverBank logo) and other trade names and service marks that appear in this prospectus belong to EverBank. Trade names and service marks belonging to unaffiliated companies referenced in this prospectus that are associated with services of EverBank or its affiliates are the property of their respective holders.

Reorganization

In September 2010, EverBank Financial Corp, a Florida corporation, or EverBank Florida, formed EverBank Financial Corp, a Delaware corporation, or EverBank Delaware. EverBank Delaware holds no assets and has no subsidiaries and has not engaged in any business or other activities except in connection with its formation and as the registrant in this offering. Prior to the consummation of this offering, EverBank Florida will merge with and into EverBank Delaware, with EverBank Delaware continuing as the surviving corporation and succeeding to all of the assets, liabilities and business of EverBank Florida. In the merger, (1) all of the outstanding shares of common stock of EverBank Florida will be converted into approximately 74,753,231 shares of EverBank Delaware common stock, (2) all of the outstanding shares of Series A 6% Cumulative Convertible Preferred Stock of EverBank Florida, or Series A Preferred Stock, will be converted into 2,801,160 shares of EverBank Delaware common stock and (3) all of the outstanding shares of 4% Series B Cumulative Participating Perpetual Pay-In-Kind Preferred Stock of EverBank Florida, or Series B Preferred Stock, will be converted into 16,124,303 shares of EverBank Delaware common stock. Upon conversion of the Series A Preferred Stock, holders of the Series A Preferred Stock also will receive a cash payment in the aggregate amount of approximately $3.8 million pursuant to the terms of EverBank Florida’s Amended and Restated Articles of Incorporation. We refer to these transactions in this prospectus as the “Reorganization.”

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Option to purchase additional shares from us	shares

Total shares of common stock to be outstanding immediately after this offering	shares

Use of proceeds	We estimate that the net proceeds to us from the sale of our common stock in this offering will be $ million, at an assumed initial public offering price of per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering for general working capital and other corporate purposes. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”

Dividend policy	Commencing in the third quarter of 2011, we intend to pay a quarterly cash dividend of $ per share, subject to the discretion of our Board of Directors. Our ability to pay dividends is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over us and our banking subsidiary, our earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our Board of Directors. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restrictions on Paying Dividends” and “Regulation and Supervision — Regulation of Federal Savings Banks — Limitation on Capital Distributions.”

New York Stock Exchange symbol	“EVER”

Risk factors	Please read the section entitled “Risk Factors” beginning on page 13 for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

References to the number of shares of our capital stock to be outstanding after this offering are based on 74,753,231 shares of our common stock outstanding on March 31, 2011 and include an additional 18,925,463 shares of common stock issuable upon conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock upon the consummation of the Reorganization and 8,758,220 shares of our common stock held in escrow as a result of our acquisition of Tygris. Pursuant to the terms of the Tygris acquisition agreement and related escrow agreement, we are required to review the average carrying value of the remaining Tygris portfolio annually and upon certain events, including this offering, release a number of escrowed shares to the former Tygris shareholders to the extent that the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio on the date of each release (see “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.”). Based

on our first annual review of the average carrying value of the remaining Tygris portfolio, we released 2,808,175 escrowed shares of our common stock to the former Tygris shareholders on April 25, 2011. As of April 25, 2011, 5,950,046 shares of our common stock remain in escrow. We expect that a partial release of the escrowed shares to the former Tygris shareholders will occur in connection with the consummation of this offering. As the necessary valuation of the remaining Tygris portfolio for the partial release of escrowed shares triggered by this offering must be made after the consummation of this offering, the number of shares to be released from escrow cannot be determined at present.

References to the number of shares of our capital stock to be outstanding after this offering exclude:

•	11,696,235 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $10.54 per share;

•	519,624 shares of common stock issuable upon the vesting of outstanding restricted stock units; and

•	19,020,350 additional shares reserved for issuance under our benefit plans.

Unless otherwise indicated, the information presented in this prospectus:

•	gives effect to a 15-for-1 split of EverBank Florida’s common stock, which occurred on January 27, 2011;

•	gives effect to the Reorganization;

•	assumes an initial public offering price of per share, the midpoint of the estimated initial public offering price range; and

•	assumes no exercise of the underwriters’ option to purchase additional shares from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial information set forth below for each of the years ended December 31, 2010, 2009 and 2008, has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

We have consummated several significant transactions in recent fiscal periods, including the acquisition of Tygris in February 2010 and the acquisition of the banking operations of Bank of Florida in an FDIC-assisted transaction in May 2010. Accordingly, our operating results for the historical periods presented below are not comparable and may not be predictive of future results.

The information below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus.

As indicated in the notes to the tables below, certain items included in the tables are non-GAAP financial measures. For a more detailed discussion of these items, including a discussion of why we believe these items are meaningful and a reconciliation of each of these items to the most directly comparable generally accepted accounting principles, or GAAP, financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Primary Factors Used to Evaluate Our Business.”

	Year Ended December 31,
	2010		2009	2008
	(In millions, except share and per share data)

Income Statement Data:
Interest income	$612.5		$440.6	$322.4
Interest expense	147.2		163.2	202.6

Net interest income	465.3		277.4	119.8
Provision for loan and lease losses	79.3	(1)	121.9	37.3

Net interest income after provision for loan and lease losses	386.0		155.5	82.5
Noninterest income	357.8	(2)	232.1	175.8
Noninterest expense	493.9	(3)	299.2	221.0

Income before income taxes	249.9		88.4	37.4
Provision for income taxes	61.0		34.9	14.2

Net income from continuing operations	188.9		53.5	23.1
Discontinued operations, net of income taxes	—		(0.2)	20.5	(4)

Net income	188.9		53.4	43.6
Loss attributable to non-controlling interest in subsidiaries	—		—	2.4

Net income attributable to the Company	$188.9		$53.4	$46.0

Net income allocated to common shareholders	$144.8		$33.8	$36.1

Share Data:
Weighted average common shares outstanding:
(units in thousands)
Basic	72,479		42,126	41,029
Diluted	74,589		43,299	42,196
Earnings from continuing operations per common share:
Basic	$2.00		$0.80	$0.43
Diluted	$1.94		$0.78	$0.41
Net tangible book value per as converted common share at period end (5):
Basic	$10.65		$8.54	$6.96
Diluted	10.40		8.33	6.79

	December 31,
	2010	2009	2008
	(In millions)

Balance Sheet Data:
Cash and cash equivalents	$1,169.2	$23.3	$62.9
Investment securities	2,203.6	1,678.9	715.7
Loans held for sale	1,237.7	1,283.0	915.2
Loans and leases held for investment, net	6,005.6	4,072.7	4,577.0
Total assets	12,007.9	8,060.2	7,048.3
Deposits	9,683.1	6,315.3	5,003.0
Total liabilities	10,994.7	7,506.3	6,628.6
Total shareholders’ equity	1,013.2	553.9	419.6

	Year Ended December 31,
	2010	2009	2008

Capital Ratios (period end):
Tangible equity to tangible assets (6)	8.3%	6.9%	5.8%
Tier 1 (core) capital ratio (bank level) (7)	8.7%	8.0%	7.5%
Total risk-based capital ratio (bank level) (8)	17.0%	15.0%	13.4%

Performance Metrics:
Adjusted net income attributable to the Company from continuing operations (in millions) (9)	$127.0	$53.5	$23.4
Return on average assets	1.8%	0.7%	0.7%
Return on average equity	20.9%	11.5%	14.5%
Adjusted return on average assets (10)	1.2%	0.7%	0.4%
Adjusted return on average equity (10)	14.0%	11.5%	7.4%

(1)	Provision for loan and lease losses includes a $6.2 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans.

(2)	Noninterest income includes a $68.1 million non-recurring bargain purchase gain associated with the Tygris acquisition, a $19.9 million gain on sale of investment securities due to portfolio concentration repositioning and a $5.7 million gain on repurchase of trust preferred securities.

(3)	Noninterest expense includes $9.7 million in transaction related expense, a $10.3 million loss on early extinguishment of acquired debt and a $22.0 million decrease in fair value of the Tygris indemnification asset resulting from a decrease in estimated future credit losses.

(4)	Includes a $42.7 million after tax gain on the sale of our reverse mortgage business to an unaffiliated third party net of an $18.8 million after tax loss from operations of the reverse mortgage business before the sale.

(5)	Calculated as tangible shareholders’ equity divided by shares of common stock. For purposes of computing net tangible book value per as converted common share, tangible book value equals shareholders’ equity less goodwill and other intangible assets.

Basic and diluted net tangible book value per as converted common share are calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Diluted net tangible book value per as converted common share also includes in the denominator common stock equivalent shares related to stock options and common stock equivalent shares related to nonvested restricted stock units.

Net tangible book value per as converted common share is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.

(6)	Calculated as tangible shareholders’ equity divided by tangible assets, after deducting goodwill and intangible assets from the numerator and the denominator. Tangible equity to tangible assets is a non-GAAP financial measure, and the most directly comparable GAAP financial measure for tangible equity is shareholders’ equity and the most directly comparable GAAP financial measure for tangible assets is total assets.

(7)	Calculated as Tier 1 (core) capital divided by adjusted total assets. Total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 (core) capital and other regulatory adjustments.

(8)	Calculated as total risk-based capital divided by total risk-weighted assets. Risk-based capital includes Tier 1 (core) capital, allowance for loan and lease losses, subject to limitations, and other regulatory adjustments.

(9)	Adjusted net income attributable to the Company from continuing operations for the year ended December 31, 2010 includes adjustments to our net income attributable to the Company from continuing operations for certain material items that we believe are not reflective of our ongoing business or operating performance, including the Tygris and Bank of Florida acquisitions. There were no material items that gave rise to adjustments prior to the year ended December 31, 2010. Accordingly, for all periods presented other than the year ended December 31, 2010, we have not reflected adjustments to net income attributable to the Company from continuing operations calculated in accordance with GAAP. A reconciliation of adjusted net income attributable to the Company from continuing operations to net income attributable to the Company from continuing operations, which is the most directly comparable GAAP measure, for the year ended December 31, 2010 is as follows:

	Year Ended December 31,
	2010	2009	2008
	(In thousands)

Net income attributable to the Company from continuing operations	$188,900	$53,537	$23,446
Less:
Bargain purchase gain on Tygris transaction	68,056
Gain on sale of investment securities due to portfolio concentration repositioning, net of tax	12,337
Gain on repurchase of trust preferred securities, net of tax	3,556
Transaction related expense, net of tax	(5,984)
Loss on early extinguishment of acquired debt, net of tax	(6,411)
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	(13,654)
Increase in Bank of Florida non-accretable discount, net of tax	(3,837)
Tax benefit related to revaluation of Tygris net unrealized built-in losses	7,840

Adjusted net income attributable to the Company from continuing operations	$126,997	$53,537	$23,446

(10)	Adjusted return on average assets equals adjusted net income attributable to the Company from continuing operations divided by average total assets and adjusted return on average equity equals adjusted net income attributable to the Company from continuing operations divided by average shareholders’ equity. Adjusted net income attributable to the Company from continuing operations is a non-GAAP measure of our financial performance and its most directly comparable GAAP measure is net income attributable to the Company from continuing operations. For a reconciliation of net income attributable to the Company from continuing operations to adjusted net income attributable to the Company from continuing operations, see Note 9 above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this prospectus, before deciding to invest in our common stock.

Risks Related to Our Business

Continued or worsening general business and economic conditions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our businesses and operations are sensitive to general business and economic conditions in the United States. If the U.S. economy is unable to steadily emerge from the recent recession that began in 2007 or we experience worsening economic conditions, such as a so-called “double-dip” recession, our growth and profitability could be constrained. Weak economic conditions are characterized by deflation, fluctuations in debt and equity capital markets, including a lack of liquidity and/or depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors are detrimental to our business. Our business is significantly affected by monetary and related policies of the U.S. federal government, its agencies and government-sponsored entities, or GSEs. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and cash flows.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. Actions by the Federal Home Loan Bank of Atlanta, or FHLB, or the Board of Governors of the Federal Reserve System, or FRB, may reduce our borrowing capacity. Additionally, we may not be able to attract deposits at competitive rates. An inability to raise funds through traditional deposits, brokered deposits, borrowings, the sale of securities or loans and other sources could have a substantial negative effect on our liquidity or result in increased funding costs. Furthermore, we invest in several asset classes, including significant investments in mortgage servicing rights, or MSR, which may be less liquid in certain markets. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid.

Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. In addition, our access to deposits may be affected by the liquidity and/or cash flow needs of depositors. Although we have historically been able to replace maturing deposits and FHLB advances as necessary, we might not be able to replace such funds in the future and can lose a relatively inexpensive source of funds and increase our funding costs if, among other things, customers move funds out of bank deposits and into alternative investments, such as the stock market, that are perceived as providing superior expected returns. Furthermore, an inability to increase our deposit base at all or at attractive rates would impede our ability to fund our continued growth, which could have an adverse effect on our business, results of operations and financial condition.

Our ability to raise funds through deposits or borrowings could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Although we consider our sources of funds adequate for our liquidity needs, we may be compelled to seek additional sources of financing in the future. We may be required to seek additional regulatory capital through capital raising at terms that may be very dilutive to existing stockholders. Likewise, we may need to incur additional debt in the future to achieve our business objectives, in connection with future acquisitions or for other reasons. Any borrowings, if sought, may not be available to us or, if available, may not be on favorable terms.

Our financial results are significantly affected in a number of ways by changes in interest rates, which may make our results volatile and difficult to predict from quarter to quarter.

Most of our assets and liabilities are monetary in nature, which subjects us to significant risks from changes in interest rates and can impact our net income and the valuation of our assets and liabilities. Our operating results depend to a great extent on our net interest margin, which is the difference between the amount of interest income we earn and the amount of interest expense we incur. If the rate of interest we pay on our interest-bearing deposits, borrowings and other liabilities increases more than the rate of interest we receive on loans, securities and other interest-earning assets, our net interest income, and therefore our earnings, would be adversely affected. Our earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities. Interest rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the FRB.

Changes in interest rates also have a significant impact on our mortgage loan origination revenues. Historically, there has been an inverse correlation between the demand for mortgage loans and interest rates. Mortgage origination volume and revenues usually decline during periods of rising or high interest rates and increase during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of a significant percentage of the assets on our balance sheet. For example, our MSR are valued based on a number of factors, including assumptions about borrower repayment rates, which are heavily influenced by prevailing interest rates. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSR can decrease, which, in turn, may reduce earnings in the period in which the decrease occurs. In addition, mortgage loans held for sale for which an active secondary market and readily available market prices exists and other interests we hold related to residential loan sales and securitizations are carried at fair value. The value of these assets may be negatively affected by changes in interest rates. We may not correctly or adequately hedge this risk, and even if we do hedge the risk with derivatives and other instruments, we may still incur significant losses from changes in the value of these assets or from changes in the value of the hedging instruments.

Even though originating mortgage loans, which benefit from declining rates, and servicing mortgage loans, which benefit from rising rates, can act as a “natural hedge” to soften the overall impact of changes in rates on our consolidated financial results, the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSR is generally immediate, but any offsetting revenue benefit from more originations and the MSR relating to the new loans would generally accrue over time. In addition, in recent quarters it has become apparent that even a low interest rate environment may not result in a significant increase in mortgage originations in light of other macroeconomic variable factors, declining real estate values and changes in underwriting standards resulting from the recent recession.

We have benefited in recent periods from a favorable interest rate environment, but we believe that this environment cannot be sustained indefinitely and interest rates would be expected to rise as the economy recovers. A strengthening U.S. economy would be expected to cause the FRB to increase short-term interest rates, which would increase our borrowing costs and may reduce our profit margins.

We may be required to make further increases in our provisions for loan and lease losses and to charge off additional loans and leases in the future, which could adversely affect our results of operations.

The real estate market in the United States since late 2007 has been characterized by high delinquency rates and price deterioration. Despite historically low interest rates beginning in 2008, higher credit standards, weak employment, slow economic growth and an overall de-leveraging in the residential and commercial sectors have perpetuated these trends. We maintain an allowance for loan and lease losses, which is a reserve established through a provision for loan and lease loss expense, that represents management’s best estimate of probable losses inherent in our loan portfolio. The level of the allowance reflects management’s judgment with respect to:

•	continuing evaluation of specific credit risks;

•	loan loss experience;

•	current loan and lease portfolio quality;

•	present economic, political and regulatory conditions;

•	industry concentrations; and

•	other unidentified losses inherent in the current loan portfolio.

The determination of the appropriate level of the allowance for loan losses involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors both within and outside of our control, may require an increase in the allowance for loan losses. If current trends in the real estate markets continue, we expect that we will continue to experience increased delinquencies and credit losses, particularly with respect to construction, land development and land loans.

In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses, which would result in a decrease in net income and capital, and could have a material adverse effect on our financial condition and results of operations.

Our commercial real estate loan portfolio exposes us to risks that may be greater than the risks related to our other mortgage loans and a high percentage of these loans are secured by properties located in Florida.

Many analysts and economists are predicting that commercial mortgage loans could continue to see further deterioration. At December 31, 2010, our commercial real estate loans, net of discounts, were $1.1 billion, or approximately 15% of our total loan portfolio, net of allowances. Commercial real estate loans generally carry larger loan balances and involve a greater degree of financial and credit risk than residential mortgage loans or home equity loans. The repayment of these loans is typically dependent upon the successful operation of the related real estate or commercial projects. If the cash flow from the project is reduced, a borrower’s ability to repay the loan may be impaired. Furthermore, the repayment of commercial mortgage loans is generally less predictable and more difficult to evaluate and monitor, and collateral may be more difficult to dispose of in a market decline. In such cases, we may be compelled to modify the terms of the loan or engage in other potentially expensive work-out techniques. Any significant failure to pay on time by our customers would adversely affect our results of operations and cash flows.

As a result of our recent acquisition of the banking operations of Bank of Florida in a Federal Deposit Insurance Corporation, or FDIC, assisted transaction, we have increased our exposure to risks related to economic conditions in Florida. Unlike our residential mortgage loan portfolio, which is more geographically diverse, approximately 84% of our commercial loans are secured by properties located in Florida. Florida has experienced a deeper recession and more dramatic slowdown in economic activity than other states and the decline in real estate values in Florida has been significantly higher than the national average. Our concentration of commercial loans in this region subjects us to risk that a further downturn in the local economy could result in increases in delinquencies and foreclosures or losses on these loans. In addition, the occurrence of natural disasters in Florida, such as hurricanes, or man-made disasters, such as the BP oil spill in the Gulf of Mexico, could result in a decline in the value or destruction of our mortgaged properties and an increase in the risk of delinquencies or foreclosures. Losses we may experience on loans acquired from Bank of Florida may be covered by loss sharing agreements we entered into with the FDIC in connection with the acquisition. See “Business — Recent Acquisitions — Acquisition of Bank of Florida.” Nevertheless, these factors could have a material adverse effect on our business, financial position, results of operations and cash flows.

Continued or worsening conditions in the real estate market and higher than normal delinquency and default rates could adversely affect our business.

The origination and servicing of residential mortgages is a significant component of our business and our earnings have been and may continue to be adversely affected by weak real estate markets and historically high delinquency and default rates. Mortgage origination volume has been low in recent fiscal periods compared to historical levels (and refinancing activity in particular) and may remain low for the foreseeable future even if economic trends improve, particularly if interest rates significantly rise and more restrictive underwriting standards persist. In 2010, we increased our MSR portfolio by approximately 17%, with MSR at the end of such period representing 5% of total assets and 51% of our Tier 1 capital plus the general allowance for loan and lease losses.

If the frequency and severity of our loan delinquencies and default rates increase, our mortgage banking business could experience losses on loans held for investment and on newly originated or purchased loans that we hold for sale. During 2009, we experienced an increase in foreclosures and reserves due to an increase in loss severity and foreclosure frequency resulting primarily from a decline in housing prices during 2008 and 2009. We may need to further increase our reserves for foreclosures if foreclosure rates remain at levels experienced in recent periods.

Continued or worsening conditions in the real estate market and higher than normal delinquency and default rates on loans have other adverse consequences for our mortgage banking business, including:

•	cash flows and capital resources are reduced, as we are required to make cash advances to meet contractual obligations to investors, process foreclosures, maintain, repair and market foreclosed properties;

•	mortgage service fee revenues decline because we recognize these revenues only upon collection;

•	net interest income may decline and interest expense may increase due to lower average cash and capital balances and higher capital funding requirements;

•	mortgage and loan servicing costs rise;

•	an inability to sell our MSR in the capital markets due to reduced liquidity;

•	amortization and impairment charges on our MSR increase; and

•	realized and unrealized losses on and declines in the liquidity of securities held in our investment portfolio that are collateralized by mortgage obligations.

We may be required to repurchase mortgage loans or reimburse investors as a result of breaches in contractual representations and warranties, from our sales of loans we originate and servicing of loans originated by other parties. We conduct these activities under contractual provisions that include various representations and warranties which typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan and similar matters. We may be required to repurchase mortgage loans with identified defects, indemnify the investor or guarantor, or reimburse the investor for credit loss incurred on the loan in the event of a material breach of such contractual representations or warranties. We experienced increased levels of repurchase demands in 2010 as compared to prior periods, which has led to material increases in our loan repurchase reserves. If future repurchase demands remain at these heightened levels or increase further, or our success at appealing repurchase or other requests differs from past experience, we could need to further increase our loan repurchase reserves, and increased repurchase obligations could adversely affect our financial position and results of operations.

Our concentration of mass-affluent customers and so-called “jumbo” mortgages in our residential mortgage portfolio makes us particularly vulnerable to a downturn in high-end real estate values and economic factors disproportionately affecting affluent consumers of financial services.

The Federal Housing Administration, Fannie Mae and Freddie Mac will only purchase or guarantee so-called “conforming” loans, which may not exceed certain principal amount thresholds. As of December 31, 2010, approximately 44% of our residential mortgage loans held for investments was comprised of so-called “jumbo” loans based on the current threshold of $417,000 in most states, and 98% of our securities portfolio was comprised of residential nonagency investment securities, substantially all of which are backed by jumbo loans. Jumbo loans have principal balances exceeding the thresholds of the agencies described above, and tend to be less liquid than conforming loans, which may make it more difficult for us to rapidly rebalance our portfolio and risk profile than is the case for financial institutions with higher concentrations of conforming loan assets. Due to macroeconomic conditions, jumbo mortgage loans have, in recent periods, experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than conforming mortgage loans. In such event, liquidity in the capital markets for such assets could be diminished and we could be faced with increased losses and an inability to dispose of such assets.

Hedging strategies that we use to manage our mortgage pipeline may be ineffective to mitigate the risk of changes in interest rates.

We typically use derivatives and other instruments to hedge a portion of our mortgage banking interest rate risk. Hedging is a complex process, requiring sophisticated models and constant monitoring, and is not a perfect science. We may use hedging instruments tied to U.S. Treasury rates, London Interbank Offered Rate, or LIBOR, or Eurodollars that may not perfectly correlate with the value or income being hedged. Our mortgage pipeline consists of our commitments to purchase mortgage loans, or interest rate locks, and funded mortgage loans that will be sold in the secondary market. The risk associated with the mortgage pipeline is that interest rates will fluctuate between the time we commit to purchase a loan at a pre-determined price, or the customer locks in the interest rate on a loan, and the time we sell or commit to sell the mortgage loan. Generally speaking, if interest rates increase, the value of an unhedged mortgage pipeline decreases, and gain on sale margins are adversely impacted. Typically, we hedge the risk of overall changes in fair value of loans held for sale by either entering into forward loan sale agreements, selling forward Fannie Mae or Freddie Mac mortgage-backed securities, or MBS, or using other derivative instruments to hedge loan commitments and to create fair value hedges against the funded loan portfolios. We generally do not hedge all of the interest rate risk on our mortgage portfolio and have not historically hedged the risk of changes in the fair value of our MSR resulting from changes in interest rates. To the extent we fail to appropriately reduce our exposure to interest rate changes, our financial results may be adversely affected.

We could recognize realized and unrealized losses on securities held in our securities portfolio, particularly if economic and market conditions deteriorate.

As of December 31, 2010, the fair value of our securities portfolio was approximately $2.1 billion, of which approximately 98% was comprised of residential nonagency investment securities. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual mortgagors with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. Any of these factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We may experience higher delinquencies on our equipment leases and reductions in the resale value of leased equipment.

In connection with the acquisition of Tygris, we acquired a significant portfolio of equipment leases. Although we purchased these leases at a discount, they were not subjected to our credit standards. The non-impaired leases we acquired may become impaired and the impaired leases may suffer further deterioration in value, resulting in additional charge-offs to this portfolio. Fluctuations in national, regional and local economic conditions may increase the level of charge-offs that we make to our lease portfolio, and, consequently, reduce our net income. Although a significant portion of these losses will be satisfied out of escrowed portions of the purchase price paid by us, we are not protected for all losses and any charge-off of related losses that we experience will negatively impact our results of operations.

The realization of equipment values (i.e., residual values) during the life and at the end of the term of a lease is an important element of our commercial finance business. At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual or excessive wear-and-tear on the equipment, recession or other adverse economic conditions, or other factors, would adversely affect the current or the residual values of such equipment. Further, certain equipment residual values are dependent on the manufacturer’s or vendor’s warranties, reputation and other factors, including market liquidity. In addition, we may not realize the full market value of equipment if we are required to sell it to meet liquidity needs or for other reasons outside of the ordinary course of business. Consequently, we may not realize our estimated residual values for equipment. If we are unable to realize the expected value of a substantial portion of the equipment under lease, our business could be adversely affected.

Concern of customers over deposit insurance may cause a decrease in deposits.

With recent concerns about bank failures, customers have become concerned about the extent to which their deposits are insured by the FDIC, particularly mass-affluent customers that may maintain deposits in excess of insured limits. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with our bank is fully insured and may place them in other institutions or make investments that are perceived as being more secure, such as securities issued by the U.S. Treasury. We may be forced by such activity to pay higher interest rates to retain deposits, which may constrain our liquidity as we seek to meet funding needs caused by reduced deposit levels, which could have a material adverse effect on our business.

We are exposed to risks associated with our Internet-based systems and online commerce security, including “hacking” and “identity theft.”

We operate primarily as an online bank with a small number of financial center locations and, as such, we conduct a substantial portion of our business over the Internet. We rely heavily upon data processing, including loan servicing and deposit processing, software, communications and information systems from a number of third parties to conduct our business. Our operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, unauthorized access and other similar events. We cannot be certain that all of our systems are entirely free from vulnerability to breaches of security or other technological difficulties or failures. A breach in the security of any of our information systems could have an adverse impact on, among other things, our revenue, ability to attract and maintain customers and business reputation. In addition, a security breach could also subject us to additional regulatory scrutiny and expose us to civil litigation and possible financial liability.

Our business may be impaired if a third party infringes on our intellectual property rights.

Our business depends heavily upon intellectual property that we have developed or will develop in the future. Monitoring infringement of intellectual property rights is difficult, and the steps we have taken may not prevent unauthorized use of our intellectual property. In the past, we have had to engage in enforcement actions to protect our domain names from theft, including administrative proceedings. We may in the future be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights. Intellectual property theft on the Internet is relatively widespread, and individuals anywhere in the world can purchase infringing domains or use our service marks on their pay-per-click sites to draw customers for competitors while exploiting our service marks. To the extent that we are unable to rapidly locate and stop an infringement, our intellectual property assets may become devalued and our brand may be tarnished. Third parties may also challenge, invalidate or circumvent our intellectual property rights and protections, registrations and licenses. Intellectual property litigation is expensive, and the outcome of any action is often highly uncertain.

We may become involved in intellectual property or other disputes that could harm our business.

Third parties may assert claims against us, asserting that our marks, services, associated content in any medium, or software applications infringe on their intellectual property rights. The laws and regulations governing intellectual property rights are continually evolving and subject to differing interpretations. Trademark owners often engage in litigation in state or federal courts or oppositions in the United States Patent and Trademark Office as a strategy to broaden the scope of their trademark rights. If any infringement claim is successful against us, we may be required to pay substantial damages or we may need to seek to obtain a license of the other party’s intellectual property rights. We also could lose the expected future benefit of our marketing and advertising spending. Moreover, we may be prohibited from providing our services or using content that incorporates the challenged intellectual property.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. At various times, we may have significant exposure to a relatively small group of counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional customers. Many of these transactions expose us to credit risk in the event of default of a counterparty or customer. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Losses suffered through such increased credit risk exposure could have a material adverse effect on our financial condition, results of operations and cash flows.

We face increased risks with respect to our WorldCurrency® and other market-based deposit products.

As of December 31, 2010, we had outstanding market-based deposits of $1.2 billion, representing approximately 13% of our total deposits, the significant majority of which are WorldCurrency® deposits. Many of our WorldCurrency® depositors have chosen that family of products in order to diversify their portfolios with respect to foreign currencies. Appreciation of the U.S. dollar relative to foreign currencies, political and economic disruptions in foreign markets or significant changes in commodity prices or securities indices could significantly reduce the demand for our WorldCurrency® and other market-based products as well as a devaluation of these deposit balances, which could have a material adverse effect on our liquidity and results of operations. In addition, although we routinely use derivatives to offset changes to our deposit obligations due to fluctuations in currency exchange rates, commodity prices or securities indices to which these products are linked, these derivatives may not be effective. To the extent that these derivatives do not offset changes to our deposit obligations, our financial results may be adversely affected. Furthermore, these rates, prices and indices are subject to significant changes due to factors beyond our control, which may subject us to additional risks.

We operate in a highly competitive industry and market area.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include Internet banks and national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can (unless laws are changed) merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Many of our competitors have fewer regulatory constraints and may have lower cost structures.

In addition, many of our competitors have significantly more physical branch locations than we do which may be an important factor to potential customers. Because we offer our services over the Internet, we compete nationally for customers against financial institutions ranging from small community banks to the largest international financial institutions. Many of our competitors continue to have access to greater financial resources than we have, which allows them to invest in technological improvements. Failure to successfully keep pace with technological change affecting the financial services industry could place us at a competitive disadvantage.

Our historical growth rate and performance may not be indicative of our future growth or financial results.

Our historical growth must be viewed in the context of the recent opportunities available to us as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in unprecedented asset acquisition opportunities. When evaluating our historical growth and prospects for future growth, it is also important to consider that while our business philosophy has remained relatively constant over time, our mix of business, distribution channels and areas of focus have changed frequently and dramatically over the last several years. Historically, we have entered and exited lines of business to adapt to changing market conditions and perceived opportunities, and may continue to do so in future periods. For example, we are currently seeking to build a wealth management line of business. Although we have a track record of successfully offering investment-oriented deposit products, we have limited operational experience in wealth management. Our resources, personnel and expertise may prove to be insufficient to execute our wealth management strategy, which could impact our future earnings and the retention of high net worth customers. Moreover, our dynamic business model makes it difficult to assess our prospects for future growth.

In recent fiscal periods, we have completed several significant transactions, including the acquisitions of Tygris and Bank of Florida in 2010, the acquisition of a number of residential mortgage loan and securities portfolios in 2008 and 2009 and the divestiture of our reverse mortgage operations in 2008. These transactions, along with equity capital infusions, have significantly expanded our asset and capital base, product mix and distribution channels. We also benefited from significant purchase price discounts from these transactions, which are highly accretive to our earnings and which may not be available in the future. Over the longer-term, we expect margins on loans to revert to longer-term historical levels.

We have historically generated a significant amount of fee income through the origination and servicing of residential mortgage loans. Fundamental changes in bank regulations and the mortgage industry, unusually weak economic conditions and the historically low interest rate environment that has characterized the last several fiscal quarters make it difficult to predict our future results or draw meaningful comparisons between our historical results and our results in future fiscal periods. We materially increased our investments in residential MSR from 2008 through the first quarter of 2010. During that time, we also significantly increased our investments in nonagency residential collateralized mortgage obligation securities, or CMOs. Due to concentration limits we adopted pursuant to new regulatory constraints and possible future regulatory guidance, our concentration in such asset classes has been reduced. We may not be able to achieve similar performance from alternative asset classes in the future.

We may not be able to sustain our historical rate of growth or grow our business at all. Because of the tremendous amount of uncertainty in the general economy and with respect to the effectiveness of recent governmental intervention in the credit markets and mortgage lending industry, as well as increased delinquencies, continued home price deterioration and lower home sales volume, it will be difficult for us to replicate our historical earnings growth as we continue to expand. We have benefited from the recent low interest rate environment, which has provided us with high net interest margins which we use to grow our business. Higher rates would compress our margins and may impact our ability to grow. Consequently, our historical results of operations will not necessarily be indicative of our future operations.

We are dependent on key personnel and the loss of one or more of those key personnel could harm our business.

Our future success significantly depends on the continued services and performance of our key management personnel. We believe our management team’s depth and breadth of experience in the banking industry is integral to executing our business plan. We also will need to continue to attract, motivate and retain other key personnel. The loss of the services of members of our senior management team or other key employees or the inability to attract additional qualified personnel as needed could have a material adverse effect on our business, financial position, results of operations and cash flows.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation.

We may be exposed to unrecoverable losses on the loans acquired in the Bank of Florida acquisition, despite the loss sharing agreements we have with the FDIC.

Although we acquired the loan assets of Bank of Florida at a substantial discount and we have entered into loss sharing agreements which provide that the FDIC will bear 80% of losses on such assets in excess of $385.6 million, we are not protected from all such losses. The FDIC has the right to refuse or delay payment for such loan losses if the loss sharing agreements are not managed in accordance with their terms. Additionally, the loss sharing agreements have limited terms; therefore, any losses that we experience after the terms of the loss sharing agreements have ended will not be recoverable from the FDIC, which would negatively impact our net income. See “Business — Recent Acquisitions — Acquisition of Bank of Florida” for a description of our loss sharing arrangements with the FDIC.

The acquisition of assets and liabilities of financial institutions in FDIC-sponsored or assisted transactions involves risks similar to those faced in unassisted acquisitions, even though the FDIC might provide assistance to mitigate certain risks (e.g., entering into loss sharing arrangements). However, because such acquisitions are structured in a manner that does not allow the time normally associated with evaluating and preparing for the integration of an acquired institution, we face the additional risk that the anticipated benefits of such an acquisition may not be realized fully or at all, or within the time period expected.

Any of these factors, among others, could adversely affect our ability to achieve the anticipated benefits of the Bank of Florida acquisition.

Certain provisions of the loss sharing agreements entered into with the FDIC in connection with the Bank of Florida acquisition may have anti-takeover effects and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of stockholders.

The FDIC’s agreement to bear 80% of qualifying losses in excess of $385.6 million on single family residential loans for ten years and all other loans for five years is a significant advantage for us and a feature of the Bank of Florida acquisition without which we would not have entered into the transaction. Our agreement with the FDIC requires that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss sharing arrangement.

Among other things, prior FDIC consent is required for (1) a merger or consolidation of us or EverBank with or into another company if our stockholders will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of EverBank and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of us, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of more than 25% of our voting securities). Although our Amended and Restated Certificate of Incorporation contains a provision that, with reference to the Change in Bank Control Act, restricts any person from acquiring control of us, or more than 9.9% of our voting securities, without the prior approval of our Board of Directors, such an acquisition by stockholders could occur beyond our control. If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows.

We may be unable to integrate Tygris, Bank of Florida or other acquired businesses successfully.

We may not be able to successfully manage the integration of Tygris, Bank of Florida or future acquisitions. The process of acquiring businesses may be disruptive to our business and may cause an interruption or reduction of our business.

In addition, we have traditionally operated as an online bank with a small number of financial centers located in Jacksonville, Florida. As a result of the Bank of Florida acquisition, we now operate 14 financial centers, most of which are in Southern Florida, which may expose us to different risks than those we have previously experienced, including changes in our cost structure due to the relative increase in traditional retail banking activities and the increased scale of our operations, management challenges unique to branch locations and changes in the composition of our customer base. We may acquire other financial institutions with a branch network in the future, and our exposure to risks and expenses related to our financial centers may increase as a result.

We may become subject to a number of risks if we elect to pursue acquisitions and may not be able to acquire acquisition targets successfully if we choose to do so.

As we have done in the past, we may pursue acquisitions as part of our growth strategy. Any future acquisitions we might make will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things: credit risk associated with an acquired bank’s loans and investments; retaining, attracting and integrating personnel; and potential disruption of our ongoing business. We expect that competition for suitable acquisition targets may be significant. We may not be able to successfully identify and acquire suitable acquisition targets on terms and conditions we consider to be acceptable. In the current economic environment, we may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions such as the Bank of Florida acquisition. These acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks, such as sharing in the exposure to loan losses and providing indemnification against certain liabilities of a failed institution. However, because these acquisitions are typically conducted by the FDIC in a manner that does not allow the time normally associated with preparing for the integration of an acquired institution, we may face additional risks in FDIC-assisted transactions. These risks include, among other things, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems. We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions, including FDIC-assisted transactions. Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value and profitability.

Regulatory and Legal Risks

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us.

We are subject to extensive regulation, supervision and legislation that govern almost all aspects of our operations. Intended to protect customers, depositors and deposit insurance funds, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that EverBank can pay to us, restrict the ability of institutions to guarantee our debt, impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles, among other things. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets, and, to the extent that we participate in any programs established or to be established by the U.S. Treasury or by the federal bank regulatory agencies, there will be additional and changing requirements and conditions imposed on us. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our common stock.

Federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

Fourteen mortgage servicers, including EverBank, recently were subject to a “horizontal review” of their residential mortgage foreclosure operations by the federal banking agencies. The review has resulted in a formal enforcement action against all of the banks subject to the horizontal review. EverBank Financial Corp and EverBank have entered into a consent order with the Office of Thrift Supervision, or OTS, with respect to EverBank’s mortgage foreclosure practices and EverBank Financial Corp’s oversight of those activities. In particular, the consent order requires, among other things, that we establish a new compliance program for our mortgage servicing and foreclosure operations and that we ensure that we have dedicated resources for communicating with borrowers, policies and procedures for outsourcing foreclosure or related functions and management information systems that ensure timely delivery of complete and accurate information. We are also required to retain an independent firm to conduct a review of residential foreclosure actions that were pending from January 1, 2009, through December 31, 2010 in order to determine whether any borrowers sustained financial injury as a result of any errors, misrepresentations or deficiencies and to provide remediation as appropriate. The federal banking agencies may impose civil money penalties on the banks subject to the horizontal review but have not indicated what the amount of any such penalties would be. At this time, we do not know whether any other remedies or penalties may be imposed on us as a result of the horizontal review or any other investigation. Any such remedies or penalties could have a material adverse effect on our results of operations, capital base and the price of our common stock.

In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the OTS is expected to be abolished and its functions and personnel transferred among the OCC, FDIC and FRB on July 21, 2011. The supervision of federal thrifts, such as EverBank, will be transferred to the OCC and the supervision of thrift holding companies, such as EverBank Financial Corp, will be transferred to the FRB, and a number of steps will be taken to align the regulation of thrift holding companies to that of bank holding companies. As a result of this change in supervision and related requirements, we will be subject to new and uncertain examination and reporting requirements that could be more stringent than the OTS examinations we have had historically. For a more detailed description of the Dodd-Frank Act, see “Regulation and Supervision.”

The enactment of the Dodd-Frank Act may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes in the thrift supervisory structure;

•	changes to regulatory capital requirements;

•	creation of new governmental agencies;

•	limitation on federal preemption; and

•	mortgage loan origination and risk retention.

For example, approximately 64% of our total mortgage loan origination volume is originated through independent mortgage brokers. Under the Dodd-Frank Act, the loss of federal preemption for operating subsidiaries and agents of national banks and federal thrifts, as well as changes to the compensation and compliance obligations of independent mortgage brokers, could change the manner in which our mortgage loans are originated. As a result of the Dodd-Frank Act, there will likely be fewer independent, nonbank mortgage brokers and lenders. A reduction in the number of independent mortgage brokers may adversely affect our mortgage volume and, thus, our revenues and earnings.

In addition, the Dodd-Frank Act contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments. While it is generally expected that these limitations are not intended to restrict hedging activities, the impact of the statutory limitations on our ability to conduct our hedging strategies will not be clear until the implementing regulations have been promulgated. For a more detailed description of the Dodd-Frank Act, see “Regulation and Supervision.”

The short-term and long-term impact of the new Basel III capital standards and the forthcoming new capital rules for non-Basel U.S. banks is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. When implemented by U.S. banking authorities, which have expressed support for the new capital standards, we expect Basel III will eventually preclude us from including certain assets in our regulatory capital ratios, including MSR, which currently comprise a significant portion of our regulatory capital. For a more detailed description of Basel III, see “Regulation and Supervision.”

We are highly dependent upon programs administered by government agencies or government-sponsored enterprises, such as Fannie Mae, Freddie Mac and Ginnie Mae, to generate liquidity in connection with our conforming mortgage loans. Any changes in existing U.S. government or government-sponsored mortgage programs could materially and adversely affect our business, financial position, results of operations and cash flows.

Our ability to generate revenues through securities issuances guaranteed by Ginnie Mae, or GNMA, and through mortgage loan sales to GSEs such as Fannie Mae and Freddie Mac (as well as to other institutional investors), depends to a significant degree on programs administered by those entities. The GSEs play a powerful role in the residential mortgage industry, and we have significant business relationships with them. Many of the loans that we originate are conforming loans that qualify under existing standards for sale to the GSEs or for guarantee by GNMA. We also derive other material financial benefits from these relationships, including the assumption of credit risk by these GSEs on all loans sold to them that are pooled into securities, in exchange for our payment of guaranty fees, and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures. Any discontinuation of, or significant reduction in, the operation of these GSEs or any significant adverse change in the level of activity in the secondary mortgage market or the underwriting criteria of these GSEs could have a material adverse effect on our business, financial position, results of operations and cash flows.

Because nearly all other non-governmental participants providing liquidity in the secondary mortgage market left that market during the mortgage financial crisis, the GSEs have been the only significant purchasers of residential mortgage loans. It remains unclear when private investors may begin to re-enter the market. As described above, GSEs (which are in conservatorship, with heavy capital support from the U.S. government, and subject to serious speculation about their future structure, if any) may not be able to provide the substantial liquidity upon which our residential mortgage loan business relies.

Federal, state and local consumer lending laws may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans, and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans, but these laws create the potential for liability with respect to our lending, servicing and loan investment activities. They increase our cost of doing business, and ultimately may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

Legislative action regarding foreclosures or bankruptcy laws may negatively impact our business.

Recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans (some for a limited period of time), or otherwise limit the ability of residential loan servicers to take actions that may be essential to preserve the value of the mortgage loans underlying the MSR. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increased servicing costs. Any restriction on our ability to foreclose on a loan, any requirement that we forego a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms will in some instances require us to advance principal, interest, tax and insurance payments, which is likely to negatively impact our business, financial condition, liquidity and results of operations.

We are exposed to environmental liabilities with respect to properties that we take title to upon foreclosure that could increase our costs of doing business and harm our results of operations.

In the course of our activities, we may foreclose and take title to residential and commercial properties and become subject to environmental liabilities with respect to those properties. The laws and regulations related to environmental contamination often impose liability without regard to responsibility for the contamination. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. Moreover, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based upon damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations would be significantly harmed.

Risks Related to This Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

Prior to this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The initial public offering price for our common stock will be determined by negotiations between us, the selling stockholders and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire other companies, products or technologies by using our common stock as consideration.

The price of our common stock may be volatile and fluctuate substantially.

Since our common stock has not been publicly traded prior to this offering, it is difficult to predict the future volatility of the trading price of our stock as compared to the broader stock market indices. Our share price may be volatile for several reasons. We are currently operating through a protracted period of historically low interest rates that will not be sustained indefinitely. Recent and pending legislative, regulatory, monetary and political developments have led to a high level of uncertainty, and these factors could have profound implications for the banking industry and the outlook for our future profitability. In addition, our business model is highly adaptive. In the past, we have rapidly entered and exited lines of business as circumstances have changed and this practice may continue, which could lead to higher levels of volatility in our share price as compared to other financial institutions that conduct business in more predictable ways. You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

If any of the analysts who elect to cover us downgrades our stock, our stock price would likely decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Our ability to pay dividends is subject to regulatory limitations and to the extent we are not able to access those funds, may impair our ability to accomplish our growth strategy and pay our operating expenses.

Although we intend to pay an initial quarterly cash dividend to our stockholders, we have no obligation to do so and may change our dividend policy at any time without notice to our stockholders. Further, as a holding company separate and distinct from EverBank, our only bank subsidiary, with no significant assets other than EverBank’s capital stock, we will need to depend upon dividends from EverBank for substantially all of our income. Accordingly, our ability to pay dividends and cover operating expenses depends primarily upon the receipt of dividends or other capital distributions from EverBank. EverBank’s ability to pay dividends to us is subject to, among other things, its earnings, financial condition and need for funds, as well as federal and state governmental policies and regulations applicable to us and EverBank, which limit the amount that may be paid as dividends without prior regulatory approval. Additionally, if EverBank’s earnings are not sufficient to pay dividends to us while maintaining adequate capital levels, we may not be able to pay dividends to our stockholders. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restrictions on Paying Dividends” and “Regulation and Supervision — Regulation of Federal Savings Banks — Limitation on Capital Distributions.”

Material weaknesses in our internal control over financial reporting, if not properly corrected, could result in material misstatements in our financial statements and have a material adverse effect on the price of our common stock.

We have identified material weaknesses in our internal control over financial reporting for the years ended December 31, 2010 and 2009. A material weakness is defined by the standards issued by the Public Company Accounting Oversight Board as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Subsequent to the issuance of our financial statements for the year ended December 31, 2009, we identified an error in our note disclosure relating to the amount of impaired loans, the related interest income recognized and cash received for interest income, impaired loans classified as troubled debt restructurings and the related valuation allowance. Also, we identified errors related to classification of certain amounts in our statements of cash flows. These errors were attributed to the improper compilation of information from our systems and inadequate review by management of the financial statement disclosure. Although the errors resulted in a restatement of our consolidated financial statements for the years ended December 31, 2009 and 2008, there were no changes to the amounts reflected on our consolidated balance sheets, consolidated statements of income, or consolidated statements of shareholders’ equity. As a result of the aggregation of the deficiencies noted above, we determined that a material weakness existed as of December 31, 2009.

Additionally, in connection with the preparation of our financial statements for the year ended December 31, 2010, we determined that a material weakness existed in our internal control over financial reporting. This material weakness resulted from the aggregation of two significant deficiencies. One significant deficiency resulted from the aggregation of deficiencies in our internal control over the compilation and review of information required in the estimate of the allowance for loan and lease losses, including processes surrounding independent loan reviews and troubled debt restructurings of residential mortgages. In addition, we identified a significant deficiency in our financial reporting and closing process which resulted from the aggregation of deficiencies related to inadequate review of financial statements and disclosures, including the classification of loans held for sale on December 31, 2010 and the related disclosure in the statements of cash flows.

We are taking steps to address these significant deficiencies, including enhancing the depth and scope of the compilation and review of financial statements and related disclosures and the preparation and review of information required in the estimate of the allowance for loan and lease losses, and committing additional personnel, technology and other resources, including third party advisors, to our financial reporting process. However, such steps may not be sufficient to remedy the material weakness or prevent additional material weaknesses from occurring. In addition, as a public company, our Chief Executive Officer and Chief Financial Officer will be required to periodically certify the existence and effectiveness of our internal control over financial reporting, and our independent registered public accounting firm will be required to attest to our assessment of our internal control over financial reporting on an annual basis. If additional material weaknesses are discovered in the future, we may fail to meet our future reporting obligations in a timely and reliable manner and our financial statements may contain material misstatements. Any such failure could also adversely affect the results of our periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting. Further, it could cause our investors to lose confidence in the financial information we report, which could adversely affect the price of our common stock.

In addition, we identified adjustments to the financial statements for the six months ended June 30, 2010 that were included in a prior iteration of this prospectus relating to the error in our impaired loan note disclosure and statement of cash flows described above and accounting estimates related to our repurchase obligations. Further, we identified adjustments to the financial statements for the nine months ended September 30, 2010 that were included in a prior iteration of this prospectus relating to the error in our statement of cash flows described above. Such corrections will be reflected in a restated version of those financial statements when they are included in reports to be filed by us with the Securities and Exchange Commission subsequent to this offering.

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

The need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. Moreover, we strive to maintain a work environment that reinforces our culture of collaboration, motivation and disciplined growth strategy. The effects of becoming public, including potential changes in our historical business practices, which focused on long-term growth instead of short-term gains, could adversely affect this culture. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

You will incur immediate dilution as a result of this offering.

If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will incur immediate dilution of $      per share, representing the difference between the initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus) and our as adjusted net tangible book value per share after giving effect to this offering. See “Dilution.”

Our management team may allocate the proceeds of this offering in ways in which you may not agree.

We have broad discretion in applying the net proceeds we will receive in this offering. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from this offering favorably. A significant portion of the offering is by selling stockholders, and we will not receive proceeds from the sale of the shares offered by them.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering, including shares which might be offered for sale by our existing stockholders. The perception that these sales might occur could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have           shares of common stock outstanding (          shares if the underwriters exercise their option to purchase additional shares in full) and           additional shares that may be issued in respect of outstanding stock options or the vesting of outstanding restricted stock units, of which:

•	approximately shares will have been held by non-affiliates of ours for more than one year and will be freely transferable pursuant to the exemption provided by Rule 144 under the Securities Act immediately following consummation of this offering;

•	approximately shares of common stock will be held by non-affiliates of ours and will be freely transferable pursuant to the exemption provided by Rule 144 under the Securities Act 90 days following the effective date of this registration statement; and

•	approximately shares of common stock will be held our directors, executive officers and other affiliates and may not be sold in the public market unless the sale is registered under the Securities Act of 1933, or the Securities Act, or an exemption from registration is available

In connection with this offering, we, our directors and executive officers, the selling stockholders and all of our other stockholders have each agreed to enter into a lock-up agreement and thereby be subject to a lock-up period, meaning that they and their permitted transferees will not be permitted to sell any of the shares of our common stock for 180 days after the date of this prospectus, subject to certain extensions without the prior consent of the underwriters. Although we have been advised that there is no present intention to do so, the underwriters may, in their sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above.

As of March 31, 2011, holders of approximately 54,025,491 shares of our common stock, including any securities convertible into or exercisable or exchangeable for shares of our common stock, have demand and piggyback registration rights with respect to those securities. Any shares registered pursuant to the registration rights agreement would be freely tradable in the public market following customary lock-up periods. See “Shares Eligible for Future Sale.” In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act the shares of common stock reserved for issuance in respect of incentive awards to our officers and certain of our employees. If any of these holders cause a large number of securities to be sold in the public market following expiration of any applicable lock-up period, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital.

Anti-takeover provisions could adversely affect our stockholders.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our Amended and Restated Certificate of

Incorporation and Amended and Restated By-laws, which will be in effect upon the closing of this offering:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•	limit the ability of a person to own, control or have the power to vote more than 9.9% of our voting securities, in order to prevent any potential termination of protection under the loss sharing agreements we have with the FDIC in connection with the Bank of Florida acquisition;

•	establish a classified board of directors, with directors of each class serving a three-year term;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on our Board of Directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

•	require supermajority stockholder voting to effect certain amendments to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

For additional information regarding these and other provisions of our organizational documents that may make it more difficult to acquire our company on an unsolicited basis, see “Description of Our Capital Stock — Certain Provisions of Delaware Law and Certain Charter and By-law Provisions.”

In addition, there are substantial regulatory limitations on changes of control of savings and loan holding companies and federal savings associations. Any company that acquires control of a savings association becomes a “savings and loan holding company” subject to registration, examination and regulation by the OTS. “Control,” as defined under OTS regulations, includes ownership or control of shares, or holding irrevocable proxies (or a combination thereof), representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the OTS that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. An acquisition of more than 10% of our common stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a determination of control under OTS regulations, subject to rebuttal. These provisions could make it more difficult for a third party to acquire us even if such an acquisition might be in the best interest of our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors include without limitation:

•	continued deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve;

•	risks related to liquidity;

•	changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale;

•	risk of higher lease and loan charge-offs;

•	concentration of our commercial real estate loan portfolio, in particular, those secured by properties located in Florida;

•	higher than normal delinquency and default rates affecting our mortgage banking business;

•	concentration of mass-affluent customers and jumbo mortgages;

•	hedging strategies we use to manage our mortgage pipeline;

•	risks related to securities held in our securities portfolio;

•	delinquencies on our equipment leases and reductions in the resale value of leased equipment;

•	customer concerns over deposit insurance;

•	failure to prevent a breach to our Internet-based system and online commerce security;

•	soundness of other financial institutions;

•	changes in currency exchange rates or other political or economic changes in certain foreign countries;

•	the competitive industry and market areas in which we operate;

•	historical growth rate and performance may not be a reliable indicator of future results;

•	loss of key personnel;

•	fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees;

•	risks related to the Bank of Florida acquisition, including exposure to unrecoverable losses on loans acquired and certain provisions of the loss sharing agreement with the FDIC;

•	compliance with laws and regulations that govern our operations;

•	failure to establish and maintain effective internal controls and procedures;

•	impact of recent and future legal and regulatory changes, including the Dodd-Frank Act;

•	effects of changes in existing U.S. government or government-sponsored mortgage programs;

•	changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans;

•	risks related to the continuing integration of acquired businesses and any future acquisitions;

•	legislative action regarding foreclosures or bankruptcy laws;

•	environmental liabilities with respect to properties that we take title to upon foreclosure; and

•	inability of EverBank, our banking subsidiary, to pay dividends.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock in this offering will be $      million, at an assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Our net proceeds will increase by approximately $      million if the underwriters’ option to purchase additional shares is exercised in full. Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us of this offering by $      million, or $      million if the underwriters’ option is exercised in full, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We intend to use the net proceeds of this offering for general working capital and other corporate purposes.

REORGANIZATION

In September 2010, EverBank Financial Corp, a Florida corporation, or EverBank Florida, formed EverBank Financial Corp, a Delaware corporation, or EverBank Delaware. EverBank Delaware holds no assets and has no subsidiaries and has not engaged in any business or other activities except in connection with its formation and as the registrant in this offering. Prior to the consummation of this offering, EverBank Florida will merge with and into EverBank Delaware, with EverBank Delaware continuing as the surviving corporation and succeeding to all of the assets, liabilities and business of EverBank Florida. In the merger, (1) all of the outstanding shares of common stock of EverBank Florida will be converted into approximately 74,753,231 shares of EverBank Delaware common stock, (2) all of the outstanding shares of Series A Preferred Stock will be converted into 2,801,160 shares of EverBank Delaware common stock and (3) all of the outstanding shares of Series B Preferred Stock will be converted into 16,124,303 shares of EverBank Delaware common stock. Upon conversion of the Series A Preferred Stock, holders of the Series A Preferred Stock also will receive a cash payment in the aggregate amount of approximately $3.8 million pursuant to the terms of EverBank Florida’s Amended and Restated Articles of Incorporation.

The Reorganization will cause the “reincorporation” of EverBank Florida in Delaware. It will not result in any change of the business, management, jobs, fiscal year, assets, liabilities or location of the principal facilities of EverBank Florida.

DIVIDEND POLICY

We have historically not paid cash dividends to holders of our common stock. However, we anticipate paying a quarterly cash dividend of $      per share, commencing in the third quarter of 2011, subject to the discretion of our Board of Directors and dependent on, among other things, our results of operations, financial condition, level of indebtedness, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. Dividends from EverBank will be the principal source of funds for the payment of dividends on our common stock.

EverBank is subject to certain regulatory restrictions that may limit its ability to pay dividends to us and, therefore, our ability to pay dividends to our stockholders. EverBank must seek approval from the OTS prior to any declaration of the payment of any dividends or other capital distributions to us. EverBank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notified EverBank that it was in need of more than normal supervision. Further, under the Federal Deposit Insurance Act, or FDIA, an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an “unsafe and unsound” banking practice. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restrictions on Paying Dividends” and “Regulation and Supervision — Regulation of Federal Savings Banks — Limitation on Capital Distributions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2010:

•	on an actual basis after giving effect to the 15-for-1 stock split of EverBank Florida’s common stock, but before giving effect to the Reorganization; and

•	on an as adjusted basis after giving effect to (1) the 15-for-1 stock split of EverBank Florida’s common stock, (2) the Reorganization, (3) the sale of shares of our common stock offered by us at a purchase price equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus and the receipt of estimated net proceeds therefrom of $ million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, payable by us, and assuming no exercise of the underwriter’s option to purchase additional shares from us, and (4) payment of an aggregate of approximately $3.8 million to the holders of Series A Preferred Stock in connection with the conversion of Series A Preferred Stock into common stock in the Reorganization.

You should read this information together with the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Selected Financial Information” sections of this prospectus.

	As of December 31, 2010
		As
	Actual	Adjusted
	(In thousands)

Cash and cash equivalents	$1,169,221	$

Long-Term Debt:
Other borrowings	887,389
Trust preferred securities	113,750

Total long-term debt	1,001,139
Shareholders’ Equity:
Preferred stock, 1,000,000 shares authorized actual; authorized, as adjusted:
Series A Preferred Stock, $0.01 par value; 186,744 shares issued and outstanding, actual; no shares issued and outstanding, as adjusted	2
Series B Preferred Stock, $0.01 par value; 136,226 shares issued and outstanding, actual; no shares issued and outstanding, as adjusted	1
Common stock, $0.01 par value; 150,000,000 shares authorized, 74,647,395 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted (1)	747
Additional paid-in capital	556,001
Retained earnings	461,503
Accumulated other comprehensive loss	(5,056)

Total shareholders’ equity	1,013,198

Total capitalization	$2,014,337	$

(1)	As adjusted column includes 18,925,463 shares of our common stock that will be issued upon conversion in the Reorganization of the Series A Preferred Stock and Series B Preferred Stock. Both columns include 8,758,220 shares of common stock held in escrow at December 31, 2010 as a result of our acquisition of Tygris. Pursuant to the terms of the Tygris acquisition agreement and related escrow agreement, we are required to review the average carrying value of the remaining Tygris portfolio annually and upon certain events, including this offering, release a number of escrowed shares to the former Tygris shareholders to the extent that the aggregate value of the escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio on the date of each release (see “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.”). Based on our first annual review of the average carrying value of the remaining Tygris portfolio, we released 2,808,175 escrowed shares of our common stock to the former Tygris shareholders on April 25, 2011. As of April 25, 2011, 5,950,046 shares of our common stock remain in escrow. We expect that a partial release of the escrowed shares to the former Tygris shareholders will occur in connection with the consummation of this offering. As the necessary valuation of the remaining Tygris portfolio for the partial release of escrowed shares triggered by this offering must be made after the consummation of this offering, the number of shares to be released from escrow cannot be determined at present. Both columns exclude 11,696,235 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $10.54 per share, 519,624 shares of common stock issuable upon the vesting of outstanding restricted stock units and 19,020,350 additional shares of common stock reserved for issuance under our benefit plans.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Our historical net tangible book value as of December 31, 2010, after giving effect to the Reorganization, was $994.3 million, or $10.65 per as converted common share at period end. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding.

After giving effect to the Reorganization and our sale of           shares of common stock at an assumed initial public offering price of $      per share, the midpoint of the range on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of December 31, 2010 would have been $      million, or $      per share. This amount represents an immediate increase in net tangible book value to our existing stockholders of $      per share and an immediate dilution to new investors of $      per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value per as converted common share at December 31, 2010	$10.65
Increase in net tangible book value per share attributable to investors purchasing shares in this offering

As adjusted net tangible book value per share after giving effect to this offering

Dilution in as adjusted net tangible book value per share to investors in this offering		$

Each $1.00 increase (decrease) in the assumed public offering price of $      per share would increase (decrease) our as adjusted net tangible book value by approximately $      million, or approximately $      per share, and the dilution per share to investors in this offering by approximately $      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and offering expenses. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us, together with a $1.00 increase in the assumed offering price of $      per share, would result in an as adjusted net tangible book value of approximately $      million, or $      per share, and the dilution per share to investors in this offering would be $      per share. Similarly, a decrease of 1.0 million shares in the number of shares offered by us, together with a $1.00 decrease in the assumed public offering price of $      per share, would result in an as adjusted net tangible book value of approximately $      million, or $      per share, and the dilution per share to investors in this offering would be $      per share. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional shares in full in this offering, our as adjusted net tangible book value at December 31, 2010 would be $      million, or $      per share, representing an immediate increase in as adjusted net tangible book value to our existing stockholders of $      per share and an immediate dilution to investors participating in this offering of $     per share.

The following table summarizes as of December 31, 2010, on an as adjusted basis and after giving effect to the Reorganization, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by investors participating in this offering, based upon an assumed initial public offering price of

$      per share, the mid-point of the range on the cover of this prospectus, and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

				Total			Average
	Shares Purchased			Consideration			Price per
	Number	Percentage		Amount	Percentage		Share

Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%

Sales of shares of common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to          , or approximately     % of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to          or approximately     % of the total shares of common stock outstanding after this offering.

The above discussion and tables do not include 11,696,235 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2011 at a weighted average exercise price of $10.54 per share and 519,624 shares of common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2011.

Effective upon the completion of this offering, an aggregate of           shares of our common stock will be reserved for future issuance under our equity incentive plans. To the extent that any of these options and restricted stock units are exercised, new options or restricted stock units are issued under our equity incentive plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED FINANCIAL INFORMATION

The selected statement of income data for the years ended December 31, 2010, 2009 and 2008 and the selected balance sheet data as of December 31, 2010 and 2009 have been derived from our audited financial statements included elsewhere in this prospectus. The selected income statement data for the years ended December 31, 2007 and 2006 and the selected balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from our audited financial statements that are not included in this prospectus. The selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and related notes thereto included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information on the same basis as our audited consolidated financial information.

We have consummated several significant transactions in recent fiscal periods, including the acquisition of Tygris in February 2010 and the acquisition of the banking operations of Bank of Florida in May 2010. Accordingly, our operating results for the historical periods presented below are not comparable and may not be predictive of future results. For additional information, see the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus.

	Year Ended December 31,
	2010		2009	2008		2007	2006
	(In millions, except share and per share data)

Income Statement Data:
Interest income	$612.5		$440.6	$322.4		$263.4	$205.0
Interest expense	147.2		163.2	202.6		185.0	130.4

Net interest income	465.3		277.4	119.8		78.4	74.6
Provision for loan and lease losses	79.3	(1)	121.9	37.3		5.6	1.4

Net interest income after provision for loan and lease losses	386.0		155.5	82.5		72.8	73.2
Noninterest income	357.8	(2)	232.1	175.8		177.1	136.6
Noninterest expense	493.9	(3)	299.2	221.0		202.7	157.5

Income before income taxes	249.9		88.4	37.4		47.2	52.3
Provision for income taxes	61.0		34.9	14.2		17.8	19.8

Net income from continuing operations	188.9		53.5	23.1		29.4	32.5
Discontinued operations, net of income taxes	—		(0.2)	20.5	(4)	(1.9)	—

Net income	188.9		53.4	43.6		27.5	32.5
Loss (income) attributable to non-controlling interest in subsidiaries	—		—	2.4		2.8	0.1

Net income attributable to the Company	$188.9		$53.4	$46.0		$30.2	$32.6

Per Share Data:
Weighted average common shares outstanding:
(units in thousands)
Basic	72,479		42,126	41,029		40,692		(5)
Diluted	74,589		43,299	42,196		41,946		(5)
Earnings from continuing operations per common share:
Basic	$2.00		$0.80	$0.43		$0.68		(5)
Diluted	$1.94		0.78	0.41		0.66		(5)
Net tangible book value per as converted common share at period end: (6)
Basic	$10.65		$8.54	$6.96		$5.39	$4.81
Diluted	10.40		8.33	6.79		5.14	4.62

	As of December 31,
	2010	2009	2008	2007	2006
	(In millions)

Balance Sheet Data:
Cash and cash equivalents	$1,169.2	$23.3	$62.9	$33.9	$98.2
Investment securities	2,203.6	1,678.9	715.7	283.6	397.7
Loans held for sale	1,237.7	1,283.0	915.2	943.5	947.4
Loans and leases held for investment, net	6,005.6	4,072.7	4,577.0	3,722.3	2,303.2
Total assets	12,007.9	8,060.2	7,048.3	5,521.9	4,177.2
Deposits	9,683.1	6,315.3	5,003.0	3,892.4	2,993.0
Total liabilities	10,994.7	7,506.3	6,628.6	5,273.4	3,954.6
Total stockholders’ equity	1,013.2	553.9	419.6	249.0	222.6

(1)	Provision for loan and lease losses includes a $6.2 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans.

(2)	Noninterest income includes a $68.1 million non-recurring bargain purchase gain associated with the Tygris acquisition, a $19.9 million gain on sale of investment securities due to portfolio concentration repositioning and a $5.7 million gain on repurchase of trust preferred securities.

(3)	Noninterest expense includes $9.7 million in transaction related expense, a $10.3 million loss on early extinguishment of acquired debt and a $22.0 million decrease in fair value of the Tygris indemnification asset resulting from a decrease in estimated future credit losses.

(4)	Includes a $42.7 million after tax gain on the sale of our reverse mortgage business to an unaffiliated third party net of an $18.8 million after tax loss from operations of the reverse mortgage business before the sale.

(5)	The Company was not previously required to report earnings per share data. The Company has provided per share data for the periods required.

(6)	Calculated as tangible shareholders’ equity divided by shares of common stock. For purposes of computing net tangible book value per as converted common share, tangible book value equals shareholders’ equity less goodwill and other intangible assets.

Basic and diluted net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Diluted net tangible book value per as converted common share also includes in the denominator common stock equivalent shares related to stock options and common stock equivalent shares related to nonvested restricted stock units.

Net tangible book value per as converted common share is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Financial Information” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to more than 600,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

Business Segments

We evaluate our overall financial performance through two operating business segments: (1) Banking and Wealth Management and (2) Mortgage Banking. Our Banking and Wealth Management segment primarily includes earnings generated by and activities related to deposit and investment products and services and portfolio lending and leasing activities. Our Mortgage Banking segment primarily consists of activities related to originating and servicing residential mortgage loans. A third reporting segment, Corporate Services, consists of corporate expenses that are not allocated to either the Banking and Wealth Management or Mortgage Banking segments. This segment includes technology, treasury, human resources, executive management, accounting, corporate development, legal, finance, transaction-related items and other services and expenses.

Factors Affecting Comparability

Each factor listed below materially affected the comparability of our cash flows, results of operations and financial condition in 2010, 2009 and 2008, and may affect the comparability of our historical financial information to financial information we report in future fiscal periods.

Strategic Acquisitions

Strategic acquisitions have recently been a significant component of our growth and may be a source of future growth. We completed two acquisitions during 2010 that grew our asset base, increased our capital and enhanced our asset and deposit generation platforms.

Tygris Commercial Finance Group, Inc.

On February 5, 2010, we completed our acquisition of Tygris Commercial Finance Group, Inc., or Tygris, a commercial leasing and finance company. In addition to providing significant growth capital, the transaction added a major new business line and provided another source to generate assets with attractive risk-adjusted returns for our balance sheet.

We acquired total assets with a fair value of $777.5 million, including lease financing receivables with a fair value of approximately $538.1 million. At closing, acquired lease financing receivables were recorded at their acquisition date fair value. Our assessment of fair value was based on expected cash flows and included an estimation of expected credit losses, prepayment expectations and operating costs associated with those assets. The assessment resulted in a fair value reduction equal to $266.8 million, of which $196.1 million represents a purchase discount accretable into income on a level yield basis. For 2010, we realized $88.9 million of discount accretion income related to this discount, reported as a component of lease financing receivables interest income. We reported a bargain purchase gain of $68.1 million, reflecting the excess of the fair value of the net assets acquired over the consideration paid. For further discussion of the Tygris acquisition and purchase accounting, see “— Loan and Lease Quality” and “— Critical Accounting Policies and Estimates” below.

Bank of Florida

On May 28, 2010, we acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of Bank of Florida-Southwest, headquartered in Naples, Florida, Bank of Florida-Southeast, headquartered in Fort Lauderdale, Florida, and Bank of Florida-Tampa Bay, headquartered in Tampa, Florida, three affiliated full service Florida chartered commercial banks that we collectively refer to as Bank of Florida, from the FDIC, as receiver. Under the terms of our agreements with the FDIC, we assumed deposits with a fair value of approximately $1.2 billion and acquired assets with a fair value of approximately $1.4 billion, including loans with a fair value of approximately $888.8 million. The acquisition enabled us to strengthen our core deposit franchise and enhance our wealth management capabilities by establishing a financial center presence in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and contributed to the increase of our total deposits to approximately $9.7 billion as of December 31, 2010.

All loans acquired in connection with the Bank of Florida acquisition are subject to a loss-sharing agreement with the FDIC, including a first loss amount to be borne solely by EverBank. Under the agreement, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned, or OREO, over $385.6 million. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. At closing, our assessment of fair value resulted in a $261.4 million reduction to the previous carrying value of acquired loans and real estate owned. The fair value of the loans was determined using methods similar to those outlined above in our description of the Tygris acquisition. In addition, we recorded a clawback liability of $37.6 million based upon an estimated true-up payment to the FDIC according to the terms of the loss sharing arrangement. For further discussion of the Bank of Florida acquisition and purchase accounting, see “— Loan and Lease Quality,” “— Clawback Liability” and “— Critical Accounting Policies and Estimates” below.

Portfolio Acquisitions

The significant capital we raised during the period from 2008 to 2010 enabled us to execute our strategy of organic growth and selective portfolio acquisitions. From September 30, 2008 to December 31, 2010, we increased our loans and leases held for investment and available for sale securities portfolio by approximately $3.6 billion by acquiring Tygris and Bank of Florida, retaining for investment assets we originate and acquiring portfolios of loans, leases and MBS with attractive risk-adjusted returns. We purchased many of our portfolio acquisitions at discounts to par value, which enhance our effective yield through accretion into income in subsequent periods. Because risk-adjusted returns available on acquisitions during this period exceeded returns available to us through retaining assets available from our asset generation channels, a greater proportion of our asset growth during this period was comprised of portfolio acquisitions than from asset retention.

We have also deployed excess capital to grow our portfolio of mortgage servicing rights, or MSR, through various bulk acquisitions of mortgage servicing portfolios during this period. We increased our investment in MSR by supplementing our retention of originated MSR with these selective acquisitions. In the future, we expect to reduce acquisitions of MSR.

Primary Factors Used to Evaluate Our Business

Results of Operations

The primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income, noninterest expense and net income.

Net Interest Income.  Represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. Net interest income is a significant contributor to our revenues and net income. To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread, (4) our net interest margin and (5) our provisions for loan and lease losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. We measure net interest income before and after provision for loan and lease losses required to maintain our allowance for loan and lease losses at acceptable levels.

Noninterest Income.  Noninterest income includes:

•	net gains on sales of loans and MSR into the capital markets and loan production revenue;

•	net loan servicing income, which includes loan servicing fees and other ancillary income less amortization of owned MSR generated from loans we service and sub-service;

•	deposit fee income; and

•	other noninterest income.

Changes in market interest rates and housing market conditions have a significant impact on our noninterest income. Lower interest rates have historically increased customer demand for loans to purchase homes and refinance existing loans. Higher customer demand for loans generally results in higher gains on sale of loans and MSR and loan production revenue and higher expenses from amortization of owned MSR, which serve to lower net loan servicing income. Higher interest rates have converse effects. Our deposit fee income is largely impacted by the volume, growth and type of deposits we hold, which are driven by prevailing market conditions for our deposit products, our marketing efforts and other factors.

Noninterest Expense.  Includes employees’ salaries, commissions and other employee benefits expense, occupancy expense, equipment expense and general and administrative expense. Employees’ salaries, commissions and other employee benefits expense include compensation, employee benefit and tax expenses for our personnel. Occupancy expense includes office and financial center lease and other occupancy-related expenses. Equipment expense includes furniture, fixtures and equipment expenses. General and administrative expenses include expenses associated with OREO and foreclosures, agency fees, advertising, loan origination and legal expenses. Noninterest expenses generally increase as we grow our business segments.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include liquidity, asset quality and capital.

Liquidity.  We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the ability to securitize and sell certain pools of assets, the amount of cash and liquid securities we hold, and the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities and other factors.

Asset Quality.  We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, non-accrual, non-performing and restructured assets, the adequacy of our allowance for loan and lease losses, or ALLL, discounts and reserves for unfunded loan commitments, the diversification and quality of loan and investment portfolios, the extent of counterparty risks and credit risk concentrations.

Capital.  We manage capital based upon factors that include the level and quality of capital and overall financial condition of the Company, the trend and volume of problem assets, the adequacy of discounts and reserves, the level and quality of earnings, the risk exposures in our balance sheet, the levels of Tier 1 (core), risk-based and tangible equity capital, the ratios of Tier 1 (core), risk-based and tangible equity capital to total assets and risk-weighted assets and other factors.

Key Metrics

The primary metrics we use to evaluate and manage our financial results are described below. Although we believe these metrics are meaningful in evaluating our results and financial condition, they may not be directly comparable to similar metrics used by other financial services companies and may not provide an appropriate basis to compare our results or financial condition to the results or financial condition of our competitors. The following table sets forth the metrics we use to evaluate the success of our business and our resulting financial position and operating performance.

The table below includes certain financial information that is calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. We believe these measures provide useful information to investors in evaluating our financial performance. In addition, our management uses these measures to gauge the performance of our operations and for business planning purposes. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In the notes following the table we provide a reconciliation of these measures, or, in the case of ratios, the measures used in the calculation of such ratios, to the closest measures calculated directly from our GAAP financial statements.

	As of and for the
	Year Ended
	December 31,
	2010	2009	2008

Performance Metrics:
Yield on interest-earning assets	6.51%	6.25%	5.76%
Cost of interest-bearing liabilities	1.74%	2.53%	3.93%
Net interest spread	4.77%	3.72%	1.83%
Net interest margin	4.95%	3.93%	2.14%
Return on average assets	1.77%	0.69%	0.74%
Return on average equity	20.86%	11.46%	14.48%
Adjusted return on average assets (1)	1.19%	0.69%	0.38%
Adjusted return on average equity (1)	14.03%	11.49%	7.37%
Credit Quality Ratios:
Adjusted non-performing assets as a percentage of total assets (2)	2.09%	2.71%	2.01%
Adjusted ALLL as a percentage of loans and leases held for investment (3)	1.71%	2.46%	0.77%
Capital Ratios:
Tier 1 (core) capital ratio (bank level) (4)	8.7%	8.0%	7.5%
Total risk-based capital ratio (bank level) (4)	17.0%	15.0%	13.4%
Tangible equity to tangible assets (5)	8.3%	6.9%	5.8%
Deposit Metrics:
Total core deposits as a percentage of total deposits (6)	97.8%	97.4%	94.7%
Deposit growth	53.3%	26.2%	28.5%
Banking and Wealth Management Metrics:
Efficiency ratio (7)	38.4%	27.8%	42.6%
Mortgage Banking Metrics: (in millions)
Unpaid principal balance of loans originated	$6,534.8	$7,613.2	$5,398.6
Unpaid principal balance of loans serviced for the Company and others	58,232.0	48,537.4	41,273.4
Share Data:
Net tangible book value per as converted common share (8)
Basic	$10.65	$8.54	$6.96
Diluted	10.40	8.33	6.79

(1)	Adjusted return on average assets equals adjusted net income attributable to the Company from continuing operations divided by average total assets and adjusted return on average equity equals adjusted net income attributable to the Company from continuing operations divided by average shareholders’ equity. Adjusted net income attributable to the Company from continuing operations is a non-GAAP measure of our financial performance. Adjusted net income attributable to the Company from continuing operations for the year ended December 31, 2010 includes adjustments to our net income attributable to the Company from continuing operations for certain material items that we believe are not reflective of our ongoing business or operating performance including the Tygris and Bank of Florida acquisitions. There were no material items that gave rise to adjustments prior to the year ended December 31, 2010. Accordingly, for all periods presented other than 2010, we have not reflected adjustments to net income attributable to the Company from continuing operations calculated in accordance with GAAP.

A reconciliation of adjusted net income attributable to the Company from continuing operations to net income attributable to the Company from continuing operations, which is the most directly comparable GAAP measure, for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Year Ended December 31,
	2010	2009	2008
	(In thousands)

Net income attributable to the Company from continuing operations	$188,900	$53,537	$23,446
Less:
Bargain purchase gain on Tygris transaction	68,056
Gain on sale of investment securities due to portfolio concentration repositioning, net of tax	12,337
Gain on repurchase of trust preferred securities, net of tax	3,556
Transaction related expense, net of tax	(5,984)
Loss on early extinguishment of acquired debt, net of tax	(6,411)
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	(13,654)
Increase in Bank of Florida non-accretable discount, net of tax	(3,837)
Tax benefit related to revaluation of Tygris net unrealized built-in losses	7,840

Adjusted net income attributable to the Company from continuing operations	$126,997	$53,537	$23,446

(2)	We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans, leases and foreclosed property acquired in the Tygris and Bank of Florida acquisitions because, as of December 31, 2010, we expected to fully collect the carrying value of such loans, leases and foreclosed property. For further discussion of NPA, see “— Loan and Lease Quality” below.

(3)	Adjusted ALLL as a percentage of loans held for investment equals the ALLL excluding the portion related to loans and leases accounted for under ASC 310-30 divided by loans and leases held for investment excluding loans and leases accounted for under ASC 310-30. Adjusted ALLL as a percentage of loans and leases held for investment is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is ALLL as a percentage of loans and leases held for investment. For further discussion of the ALLL and loans and leases accounted for under ASC 310-30, see “— Loan and Lease Quality” below.

(4)	The Tier 1 (core) capital ratio and risk-based capital ratio are regulatory financial measures that are used to assess the capital position of financial services companies and, as such, these ratios are presented at the bank level. The Tier 1 (core) capital ratio is calculated as Tier 1 (core) capital divided by adjusted total assets. Tier 1 (core) capital includes common equity and certain qualifying preferred stock less goodwill, disallowed deferred tax assets and other regulatory deductions. Total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 (core) capital and other regulatory adjustments.

The risk-based capital ratio is calculated as total risk-based capital divided by total risk-weighted assets. Risk-based capital includes Tier 1 (core) capital, ALLL, subject to limitations, and other additions. Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(5)	In the calculation of the ratio of tangible equity to tangible assets, we deduct goodwill and intangible assets from the numerator and the denominator. We believe these adjustments are consistent with the manner in which other companies in our industry calculate the ratio of tangible equity to tangible assets.

A reconciliation of (1) tangible equity to shareholders’ equity, which is the most directly comparable GAAP measure, and (2) tangible assets to total assets, which is the most directly comparable GAAP measure, is as follows:

	December 31,
	2010	2009	2008
	(In thousands)

Shareholders’ equity	$1,013,198	$553,911	$410,703
Less:
Goodwill	10,238	239	239
Intangible assets	8,621	—	707

Tangible equity	$994,339	$553,672	$409,757

Total assets	$12,007,886	$8,060,179	$7,048,267
Less:
Goodwill	10,238	239	239
Intangible assets	8,621	—	707

Tangible assets	$11,989,027	$8,059,940	$7,047,321

(6)	We measure core deposits as a percentage of total deposits to monitor the amount of our deposits that we believe demonstrate characteristics of being long-term, stable sources of funding.

We define core deposits as deposits in which we interface directly with our customers. These deposits include demand deposits, negotiable order of withdrawal accounts, other transaction accounts, escrow deposits, money market deposit accounts, savings deposits, and time deposits where we maintain a primary customer relationship. Our definition of core deposits differs from regulatory and industry definitions, which generally exclude time deposits with balances greater than $100,000 and/or deposits generated from sources under which marketing fees are paid as a percentage of the deposit. Because the balances held by our customers and methods by which we pay our marketing sources have not impacted the stability of our funding sources, in our determination of what constitutes a “core” deposit, we have focused on what we believe drives funding stability, i.e., whether we maintain the primary customer relationships.

We occasionally participate in Promontory Interfinancial Network, LLC’s CDARS® One-Way Buysm products and bulk orders of master certificates through deposit brokers, including investment banking and brokerage firms, to manage our liquidity needs. Because these deposits do not allow us to maintain the primary customer relationship, we do not characterize such deposits as core deposits.

The calculation of core deposits is as follows:

	December 31,
	2010	2009	2008
	(In thousands)

Total deposits	$9,683,054	$6,315,287	$5,003,035
Less:
Brokered deposits	208,629	167,345	266,205
CDARS® One-Way Buy(SM) time deposits	2,228	—	—

Core deposits	$9,472,197	$6,147,942	$4,736,830

(7)	The efficiency ratio represents noninterest expense from our Banking and Wealth Management segment as a percentage of total revenues from our Banking and Wealth Management segment. We use the efficiency ratio to measure noninterest costs expended to generate a dollar of revenue. Because of the significant costs we incur and fees we generate from activities related to our mortgage production and servicing operations, we believe the efficiency ratio is a more meaningful metric when evaluated within our Banking and Wealth Management segment.

(8)	Calculated as tangible shareholders’ equity divided by shares of common stock. For purposes of computing net tangible book value per as converted common share, tangible book value equals shareholders’ equity less goodwill and other intangible assets.

Basic and diluted net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Diluted net tangible book value per as converted common share also includes in the denominator common stock equivalent shares related to stock options and common stock equivalent shares related to nonvested restricted stock units.

Net tangible book value per as converted common share is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share. For a reconciliation of shareholders’ equity to tangible equity, see Note 5 above.

Material Trends and Developments

Our historical growth must be viewed in the context of the recent opportunities available to us over the past four years as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in unprecedented asset acquisition opportunities. Current and future market trends cannot be expected to produce the same opportunities that existed during the recent financial crisis. Important trends that will impact our growth and our results of operations are described below.

Economic and Interest Rate Environment

The results of our operations are highly dependent on economic conditions and market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Board of Governors of the Federal Reserve System, or FRB, began decreasing short-term interest rates, with 11 consecutive decreases totaling 525 basis points between September 2007 and December 2008. Continued economic uncertainty has resulted in a high unemployment rate, low consumer confidence and a stagnant real estate market. To stimulate economic activity and stabilize the financial markets, the FRB has maintained historically low interest rates in recent periods.

Capital Raising Initiatives

In 2008, we embarked on a growth plan designed to take advantage of our relative strength in a period of market disruption. Our plan was fueled by several capital-generating events, including the sale of our reverse mortgage operations to an unaffiliated third party in May 2008 and an equity private placement in the third quarter of 2008, which enabled us to deploy $146.6 million of equity capital into lending, investment and deposit growth opportunities.

Additionally, we raised $424.5 million of equity capital and added a new asset generation channel through the Tygris acquisition. As a result of this transaction, we increased our equity capital base in the fall of 2009 through $65.0 million of pre-acquisition private placement investments made by Tygris into the Company and through the acquisition of Tygris in February 2010, which had $359.6 million of net identifiable assets after purchase accounting adjustments.

The capital generated by our capital raising initiatives and any primary capital generated by this offering should allow us to continue to grow our balance sheet, expand our marketing initiatives and further build our core deposit base. We believe our strong capital position, particularly relative to our competitors in the marketplace who experienced significant liquidity and capital constraints, will continue to enable us to capitalize on banking, lending and investment opportunities with attractive risk-adjusted returns.

Banking and Wealth Management

Net interest income in our Banking and Wealth Management segment experienced significant growth during this period of market uncertainty, with contributions from both increased margin and higher earning asset levels. While short-term interest rates remained low, disruptions in the financial sector, real estate market and capital markets widened liquidity risk premiums and created opportunities for well-capitalized banking institutions to earn strong margins in residential lending by acquiring mortgage loans and mortgage-backed securities.

Beginning in the second half of 2008, we increased our loan and securities portfolios by retaining various residential loan asset classes from our asset generation sources and selectively acquiring high credit quality investment securities and whole loans at discounted purchase prices from sellers seeking to increase their liquidity or downsize their balance sheets. These acquisitions resulted in significant accretion to net interest income. At the same time, multiple reductions in the federal funds rate set by the FRB provided a declining cost of funds used to pursue these lending and acquisition activities. We funded our asset acquisition initiatives through a combination of deposit growth and the capital raising initiatives discussed above. Our deposits grew by approximately $5.6 billion, or 138%, from June 30, 2008 to December 31, 2010. The Bank of Florida acquisition contributed $0.9 billion, or 23%, to total deposits during the same time period. As a result, our net interest margin expanded to historically high levels while our portfolio maintained a sound credit profile with substantial credit reserve and discount protection.

We believe that recent wide-scale disruptions in the credit markets, coupled with significant changes in the competitive landscape, will continue to provide us with attractive margins on our lending and investing activities. However, we expect margins on residential loans to revert to longer-term historical levels over time, and we may not be able to acquire additional high credit quality assets at significant discounts to par value going forward.

Due to general declines in the real estate housing markets, we experienced higher levels of loan and lease loss provisioning in 2009. These levels could moderate and decline in the future if economic conditions improve, which would benefit our net interest income after loan and lease loss provisions. Lastly, we expect higher noninterest expense in the Banking and Wealth Management segment in future periods as we increase the scope of our marketing efforts and seek to build our national brand recognition.

Over the past several years, the Banking and Wealth Management segment has become an increasingly significant component of our business. We expect the Banking and Wealth Management segment’s earnings will continue to represent a significant percentage of total earnings in the future.

Mortgage Banking

Our Mortgage Banking segment is comprised of fees earned from our mortgage origination and servicing businesses that historically have counterbalanced each other. As a result of residential real estate purchasing and refinancing activity due to the low interest rate environment and tax credits available to certain home buyers, our mortgage origination volume increased by 41% to $7.6 billion in 2009 from $5.4 billion in 2008. Mortgage origination volume decreased to $6.5 billion during 2010 from $7.6 billion in 2009 as the stimulus from lower interest rates and housing support programs waned.

During this time, financial services firms limited investments in MSR, which created attractive opportunities to retain and acquire MSR in the market. We capitalized on these opportunities by increasing our servicing portfolio by approximately 17% from 2009 to 2010. As a result of higher delinquency rates and foreclosure trends, we increased our servicing and default staff and experienced greater operational expenses as a result. These increased expenses and higher loan servicing amortization levels partially offset higher mortgage origination income and increased loan servicing fees.

At this time, we do not plan significant future investments in MSR due to regulatory constraints and our intention to focus strategically on executing our Banking and Wealth Management expansion plan. As a result, we expect our fee income from mortgage servicing will not experience material prospective growth consistent with our recent trends. In addition, we may experience lower mortgage origination volumes due to new regulations, lower rates of refinancing and higher expected mortgage rates if government and monetary policies designed to stimulate real estate activity do not persist. This would favorably impact our mortgage servicing business through lower mortgage servicing amortization levels and negatively impact our mortgage origination business.

Corporate Services

We expect to incur increased noninterest expense in our Corporate Services segment as a result of transaction-related expenses from the Bank of Florida acquisition, expenses associated with operating as a public company, marketing expenses to execute our growth initiative and other costs required to continue our growth.

Credit Reserves and Discounts

One of our key operating objectives has been, and continues to be, to maintain an appropriate level of reserves against probable losses in our loan and lease portfolio. Due to general declines in the real estate and housing markets, we have experienced increased levels of loan and lease loss provisioning, reflecting the effect of economic conditions on our loan and lease portfolio. We recorded $121.9 million of loan and lease loss provisioning during 2009, a 227% increase from 2008. For 2010, our provision for loan and lease losses was $79.3 million, a 35% decrease from 2009. A significant portion of our loan and lease loss provisions were taken against our legacy commercial real estate loan portfolio, which consists of commercial real estate, land and acquisition and development loans made to borrowers principally in Northeast Florida. We ceased principally all lending activities in this asset class during 2008. As a result of the limited remaining legacy commercial real estate portfolio and our allowance and discount position on other loans and leases, we believe provisions associated with existing problem loans and leases should continue to moderate as these and other more distressed legacy vintages work through our loan portfolio.

In addition to the ALLL, we have other credit-related reserves or discounts, including reserves for unfunded loan and lease commitments and purchase discounts related to certain acquired loans and leases. As of December 31, 2010, we had an ALLL of $93.7 million. See “— Discounts on Acquired Loans and Lease Financing Receivables” for information related to purchase discounts.

Regulatory Environment

As a result of regulatory changes, including the Dodd-Frank Act, Basel III and other new legislation, we expect to be subject to new and potentially heightened examination, reporting requirements, more restrictive capital requirements and more stringent asset concentration and growth limitations (including, but not limited to, limits in concentrations in MSR, nonagency mortgage securities and brokered deposits), and face a challenging environment for customer loan demand due to the increased costs that could be ultimately borne by borrowers. We expect to incur higher costs to comply with these new regulations. This uncertain regulatory environment could have a detrimental impact on our ability to manage our business consistent with historical practices and cause difficulty in executing our growth plan. See “Risk Factors — Regulatory and Legal Risks” and “Regulation and Supervision.”

Average Balance Sheet, Interest and Yield/Rate Analysis

The following tables present average balance sheets, interest income, interest expense and the corresponding average yields earned and rates paid for the years ended December 31, 2010, 2009 and 2008. The average balances are principally daily averages and, for loans, include both performing and non-performing balances. Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.

	Year Ended December 31,
	2010			2009			2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(In thousands)

Assets:
Interest-earning assets:
Cash and cash equivalents	$494,078	$1,210	0.24%	$209,669	$525	0.25%	$238,520	$4,258	1.79%
Investment securities	2,318,193	158,953	6.86%	956,230	130,003	13.60%	305,002	16,712	5.48%
Other investments	112,350	464	0.41%	87,421	303	0.35%	69,379	2,564	3.70%
Loans held for sale	1,091,092	50,535	4.63%	1,139,930	62,024	5.44%	821,283	51,876	6.32%
Loans and leases held for investment:
Residential mortgages	3,642,437	191,828	5.27%	3,645,449	205,341	5.63%	3,097,846	184,842	5.97%
Commercial and commercial real estate	1,075,546	59,172	5.50%	768,387	33,328	4.34%	799,469	45,809	5.73%
Lease financing receivables	432,833	141,353	32.66%	—	—	—	—	—	—
Home equity lines	226,961	8,612	3.79%	239,692	8,718	3.64%	257,425	15,993	6.21%
Consumer and credit card	10,028	380	3.79%	5,677	352	6.20%	6,697	394	5.88%

Total loans and leases held for investment	5,387,805	401,345	7.45%	4,659,205	247,739	5.32%	4,161,437	247,038	5.94%

Total interest-earning assets	9,403,518	$612,507	6.51%	7,052,455	$440,594	6.25%	5,595,621	$322,448	5.76%

Noninterest-earning assets	1,290,273			713,141			603,533

Total assets	$10,693,791			$7,765,596			$6,199,154

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$1,694,233	$20,502	1.21%	$1,308,492	$22,402	1.71%	$890,077	$28,030	3.15%
Market-based money market accounts	366,774	4,504	1.23%	321,934	5,779	1.80%	295,742	9,917	3.35%
Savings and money market accounts, excluding market-based	2,839,705	35,389	1.25%	1,865,472	34,271	1.84%	826,184	28,137	3.41%
Market-based time	758,693	8,242	1.09%	611,968	11,063	1.81%	812,908	29,330	3.61%
Time, excluding market-based	1,781,052	32,772	1.84%	1,093,313	34,181	3.13%	885,541	40,687	4.59%

Total deposits	7,440,457	101,409	1.36%	5,201,179	107,696	2.07%	3,710,452	136,101	3.67%
Borrowings:
Trust preferred securities	117,019	7,769	6.64%	123,000	8,677	7.05%	123,000	9,081	7.38%
FHLB advances	850,184	35,959	4.23%	1,117,612	46,793	4.19%	1,312,735	57,296	4.36%
Repurchase agreements	12,560	212	1.69%	1,496	16	1.04%	4,602	142	3.08%
Other	33,188	1,818	5.48%	11,510	29	0.25%	—	1	—

Total interest-bearing liabilities	8,453,408	$147,167	1.74%	6,454,797	$163,211	2.53%	5,150,789	$202,621	3.93%

Noninterest-bearing demand deposits	1,039,096			678,572			575,714
Other noninterest-bearing liabilities	261,096			159,259			137,713

Total liabilities	9,753,600			7,292,628			5,864,216
Total shareholders’ equity	940,191			472,968			334,938

Total liabilities and shareholders’ equity	$10,693,791			$7,765,596			$6,199,154

Net interest income/spread		$465,340	4.77%		$277,383	3.72%		$119,827	1.83%

Net interest margin			4.95%			3.93%			2.14%

Interest Rates and Operating Interest Differential

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period’s average yield/cost. Similarly, the effect of rate changes is calculated by multiplying the change in average yield/cost by the previous year’s volume. Changes applicable to both volume and rate have been allocated to rate.

	Year Ended December 31,
	2010 Compared to 2009			2009 Compared to 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Cash and cash equivalents	$711	$(26)	$685	$(516)	$(3,217)	$(3,733)
Investment securities	185,227	(156,277)	28,950	35,683	77,608	113,291
Other investments	87	74	161	668	(2,929)	(2,261)
Loans held for sale	(2,657)	(8,832)	(11,489)	20,139	(9,991)	10,148
Loans and leases held for investment:
Residential mortgages	(170)	(13,343)	(13,513)	32,559	(12,060)	20,499
Commercial and commercial real estate	13,331	12,513	25,844	(1,781)	(10,700)	(12,481)
Lease financing receivables	141,353	—	141,353	—	—	—
Home equity lines	(463)	357	(106)	(1,101)	(6,174)	(7,275)
Consumer and credit card	270	(242)	28	(60)	18	(42)

Total loans and leases held for investment	154,321	(715)	153,606	29,617	(28,916)	701

Total change in interest income	337,689	(165,776)	171,913	85,591	32,555	118,146
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$6,596	$(8,496)	$(1,900)	$13,180	$(18,808)	$(5,628)
Market-based money market accounts	807	(2,082)	(1,275)	877	(5,015)	(4,138)
Savings and money market accounts, excluding market-based	17,926	(16,808)	1,118	35,440	(29,306)	6,134
Market-based time	2,656	(5,477)	(2,821)	(7,250)	(11,017)	(18,267)
Time, excluding market-based	21,526	(22,935)	(1,409)	9,546	(16,052)	(6,506)

Total deposits	49,511	(55,798)	(6,287)	51,793	(80,198)	(28,405)
Borrowings:
Trust preferred securities	(422)	(486)	(908)	—	(404)	(404)
FHLB advances	(11,205)	371	(10,834)	(8,507)	(1,996)	(10,503)
Repurchase agreements	115	81	196	(96)	(30)	(126)
Other	54	1,735	1,789	28	—	28

Total change in interest expense	38,053	(54,097)	(16,044)	43,218	(82,628)	(39,410)

Total change in net interest income	$299,636	$(111,679)	$187,957	$42,373	$115,183	$157,556

Results of Operations — Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

	Year Ended
	December 31,		%
	2010	2009	Change
	(In thousands)

Interest income	$612,507	$440,594	39%
Interest expense	147,167	163,211	(10)%

Net interest income	465,340	277,383	68%
Provision for loan and lease losses	79,341	121,912	(35)%

Net interest income after provision for loan and lease losses	385,999	155,471	148%
Noninterest income	357,807	232,098	54%
Noninterest expense	493,933	299,179	65%

Income before income taxes	249,873	88,390	183%
Provision for income taxes	60,973	34,853	75%

Net income from continuing operations	188,900	53,537	253%
Discontinued operations, net of income taxes	—	(172)

Net income	$188,900	$53,365	254%

Interest Income

Our total interest income increased by $171.9 million, or 39%, to $612.5 million in 2010 from $440.6 million in 2009, primarily due to increases in interest income from our loans held for investment and investment securities portfolio.

Interest income earned on our loan and lease portfolio increased by $142.1 million, or 46%, to $451.9 million in 2010 from $309.8 million in 2009. This increase consisted of a $153.6 million increase in interest income earned on our average balance of loans and leases held for investment, partially offset by a $11.5 million decrease in interest income earned on our average balance of loans held for sale. The $153.6 million increase in interest income earned on our loans and leases held for investment was primarily driven by $141.4 million and $25.8 million of interest income earned on our lease financing receivables and commercial and commercial real estate loans, respectively, partially offset by a $13.5 million, or 7%, decrease in interest income earned on residential mortgage loans. The $141.4 million of interest income earned on our lease financing receivables resulted from our acquisition of Tygris, including accretion of discounts of $86.4 million, and was not a component of interest income in 2009. The decrease in interest income earned on our loans held for sale was primarily driven by a $48.8 million, or 4%, decrease in the average balance of our loans held for sale to $1.1 billion in 2010. The decrease in average balance was the result of a decrease in mortgage origination volumes and lower yields due to lower market interest rates to which such yields are indexed.

Interest income earned on our available for sale, or AFS, held to maturity, or HTM, and trading securities increased by $29.0 million, or 22%, to $159.0 million in 2010 from $130.0 million in 2009. This increase was primarily driven by a $1.4 billion, or 142%, increase in the average balance of our investment securities portfolio to $2.3 billion in 2010 from $956.2 million in 2009, partially offset by a 674 basis point decrease in yield on the average balance of our investment securities portfolio to 6.86% in 2010 from 13.6% in 2009. The decrease in yield resulted from higher discount accretion in 2009 due to higher prepayment volumes.

Interest Expense

Interest expense decreased by $16.0 million, or 10%, to $147.2 million in 2010 from $163.2 million in 2009, primarily due to decreases in our deposit interest expense and other borrowings interest expense.

Deposit interest expense decreased by $6.3 million, or 6%, to $101.4 million in 2010 from $107.7 million in 2009. The decrease largely resulted from lower deposit costs due to lower market interest rates, partially offset by an increase of $2.2 billion, or 43%, in our average deposit balance to $7.4 billion in 2010 from $5.2 billion in 2009.

Other borrowings interest expense decreased by $9.8 million, or 18%, to $45.8 million in 2010 from $55.5 million in 2009. This decrease is primarily attributable to a decrease of $240.7 million, or 19%, in our average other borrowings balance to $1.0 billion in 2010 from $1.3 billion in 2009.

Provision for Loan and Lease Losses

Provision for loan and lease losses decreased by $42.6 million, or 35%, to $79.3 million in 2010 from $121.9 million in 2009. This decrease was primarily a reflection of lower expected losses on our legacy commercial and commercial real estate loans held for investment.

Noninterest Income

Noninterest income increased by $125.7 million, or 54%, to $357.8 million in 2010 from $232.1 million in 2009. Significant components of this increase are discussed below.

Gain on Sale of Loans and MSR and Loan Production Revenue.  Noninterest income earned on the gain on sale of loans and MSR decreased by $0.5 million, or 1%, to $66.0 million in 2010 from $66.4 million in 2009, primarily as a result of lower mortgage origination volumes generating lower gains on the sale of such loans into the capital markets. Loan production revenue decreased $4.5 million, or 11%, to $34.9 million in 2010 from $39.3 million in 2009, primarily as a result of lower fees associated with originating fewer residential mortgage loans.

Net Loan Servicing Income.  Noninterest income earned on net loan servicing increased by $25.5 million, or 28%, to $117.7 million in 2010 from $92.2 million in 2009. This increase was largely attributable to the $5.1 billion, or 10%, increase in the unpaid principal balance, or UPB, of our servicing portfolio to $56.4 billion in 2010 from $51.3 billion in 2009, resulting from increased retention of originated MSR and bulk acquisitions of loan servicing portfolios. This increase was also driven by a $53.2 million, or 34%, increase in loan servicing fee income to $210.8 million in 2010 from $157.7 million in 2009, partially offset by a $27.7 million, or 42%, increase in the amortization of MSR to $93.1 million in 2010 from $65.5 million in 2009. The increase in net loan servicing fee income was primarily attributable to the increase in UPB while the amortization of MSR increase was primarily attributed to higher prepayment activity due to the market interest rate environment.

Deposit Fee Income.  Noninterest income earned on deposit fees decreased by $2.3 million, or 10%, to $19.8 million in 2010 from $22.0 million in 2009. This was largely attributable to a $3.2 million decrease in fee income associated with our WorldCurrency® deposit products due to lower transaction volumes.

Other Noninterest Income.  Other noninterest income increased by $107.4 million, or 886%, to $119.5 million in 2010 from $12.1 million in 2009. This increase was largely attributable to a $68.1 million non-recurring bargain purchase gain related to the Tygris acquisition and $21.3 million of operating lease income. In addition, we generated $22.0 million of gains in 2010 from the sale of investment securities in our portfolio compared to $7.4 million of gains in 2009.

Noninterest Expense

Noninterest expenses increased by $194.8 million, or 65%, to $493.9 million in 2010 from $299.2 million in 2009. Significant components of this increase are discussed below.

Salaries, Commissions and Other Employee Benefits.  Salaries, commissions and other employee benefits expense increased by $51.2 million, or 34%, to $201.8 million in 2010 from $150.6 million in 2009, due to increases in salaries, benefits and incentives resulting from higher staffing levels from our Tygris and Bank of Florida acquisitions and in our mortgage banking business. Total headcount increased by 31%.

Equipment and Occupancy.  Equipment and occupancy expense increased by $15.3 million, or 40%, to $53.3 million in 2010 from $38.0 million in 2009, due primarily to increases of $4.9 million in lease expense, $4.5 million in computer expense and $1.6 million in depreciation expense. The Tygris and Bank of Florida acquisitions were the primary drivers of the expense increase.

General and Administrative.  General and administrative expense increased by $128.3 million, or 116%, to $238.9 million in 2010 from $110.6 million in 2009, due to increases in legal, transaction, advertising, OREO and foreclosure and other expenses, as well as increased mortgage repurchase reserves. Legal expense increased $2.5 million and other professional expense increased $10.7 million, primarily due to one-time expenses related to the Tygris and Bank of Florida acquisitions. Advertising expense increased $9.6 million due to expanded marketing related to our deposit growth initiative. OREO and foreclosure expense increased $31.4 million and mortgage repurchase reserves increased $27.2 million due to higher than anticipated impairment levels and foreclosure-related expenses. The indemnification asset related to the Tygris acquisition decreased in fair value by $22.0 million resulting from a decrease in estimated future credit losses. Other expenses increased $19.5 million to $58.5 million in 2010 from $39.0 million in 2009, due primarily to $10.3 million related to the loss realized on the early extinguishment of Tygris’ debt and increased transaction expenses of $9.8 million.

Income Tax Expense

Income tax expense increased by $26.1 million, or 75%, to $61.0 million in 2010 from $34.9 million in 2009, due to increases in pre-tax income from continuing operations. Our effective tax rates were 24% and 39% in 2010 and 2009, respectively. Our effective tax rate in 2010 was impacted by non-recurring items from the Tygris acquisition, including the nontaxable bargain purchase gain of $68.1 million and a tax benefit of $7.8 million resulting from a revaluation of net unrealized built-in losses. Excluding the impact of the non-recurring items from the Tygris acquisition, the effective tax rate was 37% in 2010.

Discontinued Operations

Discontinued operations relate to business activities that we have sold, discontinued or dissolved. Net loss from discontinued operations of $0.2 million in 2009 represents trailing expenses from the sale of our commercial and multi-family real estate mortgage wholesale brokerage unit in February 2009.

Results of Operations — Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

	Year Ended December 31,		%
	2009	2008	Change
	(In thousands)

Interest income	$440,594	$322,448	37%
Interest expense	163,211	202,621	(19)%

Net interest income	277,383	119,827	131%
Provision for loan losses	121,912	37,278	227%

Net interest income after provision for loan losses	155,471	82,549	88%
Noninterest income	232,098	175,829	32%
Noninterest expense	299,179	220,998	35%

Income before income taxes	88,390	37,380	136%
Provision for income taxes	34,853	14,244	145%

Net income from continuing operations	53,537	23,136	131%
Discontinued operations, net of income taxes	(172)	20,452

Net income	$53,365	$43,588	22%

Interest Income

Interest income increased by $118.1 million, or 37%, to $440.6 million in 2009 from $322.4 million in 2008, primarily due to increases in interest income from our loans held for investment and investment securities portfolio.

Interest income earned on our loan portfolio increased by $10.8 million, or 4%, to $309.8 million in 2009 from $298.9 million in 2008. This increase consisted of a $0.7 million increase in interest income earned on our loans held for investment and a $10.1 million increase in interest earned on loans held for sale. The increase in interest income earned from our loans held for investment was largely driven by the $497.8 million, or 12%, increase in the average balance of our portfolio to $4.7 billion in 2009 from $4.2 billion in 2008, resulting from our asset growth initiative, partially offset by lower yields due to lower market interest rates to which such yields are indexed. The increase in interest income earned on our loans held for sale was primarily driven by a $318.6 million, or 39%, increase in the average balance of our loans held for sale portfolio to $1.1 billion in 2009 from $0.8 billion in 2008 as a result of increased mortgage origination volumes, partially offset by lower yields due to lower market interest rates to which such yields are indexed.

Interest income earned on our AFS, HTM and trading securities increased by $113.3 million, or 678%, to $130.0 million in 2009 from $16.7 million in 2008. This increase was primarily driven by a $651.2 million, or 214%, increase in the average balance on our investment securities portfolio to $956.2 million in 2009 from $305.0 million in 2008 resulting from our portfolio growth initiative and higher yields due to the accretion of purchase discounts. Other interest income decreased by $3.8 million to $0.5 million in 2009 from $4.3 million in 2008, due to lower dividends from FHLB stock.

Interest Expense

Interest expense decreased by $39.4 million, or 19%, to $163.2 million in 2009 from $202.6 million in 2008, due to decreases in our deposit interest expense and other borrowings interest expense.

Deposit interest expense decreased by $28.4 million, or 21%, to $107.7 million in 2009 from $136.1 million in 2008. This decrease in deposit interest expense was largely attributable to the downward repricing of maturing, higher yielding certificates of deposit originated in prior years and lower costs of deposits due to lower market interest rates, partially offset by a $1.5 billion, or 40%, increase in our average deposit balance to $5.2 billion in 2009 from $3.7 billion in 2008.

Other borrowings interest expense decreased by $11.0 million, or 17%, to $55.5 million in 2009 from $66.5 million in 2008. This decrease was largely attributable to lower interest costs on FHLB advances due to the lower interest rate environment and a decrease of $186.7 million, or 13%, in our average other borrowings balance to $1.3 billion in 2009 from $1.4 billion in 2008.

Provision for Loan and Lease Losses

Provision expense for loan and lease losses increased by $84.6 million, or 227%, to $121.9 million in 2009 from $37.3 million in 2008 due to weakening economic conditions in 2008 and 2009, which caused higher levels of non-performing loans, principally in our commercial and commercial real estate loans held for investment and residential mortgage loans held for investment. Despite our lower concentration levels in commercial and commercial real estate loans held for investment relative to other loan categories, the impact of economic conditions during this period caused more significant provision expense for loan and lease losses due to the concentration of these loans in Florida and the strain caused by the housing market on land and acquisition and development loan types.

Noninterest Income

Noninterest income increased by $56.3 million, or 32%, to $232.1 million in 2009 from $175.8 million in 2008. Significant components of this increase are discussed below.

Gain on Sale of Loans and MSR and Loan Production Revenue.  Noninterest income from the sale of loans and MSR increased by $42.1 million, or 173%, to $66.4 million in 2009 from $24.4 million in 2008. Loan production revenue increased $16.1 million, or 70%, to $39.3 million in 2009 from $23.2 million in 2008. These increases were primarily caused by higher residential mortgage lending volumes due to the lower interest rate environment and housing market stimulus and higher margins earned on originations.

Net Loan Servicing Income.  Noninterest income earned on net loan servicing increased by $2.1 million, or 2%, to $92.2 million in 2009 from $90.1 million in 2008. This increase was primarily caused by a $26.4 million, or 20%, increase in loan servicing fee income to $157.7 million in 2009 from $131.3 million in 2008, partially offset by a $24.3 million, or 59%, increase in the amortization of MSR to $65.5 million in 2009 from $41.2 million in 2008. The increase in loan servicing fee income was largely attributable to the $11.8 billion, or 30%, increase in the UPB of our servicing portfolio to $51.3 billion UPB in 2009 from $39.5 billion UPB in 2008. The increase in MSR amortization was primarily attributed to higher prepayment activity due to the market interest rate environment.

Deposit Fee Income.  Noninterest income earned from deposit fees decreased by $9.5 million, or 30%, to $22.0 million for the year ended December 31, 2009 from $31.5 million for the year ended December 31, 2008, largely due to lower transaction volumes associated with our WorldCurrency® deposit products.

Other Noninterest Income.  Other noninterest income increased by $5.4 million, or 80%, to $12.1 million for the year ended December 31, 2009 from $6.7 million for the year ended December 31, 2008, largely driven by gains recognized on the sale of investment securities.

Noninterest Expense

Noninterest expenses increased by $78.2 million, or 35%, to $299.2 million for the year ended December 31, 2009 from $221.0 million for the year ended December 31, 2008. Significant components of this increase are discussed below.

Salaries, Commissions and Other Employee Benefits.  Salaries, commissions and other employee benefits expense increased by $29.2 million, or 24%, to $150.6 million for the year ended December 31, 2009 from $121.4 million for the year ended December 31, 2008, primarily due to increased staffing in our Mortgage Banking segment in response to higher demand for residential mortgage loans and higher delinquencies in loans we serviced. Total headcount increased by 20%.

Equipment and Occupancy.  Equipment and occupancy expense increased by $5.2 million to $38.0 million for the year ended December 31, 2009 from $32.8 million for the year ended December 31, 2008. This increase was primarily driven by a $3.3 million increase in data processing, software and other computer-related expenses, along with a $1.2 million increase in depreciation expense.

General and Administrative.  General and administrative expense increased by $43.7 million, or 65%, to $110.6 million for the year ended December 31, 2009 from $66.8 million for the year ended December 31, 2008. FDIC insurance premiums increased $10.6 million to $15.3 million in 2009, due to increased FDIC deposit insurance assessments. OREO and foreclosure expense increased $12.4 million to $21.9 million in 2009 from $9.5 million in 2008, due to higher than anticipated impairment levels and foreclosure-related expenses. Other expenses increased $20.6 million principally from $5.5 million of incremental legal fees and $3.7 million of transaction-related costs associated with the agreement to acquire Tygris and $4.0 million of increased mortgage origination processing expense.

Income Tax Expense

Income tax expense increased by $20.6 million, or 145%, to $34.9 million for the year ended December 31, 2009 from $14.2 million for the year ended December 31, 2008, due to increases in pre-tax income from continuing operations. Our effective tax rates were 39% for the year ended December 31, 2009 and 38% for the year ended December 31, 2008.

Discontinued Operations

Net income from discontinued operations, net of income taxes, decreased by $20.6 million to a net loss of $0.2 million for the year ended December 31, 2009 from $20.5 million for the year ended December 31, 2008, which included the sale of EverBank Reverse Mortgage LLC in May 2008 to an unrelated third party. We recognized an after tax gain on the sale of discontinued operations of $42.7 million net of an $18.8 million after tax loss from operations of the reverse mortgage business before the sale for the year ended December 31, 2008. In December 2008, we committed to a plan to sell our commercial and commercial real estate mortgage wholesale brokerage unit due to declining economic conditions. We recorded losses from this transaction of $3.5 million, net of tax, in discontinued operations for the year ended December 31, 2008.

Segment Results

We evaluate our overall financial performance through three financial reporting segments: Banking and Wealth Management, Mortgage Banking and Corporate Services. To generate financial information by operating segment, we use an internal profitability reporting system which is based on a series of management estimates and allocations. We continually review and refine many of these estimates and allocations, many of which are subjective in nature. Any changes we make to estimates and allocations that may affect the reported results of any business segment do not affect our consolidated financial position or consolidated results of operations.

We use funds transfer pricing in the calculation of the respective operating segment’s net interest income to measure the value of funds used in and provided by an operating segment. The difference between the interest income on earning assets and the interest expense on funding liabilities and the corresponding funds transfer pricing charge for interest income or credit for interest expense results in net interest income. We allocate risk-adjusted capital to our segments based upon the credit, liquidity, operating and interest rate risk inherent in the segment’s asset and liability composition and operations. These capital allocations are determined based upon formulas that incorporate regulatory, GAAP, Basel and economic capital frameworks including risk-weighting assets, allocating noninterest expense and incorporating economic liquidity premiums for assets deemed by management to lower liquidity profiles.

Our Banking and Wealth Management segment often invests in loans originated from asset generation channels contained within our Mortgage Banking segment. When inter-segment acquisitions take place, we assign an estimate of the market value to the asset and record the transfer as a market purchase. In addition, inter-segment cash balances are eliminated in segment reporting. The effects of these inter-segment allocations and transfers are eliminated in consolidated reporting.

The following table summarizes segment earnings and total assets for each of our segments as of and for each of the periods shown:

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)

Segment Earnings:
Banking and Wealth Management	$233,521	$85,300	$44,500
Mortgage Banking	32,313	77,065	52,399
Corporate Services	(15,961)	(73,975)	(59,519)

Segment earnings	$249,873	$88,390	$37,380

Segment Assets:
Banking and Wealth Management	$10,117,289	$6,522,869	$5,780,892
Mortgage Banking	1,957,897	1,543,370	1,308,381
Corporate Services	49,325	24,148	21,390
Eliminations	(116,625)	(30,208)	(62,396)

Total assets	$12,007,886	$8,060,179	$7,048,267

Banking and Wealth Management

The following summarizes the results of operations for our Banking and Wealth Management segment for the periods shown:

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)

Net interest income	$434,811	$253,352	$105,597
Provision for loan and lease losses	72,771	121,376	37,266

Net interest income after provision for loan and lease losses	362,040	131,976	68,331
Noninterest income	62,386	32,819	36,861
Noninterest expense	190,905	79,495	60,692

Segment earnings	$233,521	$85,300	$44,500

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Banking and Wealth Management segment earnings increased by $148.2 million, or 174%, in 2010 compared to 2009, primarily due to an increase in interest income from investment securities and a decrease in our provision for loan and lease losses. Net interest income increased by $181.5 million, or 72%, for the comparable periods. This increase was primarily due to a

$146.5 million, or 55%, increase in interest income earned on our loans and leases held for investment. Average loans and leases held for investment increased $728.6 million, or 16%, primarily as a result of our acquisitions of Tygris and Bank of Florida. Provision expense decreased by $48.6 million, or 40%, in 2010 compared to 2009, primarily due to lower anticipated credit losses in our commercial and multi-family real estate loans held for investment. Noninterest income increased by $29.6 million, or 90%, in 2010 compared to 2009. This increase primarily reflects noninterest income earned on leases resulting from the Tygris acquisition and a higher gain on the sale of investment securities. Noninterest expense increased by $111.4 million, or 140%, in 2010 compared to 2009. This increase primarily reflected higher operating expenses as a result of the Tygris and Bank of Florida acquisitions, non-recurring transaction expenses associated with the Tygris and Bank of Florida acquisitions, and higher expenses from dispositions of OREO.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Banking and Wealth Management segment earnings increased by $40.8 million, or 92%, in 2009 compared to 2008, primarily due to an increase in interest income earned on investment securities, partially offset by an increase in provision for loan and lease losses. Net interest income increased by $147.8 million, or 140%, for the comparable periods. This increase was primarily due to a 812 basis point, or 148%, increase in the yield earned on the average balance of our investment securities portfolio, and a 160 basis point, or 44%, decrease in our cost of deposits. The increase in our investment securities yield largely reflected the interest earned in 2009 on residential mortgage-backed securities purchased during the second half of 2008 at discounts to par value, while the decrease in our cost of deposits primarily reflected reductions in market interest rates during the comparable periods. This increase was primarily attributable to a $651.2 million, or 214%, increase in the average balance of our investment securities portfolio, which primarily resulted from the purchase of residential mortgage-backed securities. Average loans and leases held for investment increased by $497.8 million, or 12%, primarily as a result of higher average balances in our residential mortgage and mortgage pool buyouts held for investment portfolio. Provision expense increased by $84.1 million, or 226%, in 2009 compared to 2008 primarily due to higher levels of non-performing loans, principally in our commercial and multi-family real estate loans held for investment and residential mortgage loans held for investment. Noninterest income decreased by $4.0 million, or 11%, in 2009 compared to 2008. This decrease primarily reflects lower fee income earned on our market-based deposits, partially offset by a higher gain on the sale of investment securities. Noninterest expense increased by $18.8 million, or 31%, in 2009 compared to 2008. This was primarily due to a $16.6 million, or 71%, increase in general and administrative expense, which was largely attributable to higher FDIC insurance premiums and increased expenses from dispositions of OREO.

Mortgage Banking

The following summarizes the results of operations for our Mortgage Banking segment for the periods shown:

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)

Net interest income	$38,298	$32,708	$24,462
Provision for loan and lease losses	6,570	536	12

Net interest income after provision for loan and lease losses	31,728	32,172	24,450
Noninterest income	221,442	199,152	138,927
Noninterest expense	220,857	154,259	110,978

Segment earnings	$32,313	$77,065	$52,399

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Mortgage Banking segment earnings decreased $44.8 million, or 58%, in 2010 compared to 2009, primarily due to an increase in noninterest expense, partially offset by an increase in net loan servicing income. Loan production revenue decreased by $4.4 million, or 12%, in 2010 compared to 2009, largely driven by lower mortgage origination volumes in the comparable periods. Net loan servicing income increased by $25.3 million, or 27%, during the comparable periods. This increase was largely driven by a $9.0 billion, or 19%, increase in our servicing portfolio compared to the prior year. Noninterest expense increased by $66.6 million, or 43%, in 2010 compared to 2009. This increase was largely driven by a $54.7 million, or 92%, increase in general and administrative expenses that was primarily the result of higher mortgage repurchase reserves. In addition, salaries, commissions and other employee benefits increased $10.9 million, or 14%, in 2010 compared to 2009. The increase in salaries, commissions and other employee benefits was largely driven by a 12% increase in headcount to support our mortgage banking operations.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Mortgage Banking income before income taxes increased by $24.7 million, or 47%, in 2009 compared to 2008, primarily due to an increase in noninterest income earned from the gain on sale of loans and MSR and loan production revenue. Noninterest income earned from the gain on sale of loans and MSR increased by $44.3 million, or 197%, and loan production revenues increased $15.6 million, or 70%, in 2009 compared to 2008. These increases were largely driven by higher mortgage origination volume during the comparable periods, which was primarily the result of consumers refinancing their residential mortgage loans due to the lower market interest rates, to which our residential mortgage rates are indexed. Noninterest expense increased by $43.3 million, or 39%, in 2009 compared to 2008. This increase was primarily driven by a $18.7 million, or 32%, increase in salaries, commissions and other employee benefits and a $21.6 million, or 57%, increase in general and administrative expenses. These increases were largely attributable to a 32% increase in staffing levels, higher loan origination processing expenses and higher expenses associated with loans that we service.

Corporate Services

The following summarizes the results of operations for our Corporate Services segment for the periods shown:

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)

Net interest expense	$(7,769)	$(8,677)	$(10,232)
Noninterest income	73,979	127	41
Noninterest expense	82,171	65,425	49,328

Segment earnings (loss)	$(15,961)	$(73,975)	$(59,519)

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Corporate Services recorded noninterest income of $74.0 million in 2010. This was primarily composed of a $68.1 million non-recurring bargain purchase gain associated with the Tygris acquisition and a $5.7 million gain on extinguishment of trust preferred securities. In addition, Corporate Services noninterest expense increased $16.7 million, or 26%, in 2010 compared to 2009, primarily due to an increase in salaries, commissions and other employee benefits. We experienced a $6.3 million, or 15%, increase in salaries, commissions and other employee benefits, in addition to a $2.4 million, or 21%, increase in occupancy and equipment expense and a $8.0 million, or 73%, increase in general and administrative expenses. The increase in salaries, commissions and other employee benefits was largely driven by an 18% increase in headcount to support our general operations.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Corporate Services noninterest expense increased by $16.1 million, or 33%, in 2009 compared to 2008, primarily due to an increase in salaries, commissions and other employee benefits expense and general and administrative expense. We experienced a $9.2 million, or 27%, increase in salaries, commissions and other employee benefits expense and a $4.5 million, or 70%, increase in general and administrative expense, in addition to a $2.4 million, or 26%, increase in occupancy and equipment expense. The increase in salaries, commissions and other employee benefits was largely driven by a 22% increase in headcount to support our general operations. The increase in general and administrative expense was largely composed of higher legal expenses primarily associated with the Tygris acquisition.

Financial Condition

Assets

Total assets increased by $3.9 billion, or 49%, to $12.0 billion at December 31, 2010 from $8.1 billion at December 31, 2009. This increase was primarily attributable to increases in our loans and leases held for investment and investment securities portfolio resulting from the continued deployment of capital generated from our capital raising activities and the acquisitions of Tygris and Bank of Florida. Total assets increased by $1.0 billion, or 14%, to $8.1 billion at December 31, 2009 from $7.0 billion at December 31, 2008, primarily due to increases in our loans and leases held for investment and investment securities portfolio resulting from the deployment of capital. Descriptions of our major balance sheet asset categories are set forth below.

Investment Securities

The following table sets forth the amortized cost of investment securities held to maturity and the fair value of investment securities classified as available for sale or trading as of December 31, 2010, 2009 and 2008:

	December 31,
	2010	2009	2008
	(In thousands)

Available for sale (at fair value):
Residential — agency	$688	$5,692	$42,179
Residential — nonagency	2,032,663	1,532,643	353,495
Other	8,254	8,092	8,991

Total investment securities available for sale	2,041,605	1,546,427	404,665

Held to maturity (at amortized cost):
Residential — agency	27,759	27,593	—
Other	5,169	5,747	8,677

Total investment securities held to maturity	32,928	33,340	8,677

Trading securities (at fair value)	—	—	232,275

Total investment securities	$2,074,533	$1,579,767	$645,617

The amortized cost and fair value of debt securities at December 31, 2010 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties. MBS, including collateralized mortgage obligation, or CMO, securities, are disclosed separately in the table below, as these investment securities are likely to prepay prior to their scheduled contractual maturity dates.

	Amortized
	Cost	Fair Value	Yield

Available for sale:
Asset-backed securities
After ten years	$10,611	$8,128	1.21%
Residential CMO securities — agency	139	148	6.30%
Residential CMO securities — nonagency	1,998,977	2,032,663	5.05%
Residential MBS securities — agency	505	540	5.27%
Equity securities	77	126

	2,010,309	2,041,605

Held to maturity:
Corporate securities
After ten years	5,169	2,860	3.62%
Residential CMO securities — agency	6,800	7,090	4.81%
Residential MBS securities — agency	20,959	21,874	4.67%

	32,928	31,824

	$2,043,237	$2,073,429

We have historically utilized the investment securities portfolio for earnings generation (in the form of interest and dividend income), liquidity, credit and interest rate risk management and asset diversification. Securities available for sale are used as part of our asset/liability management strategy and may be sold in response to, or in anticipation of, factors such as changes in market conditions and interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. The principal categories of our investment portfolio are set forth below.

Residential — Agency

At December 31, 2010, our residential agency MBS portfolio totaled $22.4 million, or 1% of our investment securities portfolio. Our agency residential MBS portfolio is secured by seasoned first-lien fixed and adjustable rate residential mortgage loans insured by GSEs.

Residential — Nonagency

Our residential CMO securities portfolio is almost entirely comprised of investments in nonagency residential CMO securities. Investments in nonagency residential CMO securities increased by $500.0 million, or 33%, to $2.0 billion at December 31, 2010 from $1.5 billion at December 31, 2009 after increasing by $1.2 billion, or 334%, to $1.5 billion at December 31, 2009 from $353.5 million at December 31, 2008. Such increases during this period primarily are due to purchases of nonagency residential CMO securities at discounts to par value. We acquired 100% of the December 31, 2010 balance of such securities after September 30, 2008.

The composition of our residential nonagency available for sale securities includes amounts invested with several single issuers that are in excess of 10% of our shareholders’ equity as of December 31, 2010. The following table provides a summary of the total par value, amortized cost and fair value of the securities held for each of these issuers and our total residential nonagency CMO securities at December 31, 2010:

	Par Value	Amortized Cost	Fair Value
Name of Issuer	(In thousands)

BCAP LLC Trust	$364,622	$360,381	$369,693
Citigroup Mortgage Loan Trust	214,117	212,083	212,936
Banc of America Funding Corp.	198,654	197,759	204,203
Credit Suisse Mortgage Capital	142,502	139,254	145,060
Countrywide Home Loans	133,998	131,698	131,245
Royal Bank of Scotland Resecuritization Trust	122,492	120,568	122,170

Total	1,176,385	1,161,743	1,185,307
Other residential nonagency issuers	866,504	837,234	847,356

Total residential nonagency CMO securities	$2,042,889	$1,998,977	$2,032,663

Our residential nonagency CMO securities are secured by seasoned first-lien fixed and adjustable rate residential mortgage loans backed by loan originators other than a GSE. Mortgage collateral is structured into a series of classes known as tranches, each of which contains a different maturity profile and pay-down priority in order to suit investor demands for duration, yield, credit risk and prepayment volatility. We have primarily invested in CMO securities rated in the highest category assigned by a nationally recognized statistical ratings organization. Many of these securities are re-securitizations of real estate mortgage investment conduit securities, or Re-REMICS, which adds credit subordination to provide protection against future losses and rating downgrades. Re-REMICS constituted $1.2 billion, or 59%, of our nonagency residential CMO investment securities at December 31, 2010.

We have internal guidelines for the credit quality and duration of our residential CMO securities portfolio and monitors these on a regular basis. At December 31, 2010, the portfolio carried a weighted average Fair Isaac Corporation, or FICO, score of 732, an amortized loan-to-value ratio, or LTV, of 66%, and was seasoned 70 months. This portfolio includes protection against credit losses from purchase discounts, subordination in the securities structures and borrower equity.

During the second and third quarters of 2010, we sold residential nonagency CMO securities with a par value of $844 million and recorded net securities gains totaling $21.9 million, of which $19.9 million was due to the repositioning of the portfolio to adjust concentration levels.

We do not currently plan to substantially increase our future investments in nonagency residential CMO securities.

Loans and Leases Held for Investment

The following table presents the balance and associated percentage of each major category in our loan and lease portfolio at December 31, 2010, 2009, 2008, 2007 and 2006:

	December 31,
	2010		2009		2008		2007		2006
	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
	(In thousands)

Residential mortgages	$4,182,785	68.6%	$3,225,147	77.4%	$3,553,498	77.1%	$2,709,156	72.6%	$1,622,794	70.2%
Commercial and commercial real estate	1,230,128	20.1%	707,841	17.0%	799,916	17.4%	744,746	19.9%	530,324	23.0%
Lease financing receivables	451,443	7.4%	—	—	—	—	—	—	—	—
Home equity lines	224,627	3.7%	227,106	5.5%	249,700	5.4%	272,617	7.3%	148,836	6.4%
Consumer and credit card	10,285	0.2%	5,781	0.1%	6,489	0.1%	7,530	0.2%	8,195	0.4%

	6,099,268	100.0%	4,165,875	100.0%	4,609,603	100.0%	3,734,049	100.0%	2,310,149	100.0%

Allowance for loan and lease losses	(93,689)		(93,178)		(32,653)		(11,746)		(6,952)

	$6,005,579		$4,072,697		$4,576,950		$3,722,303		$2,303,197

The balances presented above include:
Net purchased loan (discounts) premiums	$(393,014)		$(108,289)		$(125,527)		$(33,943)		$1,828
Net deferred loan origination costs	$10,861		$7,576		$9,390		$8,062		$3,991

The following table shows the contractual maturities, including scheduled principal repayments, of our loan and lease portfolio and the distribution between fixed and adjustable interest rate loans at December 31, 2010:

Maturities and Sensitivities of Selected Loans to Changes in Interest Rates(1)
	December 31, 2010
	Due in One Year or	Due After One to	Due After
	Less	Five Years(2)	Five Years (2)	Total
		(In thousands)

HFI Commercial and Industrial(3)	$593,679	$486,205	$265,981	$1,345,865

(1)	Based on contractual maturities.

(2)	As of December 31, 2010, loans maturing after one year consisted of $489.0 million in variable rate loans and $263.2 million in fixed rate loans.

(3)	Calculated contractual loan balances do not include $92.7 million in discounts to contractual UPB and $33.5 million in ALLL.

The principal categories of our loan and lease portfolio are set forth below.

Residential Mortgage Loans

At December 31, 2010, our residential mortgage loans totaled $4.2 billion, or 70% of our total held for investment loan and lease portfolio. We primarily offer our customers residential closed-end mortgage loans typically secured by first liens on one-to-four family residential properties. We additionally invest in government-insured GNMA pool buyouts purchased from GNMA pool securities and other loans secured by residential real estate.

Residential mortgage loans increased by $957.6 million, or 30%, to $4.2 billion at December 31, 2010 from $3.2 billion at December 31, 2009. This increase was driven primarily by purchases of GNMA pool buyouts and the addition of $107.0 million of residential mortgage loans acquired as part of the Bank of Florida acquisition, partially offset by principal payments on loans within the existing portfolio and, to a lesser extent, the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure. Residential mortgage loans decreased by $328.4 million, or 9%, to $3.2 billion at December 31, 2009 from $3.6 billion at December 31, 2008 due to general declines in demand for housing, a reduction in borrowers meeting our lending criteria and a deployment of capital into investment securities.

Commercial and Commercial Real Estate Loans

At December 31, 2010, our commercial and commercial real estate loans, which include owner-occupied commercial real estate, commercial investment properties and small business commercial loans, totaled $1.2 billion, or 20%, of our total held for investment loan and lease portfolio.

Commercial and commercial real estate loans increased by $522.3 million, or 74%, to $1.2 billion at December 31, 2010 from $707.8 million at December 31, 2009, due to the purchase of such loans in the Bank of Florida acquisition. The increase was partially offset by principal payments on loans within the existing portfolio and the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure. Commercial and commercial real estate loans decreased by $92.1 million, or 12%, to $707.8 million at December 31, 2009 from $799.9 million at December 31, 2008. This decrease is primarily due to amortization in the legacy commercial and commercial real estate loan portfolios.

Lease Financing Receivables

At December 31, 2010, our lease financing receivables totaled $451.4 million, or 7%, of our total held for investment loan and lease portfolio. Our leases generally consist of short-and medium-term leases and loans secured by office equipment, office technology systems, healthcare and other essential-use small business equipment. All of our lease financing receivables were either purchased as a part of the Tygris acquisition or originated out of the operations of Tygris, which was rebranded as EverBank Commercial Finance, Inc. We did not have an investment in lease financing receivables at December 31, 2009.

Home Equity Lines

At December 31, 2010, our home equity lines totaled $224.6 million, or 4%, of our total held for investment loan and lease portfolio. We offer home equity closed-end loans and revolving lines of credit typically secured by junior or senior liens on one-to-four family residential properties. Home equity lines decreased by $2.5 million, or 1%, to $224.6 million at December 31, 2010 from $227.1 million at December 31, 2009, due to principal payments on existing lines of credit. Home equity lines decreased by $22.6 million, or 9%, to $227.1 million at December 31, 2009 from $249.7 million at December 31, 2008 due to principal payments.

Consumer and Credit Card Loans

At December 31, 2010, consumer and credit card loans, in the aggregate, totaled $10.3 million, or less than 1% of our total held for investment portfolio. These loans include direct personal loans, credit card loans and lines of credit, automobile and other loans to our customers which are generally secured by personal property. Lines of credit are generally floating rate loans that are unsecured or secured by personal property.

Loans Held for Sale

At December 31, 2010, our loans held for sale totaled $1.2 billion, or 10%, of total assets. Loans held for sale primarily include residential mortgage loans originated for sale in the capital markets. In most cases, loans in this category are sold within 60 days. Certain buyers have recourse to return a purchased loan under limited circumstances. Recourse conditions may include early payment default, breach of representations or warranties and documentation deficiencies.

MSR

At December 31, 2010, MSR totaled $573.2 million, or 5%, of total assets. We carry MSR at amortized cost net of any required valuation allowance. We amortize MSR in proportion to and over the period of estimated net servicing income and evaluate MSR quarterly for impairment. We record impairment adjustments, if any, through a valuation allowance. Net MSR increased $69.6 million, or 14%, to $573.2 million as of December 31, 2010 from $503.6 million as of December 31, 2009, due principally to bulk acquisitions of MSR. At December 31, 2010, MSR comprised 51% of Tier 1 capital plus the general ALLL.

Cash and Cash Equivalents

Cash and cash equivalents increased by $1.1 billion to $1.2 billion as of December 31, 2010 from $23.3 million as of December 31, 2009, largely due to strong deposit growth and excess cash generated from the sale of CMO securities during 2010.

Indemnification Asset

At December 31, 2010, our indemnification asset totaled $8.7 million, or less than 1%, of total assets, and is included in other assets in the consolidated balance sheet. Pursuant to the terms of the Tygris acquisition agreement, an escrow account was established at acquisition consisting of cash and a portion of our common stock issued in the transaction. See “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.” This escrow account is intended to compensate us for credit losses exceeding an annual allowance for a five-year period following the acquisition. As a result, we recognized an indemnification asset representing the fair value of the shares expected to be released to us from escrow. The indemnification asset is accounted for as a derivative, as the number of shares returned to us from escrow is based upon a determined amount of losses in exchange for an escrowed share of our common stock. Any changes in the fair value of our stock or changes resulting from either increases or decreases in expected cash flows of the acquired portfolio will impact the carrying value of our related indemnification asset and have a related effect on our earnings.

Deferred Tax Asset

Our net deferred tax asset increased by $120.5 million, or 940%, to $133.3 million at December 31, 2010 from $12.8 million at December 31, 2009. This increase includes the addition of $113.2 million related to the Tygris acquisition and $5.8 million from the Bank of Florida acquisition. In addition to temporary tax and GAAP basis differences in the acquired loan and lease portfolios, a significant portion of the change in the deferred tax asset is attributable to net operating loss carryforwards of the Tygris entities. The net deferred tax asset attributable to Tygris net operating loss carryforwards at December 31, 2010 is $77.9 million. Our future realization of these net operating loss carryforwards and net unrealized built-in losses is limited by the application of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and is reflected in our net deferred tax asset. The deferred tax asset also increased $15.1 million related to the tax effects of other comprehensive income adjustments. These increases are offset by $13.6 million of deferred tax expense.

Goodwill

Our total goodwill as of December 31, 2010 was $10.2 million. This amount is almost entirely composed of $10.0 million of goodwill resulting from the excess of the fair value of liabilities assumed over the net assets acquired in the Bank of Florida acquisition.

Liabilities

Total liabilities increased by $3.5 billion, or 46%, to $11.0 billion at December 31, 2010 from $7.5 billion as of December 31, 2009, primarily due to growth in deposits.

Deposits

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit at the dates indicated:

	Year Ended December 31,
	2010			2009			2008
	Actual	Average		Actual	Average		Actual	Average
	Balance	Balance	Rate	Balance	Balance	Rate	Balance	Balance	Rate
	(In thousands)

Noninterest-bearing demand	$1,136,619	$1,039,096		$438,952	$678,572		$569,245	$575,714
Interest-bearing demand	2,003,314	1,694,233	1.21%	1,493,709	1,308,492	1.71%	1,125,496	890,077	3.15%
Market-based money market accounts	379,207	366,774	1.23%	364,827	321,934	1.80%	285,626	295,742	3.35%
Savings and money market accounts, excluding market-based	3,457,351	2,839,705	1.25%	2,296,793	1,865,472	1.84%	1,335,093	826,184	3.41%
Market-based time	854,388	758,693	1.09%	750,141	611,968	1.81%	624,919	812,908	3.61%
Time, excluding market-based	1,852,175	1,781,052	1.84%	970,865	1,093,313	3.13%	1,062,656	885,541	4.59%

	$9,683,054			$6,315,287			$5,003,035

The following table shows scheduled maturities of certificates of deposit with denominations greater than or equal to $100,000:

December 31, 2010
(In thousands)

3 months or less	$450,404
3 through 6 months	220,693
6 through 12 months	277,703
12 through 24 months	150,241
24 through 36 months	44,404
Over 36 months	238,175

Total certificates of deposit	$1,381,620

At December 31, 2010, deposits, in the aggregate, totaled $9.7 billion. Our major source of funds and liquidity is our deposit base, which provides funding for our investments in loans and securities. We carefully manage our interest paid for deposits to control the level of interest expense we incur. The mix and type of interest-bearing and noninterest-bearing deposits in our deposit base constantly changes due to our funding needs, marketing activities and market conditions. We have experienced significant growth in our deposits as a result of the increased marketing initiatives we executed as part of our growth plan.

Deposits increased by $3.4 billion, or 53%, to $9.7 billion at December 31, 2010 from $6.3 billion at December 31, 2009, primarily as a result of a $2.4 billion increase in organic core deposits and $0.9 billion of deposits acquired from Bank of Florida. Noninterest-bearing deposits increased by $697.7 million to $1.1 billion at December 31, 2010 from $439.0 million at December 31, 2009, primarily due to $78.3 million acquired in the Bank of Florida acquisition, as well as increases in the escrows generated by our servicing portfolio of $607.4 million. Interest-bearing deposits increased by $2.7 billion to $8.5 billion at December 31, 2010 from $5.9 billion at December 31, 2009. Approximately $0.8 billion of this increase is a result of the deposits acquired from Bank of Florida. The remaining increase is a result of organic activity generated by increased marketing activities. In addition, the change in composition is primarily attributable to a higher concentration of time deposits from Bank of Florida.

FHLB Borrowings

In addition to deposits, we use borrowings from the FHLB as a source of funds to meet the daily liquidity needs of our customers and fund growth in earning assets. Our FHLB borrowings decreased by $32.3 million, or 4%, to $864.2 million at December 31, 2010 from $896.5 million at December 31, 2009. The decrease is primarily due to scheduled repayments and maturities of short-term borrowings from the FHLB.

The following table provides a summary of our FHLB advances at the dates indicated:

	December 31,
	2010	2009	2008
	(In thousands)

Fixed-rate advances with a weighted-average interest rate of 3.63%, 3.92%, and 4.36%, respectively (1)	$720,168	$857,500	$1,141,000
Convertible advances with a fixed rate of 4.42%, 5.92%, and 5.92%, respectively (2)	44,000	2,000	2,000
Overnight advances with a weighted-average floating interest rate of 0.47%, 0.36%, and 0.46%, respectively (3)	100,000	37,000	173,000

	$864,168	$896,500	$1,316,000

(1)	Interest is payable either monthly or quarterly; full principal due upon maturity.

(2)	Convertible advances are callable quarterly by FHLB; interest is payable on call dates.

(3)	Overnight advance rates are adjusted daily by FHLB.

In addition, the table below summarizes the average outstanding balance of our FHLB advances, the weighted average interest rate and the maximum amount of borrowings in each category outstanding at any month end during the years ended December 31, 2010, 2009 and 2008, respectively.

	Year Ended
	December 31,
	2010	2009	2008
	(In thousands)

Fixed-rate advances:
Average daily balance	$803,378	$993,632	$1,291,993
Weighted average interest rate	3.70%	4.10%	4.36%
Maximum month-end amount	$1,156,500	$1,265,500	$1,436,000
Convertible advances:
Average daily balance	$26,690	$2,000	$2,000
Weighted average interest rate	4.44%	5.92%	5.92%
Maximum month-end amount	$44,000	$2,000	$2,000
Overnight advances:
Average daily balance	$16,175	$121,980	$18,742
Weighted average interest rate	0.43%	0.45%	2.64%
Maximum month-end amount	$200,000	$568,000	$173,000

Trust Preferred

Our outstanding trust preferred securities totaled $113.8 million at December 31, 2010 and $123.0 million at both December 31, 2009 and December 31, 2008.

Clawback Liability

We recorded a clawback liability of $37.6 million, which represents the net present value of expected true-up payments due 45 days after the tenth anniversary of the closing of the Bank of Florida acquisition pursuant to the purchase and assumption agreements between us and the FDIC. On July 13, 2020, the true-up measurement date, we are required to make a true-up payment to the FDIC in an amount equal to 50% of the excess, if any, of (1) 20% of the intrinsic loss estimate, or $96.4 million, less (2) the sum of (a) 25% of the asset discount, or $72.0 million, plus (b) 25% of the cumulative loss share payments plus (c) a 1% servicing fee based on the principal amount of the covered assets over the term (calculated annually based on the average principal amount at the beginning and end of each year and then summed up for a total fee included in the calculation). The intrinsic loss estimate is an established figure by the FDIC. The asset discount was a part of the Company’s bid. The liability was discounted using an estimated cost of debt capital of 6%, based on an index of the cost of debt capital of banks with credit quality comparable to ours. This liability is considered to be contingent consideration as it requires the return of a portion of the initial consideration in the event contingencies are met. Contingent consideration is re-measured each reporting period at fair value with changes reflected in other noninterest income until the contingency is resolved.

Loan and Lease Quality

We use a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our portfolio of loans and leases. Our underwriting policies and practices govern the risk profile and credit and geographic concentration for our loan and lease portfolios. We also have a comprehensive methodology to monitor these credit quality standards, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level. In addition to our ALLL, we have additional protections against potential credit losses, including credit indemnification and similar support agreements with the FDIC and other parties, purchase discounts on acquired loans and leases and other credit-related reserves, such as those on unfunded commitments.

Assets with Credit Support

Assets with credit support represent acquired loans, leases and real estate that are covered by credit indemnification agreements and/or government insurance. Our assets with credit support include loans and leases acquired as part of the Tygris acquisition, assets acquired through the acquisition of the banking operations of Bank of Florida and GNMA pool securities.

We acquired $548.8 million of covered loans and leases through our acquisition of Tygris, including equipment under operating leases of $10.7 million. The credit risk associated with those assets is substantially mitigated by a portfolio credit loss protection escrow which indemnifies us against future credit losses incurred on the acquired loan and lease portfolio above 2% of the average purchased portfolio and $44.5 million in the first year, up to a maximum of $141.6 million. An escrow account was established with 9,470,010 shares of common stock, along with $50.0 million in cash, to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing. The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Pursuant to the terms of the Tygris acquisition agreement and related escrow agreement, we are required to review the average carrying value of the remaining Tygris portfolio annually over the five-year term of the escrow, and upon specified events, including the consummation of this offering, release a portion of the escrowed shares to the former Tygris shareholders to the extent that the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio on the date of each release. Based on our first annual review of the average carrying value of the remaining Tygris portfolio, we released 2,808,175 escrowed shares of our common stock to the former Tygris shareholders on April 25, 2011. As of April 25, 2011, 5,950,046 shares of our common stock remain in escrow. As the necessary valuation of the remaining Tygris portfolio for the partial release triggered by the consummation of this offering must be made after the consummation of this offering, the number of shares to be released from escrow in connection therewith cannot be determined at present. The escrowed cash will not be released prior to the completion of the five-year term, unless the amount of such escrowed cash not subject to a reserve on any date of determination exceeds the carrying value of the leases and loans in the Tygris portfolio, in which case such excess portion of the escrowed cash will be released to the former Tygris shareholders. Upon the expiration of such five-year period, all remaining escrowed shares and escrowed cash will be released to the former Tygris shareholders to the extent not reserved in respect of then-pending claims.

We recorded an indemnification asset of $30.8 million at the time of the Tygris acquisition based on our estimate of the fair value of the indemnification support obligation. We evaluate this asset quarterly and if favorable loss trends experienced since the acquisition continue, this asset may be written down or eliminated, which would result in a non-recurring loss in the period of such write-down. Concurrently, an increase in expected cash flows in the loan and lease portfolio acquired from Tygris would likely result in increased interest income in prospective periods due to a higher effective yield on the acquired loan and lease portfolio. During 2010, we recognized a $22.0 million decrease in fair value of the indemnification asset resulting from a decrease in estimated future credit losses. See “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.”

In conjunction with the Bank of Florida acquisition, we entered into loss sharing agreements regarding future losses incurred on an aggregate of approximately $1.4 billion of assets as of the acquisition date. Under the terms of the loss share agreements, we will be reimbursed by the FDIC for 80% of all net losses exceeding $385.6 million, subject to reporting requirements. We will reimburse the FDIC for 80% of specified recoveries on the covered assets. The term for loss and recovery sharing on residential real estate mortgage loans is ten years, while the term for loss share on non-residential real estate mortgage loans is five years with respect to losses and eight years with respect to loss recoveries. See “Business — Recent Acquisitions — Acquisition of Bank of Florida.”

As a GNMA servicer, we have the right, but not the obligation, to purchase delinquent loans which are backed by government insurance and guarantees out of GNMA pool securities for which we act as servicer and from other third-party servicers, or GNMA pool buyout loans. This option is permitted when individual loans reach an established delinquency stage, which normally is 90 days or more delinquent. Each loan in a GNMA pool is insured or guaranteed by one of several federal government agencies, including the Federal Housing Authority, Department of Veterans’ Affairs or the Department of Agriculture’s Rural Housing Service. The loans must at all times comply with the requirements for obtaining and maintaining such insurance or guaranty. Since these residential loans are guaranteed by these government agencies, we incur no incremental credit risk when we purchase these loans. Many of these loans do not cure and go through a foreclosure process that takes between 6 and 18 months (primarily depending on state laws), which enables us to earn a spread equal to the difference between the cost of funding required to acquire the loan and the stated interest rate on the loan that we collect from the government insurer or guarantor, as applicable, following foreclosure. The acquisition of these government insured loans at face value can be particularly attractive in periods when prevailing interest rates at the time the loan was made were significantly higher than rates prevailing at the time we acquire the loan.

GNMA pool buyout loans are accounted for using an expected cash flow model. At the date of acquisition, we designate the loans as held for investment or held for sale. Loans held for sale are carried over at the lower of cost or market. Loans held for investment are carried at amortized cost and measured periodically for impairment. GNMA pool buyout loans totaled $1.6 billion and $1.1 billion at December 31, 2010 and 2009, respectively.

Discounts on Acquired Loans and Lease Financing Receivables

We evaluate acquired loans and lease financing receivables for evidence of credit deterioration in order to determine proper accounting classification. Loans are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, when there is evidence of credit deterioration since origination and it is probable, at acquisition, that we will be unable to collect all contractually required payments.

ASC 310-30 allows us to aggregate acquired credit-impaired, or ACI, loans into one or more pools according to common risk characteristics. The contractual cash flows due for such pools are reduced by the portion expected to be uncollectible, referred to as the non-accretable difference. The non-accretable difference is determined according to expectations of principal credit losses, foregone interest, prepayment activity, servicing costs and other cash outlays. A pool is accounted for as a single asset with the expectation of cash flows and anticipated timing of receipt of such cash flows determined on an aggregate basis. To determine fair value, expected cash flows are discounted by an interest rate approximating the acquisition date market rate of return for the pool of loans. The excess of expected cash flows over fair value is referred to as the accretable yield and is recognized as interest income on a level yield basis over the estimated remaining life of the pool of loans.

Acquired loans that do not meet the criteria established under ASC 310-30, or non-ACI loans, are accounted for under ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Costs, or ASC 310-20. For non-ACI loans acquired at a discount to UPB, this accounting method results in a purchase discount that accretes on a level yield basis and is recognized as a component of interest income. This accretion represents income in addition to contractual interest received and increases the effective yield of the loans. While under ASC 310-20 the entire purchase discount is accretable, a portion of the accretable purchase discount can be attributable to expected credit losses and other cash flow items impacting fair value.

We evaluated the loans acquired from Bank of Florida and concluded that all loans, with the exception of revolving loans and consumer loans, were ACI loans and would be accounted for under ASC 310-30. As of the acquisition date, ACI loans had remaining contractual principal and interest payments of $1.31 billion, expected cash flows of $996.3 million, and a fair value of $807.0 million. The difference between the contractually required payments of $1.31 billion and the expected cash flows of $996.3 million represents a non-accretable difference in the amount of $314.4 million. The difference between the expected cash flows of $996.3 million and fair value of $807.0 million represents an accretable yield of $189.3 million. The $807.0 million fair value established for ACI loans represented a $221.3 million discount to acquired UPB of $1.03 billion at acquisition.

Acquired revolving loans were accounted for under ASC 310-20 and recognized at fair value. The fair value of these loans was $73.1 million, which represented a $26.4 million discount to acquired UPB of $99.5 million. Additionally, we acquired consumer loans with a UPB of $10.3 million at a fair value of $8.3 million, which resulted in a $2.0 million discount. Payments on these loans are accounted for under the cost recovery method.

In conjunction with the Tygris acquisition, we adopted an accounting policy of recognizing accretable yield for ACI lease financing receivables based on expected cash flows, following the accounting method described above under ASC 310-30. We determined a portfolio of ACI lease financing receivables based on internal criteria established for evidence of credit deterioration since origination such that it was deemed probable that we would be unable to collect all contractually required payments. At acquisition, the ACI portfolio had contractual amounts due of $128.6 million, $6.0 million of which were related to residual amounts, expected cash flows of $44.9 million and a fair value of $38.8 million. The difference between the contractually required payments of $128.6 million and the expected cash flows of $44.9 million represents a non-accretable difference of $83.7 million. The difference between the expected cash flows of $44.9 million and fair value of $38.8 million represents an accretable yield of $6.1 million. The $38.8 million fair value of the ACI portfolio represented a $70.7 million discount to its prior carrying value of $109.5 million at acquisition.

For non-ACI lease financing receivables acquired from Tygris, our assessment of fair value as of the date of acquisition incorporated assumptions for credit losses, servicing costs and other cash outlays even though the portfolio had not displayed evidence of credit deterioration. Contractual amounts due for the non-ACI portfolio were $809.4 million, of which $51.1 million was related to residual amounts, while expected cash flows were $603.2 million. Expected cash flows were discounted by a rate approximating the market rate of return for the lease portfolio. This approach resulted in a $499.3 million fair value for the non-ACI portfolio, which represented a $196.1 million discount to its prior carrying value of $695.4 million at acquisition. For the non-ACI portfolio, we adopted a policy for accreting this discount on a level yield basis, following the accounting method described above under ASC 310-20. For non-ACI loans and lease financing receivables accounted for under ASC 310-20, we periodically monitor the accretable purchase discount and recognize an allowance for loan loss if the discount is not sufficient to absorb incurred losses.

For ACI loans and lease financing receivables accounted for under (or by analogy to) ASC 310-30, we periodically reassess cash flow expectations at a pool or loan/lease level. In the case of improving cash flow expectations for a particular pool, we reclassify an amount of non-accretable difference as accretable yield, thus increasing the prospective yield of the pool. In the case of deteriorating cash flow expectations, we record a provision for loan or lease loss, following the allowance for loan loss framework. For more information on ACI loans and lease financing receivables accounted for under (or by analogy to) ASC 310-30, see Note 8 to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of and for the years ended December 31, 2010 and 2009. The following table presents a bridge from UPB or contractual net investment to carrying value for ACI loans and lease financing receivables accounted for under (or by analogy to) ASC 310-30 at December 31, 2010.

	Bank of Florida	Tygris	Other	Total
	(In thousands)

Under ASC 310-30 (or by analogy)
UPB or contractual net investment	$907,678	$43,678	$449,267	$1,400,623
Plus: contractual interest due or unearned income	328,749	29,618	364,662	723,029

Contractual cash flows due	1,236,427	73,296	813,929	2,123,652
Less: nonaccretable difference	274,770	56,712	328,445	659,927
Less: ALLL	6,189	97	3,695	9,981

Expected cash flows	955,468	16,487	481,789	1,453,744
Less: accretable yield	198,633	9,745	44,603	252,981

Carrying value	$756,835	$6,742	$437,186	$1,200,763

Carrying value as a percentage of UPB or contractual net investment	83%	15%	97%	86%

In the Bank of Florida ACI portfolio, an impairment charge of $6.2 million was recognized for the year ended December 31, 2010 due to deteriorating cash flow expectations for a particular pool of loans. Within this portfolio we also reclassified $39.6 million from nonaccretable difference to accretable yield due to improving estimated cash flows in other pools of loans. This amount is expected to be recognized as incremental interest income on a level yield basis over the estimated remaining life of the pools of loans.

In the Tygris ACI portfolio, payments received during the year ended December 31, 2010 reduced the carrying value of a particular pool of lease financing receivables to zero. In conjunction with this occurrence, we adopted a policy of accounting for ACI pools of loans or lease financing receivables under the cost recovery method if payments over a period reduce their carrying value to zero. Under this method, any future loan or lease payments will be recognized as interest income. Within this portfolio, we also reclassified $8.3 million from nonaccretable difference to accretable yield due to improving estimated cash flows in other pools of loans. This amount is expected to be recognized as incremental interest income on a level yield basis over the estimated remaining life of the pools of lease financing receivables.

In our other ACI portfolio, an impairment charge of $2.2 million was recognized for the year ended December 31, 2010 due to deteriorating cash flow expectations for a particular pool of loans. Within this portfolio, we reclassified $0.1 million from nonaccretable difference to accretable yield due to improving estimated cash flows in other pools of loans. This amount is expected to be recognized as an incremental interest income on a level yield basis over the estimated remaining life of the pools of loans.

For non-ACI loans and lease financing receivables accounted for under ASC 310-20, we periodically monitor the accretable purchase discount and recognize an allowance for loan loss if the discount is not sufficient to absorb incurred losses. The following table presents a bridge from UPB or contractual net investment to carrying value for non-ACI loans and lease financing receivables accounted for under ASC 310-20 at December 31, 2010.

	Bank of Florida	Tygris	Other	Total
	(In thousands)

Under ASC 310-20
UPB or contractual net investment	$82,280	$440,446	$1,856,907	$2,379,633
Less: purchase discount	21,500	112,954	69,170	203,624

Recorded investment	$60,780	$327,492	$1,787,737	$2,176,009

Recorded investment as a percentage of UPB or contractual net investment	74%	74%	96%	91%

Analysis of the Allowance for Loan and Lease Losses

The following table allocates the allowance for loan and lease losses by category:

	Year Ended December 31,
	2010		2009		2008		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(In thousands)

Residential mortgages	$46,584	49.7%	$56,653	60.8%	$14,920	45.7%	$5,976	50.9%	$3,069	44.1%
Commercial and commercial real estate	33,490	35.8%	26,576	28.5%	11,193	34.3%	4,937	42.0%	3,356	48.4%
Lease financing receivables	2,454	2.6%	—	—	—	—	—	—	—	—
Home equity lines	10,907	11.6%	9,651	10.4%	6,244	19.1%	516	4.4%	176	2.5%
Consumer and credit card	254	0.3%	298	0.3%	296	0.9%	317	2.7%	351	5.0%

	$93,689	100%	$93,178	100%	$32,653	100%	$11,746	100%	$6,952	100%

The ALLL and the balance of non-accretable discounts represent our estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the balance sheet date.

Our methodology for assessing the adequacy of the ALLL includes a general allowance for performing loans, which are grouped based on similar characteristics, and a specific allowance for individual impaired loans or loans considered by management to be in a high risk category. General allowances are established based on a number of analyses, including historical loss rates, an assessment of portfolio trends and conditions, accrual status, economic conditions, and expected losses derived by our loan review process. Other adjustments for qualitative factors may be made to the allowance for the pools based on an assessment of internal and external influences on credit quality and loss severity that may not have already been taken into account in the quantitative analysis. For these measurements, we use assumptions and methodologies that are relevant to estimating the level of impairment and probable losses in the loan portfolio. To the extent the data supporting such assumptions has limitations, management’s judgment and experience play a key role in recording allowance estimates.

For commercial and commercial real estate loans, a specific allowance may be assigned to individual loans based on an impairment analysis. Loans are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on non-accrual status.

Individual loans considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans includes consideration of the loan type, length of delinquency, insufficient collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information, such as Broker Price Opinions. Updated financial information on commercial and commercial real estate loans is also obtained from the borrower at least annually, or more frequently if the loan becomes delinquent. Charge-offs are generally taken on loans once the impairment is determined to be other-than-temporary. Recoveries on loans previously charged off are added to the allowance. Net charge-offs to average loans held for investment for the years ended December 31, 2010, 2009 and 2008 were 1.23%, 1.32%, and 0.40%, respectively.

The ALLL totaled $93.7 million at December 31, 2010, an increase of $0.5 million from December 31, 2009, primarily due to an increase in charge-offs for other consumer and credit cards. During 2009 the allowance grew $60.5 million, from $32.7 million at December 31, 2008 to $93.2 million at December 31, 2009. This increase was primarily due to higher provision expense related to anticipated charge-offs in our commercial and commercial real estate loans held for investment portfolio. Prior to late 2007, when the challenging economic conditions began, fluctuations in the ALLL totals were primarily driven by the growth and concentration levels in the loan portfolio.

We analyze the loan portfolio, including delinquencies, concentrations, and risk characteristics, at least quarterly to assess the overall level of the ALLL and non-accretable discounts. We also rely on internal and external loan review procedures to further assess individual loans and loan pools, and economic data for overall industry and geographic trends.

The table below sets forth the calculation of the ALLL as a percentage of loans and leases held for investment, both as a percentage of total loans and leases and as a percentage of all loans and leases not accounted for under ASC 310-30:

	December 31, 2010		December 31, 2009
		Excluding loans		Excluding loans
		and leases		and leases
		accounted for		accounted for
	Total	under ASC 310-30	Total	under ASC 310-30
	(In thousands)

ALLL	$93,689	$83,708	$93,178	$91,645
Loans and leases held for investment	$6,099,268	$4,888,524	$4,165,875	$3,732,637
ALLL as a percentage of loans and leases held for investment	1.54%	1.71%	2.24%	2.46%

Provision for Loan and Lease Losses

Provisions for loan and lease losses are charged to operations to record changes to the total ALLL to a level deemed appropriate by management. For the years ended December 31, 2010, 2009 and 2008, the provision totaled $79.3 million, $121.9 million and $37.3 million, respectively. The $42.6 million decrease in 2010 is primarily a result of decreased losses on non-performing loans, or NPL, and lower than expected delinquencies due to stabilizing economic conditions during 2010, particularly on our legacy commercial real estate portfolio. The previous $84.6 million increase in 2009 and $31.7 million increase in 2008 were primarily a result of increases in non-performing loans and higher than expected delinquencies due to challenging economic conditions beginning in late 2007, particularly on our legacy commercial real estate loan portfolio.

The following table provides an analysis of the ALLL, provision for loan and lease losses and net charge-offs each year in the five-year period ended December 31, 2010:

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)

ALLL, beginning of year	$93,178	$32,653	$11,746	$6,952	$5,804
Charge-offs:
Residential mortgages	19,730	8,976	3,482	—	—
Commercial and commercial real estate	46,168	47,299	11,121	660	157
Lease financing receivables	6,050	—	—	—	—
Home equity lines	7,540	5,219	2,009	—	—
Other consumer and credit cards	610	162	156	220	139

Total charge-offs	80,098	61,656	16,768	880	296
Recoveries:
Residential mortgages	267	246	19	—	—
Commercial and commercial real estate	598	6	11	47	41
Lease financing receivables	2	—	—	—	—
Home equity lines	187	17	—	—	—
Other consumer and credit cards	214	—	2	16	11

Total recoveries	1,268	269	32	63	52

Net charge-offs	78,830	61,387	16,736	817	244
Provision for loan and lease losses	79,341	121,912	37,278	5,632	1,400
Other	—	—	365	(21)	(8)

ALLL, end of year	$93,689	$93,178	$32,653	$11,746	$6,952

Net charge-offs to average loans held for investment	1.23%	1.32%	0.40%	0.03%	0.01%

Net charge-offs increased from $0.8 million in 2007 to $16.7 million and $61.4 million in 2008 and 2009, respectively, primarily in the commercial and commercial real estate loan portfolios. Net charge-offs for 2010 totaled $78.8 million, up $17.4 million over 2009. These increases in net charge-offs are primarily a result of impaired property values caused by the sustained weakness in the real estate market associated with the economic downturn. Residential mortgages also experienced increasing levels of net charge-offs during this period, with charge-offs growing from zero in 2007 to $9.0 million in 2009. Residential mortgage net charge-offs for 2010 totaled $19.5 million.

Problem Loans and Leases

Loans and leases are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan becomes 90 days past due, with the exception of government-insured loans and some acquired loans and leases. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is recorded as collected.

We exclude government-insured pool buyout loans from our definition of non-performing loans and leases. At December 31, 2010, we also excluded loans and leases acquired in the Tygris and Bank of Florida acquisitions from non-performing status, because we expected to fully collect their new carrying value which reflects significant purchase discounts. If our expectation of reasonably estimable future cash flows deteriorates, the loans and leases may be classified as non-accrual loans and interest income is not recognized until the timing and amount of future cash flows can be reasonably estimated. These Tygris and Bank of Florida acquired assets are required to be included in the definition of non-performing by the OTS but not by the Office of the Comptroller of the Currency, or OCC.

Real estate we acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until sold, and is carried at the balance of the loan at the time of foreclosure or at estimated fair value less estimated costs to sell, whichever is less.

In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructuring, or TDR. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring.

The following table sets forth the composition of our NPA, including non-accrual, accruing loans and leases past due 90 or more days and TDR, as of the dates indicated. The balances of NPA reflect the net investment in such assets including deductions for purchase discounts.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)

Non-accrual loans and leases:
Residential mortgages	$50,091	$52,820	$33,903	$24,637	$4,421
Commercial and commercial real estate	153,022	136,924	84,170	985	1,952
Lease financing receivables	3,673	—	—	—	—
Home equity lines	2,189	5,149	5,167	6,084	376
Other consumer and credit cards	921	58	1	64	60

Total non-accrual loans and leases	209,896	194,951	123,241	31,770	6,809
Accruing loans 90 days or more past due	6,105	1,326	103	—	—

Total non-performing loans (NPL)	216,001	196,277	123,344	31,770	6,809
Other real estate owned (OREO)	35,035	22,313	18,253	6,855	2,235

Total non-performing assets (NPA)	251,036	218,590	141,597	38,625	9,044
Troubled debt restructurings (TDR) in compliance with modified terms	62,577	95,481	48,768	275	450

Total NPA and TDR	$313,613	$314,071	$190,365	$38,900	$9,494

Total NPA and TDR	$313,613	$314,071	$190,365	$38,900	$9,494
Government-insured 90 days or more past due still accruing	553,331	589,842	428,630	236,455	240,314
Tygris and Bank of Florida loans and leases accounted for under ASC 310-30 or by analogy:
90 days or more past due	195,433	—	—	—	—
OREO	19,166	—	—	—	—

Total regulatory NPA and TDR	$1,081,543	$903,913	$618,995	$275,355	$249,808

Credit quality ratios including government-insured loans and loans and leases accounted for under ASC 310-30 or by analogy:
NPL to total loans	13.32%	14.68%	10.05%	5.75%	7.60%
NPA to total assets	8.49%	10.03%	8.09%	4.98%	5.97%
NPA and TDR to total assets	9.01%	11.21%	8.78%	4.99%	5.98%

Adjusted credit quality ratios excluding government-insured loans and Tygris and Bank of Florida loans and leases accounted for under ASC 310-30 or by analogy:
NPL to total loans	2.98%	3.66%	2.25%	0.68%	0.21%
NPA to total assets	2.09%	2.71%	2.01%	0.70%	0.22%
NPA and TDR to total assets	2.61%	3.90%	2.70%	0.70%	0.23%

At December 31, 2010, total NPL were $216.0 million, or 3.0% of total loans, up $19.7 million from $196.3 million, or 3.7% of total loans, at December 31, 2009. NPL have increased $92.7 million since December 31, 2008 primarily due to the national rise in mortgage defaults.

We utilize an asset risk classification system in compliance with guidelines established by the OTS Handbook as part of its efforts to improve asset quality. In connection with examinations of insured institutions, examiners have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful,” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is not considered collectable and of such little value that continuance as an asset is not warranted. Commercial loans with adverse classifications are reviewed by the commercial credit committee of our senior credit committee monthly.

In addition to the problem loans described above, as of December 31, 2010, we had special mention loans and leases totaling $87.3 million, which are not included in either the non-accrual or 90 days past due loan and lease categories but which in our opinion were subject to potential future rating downgrades. Special mention loans and leases increased $27.4 million, or 45.8%, from December 31, 2009. Loans and leases rated as special mention totaled $87.3 million or 1.2% of the total loan portfolio and 1.4% of the non-covered loan portfolio, at December 31, 2010, including $45.1 million acquired from Bank of Florida.

Liquidity and Capital Resources

Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements.

Funds invested in short-term marketable instruments, the continuous maturing of other interest-earning assets, cash flows from self-liquidating investments such as mortgage-backed securities, the possible sale of available for sale securities, and the ability to securitize certain types of loans provide sources of liquidity from an asset perspective. The liability base provides sources of liquidity through issuance of deposits and borrowed funds. To manage fluctuations in short-term funding needs, we utilize federal fund lines of credit with correspondent banks, securities sold under agreements to repurchase and borrowings under lines of credit with other financial institutions, such as the Federal Home Loan Bank of Atlanta, or FHLB, and the Federal Reserve Bank, or FRB. We also have access to term advances with the FHLB, as well as brokered certificates of deposits, for longer term liquidity needs. We believe our sources of liquidity are sufficient to meet our cash flow needs for the foreseeable future.

As of December 31, 2010, we had a $1.1 billion line of credit with the FHLB, of which $864.2 million was outstanding. Based on asset size, the maximum potential line available with the FHLB was $4.6 billion at December 31, 2010, assuming eligible collateral to pledge. We did not have any borrowings outstanding with the FRB at December 31, 2010, and our borrowing capacity is limited only by eligible collateral. At December 31, 2010, we had eligible security collateral available to be pledged to one or more facilities that could have provided additional borrowing capacity of $666.3 million.

At December 31, 2010, our availability under Promontory Interfinancial Network, LLC’s CDARS® One-Way Buysm deposits and federal funds commitments was $1.2 billion and $40.0 million, with $2.2 million and $0 in outstanding borrowings, respectively.

Regulatory Capital Requirements

We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements may prompt certain actions by regulators that, if undertaken, could have a direct material adverse effect on our financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

We expect that, as a result of recent developments such as the Dodd-Frank Act and Basel III, we will be subject to increasingly stringent regulatory capital requirements. For further discussion of the changing regulatory framework in which we operate, please see “Regulation and Supervision.”

At December 31, 2010, EverBank exceeded all regulatory capital requirements and was considered to be “well-capitalized” with a Tier 1 (core) capital ratio of 8.7% and a total risk-based capital ratio of 17.0%.

Restrictions on Paying Dividends

OTS regulations impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The OTS regulates all capital distributions by EverBank directly or indirectly to us, including dividend payments. EverBank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notifies EverBank that it is subject to heightened supervision. Under the FDIA, an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an “unsafe and unsound” banking practice.

As a result of the passage of the Dodd-Frank Act, EverBank will be regulated by the OCC. We cannot predict the changes, if any, the OCC may make to restrictions on dividend payments. See “Regulation and Supervision.”

Contractual Obligations

The following tables contain supplemental information regarding our total contractual obligations as of December 31, 2010:

	As of December 31, 2010
	Payments Due by Period
	< 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years	Total
	(In thousands)

Deposits without a stated maturity (1)	$6,976,491	$—	$—	$—	$6,976,491
Time deposits	1,914,123	382,424	342,403	79,898	2,718,848
Other borrowings	190,260	402,928	181,000	110,000	884,188
Trust preferred securities	—	—	—	113,750	113,750
Interest on interest-bearing debt (2)	55,241	75,045	108,194	192,244	430,724
Operating lease obligations (3)	9,866	13,006	9,292	5,241	37,405
Interest rate swap agreements (4)	1,067	13,951	8,350	436	23,804
Strategic marketing and promotional arrangements	3,150	6,780	4,047	—	13,977

Total	$9,150,198	$894,134	$653,286	$501,569	$11,199,187

(1)	Deposits without a stated maturity do not have fixed contractual obligations relating to future interest payments. Hence, these interest amounts have been excluded from the contractual obligations table because we are unable to reasonably predict the ultimate amount or timing of future payments.

(2)	The variable interest rate component on other borrowings and trust preferred securities has been forecasted based on a yield curve at December 31, 2010 for the purpose of estimating future payments relating to these obligations. The fixed rate interest component is calculated based on the fixed rate in the debt agreement.

(3)	Operating lease obligations include all minimum lease payments.

(4)	Interest rate swap amounts are derived from the forecast of three-month LIBOR at December 31, 2010 on all open swap positions at that date. Open swap positions relate to liability hedge swaps, commercial real estate loan hedge swaps and trust preferred hedge swaps.

We also had a contractual obligation to purchase loans of $84.1 million at December 31, 2010. These are primarily residential mortgage loans originated by our private label partners that we are contractually obligated to purchase.

We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity, and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Off-Balance Sheet Arrangements

We have limited off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in its consolidated balance sheets.

We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We decrease our exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses.

Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements. See Note 26 to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2010 and 2009 and for the three years ended December 31, 2010 for additional information regarding our contractual obligations.

Loans Subject to Representations and Warranties

We originate residential mortgage loans, primarily first-lien home loans, through our direct and wholesale channels with the intent of selling a substantial majority of them in the secondary mortgage market. We sell and securitize conventional conforming and federally insured single-family residential mortgage loans predominantly to GSEs, such as Fannie Mae, or FNMA, and Freddie Mac, or FHLMC. We also sell residential mortgage loans, especially those that do not meet criteria for whole loan sales to GSEs (nonconforming mortgage loans), through whole loan sales to private non-GSE purchasers.

Although we structure all of our loan sales as non-recourse sales, the underlying sale agreements require us to make certain market standard representations and warranties at the time of sale, which may vary from agreement to agreement. Such representations and warranties typically include those made regarding the existence and sufficiency of file documentation, credit information, compliance with underwriting guidelines and the absence of fraud by borrowers or other third parties such as appraisers in connection with obtaining the loan. We have exposure to potential loss because, among other things, the representations and warranties we provide purchasers typically survive for the life of the loan.

If it is determined that the loans sold are (1) with respect to the GSEs, in breach of these representations or warranties, or (2) with respect to non-GSE purchasers, in material breach of these representations and warranties, we generally have an obligation to either: (a) repurchase the loan for the UPB, accrued interest and related advances, which we refer to collectively as the Repurchase Price, (b) indemnify the purchaser or (c) make the purchaser whole for the economic benefits of the loan. Our obligations vary based upon the nature of the repurchase demand and the current status of the mortgage loan. For example, if an investor has already liquidated the mortgage loan, the investor no longer has a mortgage asset that we could repurchase.

We also have a limited repurchase exposure for early payment defaults, or EPDs, which are typically triggered if a borrower does not make the first several payments due after the mortgage loan has been sold to an investor. Our private investors have agreed to waive EPD provisions for conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products. However, we are subject to EPD provisions on the community reinvestment loans we originate and sell under a State of Florida housing program, which represents a minimal amount of our total originations. Except with respect to such EPDs, the risk of credit loss for loans sold is transferred to investors upon sale in the secondary market.

Loans Sold to or Securitized with GSEs

From 2004 through 2010, we originated and securitized approximately $12.8 billion of mortgage loans in GSE-guaranteed MBS. Such securities were issued through GNMA for federally insured loans and FNMA and FHLMC for conventional loans. Once issued, these securities were sold in the secondary markets.

Loans Sold to Private Investors

From 2004 through 2010, we originated and sold approximately $25.2 billion of mortgage loans to private investors. We did not securitize any mortgage loans with private investors during this time period.

Private Mortgage Insurance

We do not sell residential mortgage loans to mortgage insurers. Rather, we are subject to potential losses if a mortgage insurance company rescinds or cancels private mortgage insurance, or PMI, on loans that we originate and sell or securitize. Rescission or cancellation of coverage often triggers automatic repurchase demands from investors because such loans are not eligible for sale or securitization.

Although unresolved PMI cancellation notices are not formal repurchase requests, we include these in our active repurchase request pipeline when analyzing and estimating loss content in relation to the loans sold on the secondary market.

Loans Repurchased after Sale or Securitization

Between January 1, 2008 and December 31, 2010, we received requests from investors to repurchase 630 mortgage loans. As a basis for comparison, we originated and sold 77,509 loans during this same time period. We have successfully defended 204 of the repurchase requests (representing 56% of all requests resolved) and repurchased, indemnified investors or made investors whole on 160 loans.

We have summarized the activity for each of the periods below regarding repurchase requests received, requests successfully defended, and loans that we repurchased or for which we indemnified investors or made investors whole with the corresponding origination years:

	Year Ended December 31,
	2010	2009	2008

GSE	78	29	6
Non-GSE	310	123	84

Repurchase requests	388	152	90

GSE	34	13	3
Non-GSE	68	43	43

Requests successfully defended	102	56	46

GSE	18	16	3
Non-GSE	34	50	39

Loans repurchased, indemnified or made whole	52	66	42

GSE	$1,068	$625	$349
Non-GSE	10,449	3,110	2,111

Net realized losses on loan repurchases (in thousands)	$11,517	$3,735	$2,460

Years of origination of loans repurchased	2005-2009	2003-2009	2005-2008

The most common reasons for loan repurchases and make-whole payments are claimed misrepresentations related to stated-income, falsified employment documents and/or verifications,

occupancy or credit. These amounted to 363 from January 1, 2008 through December 31, 2010. Additionally, in the same time period we repurchased or made whole 116 loans because they did not meet the specified investor guidelines.

Beginning in 2009, higher loan delinquencies, resulting from deterioration in overall economic conditions and trends, particularly those impacting the residential housing sector, caused investors to carefully examine and re-underwrite credit files for those loans in default. Investors have most often cited income and employment misrepresentations as the grounds for us to repurchase loans.

Upon receipt of a repurchase demand from an investor, we review the allegations and re-underwrite the loan. We also verify any third-party information included as support for the repurchase demand. In certain cases, we may request the investor to provide additional information to assist us in our determination whether to repurchase the loan.

Upon completion of our own internal investigation as to the validity of a repurchase claim, our findings are discussed by senior management and subject-matter experts as part of our loan repurchase subcommittee. If the subcommittee determines that we are obligated to repurchase a loan, such recommendation is presented to executive management for review and approval. We have not made any settlement payments to investors.

If we agree with the investor that we are obligated to repurchase a loan, we will either: (1) repurchase the loan at the Repurchase Price, (2) indemnify the purchaser or (3) make the purchaser whole for the economic benefits of the loan. Our obligations vary based upon the nature of the repurchase demand and the current loan status.

Of the three courses of action described above, a loan repurchase is the only remedy where we will place the loan asset that is the subject of the repurchase demand on our balance sheet. In the case of indemnification, the investor still owns the loan asset and we indemnify the investor for losses incurred resulting from our breach of a representation and warranty. In the case of a make-whole payment, the investor or subsequent purchaser of a loan asset has liquidated the loan and there is no loan asset for us to repurchase. We are simply obligated to make the investor whole for losses incurred between the initial purchase price and the liquidation price, and related costs.

At the time we repurchase a loan, we determine whether to hold the loan for sale or for investment. If the loan is sellable on the secondary market, we may elect to do so. If the loan is not sellable on the secondary market or there are other reasons why we would elect to retain the loan, we will service the asset to minimize our losses. This may include, depending on the status of the loan at the time of repurchase, modifying the loan, or foreclosure on the loan and subsequent liquidation of the mortgage property.

When we sell residential mortgage loans on the secondary mortgage market, our repurchase obligations are typically not limited to any specific period of time. Rather, the contractual representations and warranties we make on these loans survive indefinitely for the life of the loan.

Historically, the majority of our requests for repurchase end approximately three years after the loan has been sold to an investor. However, for certain vintages, repurchase activity has persisted beyond our historical experience. Repurchase demands relating to EPDs generally surface sooner, typically within 180 days of selling the loan to an investor. Historically the Company has sold loans servicing released, therefore the lack of servicing statistics and status of the loans sold is not known. As such, there is additional uncertainty surrounding the reserve.

Reserves for Repurchase Obligations for Loans Sold or Securitized

We establish reserves for estimated losses inherent in our origination of mortgage loans. The reserves are derived from loss frequencies that reflect default trends in residential real estate loans and severities reflecting declining housing prices. In estimating the accrued liability for loan repurchases and make-whole payment obligations, we estimate probable losses inherent in the population of all loans sold based on trends in claims requests and actual loss severities we have experienced. The liability includes accruals for probable contingent losses in addition to those identified in the pipeline of repurchase/make-whole payment requests. The estimation process is designed to include amounts based on historical losses experienced from actual repurchase activity. The baseline for the repurchase reserve uses historical loss factors that are applied to loan pools originated in 2004 through 2009 and sold in years 2004 through 2010. Loss factors, tracked by year of loss, are calculated using actual losses incurred on repurchases or make-whole payment arrangements. The historical loss factors experienced are accumulated for each sale vintage and are applied to more recent sale vintages to estimate inherent losses incurred but not yet realized. Due to the increased levels of repurchase demands experienced in 2010, and that have been present in the industry, we have increased our expected levels of repurchase activity for some vintages in excess of the historical repurchase frequency curves. In determining the reserve, the Company evaluates trends in the existing pipeline of pending repurchase requests, historical activity levels for various vintages over comparable time periods from origination, effects of changes in rescission rates and other qualitative factors.

The following is a rollforward of our reserves for repurchase losses:

	Year Ended December 31,
	2010	2009	2008
	(In thousands)

Balance, beginning of year	$3,610	$1,170	$1,393
Provision for new sales/securitizations	724	54	506
Provision for changes in estimate of existing reserves	33,981	6,121	1,731
Net realized losses on repurchases	(11,517)	(3,735)	(2,460)

Balance, end of year	$26,798	$3,610	$1,170

We track the historical frequency of loan repurchases, indemnifications or make-whole payments by vintage year of loan sale and the losses associated with the disposal of the repurchased loans. Based on this experience, we estimate the future liability associated with the loan sales by making assumptions concerning future repurchase frequency and severity of losses expected. Both the severity and frequency assumptions are subject to some variability due to changes in the housing market and general economic conditions.

We perform a sensitivity analysis on our loan repurchase reserve by varying the frequency and severity assumptions independently for each loan sale vintage year. By increasing the frequency and severity by 20%, the reserve balance as of December 31, 2010 would have increased by 70% from the baseline. Conversely, by decreasing the frequency and the severity 20%, the reserve balance as of December 31, 2010 would have decreased by 52%. Based upon qualitative and quantitative factors, including the number of pending repurchase requests, rescission rates and trends in loss severities, we may make adjustments to the base reserve balance to incorporate recent, known trends.

The sensitivity analysis for the loan repurchase reserve as of December 31, 2010 is as follows:

	Frequency and Severity
	Up 20%	Up 10%	Base	Down 10%	Down 20%
	(In thousands)

Reserve for originated loan repurchases	$45,655	$35,659	$26,798	$19,088	$12,813

Loan Servicing

When we service residential mortgage loans where FNMA or FHLMC is the owner of the underlying mortgage loan asset, we are subject to potential repurchase risk for: (1) breaches of loan level representations and warranties even though we may not have originated the mortgage loan; and

(2) failure to service such loans in accordance with the applicable GSE servicing guide. If a loan purchased or securitized by FNMA or FHLMC is in breach of an origination representation and warranty, such GSE may look to the loan servicer for repurchase. If we are obligated to repurchase a loan from either FNMA or FHLMC, we seek indemnification from the counterparty that sold us the MSR, if the counterparty is a third party, which presents potential counterparty risk if such party is unable or unwilling to satisfy its indemnification obligations.

In certain cases, we have been able to limit our repurchase exposure on those loans we did not originate by entering into tri-party agreements with the GSE and the party who sells the loan asset to the GSE and the servicing rights to us. Under such agreements, the GSE agrees that it will not look to us to repurchase loans for breaches of loan level origination representations and warranties.

When we enter into contractual arrangements to service mortgage loans on behalf of non-GSE third parties or purchase MSR from non-GSE third parties, we enter into market standard servicing or MSR purchase agreements. Such agreements do not require us as servicer to repurchase loans in default. Instead, we may be required to indemnify third parties for our contractual breaches, including a failure to service loans in accordance with applicable law and accepted servicing practices.

The outstanding principal balance on loans serviced at December 31, 2010 and 2009, was approximately $56.4 billion and $51.3 billion, respectively, including residential mortgage loans held for sale.

Prior to late 2009, we had not historically experienced a significant amount of repurchases related to the servicing of mortgage loans as we were indemnified by the seller of the servicing rights. Due to the failures of several of our counterparties over the past year, we have experienced losses related to the repurchase of loans from FNMA and FHLMC and subsequent disposal or payment demands from the GSEs. We have established reserves for estimated losses related to the servicing of loans for the GSEs that we have purchased from these defunct originators. There is an inherent uncertainty in the estimate of servicing repurchase losses as we are not the originator or the securitizing entity of these mortgage loans and consequently lack the origination data related to these loans. The reserves are derived from loss frequencies that reflect default trends in residential real estate loans and severities reflecting declining housing prices. In estimating the accrued liability for loan repurchases and make-whole payment obligations, we estimate probable losses related to our defunct counterparties based on the actual frequency and severity of the repurchases over the past year.

The following is a rollforward of our reserves for servicing repurchase losses related to these defunct counterparties for the years ended December 31, 2010 and 2009:

	2010	2009
	(In thousands)

Balance, beginning of year	$6,319	$—
Provisions for changes in estimates	39,899	6,319
Reductions for actual repurchases	(16,218)	—

Balance, end of year	$30,000	$6,319

We performed a sensitivity analysis on our loan servicing repurchase reserve by varying the frequency and severity assumptions. By increasing the frequency and severity 20%, the reserve balance as of December 31, 2010 would have increased by 31% from the baseline. Conversely, by decreasing the frequency and the severity by 20%, the reserve balance as of December 31, 2010 would have decreased by 25%. Based upon qualitative and quantitative factors, including the number of pending repurchase requests, rescission rates and trends in loss severities, management may make adjustments to the base reserve balance to incorporate recent, known trends.

The following is a sensitivity analysis as of December 31, 2010 of our reserve related to our estimated servicing repurchase losses based on ASC Topic 460, Guarantees:

	Frequency and Severity
	Up 20%	Up 10%	Base	Down 10%	Down 20%
	(In thousands)

Reserve for servicing repurchase losses	$39,373	$34,486	$30,000	$25,988	$22,376

Loans in Foreclosure

Losses can arise from certain government agency agreements which limit the agency’s repayment guarantees on foreclosed loans, resulting in certain minimal foreclosure costs being borne by servicers. In particular, government insured loans serviced under the GNMA Guide or the FHLB Guide requires servicers to fund any foreclosure claims not otherwise covered by insurance claim funds of the U.S. Department of Housing and Urban Development and/or the U.S. Department of Veterans Affairs.

Other than foreclosure-related costs associated with servicing government insured loans, we have not entered into any servicing agreements that require us as servicer to cover foreclosure-related costs.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk is our primary market risk and largely results from our business of investing in interest-earning assets with funds obtained from interest-bearing deposits and borrowings. Interest rate risk is defined as the risk of loss of future earnings or market value due to changes in interest rates. We are subject to this risk because:

•	assets and liabilities may mature or re-price at different times or by different amounts;

•	short-term and long-term market interest rates may change by different amounts;

•	similar term rate indices may exhibit different re-pricing characteristics; and

•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change.

Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the fair value of MSR and other items affecting earnings. Our objective is to measure the impact of interest rate changes on our capital and earnings and manage the balance sheet in order to decrease interest rate risk.

Interest rate risk is primarily managed by the Asset and Liability Committee, or ALCO, which is composed of several of our executive officers and other members of management, in accordance with policies approved by our Board of Directors. ALCO has employed policies that attempt to manage our interest-sensitive assets and liabilities, in order to control interest rate risk and avoid incurring unacceptable levels of credit or concentration risk. We manage our exposure to interest rates by structuring our balance sheet according to these policies in the ordinary course of business. In addition, the ALCO policy permits the use of various derivative instruments to manage interest rate risk or hedge specified assets and liabilities.

Consistent with industry practice, we primarily measure interest rate risk by utilizing the concept of Net Portfolio Value, or NPV. NPV is the intrinsic value of assets, less the intrinsic value of liabilities. NPV analysis provides a fair value of the balance sheet in alternative interest rate scenarios. The NPV does not take into account management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, as this framework evaluates risks to the current balance sheet only, changes to the volumes and pricing of new business opportunities that can be expected in the different interest rate outcomes are not incorporated in this analytical framework. For instance, analysis of our history suggests that declining interest rate levels are associated with higher loan production volumes at higher levels of profitability. While this “natural business hedge” historically offset most, if not all, of the heightened amortization of our MSR portfolio and other identified risks associated with declining interest rate scenarios, these factors fall outside of the NPV framework. As a result, we further evaluate and consider the impact of other business factors in a separate net income sensitivity analysis.

If NPV rises in a different interest rate scenario, that would indicate incremental prospective earnings in that hypothetical rate scenario. A perfectly matched balance sheet would result in no change in the NPV, no matter what the rate scenario. The table below shows the estimated impact on NPV of increases in interest rates of 1%, 2% and 3% and decreases in interest rates of 1%, as of December 31, 2010 and 2009:

	As of December 31,
	2010		2009
	(In thousands)
	NPV	% of Assets	NPV	% of Assets

Up 300 basis points	$1,725,284	14.4%	$868,720	10.9%
Up 200 basis points	1,724,165	14.1%	897,669	11.1%
Up 100 basis points	1,662,524	13.5%	937,369	11.4%
Actual	1,552,388	12.4%	985,982	11.8%
Down 100 basis points	1,374,693	11.0%	1,003,457	11.8%

The projected exposure of NPV to changes in interest rates at December 31, 2010 was in compliance with established policy guidelines. Exposure amounts are derived from numerous assumptions of growth and changes in the mix of assets or liabilities. Due to historically low interest rates, the table above may not predict the full effect of decreasing interest rates upon our net interest income that would occur under a more traditional, higher interest rate environment because short-term interest rates are near zero percent and facts underlying certain of our modeling assumptions, such as the fact that deposit and loan rates cannot fall below zero percent, distort the model’s results.

We also enter into foreign exchange contracts, equity and metal indexed options and options embedded in customer deposits to hedge our market-based deposits. The notional amounts of such derivatives were $1.0 billion, $165.7 million and $164.9 million, respectively, as of December 31, 2010.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Accounting policies, as described in detail in the notes to consolidated financial statements appearing further in this prospectus, are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. Changes in these estimates that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Investment Securities

Investment securities generally must be classified as held to maturity, available for sale or trading. Held to maturity securities are principally debt securities that we have both the positive intent and ability to hold to maturity. Trading securities are held primarily for sale in the near term to generate income. Securities that do not meet the definition of trading or held to maturity are classified as available for sale.

The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on these securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Trading and available for sale securities are measured at fair value each reporting period. Unrealized gains and losses on available for sale securities are recorded as a separate component of shareholders’ equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or deemed to be other-than-temporarily impaired, or OTTI. Investment securities that are classified as held to maturity are recorded at amortized cost, unless deemed to be OTTI.

The fair values of investment securities are generally determined by various pricing models. We evaluate the methodologies used to develop the resulting fair values. We perform a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. Our procedures include initial and ongoing review of pricing methodologies and trends. We ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from our portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable and appropriate discount rates. As a result of this analysis, if we determine there is a more appropriate fair value, the price is adjusted accordingly.

When the level and volume of trading activity for certain securities has significantly declined or when we believe that pricing is based in part on forced liquidation or distressed sales, we estimate fair value based on a combination of pricing information and an internal model using a discounted cash flow approach. We make certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach are weighted to derive the final fair value for each security trading in an inactive market.

The fair value of investment securities is a critical accounting estimate. Changes in the fair value estimates that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Loans Held for Sale

We have elected the fair value option for certain residential and commercial mortgage loans in order to offset changes in the fair values of the loans and the derivative instruments used to economically hedge them, without the burden of complying with the requirements for hedge accounting. These loans are initially recorded and carried at fair value, with changes in fair value recognized in gain on sale of loans and MSR. Loan origination fees are recorded when earned, and related costs are recognized when incurred.

We have not elected the fair value option for other residential mortgage loans primarily because these loans have minimal interest rate risk and are not economically hedged with derivative instruments. These loans are carried at the lower of cost or fair value. Direct loan origination fees and costs are deferred at loan origination or acquisition. These amounts are recognized as income at the time the loan is sold and included in gain on sale of loans and MSR. Gains and losses on sale of these loans are recorded in earnings. Additionally, a portion of our loans held for sale are carried at the lower of cost or fair value. Accordingly, the fair value for these loans must be estimated to determine any required write-down to fair value when the cost of the loans exceeds their current fair value. Direct loan origination fees and costs are deferred at loan origination or acquisition.

We generally estimate the fair value of loans held for sale based on quoted market prices for securities backed by similar types of loans less appropriate loan level price adjustments and guarantee fee adjustments. If quoted market prices are not available, fair value is estimated based on valuation models. Relevant factors include dealer price quotations, prices available for similar products, pricing features, loan maturity date, and valuation models intended to approximate the amounts that would be received from a third party. The key assumptions used in the valuation models are prepayment speeds, loss estimates and the discount rate. Prepayment and credit loss assumptions based on the historical performance of the loans are adjusted for the current economic environment as appropriate. The discount rate used in these valuations is derived from the whole loan purchase market, adjusted for our estimate of the required yield for these loans. We believe that such assumptions are consistent with assumptions that other major market participants use in determining such assets’ fair values. We regularly compare the values derived from our valuation models to executed trades to assure that the valuations are reflective of actual sale prices.

The fair value of loans held for sale is a critical accounting estimate. Changes in fair value that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of probable and reasonably estimable credit losses inherent in the held for investment loan portfolio. In determining the ALLL, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. On a quarterly basis, we assess the risk inherent in our loan and lease portfolio based on qualitative and quantitative trends in the portfolio, including the internal risk classification of loans and leases, historical loss rates, changes in the nature of the portfolio, industry concentrations, delinquency trends, detailed reviews of significant loans and leases with identified weaknesses and the impacts of local, regional and national economic factors on the quality of the loan portfolio. Based on this analysis, we record a provision for loan and lease losses in order to maintain the ALLL at appropriate levels.

Determining the amount of the ALLL is considered a critical accounting estimate, as it requires significant judgment and the use of subjective measurements, including management’s assessment of overall portfolio quality. The ALLL is maintained at an amount we believe is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date, and fluctuations in the provision for loan and leases losses may result from management’s assessment of the adequacy of the ALLL. Changes in these estimates and assumptions are possible and may have a material impact on our allowance, and therefore our financial position, liquidity or results of operations.

Acquired Loans and Leases Held for Investment

We account for acquired loans and leases under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, or ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Costs, or ASC 310-20. ASC 310-20 requires that the difference between the initial investment and the related loan’s principal amount at the date of purchase be recognized as an adjustment of yield over the expected life of the loan. We anticipate prepayments in applying the interest method. When a difference arises between the prepayments anticipated and actual prepayments received, we recalculate the effective yield to reflect actual payments to date and anticipated future payments.

At acquisition, we review each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the loan’s contractual terms. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determine the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loan’s or pool’s cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining life of the loan or pool (accretable yield). We record a discount to UPB on these loans at acquisition to reflect them at their net expected cash flow.

Acquired lease financing receivables are recorded as the sum of expected lease payments and estimated residual values less unearned income, which includes purchased lease discounts. Unearned income and purchased lease discounts are recognized based on the expected cash flows using the effective interest method.

Periodically, we evaluate the expected cash flows for each pool. An additional allowance for loan losses is recognized if it is probable the Company will not collect all of the cash flows expected to be collected as of the acquisition date. If the re-evaluation indicates a loan or pool of loan’s expected cash flows has significantly increased when compared to previous estimates, the prospective yield will be increased to recognize the additional income over the life of the asset.

Mortgage Servicing Rights

We recognize as assets the rights to service mortgage loans for others, whether acquired through bulk purchases of MSR or through origination and sale of mortgage loans and agency MBS with servicing rights retained. We amortize MSR in proportion to and over the estimated life of the projected net servicing revenue and periodically evaluate them for impairment using fair value estimates. We do not mark to market our MSR. MSR do not trade in an active market with readily observable market prices, and the exact terms and conditions of sales may not be readily available.

Specific characteristics of the underlying loans greatly impact the estimated value of the related mortgage servicing rights. As a result, we stratify our mortgage servicing portfolio on the basis of certain risk characteristics, including loan type and contractual note rate, and value our mortgage servicing rights using discounted cash flow modeling techniques. These techniques require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted mortgage loan prepayment rates and discount rates.

Derivative Financial Instruments

We use derivative financial instruments to hedge our exposure to interest rate risk, foreign currency risk and changes in the fair value of loans held for sale. We use freestanding derivatives to manage the overall changes in price on loans held for sale or trading investments, including interest rate swaps, forward sales commitments and option contracts. We offer various deposit products to our customers, including commodity, equity and foreign exchange contracts, and typically offset our exposure from such products by entering into hedging contracts. All derivatives are recognized on the balance sheet at fair value.

The fair value of interest rate swaps is determined by a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupons and notional amounts. Fair values of interest rate lock commitments are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout factor. The fair value of forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics.

We may adjust certain fair value estimates determined using valuation models to ensure that those estimates continue to appropriately represent fair value. These adjustments, which are applied consistently over time, are generally required to reflect factors such as counterparty credit risk. In addition, valuation models related to certain derivatives contain adjustments for market liquidity. In assessing the credit risk relating to derivative assets and liabilities, we take into account the impact of risk including, but not limited to, collateral arrangements. We also consider the effect of our own non-performance credit risk on fair values. Imprecision in estimating these factors can impact our financial condition, liquidity or results of operations.

Recently Issued Accounting Pronouncements

We have evaluated new accounting pronouncements that have recently been issued and have determined that there are no new accounting pronouncements that should be described in this section that will impact our operations, financial condition or liquidity in future periods. Refer to Note 3 of our consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting pronouncements that have been adopted by us during 2010 or that will only require enhanced disclosures in our financial statements in future periods.

BUSINESS

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to more than 600,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our customer deposit base rapidly by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to customers. Our products, distribution and marketing strategies allow us to generate substantial deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. We originate, invest in, sell and service residential mortgage loans, equipment leases and various other consumer and commercial loans, as market conditions warrant. We believe that the scale of our origination activities, coupled with our lending and servicing expertise, position us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.

Our significant organic growth has been supplemented by selective acquisitions of portfolios and businesses, including the recent acquisitions of the banking operations of the Bank of Florida in an FDIC-assisted transaction and Tygris, a commercial equipment financing and leasing company.

History and Growth

EverBank Financial Corp was incorporated in 2004, but our history as a financial services company extends through various predecessors back to the early 1960s. In 1994, a private investor group, including our Chairman & Chief Executive Officer and Vice Chairman, acquired Alliance Mortgage Company, laying the foundation for what ultimately would become EverBank and EverBank Financial Corp. Key events in our history since 1994 are as follows:

•	From 1994 to 1998, we grew our residential mortgage servicing and origination businesses.

•	In October 1998, we established a de novo bank called First Alliance Bank.

•	In January 1999, we joint-ventured with The Bank of New York to establish BNY Mortgage Company LLC to originate residential mortgage loans in New York and surrounding states.

•	In January 2001, we acquired Marine National Bank, a Jacksonville-based community bank, increasing our assets to approximately $1.5 billion at December 31, 2001.

•	In November 2002, we acquired CustomerOne Financial Network, Inc., which became the basis for our online banking platform.

•	In February 2004, we rebranded our operations under the “EverBank” name.

•	In February 2007, we acquired The Bank of New York’s interest in BNY Mortgage Company LLC, rebranded the company as EverBank Reverse Mortgage LLC and focused the business exclusively on nationwide origination of reverse mortgage loans.

•	In July 2007, we acquired NetBank’s mortgage servicing portfolio. In October 2007, we completed the acquisition of approximately $569.4 million of NetBank’s mortgage assets from the FDIC.

•	In May 2008, we sold EverBank Reverse Mortgage LLC to an unaffiliated third-party and in July and September of 2008, we received capital investments from private investors, including existing stockholders. Collectively, these transactions generated $120.6 million of growth capital, preparing us to embark on a growth plan designed to take advantage of market opportunities.

•	In May 2009, we qualified to participate in the U.S. Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program, although we elected not to participate.

•	In October and November 2009, we increased our growth capital by $65 million through pre-acquisition investments made by Tygris. In February 2010, we further increased our capital and acquired an equipment leasing origination channel through the acquisition of Tygris, which had $359.6 million of equity after purchase accounting adjustments.

•	In May 2010, we completed an FDIC-assisted acquisition of Bank of Florida Corporation’s banking operations, which established our financial centers in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and increased our assets by approximately $1.4 billion.

•	Also in May 2010, we established EverBank Wealth Management, Inc., as a registered investment advisor to serve as the platform for our wealth management services.

Deposit Generation

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a flexible source of low-cost funds. Our distribution channels, operating platform and marketing strategies are characterized by low operating costs and provide us with the flexibility to rapidly scale our business. Our differentiated products, integrated online financial portal and value-added account features deepen our interactions and relationships with our customers and result in high customer retention rates. As of December 31, 2010, we had approximately $9.7 billion in deposits, which have grown organically at a CAGR of 29% from December 31, 2003 to December 31, 2010.

We have received industry recognition for our innovative suite of deposit products with proprietary transaction and investment features that drive customer acquisition and increase customer retention rates. Our market-based deposit products, consisting of our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm products, provide investment capabilities for customers seeking portfolio diversification with respect to foreign currencies, commodities and other indices, which are typically unavailable from our banking competitors. These market-based deposit products generate significant fee income. Our YieldPledge® deposit products offer our customers certainty that they will earn yields on these deposit accounts in the top 5% of competitive accounts, as tracked by national bank rate tracking services. Consequently, the YieldPledge® products reduce customers’ incentive to seek more favorable deposit rates from our competitors. YieldPledge® Checking and YieldPledge® Savings accounts have received numerous awards including Kiplinger Magazine’s Best Checking Account and Money Magazine’s Best of the Breed.

Our financial portal, recognized by Forbes.com as Best of the Web, includes online bill-pay, account aggregation, direct deposit, single sign-on for all customer accounts and other features, which further deepen our customer relationships. Our website provides information on our product offerings, financial tools and calculators, newsletters, financial reporting services and other applications for customers to interact with us and manage all of their EverBank accounts on a single integrated platform. Our innovative deposit products and the interoperability and functionality of our financial portal have led to strong deposit customer retention rates.

We have designed our marketing strategies and product offerings to increase our concentration in high-value transaction and savings accounts. The following table illustrates our deposit growth across our various product categories from 2004 to 2010:

	December 31,
	2010	2009	2008	2007	2006	2005	2004
	(In millions)

Noninterest-bearing deposits	$1,062.5	$439.0	$569.2	$446.1	$478.0	$510.1	$436.4
Interest-bearing demand	1,892.8	1,493.7	1,125.5	794.7	601.9	510.9	377.8
Market-based money market accounts	379.2	364.8	285.6	238.3	203.9	209.3	234.0
Savings and money market accounts, excluding market-based	3,245.1	2,296.8	1,335.1	566.9	302.8	244.8	177.2
Time, excluding market-based time deposits	1,123.0	803.5	796.5	389.3	378.5	228.7	80.5
Market-based time deposits	854.4	750.1	624.9	795.7	574.8	602.4	613.8
Brokered deposits	208.6	167.4	266.2	661.4	453.1	435.9	604.0
Bank of Florida deposits (1)	917.5	—	—	—	—	—	—

Total deposits	$9,683.1	$6,315.3	$5,003.0	$3,892.4	$2,993.0	$2,742.1	$2,523.7

(1)	Bank of Florida deposits as of December 31, 2010 include $74.1 million noninterest-bearing, $110.5 million interest-bearing demand, $212.3 million savings and money market and $520.6 million time deposits.

We generate deposit customer relationships through our consumer direct, financial center and financial intermediary distribution channels. Our consumer direct channel includes Internet, email, telephone and mobile device access to product and customer support offerings. We augment our direct distribution with a network of 14 financial centers in key Florida metropolitan areas, including Jacksonville, Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater. As of December 31, 2010, our financial centers had average deposits of $114.2 million, which is approximately double the industry average. We believe this results in higher operating leverage than is typical for the banking industry. We also distribute deposit products through relationships with financial advisory firms representing over 5,000 independent financial professionals trained to distribute our products. In addition, we generate noninterest-bearing escrow deposits from our mortgage servicing business.

The following chart reflects our deposits by source, as of December 31, 2010 (in millions of dollars):

Our deposit customers (excluding escrow account holders) are typically financially sophisticated, self-directed, mass-affluent individuals, as well as selected small and medium-sized businesses. These customers generally maintain high balances with us, and our average deposit balance per household was $74,100 as of December 31, 2010, which we believe is more than three times the industry average. Mass-affluent customers, who we define as individuals with more than $250,000 in net worth, are the most prevalent users of our products and services. The median household income of our customers is greater than $75,000, as compared to a median U.S. household income of $54,442 as of June 30, 2010. Our customers have demonstrated an interest in using multiple products across our platform. For example, our customers use an average of 1.9 deposit products in addition to other account features and services. We believe there are significant opportunities to cross-sell additional credit and wealth management products to our customers.

Our deposit operations are conducted through a centralized, scalable operating platform which supports all of our distribution channels. The integrated nature of our systems and our ability to efficiently scale our operations create competitive advantages that support our value proposition to customers. Additionally, we have features such as online account opening and online bill-pay that promote self-service and further reduce our operating expenses. We believe our deposit franchise provides lower all-in funding costs with greater scalability than branch-intensive banking models. Traditional branch models have high fixed operating costs and require significant lead times to accommodate desired growth objectives because they must replicate many operational and administrative activities at each branch. By contrast, we realize significant marginal operating cost benefits as our deposit base grows because our centralized platform and distribution strategy largely avoid such redundancy.

Asset Origination and Fee Income Businesses

We have selectively built a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. These businesses diversify our earnings, strengthen our balance sheet and provide us with increased flexibility to manage through changing market and operating environments. Additionally, the inter-connected nature of these businesses provides us with opportunities to deepen our customer relationships by cross-selling multiple products.

Mortgage Banking

We generate significant fee income from our mortgage banking activities, which consist of originating and servicing one-to-four family residential mortgage loans. Historically, these two businesses have provided counterbalancing earnings in various market conditions. Our mortgage banking activities also provide us with investment opportunities for our balance sheet.

We originate prime residential mortgage loans using a centralized underwriting, processing and fulfillment infrastructure through financial intermediaries (including community banks, credit unions, mortgage bankers and brokers, as well as financial advisors), consumer direct channels and financial centers. These low-cost, scalable distribution channels are consistent with our deposit distribution model. Our mortgage origination activities include originating, underwriting, closing, warehousing and selling to investors prime conforming and jumbo residential mortgage loans. We have recently emphasized specialized mortgage products for our mass-affluent consumer base that meet our balance sheet objectives and take advantage of high margins available in jumbo prime mortgages. We do not originate subprime loans, negative amortization loans or option adjustable-rate mortgage loans, and these products have never constituted a meaningful portion of our business. From our mortgage origination activities, we earn fee-based income on fees charged to borrowers and other noninterest income from gains on sales from mortgage loans and servicing rights. In 2010, we originated $6.5 billion of residential loans.

We generate mortgage servicing business through the retention of servicing from our origination activities, acquisition of bulk MSR and related servicing activities. Our mortgage servicing business includes collecting loan payments, remitting principal and interest payments to investors, managing escrow funds for the payment of mortgage-related expenses, such as taxes and insurance, responding to customer inquiries, counseling delinquent mortgagors, supervising foreclosures and liquidations of foreclosure properties and otherwise administering our mortgage loan servicing portfolio. We earn mortgage servicing fees and other ancillary fee-based income in connection with these activities. We service a diverse portfolio by both product and investor, including agency and private pools of mortgages secured by properties throughout the United States. As of December 31, 2010, our mortgage servicing business managed loan servicing administrative functions for loans with UPB of $58.2 billion.

Our mortgage banking business also serves as a valuable complement to our core deposit activities and provides us with a variety of ancillary benefits, including the ability to:

•	invest in high quality originated jumbo mortgage loans, which we choose to retain or sell depending upon market conditions;

•	purchase government-guaranteed loans from securities we service;

•	leverage our mortgage banking expertise and resources to manage our loan portfolio and develop insights to selectively acquire assets for our investment portfolio;

•	obtain incremental low-cost funding through the generation of escrow deposits;

•	cross-sell banking and wealth management products to our jumbo residential mortgage loan customers; and

•	provide credit products to our banking and wealth management customers.

Equipment Leasing

We entered the equipment leasing and financing business as a result of our acquisition of Tygris. We originate equipment leases nationwide through relationships with approximately 280 equipment vendors with large networks of creditworthy borrowers. Our equipment leases and loans generally finance essential-use health care, office product, technology and other equipment. Our typical lease financings range from approximately $25,000 to $1.0 million per transaction, with typical lease terms ranging from 36 to 60 months. We have recently renewed origination activity after a period of suppressed volumes under Tygris to capitalize on the advantageous competitive landscape, and we are expanding our leasing business into the financing of different types of equipment. Also, to expand our commercial finance business, we recently formed an asset-based lending group. The asset-based lending group will seek to participate in or originate credit facilities ranging from $5.0 million to $25.0 million.

Our commercial finance and equipment leasing activities provide us with access to approximately 25,000 small business customers nationwide, which creates opportunities to cross-sell our deposit, lending and wealth management products.

Commercial Lending

We have historically originated a variety of commercial loans, including owner-occupied commercial real estate, commercial investment property and small business commercial loans principally through our financial centers. Due to market conditions, we have not been originating a significant volume of new commercial loans in recent periods. However, if market conditions improve, we may renew origination of these assets. Our Bank of Florida acquisition significantly increased our commercial loans and expanded our prospective ability to originate these assets.

Our commercial lending business connects us with approximately 2,000 small business customers and provides cross-selling opportunities for our deposit, leasing, wealth management and other lending products.

Portfolio Management

Our investment analysis capabilities are a core competency of our organization. We supplement our organically originated assets by purchasing loans and securities when those investments have more attractive risk-adjusted returns than those we can originate. We decide whether to hold originated assets for investment or sell them in the capital markets based on our assessment of the yield and risk characteristics of these assets as compared to other available opportunities to deploy our capital. Our decisions to originate, hold, acquire, securitize or sell assets are grounded in our rigorous analytical approach to investment analysis. Because risk-adjusted returns available on acquisitions exceeded returns available through retaining assets from our asset generation channels, a significant proportion of our recent asset growth has come from acquisitions. Many of our recent acquisitions were purchased at discounts to par value, which enhance our effective yield through accretion into income in subsequent periods. Our flexibility to increase risk-adjusted returns by retaining originated assets or acquiring assets differentiates us from our competitors with regional lending constraints.

Wealth Management

Our marketing strategies are targeted to mass-affluent customers and include investment newsletters and financial publications. Based on the success of our WorldCurrency® and other market-based deposit products, as well as direct feedback from our customers, we believe these customers are attracted to self-directed investment options and are appealing candidates for expanded investment and wealth management products and services. To capitalize on this opportunity, we plan to provide comprehensive financial advisory, planning, brokerage, trust and other wealth management services to our mass-affluent and high net worth customers through EverBank Wealth Management, Inc., our recently formed registered investment advisor. Additionally, EverTrade Direct Brokerage, Inc., our discount brokerage, provides online trading, broker-assisted equity trading and other services. Wealth management is a multiple-year strategic initiative that we expect will be a significant focus for us in the foreseeable future, although we do not expect this initiative to materially affect our near-term revenue generation or earnings.

Interest-Earning Asset Portfolio

Through a combination of leveraging our asset origination capabilities, applying our conservative underwriting standards and executing opportunistic acquisitions, we have built a diversified, low-risk asset portfolio with significant credit protection and attractive yields. As of December 31, 2010, our interest-earning assets were $10.7 billion. Our loan and lease held for investment portfolio was $6.1 billion at December 31, 2010, and had $257.8 million, or 4%, of credit-related discounts and credit reserves to protect against potential credit losses. Approximately 42% of our loan and lease held for investment portfolio includes indemnification or insurance against credit losses. As of December 31, 2010, the carrying values (before ALLL) of our interest-earning assets are summarized below (in millions of dollars):

•	Residential. Includes primarily prime loans originated and retained from our mortgage banking activities, acquired from third parties or held for sale to other investors. As of December 31, 2010, our residential loans held for investment serviced by us had a weighted average originated LTV ratio of 71% and an average borrower FICO of 736. The portfolio is well diversified by geography and vintage.

•	Government-Insured (Residential). Includes GNMA pool buyouts with government insurance, sourced from our Mortgage Banking segment and third-party sources.

•	Securities. Includes primarily nonagency residential MBS and CMO purchased at significant discounts, with 99% of balances purchased after September 30, 2008. This portfolio includes protection against credit losses from purchase discounts, subordination in the securities structures and borrower equity.

•	Commercial and Commercial Real Estate. Includes a variety of commercial loans including owner-occupied commercial real estate, commercial investment property and small business commercial loans.

•	Bank of Florida (Covered). Includes primarily commercial, multi-family and commercial real estate loans with $167.7 million of purchase discounts as of December 31, 2010 and with FDIC loss protection for losses over $385.6 million.

•	Lease Financing Receivables. Includes covered lease financing receivables purchased as a part of the Tygris acquisition and leases originated out of the operations of Tygris. The acquired lease portfolio is covered by a credit loss indemnification share escrow equal to 17.5% of the average carrying value of the acquired portfolio and a $50 million cash escrow. As of December 31, 2010, the lease portfolio had $154.4 million of total discounts.

•	Other. Includes home equity loans and lines of credit, consumer and credit card loans and other investments.

Marketing

Historically, most of our marketing efforts have supported our consumer direct channel through a variety of targeted marketing media including the Internet, print, direct mail and financial newsletters. Our marketing efforts are designed to appeal to financially sophisticated consumers who value our banking products and services. Our online marketing activities include agreements with third-party search and referral sites, pay-per-click and banner advertising, as well as marketing to our existing customer base through the use of our website. Our marketing activities for our market-based deposit products are primarily through financial newsletters and conferences that attract sophisticated individual investors.

We tailor our marketing strategies to meet our growth objectives based on current economic and market conditions. For example, we have recently expanded our marketing plans through mass media marketing channels to increase core deposits. We believe our strategy will enable us to take advantage of lower average customer acquisition costs, build valuable brand awareness and lower our funding costs. To begin this effort, we launched a television marketing campaign in certain local test markets which we intend to expand nationally. We plan to run these advertisements primarily on financial news television networks, websites and other television and cable networks. We also entered into a stadium naming rights deal with the Jacksonville Jaguars of the National Football League designed to broaden our name recognition nationally.

Competitive Strengths

Diversified Business Model

We have a diverse set of businesses that provide complementary earnings streams, investment opportunities and customer cross-selling benefits. The multiple channels through which we distribute our products and services enable us to attract high-value customers and provide geographic diversity and stability to our customer base. Our business model allows us to deploy capital to multiple asset classes based on the best risk-adjusted returns available and maintain a diversified and balanced portfolio. We believe our multiple revenue sources, including our favorable balance of interest and noninterest income, and the geographic diversity of our customer base mitigate business risk and provide opportunities for growth in varied economic conditions.

Scalable Source of Low-Cost Funds

We believe that the operating non-interest expense needed to gather deposits is an important component of measuring funding costs. Our scalable platform and low-cost distribution channels enable us to achieve a lower all-in cost of deposit funding compared to traditional branch-intensive models. Our integrated online financial portal, online account opening and other self-service capabilities lower our customer support costs. Our low-cost distribution channels do not require the fixed cost investment or lead times associated with more expensive, slower-growth branch systems. In addition, we have demonstrated an ability to scale core deposits rapidly by adjusting our marketing activities and account features.

Robust Asset Origination and Acquisition Capabilities

We have robust, nationwide asset origination that generates a variety of assets to either hold on our balance sheet or sell in the capital markets. We originate assets through multiple origination sources. The size of our mortgage origination business, which originated approximately $6.5 billion UPB of residential mortgage loans in 2010, allows us to selectively retain only those loans which meet our specific investment criteria. In addition, our equipment leasing expertise allows us to originate equipment leases with attractive investment characteristics. We can also originate commercial loans through our financial centers when market conditions warrant. In managing our investment portfolio we routinely augment our internally originated assets by acquiring assets in the capital markets that meet our investment criteria through rigorous research and analysis. We are able to calibrate our levels of asset origination, asset acquisitions and retention of originated assets to capitalize on various market conditions.

Disciplined Risk Management

We actively deploy our capital to fund selective asset growth and increase our risk-adjusted returns by selectively investing in assets that meet our investment criteria. Our ability to identify assets for investment is supported by our extensive asset origination and acquisition capabilities as well as our credit underwriting expertise. We adhere to rigorous underwriting criteria and avoided the higher risk lending products and practices that plagued our industry in recent years. Our focus on the long-term success of the business through increasing risk-adjusted returns, as opposed to short-term profit goals, has enabled us to remain profitable in various market conditions across business cycles.

Attractive Customer Base

Our products and services typically appeal to well-educated, middle-aged, high-income individuals and households. These customers tend to be financially sophisticated with complex financial needs, providing us with cross-selling opportunities. These customer characteristics result in higher average deposit balances and more self-directed transactions, which lead to operational efficiencies and lower account servicing costs. As of December 31, 2010, our average deposit balance per household (excluding escrow deposits) was $74,100, which we believe is more than three times the industry average.

Financial Stability and Strong Capital Position

Our strong capital and liquidity position, coupled with conservative management principles, have allowed us to grow profitably at a time when the broader banking sector has experienced significant losses and balance sheet contraction. As of December 31, 2010, our total equity capital was approximately $1.0 billion, Tier 1 (core) capital ratio (bank level) was 8.7% and total risk-based capital ratio (bank level) was 17.0%. In addition, we have achieved profitability in every year since 1995. Total deposits represent approximately 91% of total funding. We intend to use our strong capital and liquidity position to pursue high-quality lending opportunities in our core business and to pursue other profitable, risk appropriate, strategic transactions.

Experienced Management Team with Long Tenures at the Company

Our management team has extensive and varied experience in managing national banking and financial services firms and has significant experience working together at EverBank. Our Chairman & Chief Executive Officer, Robert Clements, has been with us for 16 years and has 23 years of financial industry experience. Our President and Chief Operating Officer, Blake Wilson, has over 21 years of experience in financial services and has been with us for 9 years. Our management team has experienced a variety of economic cycles, including many during their tenure with us, which provides them with the capacity to understand and proactively address market changes, through a culture centered around rigorous analytics that management has fostered. In addition, members of our executive management team will beneficially own approximately  % of our common stock, including any securities convertible into or exchangeable for shares of our common stock following completion of this offering, thus aligning our management’s interests with those of our other stockholders.

Business and Growth Strategies

Continue Strong Growth of Deposit Base

We plan to leverage the success of our existing deposit model and grow our deposit base to fund investment opportunities. We intend to continue providing deposit products through our multi-channel distribution network to generate low-cost, high-quality, long-term core deposits. We have successfully driven deposit growth without sacrificing deposit quality, as evidenced by our diversified deposit composition with high concentrations of core, transactional deposit products and believe we can continue to achieve high-quality growth in the future by increasing our marketing efforts or adjusting account features to respond to various economic conditions.

In order to attract deposits through increased brand awareness, we continue to develop detailed strategies for expanding our media efforts to include radio, television, additional sponsorships and other media outlets. Our recently announced strategic relationship with the Jacksonville Jaguars of the National Football League illustrates a key step in our expanded marketing strategy. As part of the relationship, the team’s home stadium in Jacksonville, Florida has been named EverBank Field and EverBank has been designated as the official bank of the Jaguars. We anticipate this relationship will increase our name recognition through radio, television and other media outlets.

Additionally, we may selectively increase our financial center locations to grow deposits. Our physical branch network strategy is to target locations in key wealth markets that have a large concentration of our existing customers and higher deposits per branch. We plan to acquire financial center locations meeting our criteria through FDIC-assisted or unassisted branch or whole bank acquisitions if attractive opportunities become available.

Capitalize on Changing Industry Dynamics

We believe that recent wide-scale disruptions in the credit markets, coupled with significant changes in the competitive landscape, will continue to provide us with attractive returns on our lending and investing activities. Our success in asset acquisition and origination has included identifying high risk-adjusted return assets among the asset acquisition opportunities available to us. We have a flexible asset selection and credit underwriting process that we have successfully tailored to various business and credit environments. We plan to capitalize on fundamental changes to the pricing of risk and build on our proven success in evaluating high risk-adjusted return assets as part of our growth strategy going forward.

Pursue Cross-Selling Opportunities

Our current business model benefits from cross-selling opportunities between our banking, lending and investing activities. We believe there are additional opportunities to cross-sell these components of our business, which should accelerate due to our increased marketing and branding. We expect to increase distribution of our deposit and lending products, achieve additional efficiencies across our businesses and enhance our value proposition to our customers. Both our deposit and lending products attract similar mass-affluent, self-directed customers. We believe there are opportunities, in addition to our wealth management strategy, to meaningfully increase distribution of products to customers from all aspects of our business, including through increased brand awareness resulting from our marketing efforts.

Execute on Wealth Management Business

We intend to provide investment and wealth management services that will appeal to our mass-affluent customer base. We believe the mass-affluent, self-directed population represents a large potential private banking customer base that is currently underserved. We believe this group of customers overlaps with our current customer base and is a natural extension of our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm products. Our wealth management strategy also capitalizes on our existing infrastructure, marketing programs and distribution resources.

As we pursue our wealth management strategy, we believe we will be able to broaden and deepen our relationships with existing customers while enhancing retention and generating additional fee income. Simultaneously, we plan to encourage new customers drawn to our wealth management services to utilize our other lending, deposit and investing products, which would drive growth across our other business lines.

Opportunistically Evaluate Acquisitions

We have historically augmented our strong organic growth with selective strategic acquisitions. We have a strong track record of successfully executing these acquisitions and realizing expected financial benefits. Going forward, we intend to evaluate and pursue attractive opportunities to enhance our franchise on an ongoing basis. We may consider acquisitions of loans or securities portfolios, FDIC-assisted and unassisted banks or bank branches, wealth and investment management firms, securities brokerage firms, specialty finance or other financial services-related companies. Our strong capital and liquidity position enable us to strategically pursue acquisition opportunities as they arise. Our acquisition strategy employs rigorous financial analysis and due diligence to ensure that our return hurdles and credit policies are met. We further believe that our servicing expertise and capabilities offer us a significant advantage in acquiring companies with residential mortgage loan portfolios and provide us with insights into credit risk.

Recent Acquisitions

Acquisition of Tygris Commercial Finance Group, Inc.

On February 5, 2010, we completed our acquisition of Tygris, a company engaged in commercial equipment financing and leasing activities. In addition to expanding our product offerings, the acquisition increased our capital position by $424.5 million.

We acquired Tygris through a stock-for-stock merger with one of our subsidiaries in which 29,913,030 shares of our common stock were issued to the former Tygris stockholders. Of such shares, 9,470,010, along with $50 million in cash, were placed in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing, and to satisfy any indemnification claims that we may have under the acquisition agreement. During the five-year period following the closing, losses on the Tygris portfolio in excess of specified allowances will be recovered through releases to us of shares and/or cash from the escrow account. Any shares released to us in respect of losses or indemnification claims will be retired.

The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Pursuant to the terms of the Tygris acquisition agreement and related escrow agreement, we are required to review the average carrying value of the remaining Tygris portfolio annually over the five-year term of the escrow, and upon specified events, including the consummation of this offering, release a portion of the escrowed shares to the former Tygris stockholders to the extent that the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio on the date of each release. Based on our first annual review of the average carrying value of the remaining Tygris portfolio, we released 2,808,175 escrowed shares of our common stock to the former Tygris shareholders on April 25, 2011. As of April 25, 2011, 5,950,046 shares of our common stock remain in escrow. As the necessary valuation of the remaining Tygris portfolio for the partial release triggered by the consummation of this offering must be made after the consummation of this offering, the number of shares to be released from escrow in connection therewith cannot be determined at present. The escrowed cash will not be released prior to the completion of the five-year term, unless the amount of such escrowed cash not subject to a reserve on any date of determination exceeds the carrying value of the leases and loans in the Tygris portfolio, in which case such excess portion of the escrowed cash will be released to the former Tygris stockholders. Upon the expiration of such five-year period, all remaining escrowed shares and escrowed cash will be released to the former Tygris stockholders to the extent not reserved in respect of then-pending claims.

In connection with the acquisition, three designated former Tygris stockholders were given the right to appoint one director to our Board of Directors until such designated stockholder and its affiliates hold less than 50% of the shares of our common stock held by them at the closing of the acquisition.

Acquisition of Bank of Florida

On May 28, 2010, we acquired substantially all of the assets and assumed all of the deposits and certain other liabilities of Bank of Florida-Southwest, headquartered in Naples, Florida, Bank of Florida-Southeast, headquartered in Fort Lauderdale, Florida and Bank of Florida-Tampa Bay, headquartered in Tampa, Florida, three affiliated full service Florida chartered commercial banks that we collectively refer to as Bank of Florida, from the FDIC, as receiver. The three banks were owned by the same holding company, Bank of Florida Corporation, which was not part of the transaction. The acquisition enabled us to strengthen our core deposit franchise by establishing a financial center presence in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and contributed to the increase of our total deposits to approximately $9.7 billion, as of December 31, 2010. We now operate a total of 10 financial centers in these markets.

We entered into whole bank purchase and assumption agreements with the FDIC. Under these agreements, we assumed all of the deposits of Bank of Florida, totaling approximately $1.2 billion. We also acquired substantially all of the assets of Bank of Florida, a sum of approximately $1.4 billion, including approximately $773.1 million of commercial real estate loans, multi-family loans and other commercial loans, and $115.2 million of one-to-four family residential mortgage loans, home equity lines of credit and consumer loans at fair value. We also entered into loss-share agreements with the FDIC. Pursuant to these agreements, we are obligated to continue the banking business of the Bank of Florida in its legacy footprint until May 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability — Strategic Acquisitions — Bank of Florida.”

Market Opportunity

Overall Banking Market

Disruptions in the banking industry, housing markets and capital markets during 2008 and 2009 widened liquidity risk premiums, increased embedded profit margins and created opportunities for well-capitalized banking institutions, such as us, in deposit generation, jumbo portfolio lending, loan and MBS portfolio acquisitions, mortgage servicing retention and bank acquisitions. We believe the market environment will continue to create opportunities for us as many of our competitors in the marketplace have experienced significant constraints in funding, capital and credit. As our competitors have been forced to downsize balance sheets, business operations and funding lines, we believe many customers have become disenfranchised from their traditional banks. We believe we are positioned to capitalize on these opportunities as well as other favorable trends in the market.

Online Banking

Online banking and investing represent a growing segment of the financial services industry. According to Global Industry Analysts, Inc., in the United States, there were an estimated 81 million online banking customers in 2009, a 6% increase over 2008. According to McKinsey & Company, the number of U.S. households banking online more than doubled, from 20 million in 2001 to 52 million in 2008. In 2008, approximately 82% of all U.S. households with an Internet connection used online banking services and over 90% of such households paid at least one bill online. We believe that the online banking market will continue to grow and we are well-positioned to take advantage of this growth relative to our industry peers.

Residential Mortgage Market

The residential mortgage markets are large and have experienced consolidation in recent years as competitors have exited the market, failed or downsized. Total residential lending volume originated in 2010 was $1.6 trillion as compared to $3.0 trillion in 2005 according to the Mortgage Bankers Association. The market share of the largest five mortgage lenders has increased from approximately 44% in 2006 to approximately 58% in the fourth quarter of 2010. In addition to consolidation, the mortgage market has also experienced a significant shift from nonagency to agency originations. In 2005, nonagency originations comprised 62% of the market, and in 2010 nonagency originations made up less than 10% of originations. Product availability has shifted as well; given the reduction in financing that is available through the nonagency securitization market, subprime, alt-A and other exotic mortgages have largely disappeared from the markets and the availability of jumbo mortgages has significantly contracted. In addition, given the passage of regulatory reform we expect to see significant changes in the manner in which loans are underwritten, including a shift from wholesale to retail originations.

Commercial Leasing and Vendor Financing

Difficult economic conditions and stress in the wholesale funding market have forced some commercial leasing and vendor financing companies to exit the industry, increasing consolidation and decreasing the availability of credit. We believe that the decrease in available sources of credit for this market coupled with an increase in demand in the future will likely create attractive investment and origination opportunities for companies with the expertise to properly evaluate risk and credit in this market.

Wealth Management

Despite the recent financial crisis, demand for wealth management services is likely to grow according to an independent study from 2009 by Capgemini, a global strategy consulting firm, and Merrill Lynch Global Wealth Management. This study forecasts that global financial wealth among high net worth individuals will grow to $48.5 trillion by 2013, advancing at an annualized rate of 8.1%. While these individuals withdrew assets following the financial crisis, they are expected to show increasing demand for the wealth management value-proposition due to a gradual shift toward higher-risk asset allocation strategies as investor confidence is restored. The study also contends that healthy, transparent banks are poised for success in wealth management, as individuals have become wary of institutions exposed to the more esoteric products that caused the demise of large counterparts during the financial crisis. Finally, the study cited online access and capabilities, which were deemed “very important” by 66% of clients surveyed, as a key area for firms to focus on in order to differentiate themselves and gain market share. As asset prices recover and the global economy improves, we believe we can benefit from increased demand for transparent, innovative wealth management services offered by strong banking institutions with sound technology platforms.

Competition

We face substantial competition in all areas of our operations from various competitors including Internet banks and national, regional and community banks within the markets in which we serve. We also compete with many other types of financial institutions, such as savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries.

Our services are primarily offered over the Internet. While providing many competitive advantages, some customers may prefer a more traditional branch footprint. Additionally, because we offer our services primarily over the Internet, we compete for customers nationally. As a result, our competitors range from small community banks to the largest international financial institutions.

Competition for deposit products is generally based on pricing because of the ease with which customers can transfer deposits from one institution to another. Our multi-channel deposit strategy has lower fixed operating costs than traditional models because we do not incur the expenses associated with primarily operating through a traditional branch network. In order to generate deposits, we pass a portion of these cost savings to our customers through competitive interest rates and fees. In addition to price competition, we also seek to increase our deposit market share through product differentiation by offering deposit products that provide investment capabilities such as our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm deposit products.

Competition for loans is also often driven by interest rates, loan origination and related fees and services. Because of our lower cost structure relative to our competition, we are often able to offer borrowers more favorable interest rates than may be available from other lenders. In addition, because we originate assets to hold on our balance sheet as well as sell in the secondary markets, we seek to attract borrowers by offering loan products such as jumbo residential mortgage loans that may not be available from other lenders.

In addition to price competition and product differentiation, we also compete based on the accessibility of our product offerings through our multiple distribution channels. Finally, we seek to distinguish our products and services from other Internet banks through the quality of our online offerings and website functionality.

Intellectual Property and Proprietary Rights

We take active measures to safeguard our name, work product and other proprietary intellectual property. We register our various Internet URL addresses with service companies, clear all trademarks and service marks prior to use and registration and police our service marks and copyrighted works. Policing unauthorized use of intellectual property assets and proprietary information is difficult and litigation may be necessary to enforce our intellectual property rights.

We own numerous federal trademark applications and have applications pending in certain foreign jurisdictions. We own dozens of Internet domain names, including the names.com domains corresponding to the names of EverBank and its operating subsidiaries. Domain names in the United States and in foreign countries are regulated but the laws and regulations governing the Internet are continually evolving. Additionally, the relationship between regulations governing domain names and laws protecting intellectual property rights is not entirely clear. We have had to engage in enforcement actions to protect these names, including administrative proceedings. As a result, we may in the future be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights.

Employees

As of March 31, 2011, we had over 2,300 employees. None of our employees are subject to collective bargaining agreements. We consider our relationships with our employees to be good.

In addition, under the EverBank Advisor Program, we employ approximately 2,300 financial advisors, on a part-time, on-call basis to assist us in originating mortgage loans. These financial advisors receive compensation in return for services performed.

Properties

We lease or sublease over 553,000 square feet in 36 locations in 12 states. We also sublease out to third parties approximately 65,000 square feet of our leased space. We own one financial center in Naples, Florida.

Our principal executive offices are located at 501 Riverside Avenue, Jacksonville, Florida 32202 and our telephone number is (904) 281-6000. We lease approximately 47,470 square feet under a lease that expires on June 30, 2017. We occupy one of our four Jacksonville financial centers at this location, occupying approximately 3,276 square feet under a separate lease that expires on June 30, 2017. We also occupy approximately 8,295 square feet of additional office space at this location, approximately 5,512 square feet of which is under a sublease that expires on September 30, 2013 and approximately 2,783 square feet of which is under a sublease that expires on December 31, 2012.

In addition to our headquarters, we conduct a majority of our mortgage operations and all of our mortgage servicing activities in Jacksonville, Florida. EverBank occupies over 223,000 square feet of office space in six office buildings to perform such functions.

All banking functions associated with our consumer direct channel are conducted in St. Louis, Missouri, where we occupy approximately 16,148 square feet under a lease that expires on September 30, 2017. We conduct our deposit operations in Islandia, New York, where we occupy approximately 36,293 square feet under a lease that expires on December 31, 2016. We maintain our residential mortgage wholesale lending offices in Jacksonville, Florida; Chicago, Illinois; Dallas, Texas and Rancho Cordova, California. We conduct our equipment leasing and lending activities in Parsippany, New Jersey.

We evaluate our facilities to identify possible under-utilization and to determine the need for functional improvement and relocations. We believe that the facilities we lease are in good condition and are adequate to meet our current operational needs.

Legal Proceedings

We are subject to various claims and legal actions in the ordinary course of our business. Some of these matters include employee-related matters and inquiries and investigations by governmental agencies regarding our employment practices. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition or cash flows.

EverBank or EverHome Mortgage Company, or EverHome, an indirect operating subsidiary of EverBank, is currently subject to two class action lawsuits.

Vathana Class Action

In April 2009, a putative class action entitled Vathana v. EverBank was filed in the Superior Court of Santa Clara County, California, against EverBank on behalf of all persons who invested in certain EverBank foreign currency certificates of deposit between April 24, 2005 and April 24, 2009, whose certificates of deposit were closed by EverBank and who were allegedly improperly paid the value of the account. In May 2009, EverBank removed the case to the United States District Court for the Northern District of California. The complaint alleges, among other things, that EverBank breached its contract with its customers by invoking the force majeure provision when closing certain foreign currency certificates of deposit, and that at the time of account closing, utilized an improper conversion rate. On March 15, 2010, a class was certified for purchasers of a WorldCurrency® Certificate of Deposit denominated in Icelandic Krona which matured between October 8 and December 31, 2008. On October 14, 2010, the plaintiff filed a motion for partial summary judgment on the issue of whether EverBank breached its contract with the plaintiff by (1) failing to deliver Icelandic Krona when EverBank closed the plaintiff’s Icelandic Krona certificates of deposit and (2) using commercially unreasonable conversion rates when converting from Icelandic Krona to U.S. Dollars. EverBank filed its reply and cross-motion for summary judgment on November 22, 2010. A hearing on all pending motions occurred on January 6, 2011. The plaintiff is seeking unspecified general and special damages for himself and all class members, along with costs and interest, and such other relief as the court deems proper.

On April 13, 2011, the court issued an order denying the plaintiff’s motion for summary judgment and denying in part and granting in part EverBank’s motion for summary judgment. The court agreed with EverBank that it did not breach the agreement as to the conversion rate paid to its customers.

However, the court found that it was premature to establish that, based on the rulings as to the appropriateness of the closure rate, there is no other plausible damages theory. The court found that the plaintiffs could argue there is another date at which the measurement of damages is appropriate.

NOAH Class Action

In March 2011, a putative class action entitled National Organization of Assistance for Homeowners, et al. v. EverHome Mortgage Company, et al. was filed in the Superior Court of Orange County, California. The first amended complaint alleges the following causes of action against each defendant: fraudulent concealment, intentional misrepresentation, negligent misrepresentation, violations of California Civil Code Section 2923.5 (pre-suit procedures), unfair competition and breach of contract. The plaintiffs claim that the lenders hid the true lender and mortgagee, inflated appraisals, failed to disclose that the loans would be securitized and sold at inflated prices and that the defendants knew this would lead to damage to the plaintiffs and to the entire financial system. According to the amended complaint, the defendants also allegedly used MERS to facilitate “unlawful transfers.” The plaintiffs seek an unspecified amount of compensatory and special damages, injunctive relief voiding all mortgages and notes, interest, costs and attorneys’ fees. EverHome has retained counsel, who promptly filed a motion to dismiss plaintiffs’ complaint and notice of removal to federal court.

REGULATION AND SUPERVISION

Government Regulation

We and EverBank are subject to comprehensive supervision and regulation that affect virtually all aspects of our operations. This supervision and regulation is designed primarily to protect depositors and the Deposit Insurance Fund, or DIF, administered by the FDIC, and the banking system as a whole, and generally is not intended for the protection of stockholders. The following summarizes certain of the more important statutory and regulatory provisions. See also the discussion under “Risk Factors — Regulatory and Legal Risk Factors.” As of the date of this prospectus, substantial changes to the regulatory framework applicable to us and our subsidiaries were recently passed by the U.S. Congress, and the majority of the recent legislative changes will be implemented over time by various regulatory agencies. For a discussion of such changes, see ‘‘— Recent Regulatory Developments” below. The full effect of the changes in the applicable laws and regulations, as implemented by the regulatory agencies, cannot be fully predicted and could have a material adverse effect on our business and results of operations.

Recent Regulatory Developments

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  As noted in the discussion of “Risk Factors” above, on July 21, 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including a fundamental restructuring of the supervisory regime applicable to thrifts and thrift holding companies, the imposition of increased capital, leverage and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, or Oversight Council, the FRB, the OCC and the FDIC.

The following items provide a brief description of the relevant provisions of the Dodd-Frank Act and their potential impact on our operations and activities, both currently and prospectively.

Change in Thrift Supervisory Structure.  The Dodd-Frank Act, among other things, will abolish the OTS within 18 months of enactment and transfer its functions and personnel between the OCC, FDIC and FRB. The Dodd-Frank Act preserves the federal thrift charter; however, supervision of federal thrifts, such as EverBank, will be transferred to the OCC. Most significantly for us, the Dodd-Frank Act transfers the supervision of thrift holding companies, such as EverBank Financial Corp, to the FRB while taking a number of steps to align the regulation of thrift holding companies to that of bank holding companies, such as requiring a thrift holding company to serve as a source of strength for its subsidiary depository institutions, requiring thrift holding companies to satisfy standards applicable to financial holding companies (e.g., “well capitalized” and “well managed” status) in order to conduct those activities permissible for a financial holding company, and generally authorizing the FRB to promulgate capital requirements for thrift holding companies. As a result of this change in supervision and related requirements, we also will generally be subject to new and potentially heightened examination and reporting requirements. The Dodd-Frank Act also provides various agencies with the authority to assess additional supervision fees.

Creation of New Governmental Agencies.  The Dodd-Frank Act creates various new governmental agencies such as the Oversight Council and the Bureau of Consumer Financial Protection, or CFPB, an independent agency housed within the FRB. The CFPB will have a broad mandate to issue regulations, examine compliance and take enforcement action under the federal financial consumer laws. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.

Limitation on Federal Preemption.  The Dodd-Frank Act significantly reduces the ability of national banks and federal thrifts to rely upon federal preemption of state consumer financial laws. Although the OCC, as the new primary regulator of federal thrifts, will have the ability to make preemption determinations where certain conditions are met, the broad rollback of federal preemption has the potential to create a patchwork of federal and state compliance obligations. This could, in turn, result in significant new regulatory requirements applicable to us, with attendant potential significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks.

Mortgage Loan Origination and Risk Retention.  The Dodd-Frank Act contains additional regulatory requirements that may affect our mortgage origination and servicing operations, result in increased compliance costs and may impact revenue. For example, in addition to numerous new disclosure requirements, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks and thrifts. Most significantly, the new standards prohibit us from making a residential mortgage loan without verifying a borrower’s ability to repay, limit the total points and fees that we and/or a broker may charge on conforming and jumbo loans to 3% of the total loan amount and prohibit certain prepayment penalty practices. Also, the Dodd-Frank Act, in conjunction with the FRB’s final rule on loan originator compensation issued August 16, 2010 and effective April 1, 2011, prohibits certain compensation payments to loan originators and steering consumers to loans not in their interest because it will result in greater compensation for a loan originator. These standards will result in a myriad of new system, pricing and compensation controls in order to ensure compliance and to decrease repurchase requests and foreclosure defenses. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities that the securitizer issues if the loans have not complied with the ability to repay standards. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

Imposition of Restrictions on Certain Activities.  The Dodd-Frank Act requires new regulations for the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin and reporting. Additionally, the Dodd-Frank Act requires that certain swaps and derivatives activities be “pushed out” of insured depository institutions and conducted in separately capitalized non-bank affiliates, generally prohibits the ability of banking entities to engage in “proprietary trading” or invest in or sponsor private equity and hedge funds, subject to limited exemptions. These restrictions may affect our ability to manage certain risks in our mortgage business.

Transactions with Affiliates.  The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act, or FRA, including an expansion of the definition of “covered transactions” and increasing the amount of time for which collateral requirements regarding covered transactions must be maintained.

Corporate Governance.  The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies. The Dodd-Frank Act (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for Compensation Committee members; and (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers.

Deposit Insurance.  The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits. Amendments to the FDIA also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF, will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. This may shift the burden of deposit insurance premiums toward those depository institutions that rely on funding sources other than U.S. deposits. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase our FDIC deposit insurance premiums. The Dodd-Frank Act also provides that, effective one year after the date of enactment, depository institutions may pay interest on demand deposits.

Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

FDIC Insurance Assessment.  On November 12, 2009, the FDIC adopted a final rule that requires nearly all FDIC-insured depositor-institutions prepay the DIF, assessments for the fourth quarter of 2009 and for the next three years. In addition, the FDIC voted to adopt a uniform three-basis point increase in assessment rates effective on January 1, 2011, which increase would be reflected in our prepaid assessments. On December 31, 2009, we paid approximately $38.6 million for our 2009 fourth quarter and all of our 2010, 2011 and 2012 FDIC assessments. As discussed above, the Dodd-Frank Act requires the FDIC to substantially revise its regulations for determining the amount of an institution’s deposit insurance premiums.

Basel III.  While we are required by the OTS to have a “prudential level of capital” to support our risk profile, the OTS has not historically subjected thrift holding companies, such as us, to consolidated regulatory capital requirements. As noted above, as a result of the Dodd-Frank Act’s “Collins Amendment,” we and EverBank will formally be subject to the same regulatory capital requirements. The current risk-based capital guidelines that apply to EverBank are based upon the 1988 capital accord of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the U.S. federal banking agencies on an interagency basis. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as Basel II, for large or “core” international banks (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

As noted in the discussion of “Risk Factors” above, on September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. The agreement is supported by the U.S. federal banking agencies and the final text of the Basel III rules was released by the Basel Committee on Banking Supervision on December 16, 2010. While the timing and scope of any U.S. implementation of Basel III remains uncertain, the following items provide a brief description of the relevant provisions of Basel III and their potential impact on our capital levels if applied to us and EverBank.

New Minimum Capital Requirements.  Subject to implementation by the U.S. federal banking agencies, Basel III would be expected to have the following effects on the minimum capital levels of banking institutions to which it applies when fully phased in on January 1, 2019:

•	Minimum Common Equity. The minimum requirement for common equity, the highest form of loss absorbing capital, will be raised from the current 2.0% level, before the application of regulatory adjustments, to 4.5% after the application of stricter adjustments. This requirement will be phased in by January 1, 2015. As noted below, total common equity required will rise to 7.0% by January 1, 2019 (4.5% attributable to the minimum required common equity plus 2.5% attributable to the “capital conservation buffer”).

•	Minimum Tier 1 Capital. The minimum Tier 1 capital requirement, which includes common equity and other qualifying financial instruments based on stricter criteria, will increase from 4.0% to 6.0% also by January 1, 2015. Total Tier 1 capital will rise to 8.5% by January 1, 2019 (6.0% attributable to the minimum required Tier 1 capital ratio plus 2.5% attributable to the capital conservation buffer, as discussed below).

•	Minimum Total Capital. The minimum Total Capital (Tier 1 and Tier 2 capital) requirement will increase to 8.0% (10.5% by January 1, 2019, including the capital conservation buffer).

Capital Conservation Buffer.  An initial capital conservation buffer of 0.625% above the regulatory minimum common equity requirement will begin in January 2016 and will gradually be increased to 2.5% by January 1, 2019. The buffer will be added to common equity, after the application of deductions. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. It is expected that, while banks would be allowed to draw on the buffer during such periods of stress, the closer their regulatory capital ratios approach the minimum requirement, the greater the constraints that would be applied to earnings distributions.

Countercyclical Buffer.  Basel III expects regulators to require, as appropriate to national circumstances, a “countercyclical buffer” within a range of 0% to 2.5% of common equity or other fully loss absorbing capital. The purpose of the countercyclical buffer is to achieve the broader goal of protecting the banking sector from periods of excess aggregate credit growth. For any given country, it is expected that this buffer would only be applied when there is excess credit growth that is resulting in a perceived system-wide build up of risk. The countercyclical buffer, when in effect, would be introduced as an extension of the conservation buffer range.

Regulatory Deductions from Common Equity.  The regulatory adjustments (i.e., deductions and prudential filters), including minority interests in financial institutions, MSR, and deferred tax assets from timing differences, would be deducted in increasing percentages beginning January 1, 2014, and would be fully deducted from common equity by January 1, 2018. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phase-out over a 10-year period beginning January 1, 2013.

Non-Risk Based Leverage Ratios.  These capital requirements are supplemented by a non-risk-based leverage ratio that will serve as a backstop to the risk-based measures described above. In July 2010, the Governors and Heads of Supervision agreed to test a minimum Tier 1 leverage ratio of 3.0% during the parallel run period. Based on the results of the parallel run period, any final adjustments would be carried out in the first half of 2017 with a view to adopting the 3.0% leverage ratio on January 1, 2018, based on appropriate review and calibration.

Adoption.  Basel III was endorsed at the meeting of the G-20 nations in November 2010 and the final text of the Basel III rules was subsequently agreed to by the Basel Committee on Banking Supervision on December 16, 2010. The agreement calls for national jurisdictions to implement the new requirements beginning January 1, 2013. At that time, the U.S. federal banking agencies, including the OCC, will be expected to have implemented appropriate changes to incorporate the Basel III concepts into U.S. capital adequacy standards. While the Basel III changes as implemented in the United States will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to EverBank and us.

The Company

We are a unitary savings and loan holding company within the meaning of the Home Owners’ Loan Act, or HOLA. As such, we are currently registered with the OTS and are subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS currently has enforcement authority over us. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank. As noted above, the Dodd-Frank Act will cause the OTS to be abolished and our supervision will be transferred to the other federal banking regulators. As a result, we will become supervised by the FRB at the thrift holding company level, and EverBank will be subject to OCC supervision for purposes of safety and soundness supervision and examination and CFPB for purposes of consumer financial regulatory compliance. See “— Recent Regulatory Developments — Change in Thrift Supervisory Structure” above.

Currently, HOLA prohibits a savings bank holding company, directly or indirectly, or through one or more subsidiaries, from:

•	acquiring another savings institution or its holding company without prior written approval of the OTS;

•	acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by HOLA; or

•	acquiring or retaining control of a depository institution that is not insured by the FDIC.

In evaluating an application by a holding company to acquire a savings institution, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the company and savings institution involved, the convenience and needs of the community and competitive factors.

As a unitary savings and loan holding company, we generally are not restricted under existing laws as to the types of business activities in which we may engage, provided that EverBank continues to satisfy the Qualified Thrift Lender, or QTL, test. See “— Regulation of Federal Savings Banks — QTL Test” below for a discussion of the QTL requirements. If we were to make a non-supervisory acquisition of another savings institution or of a savings institution that meets the QTL test and is deemed to be a savings institution by the OTS and that will be held as a separate subsidiary, then we would become a multiple savings and loan holding company within the meaning of HOLA and would be subject to limitations on the types of business activities in which we can engage. HOLA limits the activities of a multiple savings institution holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

Transactions between EverBank, including any of EverBank’s subsidiaries, and us or any of EverBank’s affiliates, are subject to various conditions and limitations. See “— Regulation of Federal Savings Banks — Transactions with Related Parties” below. EverBank must seek approval from the OTS prior to any declaration of the payment of any dividends or other capital distributions to us. See “— Regulation of Federal Savings Banks — Limitation on Capital Distributions” below.

EverBank

EverBank is a federal savings association and is currently subject to extensive regulation, examination and supervision by the OTS (as its chartering agency and primary regulator, and the FDIC, as its deposit insurer). EverBank’s deposit accounts are insured up to applicable limits by the DIF, which is administered by the FDIC. EverBank must file reports with its federal regulators concerning its activities and financial condition. Additionally, EverBank must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions, and must submit applications or notices prior to forming certain types of subsidiaries or engaging in certain activities through its subsidiaries. The OTS and the FDIC currently conduct periodic examinations to assess EverBank’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the insurance fund and depositors. The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies. Any change in such applicable activities or policies, whether by the banking regulators or U.S. Congress, could have a material adverse impact on us, EverBank and our operations.

As noted above, under the Dodd-Frank Act, the OTS will be abolished and supervision of EverBank as a federal thrift will be transferred to the OCC. See “— Recent Regulatory Developments — Change in Thrift Supervisory Structure” above. The following discussion is intended to be a summary of the material banking statutes and regulations currently applicable to EverBank. The following discussion does not purport to be a comprehensive description of such statutes and regulations, nor does it include every federal and state statute and regulation applicable to EverBank. The following discussion must be considered in light of the description of “Risk Factors” associated with the Dodd-Frank Act.

Regulation of Federal Savings Banks

Business Activities.  EverBank derives its lending and investment powers from HOLA and the regulations of the OTS thereunder, which ultimately will be assumed and enforced by the OCC. Under these laws and regulations, EverBank currently may invest in:

•	mortgage loans secured by residential and commercial real estate;

•	commercial and consumer loans;

•	certain types of debt securities; and

•	certain other assets.

EverBank may also establish service corporations to engage in activities not otherwise permissible for EverBank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to limitations, including, among others, limitations that require debt securities acquired by EverBank to meet certain rating criteria and that limit EverBank’s aggregate investment in various types of loans to certain percentages of capital and/or assets.

Loans to One Borrower.  Under HOLA, savings banks are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, the total amount of loans and extensions of credit made by a savings bank to one borrower or related group of borrowers outstanding at one time and not fully secured by collateral may not exceed 15% of the savings bank’s unimpaired capital and unimpaired surplus. In addition to, and separate from, the 15% limitation, the total amount of loans and extensions of credit made by a savings bank to one borrower or related group of borrowers outstanding at one time and fully secured by readily-marketable collateral may not exceed 10% of the savings bank’s unimpaired capital and unimpaired surplus. Readily-marketable collateral includes certain debt and equity securities and bullion, but generally does not include real estate. At December 31, 2010, EverBank’s limit on loans to one borrower was approximately $167.4 million. At December 31, 2010, EverBank’s largest aggregate amount of loans to one borrower was approximately $22.1 million, and the second largest borrower had an aggregate balance of approximately $19.8 million.

The Dodd-Frank Act expands the scope of the loans-to-one-borrower restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

QTL Test.  HOLA requires a savings bank to meet a QTL test by maintaining at least 65% of its “portfolio assets” in certain “qualified thrift investments” on a monthly average basis in at least nine months out of every 12 months. A savings bank that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. At December 31, 2010, EverBank maintained approximately 90.5% of its portfolio assets in qualified thrift investments. EverBank had also satisfied the QTL test in each of the twelve months prior to December 2010 and, therefore, was a QTL.

The Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a qualified thrift lender to pay dividends. Specifically, the thrift is not only subject to the general dividend restrictions as would apply to a national bank (as under prior law), but also is prohibited from paying dividends at all (regardless of its financial condition) unless required to meet the obligations of a company that controls the thrift and specifically approved by the OCC and the FRB. In addition, violations of the QTL test now are treated as violations of HOLA subject to remedial enforcement action.

Capital Requirements.  The OTS regulations currently require savings banks to meet three minimum capital standards:

•	a tangible capital requirement for savings banks to have tangible capital in an amount equal to at least 1.5% of adjusted total assets;

•	a leverage ratio requirement;

•	for savings banks assigned the highest composite rating of 1, to have core capital in an amount equal to at least 3% of adjusted total assets; or

•	for savings banks assigned any other composite rating, to have core capital in an amount equal to at least 4% of adjusted total assets, or a higher percentage if warranted by the particular circumstances or risk profile of the savings bank; and

•	a risk-based capital requirement for savings banks to have capital in an amount equal to at least 8% of risk-weighted assets.

In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings bank must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights assigned by the OTS capital regulations. The OTS monitors the risk management of individual institutions. The OTS may impose an individual minimum capital requirement on institutions that it believes exhibit a higher degree of risk.

There currently are no regulatory capital requirements directly applicable to us as a unitary savings and loan holding company apart from the regulatory capital requirements for savings banks that are applicable to EverBank.

At December 31, 2010, EverBank exceeded all applicable regulatory capital requirements.

These standards are expected to change as a result of the Dodd-Frank Act, and in particular as a result of the Collins Amendment. As noted above, the Collins Amendment requires that the appropriate federal banking agencies establish minimum leverage and risk-based capital requirements on a consolidated basis for insured depository institutions and their holding companies. As a result, we and EverBank will be subject to the same capital requirements, and must include the same components in regulatory capital. One impact of the Collins Amendment is to prohibit bank and thrift holding companies from including in their Tier 1 regulatory capital certain hybrid debt and equity securities issued on or after May 19, 2010. Among the hybrid debt and equity securities included in this prohibition are trust preferred securities, which we have used in the past as a tool for raising additional Tier 1 capital and otherwise improving its regulatory capital ratios. Although we are permitted to continue to include our existing trust preferred securities as Tier 1 capital, the prohibition on the use of these securities as Tier 1 capital going forward may limit our ability to raise capital in the future.

Limitation on Capital Distributions.  The OTS regulations currently impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital.

We are a legal entity separate and distinct from EverBank, and the OTS regulates all capital distributions by EverBank directly or indirectly to us, including dividend payments. EverBank currently must file an application to receive the approval of the OTS for a proposed capital distribution if the total amount of all of EverBank’s capital distributions (including any proposed capital distribution) for the applicable calendar year exceeds EverBank’s net income for that year-to-date period plus EverBank’s retained net income for the preceding two years. In the event EverBank is not required under applicable banking regulations to file an application with the OTS, EverBank must file a notice to receive the approval of the OTS because EverBank is a subsidiary of EverBank Financial Corp, a savings and loan holding company.

EverBank may not pay us dividends if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notified EverBank that it was in need of more than normal supervision. Under the FDIA, an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

Additionally, as noted above, the Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a qualified thrift lender to pay dividends.

Liquidity.  EverBank is required to maintain sufficient liquidity to ensure its safe and sound operation, in accordance with OTS regulations.

Assessments.  The OTS currently charges assessments to recover the costs of examining savings banks and their affiliates, processing applications and other filings, and covering direct and indirect expenses in regulating savings banks and their affiliates. These assessments are based on three components:

•	the size of the savings bank, on which the basic assessment is based;

•	the savings bank’s supervisory condition, which results in an additional assessment based on a percentage of the basic assessment for any savings bank with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and

•	the complexity of the savings bank’s operations, which results in an additional assessment based on a percentage of the basic assessment for any savings bank that has more than $1 billion in trust assets that it administers, loans that it services for others or assets covered by its recourse obligations or direct credit substitutes.

These assessments are paid semi-annually. EverBank’s assessment expense during the years ended December 31, 2010 and 2009 was $2.0 million and $1.6 million, respectively.

As noted above, the Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

Branching.  Subject to certain limitations, HOLA and the OTS regulations permit federally chartered savings banks to establish branches in any state or territory of the United States.

Transactions with Related Parties.  EverBank’s authority to engage in transactions with its “affiliates” is limited by Sections 23A and 23B of the FRA, by Regulation W of the FRB and by OTS regulations. The applicable OTS regulations for savings banks regarding transactions with affiliates generally conform to the requirements of Regulation W, which is applicable to national banks. In general, an affiliate of a savings bank is any company that controls, is controlled by, or is under common control with, the savings bank, other than the savings bank’s subsidiaries. For instance, we are deemed an affiliate of EverBank under these regulations.

Generally, Section 23A limits the extent to which a savings bank may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the savings bank’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of the savings bank’s capital stock and surplus.

Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, or acceptances of letters of credit issued on behalf of, an affiliate. Section 23B requires covered transactions and certain other transactions to be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the savings bank, as those prevailing at the time for transactions with or involving non-affiliates. Additionally, under the OTS regulations, a savings bank is prohibited from:

•	making a loan or other extension of credit to an affiliate that is engaged in any non-bank holding company activity; and

•	purchasing, or investing in, securities issued by an affiliate that is not a subsidiary.

The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Sections 23A and 23B of the FRA, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The ability of the FRB to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including with respect to federal thrifts, the requirement for the OCC, FDIC and FRB to coordinate with one another.

The Dodd-Frank Act generally expands restrictions on extensions of credit to insiders to include, for example, credit exposure arising from derivatives transactions, and imposes certain restrictions on the purchase of assets from insider.

Tying Arrangements.  EverBank is prohibited, subject to certain exceptions, from making loans or offering any other services, or fixing or varying the payment for making loans or providing services, on the condition that a customer obtain some additional service from us or not obtain services from one of our competitors.

Enforcement.  Under the FDIA, the OTS (soon to be the OCC) has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties”, including any controlling stockholder or any stockholder, attorney, appraiser and accountant who knowingly or recklessly participates in any violation of applicable law or regulation, breach of fiduciary duty, or certain other wrongful actions that have, or are likely to have, a significant adverse effect on an insured savings bank or cause it more than minimal loss. In addition, the FDIC has back-up authority to take enforcement action for unsafe and unsound practices. Formal enforcement action can include the issuance of a capital directive, cease and desist order, removal of officers and/or directors, institution of proceedings for receivership or conservatorship and termination of deposit insurance.

Examination.  A savings institution must demonstrate its ability to manage its compliance responsibilities by establishing an effective and comprehensive oversight and monitoring program. The degree of compliance oversight and monitoring by the institution’s management impacts the scope and intensity of its regulators’ examinations of the institution. Institutions with significant management oversight and monitoring of compliance will generally receive less extensive examinations than institutions with less oversight.

Standards for Safety and Soundness.  Pursuant to the requirements of the FDIA, the OTS, together with the other federal bank regulatory agencies, has adopted the Interagency Guidelines Establishing Standards for Safety and Soundness, or the Guidelines. The Guidelines establish general safety and soundness standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the Guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the Guidelines. Currently, if the OTS determines that a savings bank fails to meet any standard established by the Guidelines, then the OTS may require the savings bank to submit to the OTS an acceptable plan to achieve compliance. If the savings bank fails to comply, the OTS may seek an enforcement order in judicial proceedings and impose civil monetary penalties.

Prompt Corrective Regulatory Action.  Under the Prompt Corrective Action Regulations applicable to federal thrifts, the OTS (currently) is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings banks, such as requiring compliance with a capital restoration plan, restricting asset growth, acquisitions, branching and new lines of business and, in extreme cases, appointment of a receiver or conservator. The severity of the action required or authorized to be taken increases as a savings bank’s capital deteriorates. Savings banks are classified into five categories of capitalization as “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Generally, a savings bank is categorized as “well capitalized” if:

•	its total risk-based capital is at least 10%;

•	its Tier 1 risk-based capital is at least 6%;

•	its leverage ratio is at least 5% of its adjusted total assets; and

•	it is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS, or certain regulations, to meet or maintain a specific capital level for any capital measure.

The OTS categorized EverBank as “well capitalized” following its last examination and EverBank remained categorized “well capitalized” as of December 31, 2010. However, there is no assurance that it will continue to be deemed “well capitalized” even if current capital ratios are maintained in the event that asset quality deteriorates.

Insurance Activities.  Currently, EverBank is generally permitted to engage in certain insurance activities through its subsidiaries. The OTS regulations implemented pursuant to the Gramm-Leach-Bliley Act of 1999, or GLB Act, prohibit, among other things, depository institutions from conditioning the extension of credit to individuals upon either the purchase of an insurance product or annuity or an agreement by the consumer not to purchase an insurance product or annuity from an entity that is not affiliated with the depository institution. The regulations also require prior disclosure of this prohibition to potential insurance product or annuity customers.

Federal Home Loan Bank System.  EverBank is a member of the Federal Home Loan Bank, of Atlanta, or FHLB, which is one of the 12 regional Federal Home Loan Banks composing the Federal Home Loan Bank system. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance. As a member of the FHLB, EverBank is required to acquire and hold shares of capital stock in the FHLB. EverBank was in compliance with this requirement with an investment in FHLB stock at December 31, 2009 of approximately $98.5 million. During the year ended December 31, 2009, the FHLB paid dividends of approximately $0.3 million on the capital stock held by EverBank. The FHLB did not pay a dividend during the first three months of 2009 and in February 2009 suspended the immediate repurchase of excess capital stock and announced that the subsequent repurchase of excess capital stock would be evaluated on a quarterly basis.

During 2010, the FHLB paid dividends of 0.3 million on the capital stock held by EverBank. The FHLB continues its quarterly evaluation for the repurchase of excess capital stock and has repurchased from EverBank a total of $11.4 million in 2010. In May 2010, EverBank acquired $8.5 million of capital stock of FHLB held by Bank of Florida. EverBank’s investment in FHLB stock as of December 31, 2010 is $95.6 million.

Federal Reserve System.  EverBank is subject to provisions of the FRA and the FRB’s regulations, pursuant to which depository institutions may be required to maintain noninterest-earning reserves against their deposit accounts and certain other liabilities. Currently, federal savings banks must maintain reserves against transaction accounts (primarily negotiable order of withdrawal and regular interest and noninterest-bearing checking accounts). The FRB regulations establish the specific rates of reserves that must be maintained, which are subject to adjustment by the FRB. EverBank is currently in compliance with those reserve requirements. The required reserves must be maintained in the form of vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB. The FRB pays targeted federal funds rates on the required reserves which are lower than the yield on our traditional investments.

Deposit Insurance

EverBank is a member of the FDIC, and its deposits are insured by the DIF of the FDIC up to the amount permitted by law. EverBank is thus subject to FDIC deposit insurance premium assessments. The FDIC uses a risk-based assessment system that assigns insured depository institutions to one of four risk categories based on three primary sources of information: (1) supervisory risk ratings for all institutions; (2) financial ratios for most institutions, including EverBank; and (3) long-term debt issuer ratings for large institutions that have such ratings. In February 2009, the FDIC issued new risk-based assessment rates that took effect April 1, 2009.

In addition, as part of an effort to remedy the decline in the ratio from recent bank failures, the FDIC, on September 30, 2009, collected a one-time special assessment of five basis points of an institution’s assets minus Tier 1 capital as of June 30, 2009. The assessment on EverBank was approximately $3.5 million. On November 12, 2009, the FDIC ruled that nearly all FDIC-insured depositor-institutions must prepay their estimated DIF assessments for the next three years on December 31, 2009. This ruling also provided for maintaining the assessment rates at their current levels through the end of 2010, with a uniform increase of $0.03 per $100 of covered deposits effective January 1, 2011. The ruling did not affect how EverBank determines and recognizes its expense for deposit insurance.

In addition, as noted above, Dodd-Frank Act amendments to the FDIA revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. The Dodd-Frank Act also makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

The FDIC also collects a deposit-based assessment from insured depository institutions on behalf of The Financing Corporation. The funds from these assessments are used to service debt issued by The Financing Corporation in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The Financing Corporation annualized assessment rate is set quarterly and in the first quarter of 2011 was $0.0102 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Other Statutes and Regulations

The Company and EverBank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important include:

Bank Secrecy Act of 1970 — Anti-Money Laundering.  Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls, a designated compliance officer, an ongoing employee training program; and testing of the program by an independent audit function. The Company and EverBank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA

PATRIOT Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications. The regulatory authorities have imposed “cease and desist” orders and civil monetary penalties against institutions found to be violating these obligations.

Community Reinvestment Act.  EverBank is subject to the provisions of the Community Reinvestment Act of 1977, as amended, or the CRA, and the related regulations issued by the OTS. The CRA states that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA also charges the OTS, in connection with the examination of the institution or the evaluation of certain regulatory applications filed by the institution, with the responsibility to assess the institution’s record of fulfilling its obligations under the CRA. The OTS assigns institutions a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” The regulatory agency’s assessment of the institution’s record is made available to the public. EverBank received a “satisfactory” rating following its most recent CRA examination.

Privacy and Data Security.  The GLB Act imposed new requirements on financial institutions with respect to consumer privacy. The GLB Act generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the GLB Act. The GLB Act also directed federal regulators, including the FDIC, OTS and OCC, to prescribe standards for the security of consumer information. EverBank is subject to such standards, as well as standards for notifying customers in the event of a security breach. Under federal law, EverBank must disclose its privacy policy to consumers, permit customers to opt out of having nonpublic customer information disclosed to third parties in certain circumstances, and allow customers to opt out of receiving marketing solicitations based on information about the customer received from another subsidiary. States may adopt more extensive privacy protections. EverBank is similarly required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.

Consumer Regulation.  Activities of EverBank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations include provisions that:

•	limit the interest and other charges collected or contracted for by EverBank, including new rules respecting the terms of credit cards and of debit card overdrafts;

•	govern EverBank’s disclosures of credit terms to consumer borrowers;

•	require EverBank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit EverBank from discriminating on the basis of race, creed or other prohibited factors when it makes decisions to extend credit; and

•	govern the manner in which EverBank may collect consumer debts.

New rules on credit card interest rates, fees, and other terms took effect on February 22, 2010, as directed by the Credit Card Accountability, Responsibility and Disclosure (CARD) Act. Among the new requirements are (1) 45-days advance notice to a cardholder before the interest rate on a card may be increased, subject to certain exceptions; (2) a ban on interest rate increases in the first year; (3) an opt-in for over-the-limit charges; (4) caps on high fee cards; (5) greater limits on the issuance of cards to persons below the age of 21; (6) new rules on monthly statements and payment due dates and the crediting of payments; and (7) the application of new rates only to new charges and of payments to higher rate charges.

New rules regarding overdraft charges for debit card and automatic teller machine, or ATM, transactions took effect on July 1, 2010. These rules eliminated automatic overdraft protection arrangements now in common use and required banks to notify and obtain the consent of customers before enrolling them in an overdraft protection plan. For existing debit card and ATM card holders, the current automatic programs expired on August 15, 2010. The notice and consent process is a requirement for all new cards issued on or after July 1, 2010. The new rules do not apply to overdraft protection on checks or to automatic bill payments.

As a result of the turmoil in the residential real estate and mortgage lending markets, there are several concepts currently under discussion at both the federal and state government levels that could, if adopted, alter the terms of existing mortgage loans, impose restrictions on future mortgage loan originations, diminish lenders’ rights against delinquent borrowers or otherwise change the ways in which lenders make and administer residential mortgage loans. If made final, any or all of these proposals could have a negative effect on the financial performance of EverBank’s mortgage lending operations, by, among other things, reducing the volume of mortgage loans that EverBank can originate and sell into the secondary market and impairing EverBank’s ability to proceed against certain delinquent borrowers with timely and effective collection efforts.

The deposit operations of EverBank are also subject to laws and regulations that:

•	require EverBank to adequately disclose the interest rates and other terms of consumer deposit accounts;

•	impose a duty on EverBank to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records;

•	require escheatment of unclaimed funds to the appropriate state agencies after the passage of certain statutory time frames; and

•	govern automatic deposits to and withdrawals from deposit accounts with EverBank and the rights and liabilities of customers who use automated teller machines, or ATMs, and other electronic banking services. As described above, beginning in July 2010, new rules will take effect that will limit EverBank’s ability to charge fees for the payment of overdrafts for every day debit and ATM card transactions.

As noted above, EverBank will likely face a significant increase in its consumer compliance regulatory burden as a result of the combination of the newly-established CFPB and the significant roll back of federal preemption of state laws in the area.

Commercial Real Estate Lending.  Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. Regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations. Commercial real estate loans generally include land development, construction loans and loans secured by multifamily property and non-farm, non-residential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land represent 100% or more of the institution’s total capital; or

•	total commercial real estate loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our directors, nominees for director and executive officers and other key officers, upon completion of this offering.

Name	Age	Position(s)

Robert M. Clements	48	Chairman of the Board and Chief Executive Officer
W. Blake Wilson	45	Director, President and Chief Operating Officer
Steven J. Fischer	41	Executive Vice President and Chief Financial Officer
Gary A. Meeks	65	Vice Chairman and Chief Risk Officer
John S. Surface	39	Executive Vice President
Michael C. Koster	49	Executive Vice President
Gerald S. Armstrong	67	Director Nominee
Charles E. Commander, III	70	Director
Joseph D. Hinkel	62	Director Nominee
Merrick R. Kleeman	47	Director
Mitchell M. Leidner	40	Director
W. Radford Lovett, II	51	Director
Robert J. Mylod, Jr.	44	Director
Russell B. Newton, III	57	Director
William Sanford	51	Director
Richard P. Schifter	58	Director
Alok Singh	57	Director
Scott M. Stuart	51	Director

Set forth below is certain biographical information for each of these individuals.

Robert M. Clements.  Mr. Clements has served as Chairman of the Board and Chief Executive Officer of EverBank Financial Corp and its predecessor companies since 1997. Mr. Clements joined the EverBank family of companies in 1994. Our Board of Directors has concluded that Mr. Clements should serve as Chairman of the Board of Directors based on the experience, operational expertise and continuity he brings to our Board of Directors as our longtime Chairman and Chief Executive Officer. Mr. Clements was previously a Vice President at Merrill Lynch & Co., where he was a member of the firm’s leveraged buyout group, Merrill Lynch Capital Partners, Inc. He is a former member of the FRB’s Thrift Institutions Advisory Council, and a former director of Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fortegra Capital and Columbia National Mortgage Corporation. Mr. Clements received a B.A. in Economics from Dartmouth College and an M.B.A. from Harvard Business School.

W. Blake Wilson.  Mr. Wilson has been Chief Operating Officer of EverBank Financial Corp since 2011 and has also been a director and President of EverBank Financial Corp since 2005. From January 2002 to 2011, Mr. Wilson served as our Chief Financial Officer. Our Board of Directors has concluded that Mr. Wilson should serve as a director because his many years of experience in the financial services industry, financial and accounting expertise and experience in senior corporate management positions provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Wilson has been involved in the financial services industry since 1989. Prior to joining EverBank, Mr. Wilson was the Chief Financial Officer of HomeSide Lending, Inc. and served in various positions there since 1996. He was Vice President of Corporate Finance at Prudential Home Mortgage and also worked for

KPMG Peat Marwick’s National Mortgage and Structured Finance Group in Washington, D.C. Mr. Wilson has served on various industry boards, including the advisory board of Fannie Mae. Mr. Wilson received a B.A. in Accounting cum laude from the University of Utah.

Steven J. Fischer.  Mr. Fischer joined EverBank Financial Corp as Executive Vice President and Chief Financial Officer on April 12, 2011. Prior to joining EverBank, Mr. Fischer was a partner in the Florida/Puerto Rico practice of Deloitte & Touche LLP since 2004, having joined Deloitte in 1992. He has over 18 years of public accounting experience and has provided advisory, attest and consulting services to clients primarily in the financial services industry. Mr. Fischer received a B.S. in Accounting and Finance from Florida State University and is a certified public accountant in Florida and Georgia.

Gary A. Meeks.  Mr. Meeks has served as Vice Chairman and Chief Risk Officer of EverBank Financial Corp since 2005. He has been involved in the mortgage banking industry since 1973 and is a Certified Mortgage Banker. Mr. Meeks joined EverBank’s predecessor company in 1989 as President and Chief Executive Officer, having previously served in that capacity for Numerica Financial Services, Inc. Prior to entering the mortgage banking industry, Mr. Meeks was an officer in the U.S. Air Force from 1969 to 1972, where he attained the rank of Captain. Mr. Meeks received a B.B.A. and an M.B.A. from the University of Georgia.

John S. Surface.  Mr. Surface has served as Executive Vice President-Corporate Development of EverBank Financial Corp since 2004. He manages our business development, partnership and M&A activities. He has been with EverBank for over 12 years and served previously as Vice President of Asset Management for the EverBank family of companies. In addition, he previously worked as an Associate at TSG Equity Partners, a venture capital investment firm. Mr. Surface has served on various nonprofit housing boards, including HabiJax and LISC Jacksonville, and serves on the Williams School Board of Advisors for Washington and Lee University. Mr. Surface received a B.S. in Business Management, magna cum laude and Phi Beta Kappa, from Washington and Lee University and an M.B.A. from Harvard Business School.

Michael C. Koster.  Mr. Koster has been an Executive Vice President of EverBank Financial Corp and its predecessors since 1995, leads EverBank’s Operations Group and has served as President of EverHome® Mortgage Company since 2005. He joined EverBank in 1995 as Executive Vice President of Loan Administration, previously served as Senior Vice President and Director of Customer Service at BancBoston Mortgage Corporation and has been involved in the mortgage banking industry since 1983. Mr. Koster is a member and former chairman of Lender Processing Services, Inc.’s Mortgage Advisory Board, is a former chairman of the Mortgage Bankers Association’s Loan Administration Committee and serves on its Residential Mortgage Board of Governors. He also serves on the board for the local Habitat for Humanity affiliate and received a B.B.A. from Marietta College.

Gerald S. Armstrong.  Mr. Armstrong has been nominated as a director of EverBank Financial Corp, to be appointed effective upon the completion of this offering. Our Board of Directors has concluded that Mr. Armstrong should serve as a director because his experience in private equity and his experience serving on other companies’ boards of directors provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He has been a director of Cenveo, Inc., a diversified printing company, since 2007 and has also been a Managing Director of Arena Capital Partners, LLC, a private equity firm that invests in both established companies and developing businesses since 1997. Prior to co-founding Arena, Mr. Armstrong was a Partner at Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners, a private investment firm affiliated with Merrill Lynch & Co., where Mr. Armstrong had served as a Managing Director since 1988. Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983. In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase & Co.), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies. Mr. Armstrong has also served as an officer in the United States Navy. Mr. Armstrong is Arena’s designated nominee for our Board of Directors, pursuant to the terms of the Amended and Restated Transfer Restriction and Voting Agreement described in “— Board Composition and Election of Directors — Board Composition” below. Mr. Armstrong received a B.A. in English from Dartmouth College and an M.B.A. in Finance from New York University.

Charles E. Commander, III.  Mr. Commander has been a director of EverBank Financial Corp and its predecessors since 1997. Our Board of Directors has concluded that Mr. Commander should serve as a director because his many years of legal experience and his service on other companies’ boards of directors provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Commander is a retired partner at the law firm Foley & Lardner, LLP, practicing corporate, financial institutions and real estate law and was previously a member of that firm’s management committee. Mr. Commander currently serves on the boards of Patriot Transportation Holdings, Inc., a public real estate and trucking company, and Summit Housing Partners, LLC, of which he is non-executive chairman. He has served on numerous civic and charitable organizations and is currently chairman of the Jacksonville Housing and Neighborhood Development Commission and on the board of the Delta Waterfowl Foundation. He received a B.S. in Commerce from Washington & Lee University and a J.D. from The University of Florida.

Joseph D. Hinkel.  Mr. Hinkel has been nominated as a director of EverBank Financial Corp, to be appointed effective upon the completion of this offering. Mr. Hinkel has served as an independent financial consultant since November 2006. Our Board of Directors has concluded that Mr. Hinkel should serve as a director because his many years of experience in public accounting provide our Board of Directors and our Audit Committee with valuable financial reporting and financial management expertise as we transition to becoming a public reporting company. From June 2002 to October 2006, he was a Managing Director of KPMG, LLP. Prior to working at KPMG, LLP, he was employed by Arthur Anderson LLP from 1971 to 2002, and served as a partner from 1983 to 2002. Mr. Hinkel served as a director of Dayton Superior Corporation from 2007 to 2009. He received a B.S. in Business Administration from University of Dayton in 1971 and became a certified public accountant in 1972.

Merrick R. Kleeman.  Mr. Kleeman has been a director of EverBank Financial Corp since 2009. Our Board of Directors has concluded that Mr. Kleeman should serve as a director because his experience in private equity and his financial expertise provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Kleeman is a founding partner of Wheelock Street Capital, L.L.C., a real estate private equity firm formed in 2008 to pursue a highly-focused, value oriented investment strategy. Prior to creating Wheelock Street Capital, L.L.C., Mr. Kleeman spent over 15 years working at Starwood Capital Group, where he served as Senior Managing Director and Head of Acquisitions. Mr. Kleeman led the acquisition of Westin Hotels & Resorts, National and American Golf, Le Meridien Hotels & Resorts in collaboration with Starwood Hotels, and the formation of Troon Golf and Starwood Land Ventures. Mr. Kleeman serves on the board of directors of Troon Golf and on the board of trustees of The Boys and Girls Harbor in New York City and The Waterside School in Stamford, Connecticut. Mr. Kleeman received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Mitchell M. Leidner.  Mr. Leidner has been a director of EverBank Financial Corp since 2009. Our Board of Directors has concluded that Mr. Leidner should serve as a director because his experience in the financial services industry and private equity, his financial expertise and his knowledge of the Tygris business provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Leidner is an investment professional with Aquiline Capital Partners LLC. He has worked in the financial services industry since 1993. Prior to joining Aquiline in 2005, Mr. Leidner worked at Venturion Capital, a private equity firm that invested in financial services companies in North America and Europe, between 2000 and 2005. He also worked at Venturion from 1998 to 1999. From 1999 to 2000, Mr. Leidner was an investment specialist in The Blackstone Group, L.P.’s Alternative Asset Management group, where he focused on investing in hedge funds across various strategies. From 1995 to 1997, he was an associate at UBS Securities LLC in the Financial Institutions Group, where he focused on mergers and acquisitions and corporate finance assignments in the financial services industry. From 1993 to 1995, Mr. Leidner was an analyst at Alex. Brown & Sons in the Financial Institutions Group, where he completed several sell-side advisory and capital raising assignments in the bank, thrift and specialty finance sectors. Mr. Leidner is a board member of WRM America Holdings and CRT Greenwich LLC. Mr. Leidner received a B.S.E. in Finance and a B.A.S. in Engineering from the University of Pennsylvania and received an M.B.A. from the Columbia Business School.

W. Radford Lovett, II.  Mr. Lovett has been a director of EverBank Financial Corp and its predecessors since 2004. Our Board of Directors has concluded that Mr. Lovett should serve as a director because his many years of experience in private equity and his financial expertise provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is Managing Director and co-founding partner of Lovett Miller & Co., a Florida-based venture capital and private equity firm that invests in privately held companies primarily in the southeastern United States. Mr. Lovett has also served as founder, Chairman and Chief Executive Officer of two successful growth companies, TowerCom Development, LP, a developer of wireless communication infrastructure, and TowerCom Limited, a developer of broadcast communication towers. Mr. Lovett serves on the board of directors of four private companies. Prior to co-founding Lovett Miller & Co., Mr. Lovett served as the President of Southcoast Capital Corporation, a Jacksonville-based holding company that invests in private companies, public companies and real estate. In addition, Mr. Lovett is currently Co-Chairman of University of North Florida’s Capital Campaign, where he also served as President of Foundation Board. He is also a former Chairman of the Youth Crisis Center and the Jacksonville Jaguars Honor Rows Program. Mr. Lovett received a B.A. from Harvard College.

Robert J. Mylod, Jr. Mr. Mylod has been a director of EverBank Financial Corp and its predecessors since 2001. Our Board of Directors has concluded that Mr. Mylod should serve as a director because his operational and financial management experience at priceline.com Incorporated, or priceline.com, as well as his experience in finance and private equity provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is the Vice Chairman of priceline.com. Before becoming Vice Chairman, Mr. Mylod had been priceline.com’s Chief Financial Officer since November 2000. Prior to joining priceline.com, Mr. Mylod was a principal at Stonington Partners, a privately held investment firm that executed and managed private equity investments. Prior to Stonington Partners, Mr. Mylod was an associate with Merrill Lynch Capital Partners, the merchant banking division of Merrill Lynch & Co. Mr. Mylod received an A.B. in English from the University of Michigan and an M.B.A. from the University of Chicago Graduate School of Business.

Russell B. Newton, III.  Mr. Newton has been a director of EverBank Financial Corp since 2009. Our Board of Directors has concluded that Mr. Newton should serve as a director because his many years of experience in investment management and his financial and accounting expertise provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is President of Timucuan Asset Management, Inc., or Timucuan, a privately owned investment management firm. Mr. Newton has been responsible for directing the investment activities of the Newton family since 1981. In 1988, Mr. Newton formed Timucuan to provide asset management services to those outside the Newton family. Mr. Newton also controls the general partner of The Timucuan Fund, L.P., which he formed in 1990, and Timucuan Opportunity Fund, L.P., which he launched in October 2001. Prior to 1981, Mr. Newton was employed as a public accountant by Peat Marwick Mitchell & Company. Mr. Newton received a B.A. from Bowdoin College and attended the Graduate School of Business Administration, New York University.

William Sanford.  Mr. Sanford has been a director of EverBank Financial Corp since 2006. Our Board of Directors has concluded that Mr. Sanford should serve as a director because his experience in senior corporate management positions and his management and operational expertise provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is an Operating Partner at Sterling Investment Partners, a middle-market private equity fund based in Westport, Connecticut, and advises Sterling portfolio companies with regard to management and operational matters. Mr. Sanford is currently Interim Chief Administrative Officer at Fairway Market, a Sterling portfolio company based in New York. From 1998 until December 31, 2008, he was with Interline Brands, Inc., a Jacksonville,

Florida-based distributor and direct marketer of building maintenance products where he served as President, Chief Operating Officer and Secretary and previously as Chief Financial Officer. Mr. Sanford has worked in the wholesale distribution industry since 1984 and has held senior executive positions with Airgas, Inc. and MSC Industrial Direct. Mr. Sanford is a director of FCX Performance, Inc. Mr. Sanford received a B.S. from Vanderbilt University.

Richard P. Schifter.  Mr. Schifter has been a director of EverBank Financial Corp since 2010. Our Board of Directors believes Mr. Schifter should serve as a director due to his experience serving on other companies’ boards of directors, and his experience in private equity, his legal experience and his knowledge of the Tygris business provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He has been a partner at TPG Capital since 1994. Prior to joining TPG Capital, Mr. Schifter was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. Mr. Schifter joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the Boards of Directors of Republic Airways Holdings, Inc., American Beacon Advisors, Bristol Group, LPL Holdings Inc., and Ariel Reinsurance Company Ltd, and on the Board of Overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of the Youth, I.N.C. (Improving Non-profits for Children). Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School.

Alok Singh.  Mr. Singh has been a director of EverBank Financial Corp since 2010. Our Board of Directors believes Mr. Singh should serve as a director because his service on other companies’ boards of directors, his financial expertise and his knowledge of the Tygris business provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is a Managing Director of New Mountain Capital. Mr. Singh was a founding member and Managing Director of the Bankers Trust Securities Mergers & Acquisitions Group between 1984 and 1992. As Senior Managing Director for Bankers Trust Securities from 1992 until 1997, Mr. Singh was responsible for the firm’s investment banking activities in the consumer and retail sectors and led its relationships with a number of major multi-industry and consumer product clients. Mr. Singh was elected to the Partnership Group of Bankers Trust Company in 1994. Subsequently, Mr. Singh served in the Financial Sponsors Group of Deutsche Bank Alex Brown from 1997 until 2001. Most recently, Mr. Singh led the Corporate Financial Advisory Group for the Americas for Barclays Capital, where he established the group upon joining the firm in March 2001. Mr. Singh is a fellow of the Foreign Policy Association, a member of the Economic Club of New York and a member of the advisory board of Sonenshine Partners. Mr. Singh is Chairman of the Board of RedPraire Corporation, non-executive chairman of Overland Solutions, Inc., lead director of Deltek, Inc., Camber Corporation and Stroz Friedberg Inc., and a director of Apptis, Inc., Validus Holdings, Ltd. and Ikaria Holdings, Inc. He received a B.A. in Economics and History from New York University and an M.B.A. in Finance from New York University.

Scott M. Stuart.  Mr. Stuart has been a director of EverBank Financial Corp since 2008. Our Board of Directors has concluded that Mr. Stuart should serve as a director because his experience in private equity and finance provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is co-founder of Sageview Capital L.P., a private equity investment firm. Prior to co-founding Sageview Capital L.P. in 2006, Mr. Stuart worked for the global private equity firm Kohlberg Kravis Roberts & Co., L.P., or KKR, from 1986 to 2005. Mr. Stuart became a partner of KKR in 1994 and served on KKR’s investment committee from 2000 until 2005. From 2000 until his departure in 2005, Mr. Stuart was responsible for KKR’s industry groups in the utilities and consumer products sectors. Prior to joining KKR in 1986, Mr. Stuart worked from 1981 to 1984 in the Mergers and Acquisitions Department at Lehman Brothers Kuhn Loeb, Inc. Mr. Stuart is Sageview’s designated member of our Board of Directors, pursuant to the terms of the Transfer and Governance Agreement described in “— Board Composition and Election of Directors — Board Composition” below. Mr. Stuart received a B.A. from Dartmouth College and an M.B.A. from Stanford University.

Board Composition and Election of Directors

Board Composition

Our Board of Directors is authorized to have no fewer than seven members nor more than 15 members and is currently comprised of 13 members. Our Board of Directors has evaluated the independence of its members based upon the rules of the New York Stock Exchange, or the NYSE. Applying this standard, our Board of Directors has affirmatively determined that each of Messrs. Armstrong, Commander, Hinkel, Kleeman, Leidner, Lovett, Mylod, Sanford, Schifter, Singh and Stuart is an independent director.

We are party to the Amended and Restated Transfer Restriction and Voting Agreement with Arena Capital Investment Fund, L.P., or Arena, Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership, or together, Lovett Miller, dated as of November 22, 2002. Both Arena and Lovett Miller purchased securities issued by our predecessor entity in 2000 and 2002 and are currently two of our stockholders. Pursuant to the terms of the agreement, Arena has the right to designate a member of our Board of Directors and each of Arena and Lovett Miller have the right to appoint an observer who is permitted to attend meetings of our Board of Directors. Arena’s and Lovett Miller’s rights under the agreement will terminate at such time as each owns less than 20% of the aggregate shares they respectively purchased in 2000 and 2002. Gerald S. Armstrong is Arena’s designated nominee for our Board of Directors.

We are also party to the Transfer and Governance Agreement, dated as of July 21, 2008, with Sageview Partners, L.P., pursuant to which Sageview has the right to designate a member of our Board of Directors and an observer who is permitted to attend meetings of our Board of Directors. Sageview will continue to have rights under the agreement until such time as it no longer holds either 10% of the aggregate number of shares of Series B Preferred Stock Sageview purchased in 2008, or the common stock equivalent thereof, as adjusted for stock splits, recapitalizations and other similar transactions. Scott M. Stuart is Sageview’s designated member of our Board of Directors.

Election and Classification of Directors

In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board of Directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, upon consummation of the offering and will be divided as follows:

•	the Class I directors will be Gerald S. Armstrong, Charles E. Commander, III, Joseph D. Hinkel, Robert J. Mylod, Jr. and Russell B. Newton, III, and their term will expire at the annual meeting of stockholders to be held in 2012;

•	the Class II directors will be Mitchell M. Leidner, William Sanford, Richard P. Schifter, Alok Singh and W. Blake Wilson, and their term will expire at the annual meeting of stockholders to be held in 2013; and

•	the Class III directors will be Robert M. Clements, Merrick R. Kleeman, W. Radford Lovett, II and Scott M. Stuart, and their term will expire at the annual meeting of stockholders to be held in fiscal year 2014.

At each annual meeting of stockholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. The number of directors may be changed only by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a

Nominating and Corporate Governance Committee and a Risk Committee. Our Board of Directors also will establish such other committees as it deems appropriate, in accordance with applicable law and regulations, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

Audit Committee

Following the closing of this offering, our Audit Committee will be comprised of Joseph D. Hinkel (Chairman), Mitchell M. Leidner and Charles E. Commander, III. The Audit Committee has responsibility for, among other things:

•	reviewing the adequacy and effectiveness of our accounting and internal controls and procedures, including the responsibilities, budget, compensation and staffing of our internal audit function;

•	reviewing with management our administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•	reviewing and discussing with our independent auditors and management our compliance with the applicable regulatory requirements;

•	investigating matters brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	preparing the Audit Committee report required by SEC rules to be included in our annual report;

•	reviewing and approving all related person transactions for potential conflicts of interest situations on an ongoing basis;

•	determining compensation of, and reviewing the performance of, the independent auditors, appointing or terminating the independent auditors and considering and approving, in advance, any services proposed to be performed by the independent auditors;

•	reviewing an annual report from the independent auditors describing (1) the independent auditors’ internal quality-control review, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the past five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues and (3) all relationships between the independent auditors and us;

•	establishing procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and (3) the review, and if necessary investigations of material incidents reported through the MySafeWorkplace employee hotline channel; and

•	handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Rule 10A-3 promulgated by the SEC under the Exchange Act and Section 303A.07 of the NYSE Listed Company Manual require our Audit Committee to be composed entirely of independent directors upon the effective date of our registration statement. Our Board of Directors has affirmatively determined that each of the members of our Audit Committee will meet the definition of “independent directors” under Section 303A.02 of the NYSE Listed Company Manual and for purposes of serving on an Audit Committee under applicable SEC rules.

Compensation Committee

Following the closing of this offering, our Compensation Committee will be comprised of Scott M. Stuart (Chairman), Richard P. Schifter and Alok Singh. The Compensation Committee has the responsibility for, among other things:

•	reviewing and determining the annual compensation of our Chief Executive Officer;

•	recommending to our Board of Directors the compensation and benefits of our executive officers other than the Chief Executive Officer;

•	annually monitoring and reviewing our compensation and benefit plans to ensure that they meet our corporate objectives;

•	administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to our Board of Directors relating to these matters;

•	reviewing and making recommendations to our Board of Directors with respect to any severance or termination arrangement to be made with any executive officer;

•	preparing the Compensation Committee report required by SEC rules to be included in our annual report;

•	reviewing all equity-compensation plans to be submitted for stockholder approval under NYSE listing standards, and to review, and in the Compensation Committee’s sole discretion, approve all equity-compensation plans that are exempt from such stockholder approval requirement;

•	preparing recommendations and periodic reports to our Board of Directors concerning these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

Our Board of Directors has evaluated the independence of the members of our Compensation Committee and has determined that each of the members of our Compensation Committee is “independent” under Section 303A.02 of the NYSE Listed Company Manual. The members of the Compensation Committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code.

Nominating and Corporate Governance Committee

Following the closing of this offering, our Nominating and Corporate Governance Committee will be comprised of Robert J. Mylod, Jr. (Chairman), Merrick R. Kleeman and William Sanford. The Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by our Board of Directors as nominees for election as directors and to fill any vacancies on our Board of Directors;

•	reviewing the size of our Board of Directors and recommending any changes;

•	reviewing annually the composition of our Board of Directors as a whole and making recommendations;

•	monitoring the functioning of our standing committees and recommending any changes, including the creation and elimination of any committee;

•	reviewing and recommending standing committee assignments;

•	developing, reviewing and monitoring compliance with our corporate governance guidelines;

•	making recommendations to our Board of Directors regarding corporate governance based upon developments, issues and best practices; and

•	handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board of Directors from time to time.

In selecting director nominees for recommendation to our Board of Directors, the Nominating and Corporate Governance Committee will consider, among other things, the following factors:

•	the appropriate size and diversity of our Board of Directors;

•	the knowledge, skills and expertise of nominees, including experience in banking, business, finance, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of our Board of Directors;

•	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules;

•	time availability in light of other commitments, dedication and conflicts of interests; and

•	other such relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of our Board of Directors.

Our Board of Directors has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has determined that each of the members of our Nominating and Corporate Governance Committee is “independent” under Section 303A.02 of the NYSE Listed Company Manual.

We have no formal policy regarding the diversity of our Board of Directors. Our Nominating and Corporate Governance Committee and Board of Directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include personal characteristics. Our Nominating and Corporate Governance Committee’s and Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

Risk Committee

Following the closing of this offering, our Risk Committee will be comprised of W. Radford Lovett, II (Chairman), Gerald S. Armstrong and Russell B. Newton, III. Its purpose is to assist our Board of Directors in overseeing and reviewing our enterprise risk management framework, including the significant policies, procedures, and practices employed to manage various types of risk factors we face, including, but not limited to:

•	credit risk arising from an obligor’s failure to meet the terms of any contract with us or otherwise perform as agreed;

•	liquidity risk related to our ability to meet our obligations when they come due without incurring unacceptable losses;

•	pricing risk arising from changes in the value of either trading portfolios or other obligations that are entered into as part of distributing risk;

•	interest rate and related market risk;

•	legal and compliance risk;

•	operational risk arising from inadequate or failed internal processes or systems, the misconduct or errors of employees and/or third parties and adverse external events;

•	reputation risk arising from negative public opinion; and

•	strategic risk arising from adverse business decisions, improper implementation of decisions or lack of responsiveness to industry changes.

Our Risk Committee coordinates and shares information with other committees of our Board of Directors in order to carry out its duties, and reports to our Board of Directors periodically on its activities, findings and recommendations for our risk management policies.

Risk Oversight

Our Board of Directors oversees a company-wide approach to risk management, carried out by management. Our Board of Directors and its Risk Committee determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks.

While our Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Our Risk Committee oversees and evaluates our risk management framework and coordinates all actions of the other Committees of our Board of Directors in this regard. Pursuant to our Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board of Directors and its committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or has ever been an officer or employee of us. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We will adopt a code of business conduct and ethics that applies to all of our officers and employees. The code of business conduct and ethics, upon the consummation of this offering, will be available on our website at www.everbank.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Code of Ethics for Principal Executive and Senior Financial Officers

We will adopt a code of ethics that applies to our principal executive and senior financial officers. The code of ethics for our principal executive and our senior financial officers, upon the consummation of this offering will be available on our website at www.everbank.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

We will adopt corporate governance guidelines to assist our Board of Directors in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of our Board of Directors and its committees. Our corporate governance guidelines, upon the consummation of this offering, will be available on our website at www.everbank.com. We expect that any amendments to the guidelines will be disclosed on our website.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Executive Compensation Program

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our executives, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, you will find a series of tables containing specific data about the compensation earned or paid in 2010 to the following individuals, to whom we refer as our “Named Executive Officers”:

•	Robert M. Clements, Chairman of the Board and Chief Executive Officer;

•	W. Blake Wilson, President and Chief Financial Officer (subsequent to December 31, 2010, Mr. Wilson became our Chief Operating Officer and Steven J. Fischer became Chief Financial Officer);

•	Gary A. Meeks, Vice-Chairman and Chief Risk Officer;

•	Michael C. Koster, Executive Vice President; and

•	John S. Surface, Executive Vice President.

Base salary, annual cash bonuses and long-term incentive stock awards comprise the total annual compensation for our Named Executive Officers. The table below provides a summary of the components of total annual compensation.

Performance
Compensation Element	What the Element Rewards	Purpose and Key Features	Based?

Base Salary	• Scope of leadership responsibilities • Expected future performance • Contributions to us	• Provide a steady source of income to the executives	No

Annual Cash Bonuses
•   Achievement of target return on equity, or ROE (in 2010, 13.0% ROE to achieve 100% of target annual cash bonus)

•   Achievement of individual performance objectives (in the case of Messrs. Koster and Surface)
		• Encourage and reward achievement of short-term performance objectives • Bonuses for Messrs. Clements, Wilson and Meeks are based solely on corporate performance (achievement of ROE thresholds)	Yes, tied to our operating performance

• Bonuses for Messrs. Koster and Surface are based on corporate performance and individual performance

Long-Term Equity Incentive Awards (primarily stock options and, to a much lesser extent, restricted stock units)	• Appreciation in the value of our common stock	• Align executives’ interests with those of stockholders • Promote executive retention	Yes, tied to our stock price

Objectives of Our Compensation Program

The objectives of our compensation program for our executive officers parallel the objectives of our compensation program for all employees — that is, to acquire and retain executive officers of the caliber and experience necessary to ensure our success, and to provide a strong link between performance and pay. More specifically, our program is designed to:

•	control and monitor compensation costs in a manner consistent with our business model and the interests of our stockholders;

•	attract and retain qualified talent;

•	promote stock ownership of our executive officers;

•	maintain compensation levels that are competitive with our peers; and

•	provide compensation according to (1) individual performance within a range that correlates to the position’s value to us as a whole, and/or (2) achievement of financial goals established and attained by us for the applicable performance period.

We believe that compensation should be set for the Named Executive Officers in line with our performance on both a short-term and long-term basis. It is our practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the Named Executive Officers with that of our stockholders and to encourage the Named Executive Officers to act as equity owners of the Company.

How We Set Compensation

The Compensation Committee of our Board of Directors determines the compensation for our Named Executive Officers, as do Messrs. Clements and Wilson who play a role in setting the compensation for those Named Executive Officers who report to them.

Compensation Committee

The Compensation Committee sets and determines the compensation for the top level of our management, whom we refer to as Executive Management. Each Named Executive Officer is a member of Executive Management. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee reviews and recommends approval of all aspects of the compensation program for Executive Management, administers our stock incentive plans and reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans. In setting compensation, the Compensation Committee does not seek to allocate long-term and current compensation, or cash and non-cash compensation, in specified percentages. The Compensation Committee instead reviews each element of compensation independently and determines the appropriate amount for each element, as discussed below. However, the Compensation Committee traditionally places more emphasis on variable compensation, including annual cash bonuses and long-term equity awards, than on base salary.

The Compensation Committee also approves the performance goals for all Executive Management compensation programs that incorporate performance metrics and evaluates performance at the end of each performance period. The Compensation Committee approves our aggregate annual cash bonus award opportunities, stock option awards and restricted stock unit awards for Executive Management. The Compensation Committee also sets the level and components of the compensation for Mr. Clements and reviews and approves the compensation for the remaining Named Executive Officers and other members of Executive Management.

In making decisions regarding the compensation for the Named Executive Officers, the Compensation Committee focuses primarily on the executive officer’s individual performance and our overall performance. The Compensation Committee also considers the general business environment.

Executive Officers

Decisions about individual compensation elements and total compensation, including those related to Mr. Clements, are ultimately made by the Compensation Committee. However, we believe that Messrs. Clements and Wilson are in the best possible position to assess the performance of the other members of Executive Management and, accordingly, they also play an important role in the compensation-setting process. Messrs. Clements and Wilson discuss Executive Management compensation (including compensation for each of the other Named Executive Officers) with the Compensation Committee and make recommendations on base salary and the other compensation elements.

Competitive Market Review

In January 2010, the Compensation Committee approved the 2010 base salaries for our Named Executive Officers and retained the services of Compensation Advisory Partners LLC, or the

Compensation Consultants, to provide independent compensation consulting advice in connection with the 2010 target annual cash bonus amounts to be awarded to certain members of Executive Management.

In February 2010, the Compensation Consultants evaluated our levels and categories of executive compensation and recommended changes to such compensation, as appropriate. The Compensation Committee considered the Compensation Consultants’ recommendations, along with its own knowledge of market compensation practices of comparable financial institutions, when approving target bonus amounts for 2010. No further adjustments were made to the base salaries of Executive Management.

The Compensation Committee has engaged Compensation Consultants to assist in structuring our 2011 compensation program for our Named Executive Officers and certain related matters.

2010 Components of Executive Compensation

In 2010, the key elements of compensation for our Named Executive Officers generally consisted of base salary and annual cash bonuses. In addition, we maintain employment agreements with each Named Executive Officer that provide certain guaranteed benefits as described below.

Annual Base Salaries

We believe that the Named Executive Officers’ compensation should be variable and based largely on our performance. We also believe that base salaries should be reflective of our Named Executive Officers’ roles and responsibilities. The Compensation Committee reviews salaries for the Named Executive Officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. In general, the Compensation Committee increases base salary based upon its subjective evaluation of such factors as prevailing changes in market rates for equivalent executive positions in similarly-situated companies, the individual’s level of responsibility, tenure with us and overall contribution to us. The Compensation Committee also takes into account Mr. Clements’ recommendations regarding salary increases for the other Named Executive Officers. Based on that review, for 2010, the Compensation Committee approved base salary increases of 14.10% for Mr. Clements, 16.40% for Mr. Wilson, 5.82% for Mr. Meeks, 4.68% for Mr. Koster and 7.82% for Mr. Surface, all of which were effective as of February 1, 2010 (see chart below).

	2009	$ Amount	% Amount of	2010
Name	Base Salary	of Increase	Increase	Base Salary

Mr. Clements	$556,500	$78,500	14.10%	$635,000
Mr. Wilson	$472,500	$77,500	16.40%	$550,000
Mr. Meeks	$330,750	$19,250	5.82%	$350,000
Mr. Koster	$320,000	$15,000	4.68%	$335,000
Mr. Surface	$287,500	$22,500	7.82%	$310,000

Annual Cash Bonuses

Annual cash bonuses reward the Named Executive Officers for achieving short-term financial objectives. The Named Executive Officers participate in an annual cash bonus program maintained by us called the Senior Management Incentive Plan, or SMIP, pursuant to which participants may earn cash awards based on either (1) the achievement of corporate performance goals established annually by the Compensation Committee or (2) a combination of corporate performance goals and the Compensation Committee’s subjective assessment of individual performance. Messrs. Clements, Wilson and Meeks earn cash bonuses based solely on corporate performance goals. Messrs. Koster and Surface earn cash bonuses based on a combination of corporate performance and individual performance (designated percentages of the basis for achievement of awards are indicated below).

Target Annual Cash Bonuses.  The Compensation Committee establishes a target annual cash bonus expressed as a percentage base salary for each Named Executive Officer. The target annual cash bonuses that could be earned in 2010 by our Named Executive Officers were as follows:

Target
Name	(Percentage of Base Salary)

Mr. Clements	140%
Mr. Wilson	130%
Mr. Meeks	100%
Mr. Koster	70%
Mr. Surface	70%

The 2010 annual bonus opportunity for each of Messrs. Clements, Wilson and Meeks under the SMIP was based primarily on our achievement of return on common equity, or ROE, targets. However, the Compensation Committee may exercise discretion to consider a variety of other factors when determining annual bonus payments, including our overall performance relative to similarly-situated financial institutions and market conditions.

The Compensation Committee believes such adjusted ROE is an appropriate performance goal for annual cash bonuses because this performance metric has meaningful bearing on long-term increases in stockholder value and the fundamental risk level and financial soundness of our business. In addition, the Compensation Committee believes that emphasizing adjusted ROE in 2010 was appropriate because, in light of the economic uncertainty that was expected for 2010, the achievement of superior performance would be more meaningful than in past years.

In order to align incentive payments with our overall goals, the Compensation Committee established the following target ranges for adjusted ROE:

•	The first range was set between 7.5% and 13%, which, if achieved, would result in the executive earning between 0% and 100% of his respective target bonus award. For each 0.1% increment in performance, the executive may earn an additional 1.818% of his target award. For example, achievement of 8.6% would result in a bonus of 20% of the executive’s target award and achievement of 8.7% would result in a bonus of 21.818% of such award.

•	The second range was set between 13% to 17%, which, if achieved, would result in the executive earning between 100% and 125% of his target bonus award. For each 0.1% increment in performance, the executive may earn an additional 0.625% of his target award. For example, achievement of 13% would result in a bonus of 100% of the executive’s target award and achievement of 13.1% would result in a bonus of 100.625% of such award.

The 2010 annual bonus opportunity for each of Messrs. Koster and Surface was based, in part, on our achievement of adjusted ROE targets and, in part, on the executive’s individual performance.

In determining the payout based in part on individual performance, the Compensation Committee subjectively assessed the individual performance of Messrs. Koster and Surface after receiving input from Messrs. Clements and Wilson, as appropriate. The performance consideration was non-formulaic and was not based upon pre-established objectives. Rather, the Compensation Committee considered a variety of factors, including key achievements, financial contributions and leadership of the Named Executive Officers.

Performance Criteria Applicable to Named Executive Officers

		Target Percentage of Base
		Salary Based on
	Target Percentage of Base	Individual	Total Target
Name	Salary Based on ROE	Performance	(Percentage of Base Salary)

Mr. Clements	140%	0%	140%
Mr. Wilson	130%	0%	130%
Mr. Meeks	100%	0%	100%
Mr. Koster	45%	25%	70%
Mr. Surface	50%	20%	70%

Determination of 2010 Annual Cash Bonuses.  In 2010, we exceeded our stated performance goals by achieving an adjusted ROE of 17%. Such ROE performance entitled Messrs. Clements, Wilson and Meeks to bonuses of 125% of their target awards pursuant to the ROE goals described above. In addition, the Compensation Committee determined based on the individual performance assessment described above that Messrs. Koster and Surface earned 100% of their target payout under the SMIP.

The Compensation Committee paid the following annual cash bonuses to the Named Executive Officers:

	2010 Target Annual	Actual 2010 Annual	Actual 2010 Bonuses as %
Name	Cash Bonuses	Cash Bonuses	of Base Salary

Mr. Clements	$889,000	$1,111,250	175.0%
Mr. Wilson	$715,000	$893,750	162.5%
Mr. Meeks	$350,000	$437,500	125.0%
Mr. Koster	$234,500	$272,188	81.25%
Mr. Surface	$217,000	$255,750	82.5%

The 2010 annual cash bonuses received by our Named Executive Officers are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Equity Incentives

We place great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. We do not have specific or other security ownership requirements for employees. However, management is encouraged to take an ownership stake in the Company. As of December 31, 2010, our employees, including our Named Executive Officers, collectively owned approximately 5,323,836 shares (5.69%) of our common stock, on an as-converted and non-diluted basis. Historically, equity awards have constituted a significant portion of the Named Executive Officers’ compensation, primarily in the form of stock options so as to reduce the share dilution associated with grants of restricted stock units. There is no set program for the award of equity grants, and the Compensation Committee retains discretion to grant equity awards at any time, including in connection with the promotion of an executive, to reward an executive, for retention purposes or in other circumstances recommended by Messrs. Clements or Wilson.

Stock Options.  The Compensation Committee believes that stock options effectively align the interests of the recipients with those of the stockholders because stock options only have value if the price of a share of our common stock as of the exercise date increases relative to the price of a share of our common stock on the date of the award. In general, stock options vest ratably over a period of years, or cliff-vest at the end of a multi-year period. The Compensation Committee believes that the multi-year vesting period encourages executives to focus on the long-term maximization of stockholder value. In addition, the longer vesting period acts as a retention tool. The exercise price for each stock option is no less than the fair market value of our common stock as of the date of grant, as calculated in accordance with the methodology described below under “— Determining Fair Market Value of Our

Common Stock.” The award of options granted to the Named Executive Officers is determined based on relative contributions by the Named Executive Officers and the equity awards received in prior years. The number of options generally is calculated by dividing the target amount of compensation to be delivered through the award by the estimated fair market value of each grant of options.

Restricted Stock Units.  From time to time we also grant restricted stock units to the Named Executive Officers and other eligible employees. Restricted stock units represent the holder’s right to receive a stated number of shares of our common stock, which right is subject to certain restrictions and to risk of forfeiture. In general, restricted stock units granted to the Named Executive Officers vest as to 100% of the underlying shares on the third or fifth anniversary of the date of grant, provided that the executives remain employed by us on such date. The Compensation Committee believes that this vesting schedule promotes the retention of these highly-valued executives. No dividends are paid on the shares underlying the restricted stock units until the shares are issued. The award of restricted stock units are granted to the Named Executive Officers based on their relative contributions and the awards received in prior years. The number of restricted stock units granted to Named Executive Officers generally is determined by dividing the target amount of compensation to be delivered through the award by the estimated fair market value of each grant of restricted stock units.

2010 Awards.  In 2010, the Named Executive Officers, other than Mr. Wilson, did not receive any equity awards because such executives were granted substantial awards of nonqualified stock options on October 31, 2008 under the terms of their employment agreements in consideration of the non-competition provisions. See footnote 3 to the Outstanding Equity Awards at 2010 Fiscal Year-End table in this prospectus for additional information regarding the 2008 option grants. In 2010, Mr. Wilson received a grant of nonqualified stock options to purchase 75,000 shares of our common stock pursuant to an option award agreement dated January 2, 2005. Under that agreement, Mr. Wilson is entitled to receive a series of grants of options to purchase 75,000 shares of our common stock in each of 2006, 2007, 2008, 2009 and 2010, provided that he remains employed by us as of each grant date. The foregoing options will vest in the manner described below in footnote 6 to the Outstanding Equity Awards at 2010 Fiscal Year-End table in this prospectus.

Determining Fair Market Value of Our Common Stock.  The Compensation Committee uses the methodology described below to estimate the fair market value of our common stock for purposes of determining the exercise price of stock options and the value of restricted stock units. The fair market value of our common stock is based upon valuation multiples, including price-to-earnings and price-to-tangible book ratios of a peer group of publicly traded companies with comparable characteristics to us. The fair market value of our common stock used for these purposes has historically included a private security liquidity discount.

Other Benefits

Our Named Executive Officers participate in various health, life and disability plans that are generally made available to all salaried employees. These plans consist of the following:

•	our 401(k) Savings Plan, which in 2010 permitted employees to contribute up to 18% of their pre-tax compensation, with company matching contributions of up to 4% of the employees’ eligible compensation contributions;

•	Profit Sharing under the 401(k) Savings Plan;

•	a health care plan that provides medical and dental coverage for all eligible employees; and

•	certain other welfare benefits (such as sick leave, vacation, etc.).

In general, company-provided benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with us. These benefits help us to be competitive in attracting and retaining employees. Benefits also help to keep employees focused without distractions related to health care costs, adequate savings for retirement and similar issues. The Compensation Committee concluded that these employee benefit plans are consistent with industry standards. In 2010, we did not offer any additional retirement or deferred compensation plans for our Named Executive Officers.

Employment and Severance Arrangements

Employment agreements secure the services of key talent within the highly competitive financial services industry in which we operate. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to our needs and those of our stockholders. All the Named Executive Officers have entered into employment agreements with us.

The employment agreements define compensation and benefits payable to the Named Executive Officers in certain termination scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Each employment agreement includes provisions that (1) prohibit the executive from competing against us (or working for a competitor) during a specified period after the executive leaves us, and (2) provide severance payments upon the executive’s termination of employment by us for other than “cause” or by the executive for “good reason.” We believe the employment agreements are a necessary component of the compensation package provided to our Named Executive Officers because: (1) the noncompetition provisions protect us from a competitive disadvantage if one of the Named Executive Officers leaves us; and (2) the severance provisions serve as an effective recruiting and retention tool. The Compensation Committee approves the initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in our business environment.

The specific terms of these employment arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in “— Additional Information Regarding Executive Compensation — Potential Payments Upon a Change in Control” and “— Additional Information Regarding Executive Compensation — Potential Payments Upon Termination of Employment.”

Other Policies Related to our Compensation Program

Tax Treatment of Various Forms of Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to its Named Executive Officers. In fiscal 2010, as a privately-held company, Section 162(m) of the Code did not apply to us. To the extent that we compensate our Named Executive Officers in excess of the $1 million limit in the future, we have designed the new 2011 Omnibus Equity Incentive Plan and 2011 Executive Incentive Plan to comply with the qualified performance-based requirements. However, to maintain flexibility in compensating our executives, the Compensation Committee will reserve the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate.

Additional Information Regarding Executive Compensation

Compensation Risk Assessment

At the Compensation Committee’s direction, representatives of our human resources and legal departments conducted a risk assessment of our compensation plans and programs. This risk assessment consisted of a review of cash and equity compensation provided to our employees, with a focus on incentive compensation plans which provide variable compensation to employees based upon our performance and that of the individual. The incentive plans are designed to provide a strong link between performance and pay. In light of the review, we concluded that the compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on us. The Compensation Committee will continue to consider compensation risk implications during its deliberations on designing our compensation programs.

Summary Compensation

The following table sets forth the cash and other compensation that we paid to our Named Executive Officers, or that was otherwise earned by our Named Executive Officers, for their services in all capacities during the last fiscal year.

Summary Compensation Table

						Non-Equity
					Option	Incentive Plan		All Other
Name and		Salary	Bonus		Awards	Compensation		Compensation
Principal Position	Year	($)(1)	($)		($)(3)	($)		($)(6)	Total ($)

Robert M. Clements	2010	635,000	—		—	1,111,250	(4)	22,156	1,768,406
Chairman of the Board and Chief Executive Officer	2009	556,500	765,188	(2)	—	612,150	(5)	22,681	1,956,519
W. Blake Wilson	2010	550,000	—		396,344	893,750	(4)	22,156	1,862,250
President and Chief Financial Officer*	2009	472,500	590,625	(2)	241,976	472,500	(5)	22,681	1,800,282
Gary A. Meeks	2010	350,000	—		—	437,500	(4)	22,156	809,656
Vice Chairman and Chief Risk Officer	2009	330,750	152,093	(2)	—	330,750	(5)	22,683	836,276
Michael C. Koster	2010	333,750	—		—	272,188	(4)	22,156	628,094
Executive Vice President	2009	318,750	67,640	(2)	—	192,000	(5)	22,683	601,073
John S. Surface	2010	308,000	—		—	255,750	(4)	22,156	585,906
Executive Vice President	2009	285,400	215,625	(2)	—	172,500	(5)	21,494	695,019

*	Subsequent to December 30, 2010, Mr. Wilson became our Chief Operating Officer and Steven J. Fischer became our Chief Financial Officer.

(1)	We maintain an employment agreement with each of our Named Executive Officers. The employment agreements outline the terms of our compensation arrangement with each executive, including base salaries, bonuses and benefits. Base salary plays a relatively modest role in overall compensation because we believe compensation should be based largely on our performance. The terms of post-employment compensation and benefits under the employment agreements are described in further detail below in “— Potential Payments Upon Termination of Employment.”

(2)	Reflects the SMIP award granted by the Compensation Committee in 2010, to the extent exceeding the amounts earned by meeting the target performance measure under the 2009 SMIP.

(3)	Reflects the dollar amount of the aggregate grant date fair value of stock awards and option awards granted in 2010. These amounts were computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly FAS 123R).

(4)	Reflects the dollar amount of non-equity incentive compensation amounts earned in 2010 under the SMIP and paid in 2011. For more information regarding the SMIP, see “— Compensation Discussion and Analysis.”

(5)	Reflects the dollar amount of non-equity incentive compensation amounts earned in 2009 under the SMIP and paid in 2010. For more information regarding the SMIP, see “— Compensation Discussion and Analysis.”

(6)	See the All Other Compensation table below. The aggregate incremental cost of each Named Executive Officer’s perquisites was less than $10,000.

All Other Compensation

		Profit Sharing	401(k) Matching
		Contributions	Contributions	Tax Payments	Total
	Year	($)	($)(a)	($)	($)

Mr. Clements	2010	12,356	9,800	—	22,156
	2009	12,881	9,800	—	22,681
Mr. Wilson	2010	12,356	9,800	—	22,156
	2009	12,881	9,800	—	22,681
Mr. Meeks	2010	12,356	9,800	—	22,156
	2009	12,881	9,800	2	22,683
Mr. Koster	2010	12,356	9,800	—	22,156
	2009	12,881	9,800	2	22,683
Mr. Surface	2010	12,356	9,800	—	22,156
	2009	12,881	8,613	—	21,494

(a)	Contribution amounts are vested.

Grants of Plan-Based Awards

The following table sets forth the target cash bonuses for each of our Named Executive Officers in 2010 and the grants of equity awards made to each of our Named Executive Officers during 2010.

2010 Grants of Plan-Based Awards

					All Other
					Option		Grant Date
					Awards:		Fair Value
		Estimated Future Payouts			Number of	Exercise or	of Stock
		Under Non-Equity Incentive			Securities	Base Price	and
		Plan Awards(1)			Underlying	of Option	Option
		Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	($/Sh)(3)	($)(4)

Mr. Clements	N/A	—	889,000	1,111,250
Mr. Wilson	N/A	—	715,000	893,750
	1/2/2010				75,000	10.63	396,344
Mr. Meeks	N/A	—	350,000	437,500
Mr. Koster	N/A	—	234,500	272,188
Mr. Surface	N/A	—	217,000	255,750

(1)	Reflects threshold, target and maximum bonus opportunities for each of our Named Executive Officers under the SMIP. For additional information regarding the SMIP, see “— Compensation Discussion and Analysis”.

(2)	Represents awards of time-vesting stock options granted under our 2005 Plan.

(3)	See footnote 11 to the Outstanding Equity Awards at 2010 Fiscal Year-End table below. A description of the process used in determining the fair market value of our common stock is described above under “— Long-Term Equity Incentives — Determining Fair Market Value of Our Common Stock.”

(4)	Determined pursuant to ASC Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards outstanding as of December 31, 2010 for each of our Named Executive Officers.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards								Stock Awards
	Number of		Number of
	Securities		Securities						Number of		Market Value
	Underlying		Underlying						Shares or		of Shares or
	Unexercised		Unexercised		Option		Option		Units of Stock		Units of Stock
	Options (#)		Options (#)		Exercise		Expiration		That Have Not		That Have
Name	Exercisable		Unexercisable		Price ($)		Date		Vested (#)		Not Vested ($)(20)

Mr. Clements	270,000	(1)	—		2.85		6/30/2011
	225,000	(2)	—		5.33		2/1/2015
	750,000	(3)	1,125,000	(3)		(3)		(3)
Mr. Wilson	142,845	(4)	—		3.50		1/1/2012		150,000	(17)	2,385,000
	150,000	(5)	—		4.10		1/1/2013
	142,500	(6)	45,000	(6)	5.33		1/2/2017
	75,000	(7)	—		6.09		1/2/2016
	75,000	(8)			7.20		1/2/2017
	50,010	(9)	24,990	(9)	7.88		1/2/2018
	25,005	(10)	49,995	(10)	7.92		1/2/2019
			75,000	(11)	10.63		1/2/2020
	690,000	(3)	1,035,000	(3)		(3)		(3)
Mr. Meeks	90,000	(1)	—		2.85		6/30/2011
	150,000	(3)	225,000	(3)		(3)		(3)
Mr. Koster	15,000	(12)	—		3.78		1/1/2012
	—		15,000	(13)	6.09		2/1/2016
	270,000	(3)	405,000	(3)		(3)		(3)
Mr. Surface	59,520	(14)	—		3.78		7/15/2012		12,750	(18)	202,725
	75,000	(15)	—		5.00		6/30/2014		90,000	(19)	1,431,000
	37,500	(16)	—		5.33		2/1/2015
	—		22,500	(13)	6.09		2/1/2016
	330,000	(3)	495,000	(3)		(3)		(3)

(1)	Reflects options granted on June 30, 2001, under the EverBank Financial, L.P. Incentive Plan, or the Predecessor Plan, which vested in four equal annual installments beginning on the grant date.

(2)	Reflects options granted on February 1, 2005, under our 2005 Plan, which vest in four equal annual installments beginning on the grant date.

(3)	Reflects options granted on October 31, 2008, under our 2005 Plan. The following table reflects the vesting schedule, exercise price and expiration date of each tranche in this grant:

	Exercise Price	Mr. Clements	Mr. Wilson	Mr. Surface	Mr. Koster	Mr. Meeks

Total Shares Awarded		1,875,000	1,725,000	825,000	675,000	375,000
Shares Vested on July 21, 2009	$8.55	375,000	345,000	165,000	135,000	75,000
Shares Vested on July 21, 2010	$8.55	250,000	230,000	110,000	90,000	50,000
	$10.55	125,000	115,000	55,000	45,000	25,000
Shares Vested on July 21, 2011	$10.55	291,667	268,333	128,333	105,000	58,333
	$13.21	83,333	76,667	36,667	30,000	16,667
Shares Vested on July 21, 2012	$13.21	333,333	306,667	146,667	120,000	66,660
	$15.88	41,667	38,333	18,333	15,000	8,340
Shares Vested on July 21, 2013	$15.88	375,000	345,000	165,000	135,000	75,000
Expiration Date	N/A	July 20, 2018*	July 20, 2018*	July 20, 2018*	July 20, 2018*	July 20, 2018*

*	Options that vested on July 21, 2009 will expire on July 20, 2013.

(4)	Reflects options granted on January 1, 2002, under our Predecessor Plan, which vested in four equal annual installments beginning on the grant date.

(5)	Reflects options granted on January 1, 2003, under our Predecessor Plan, which vested in five equal annual installments beginning on the grant date.

(6)	Reflects options granted on January 2, 2005, under our 2005 Plan. See the following table for the vesting schedule of each tranche in this grant:

	Percentage of Options	Number of Options
	Vested on Each	Vested on Each
Vesting Dates	Vesting Date	Vesting Date

January 2, 2006	4%	7,500
January 2, 2007	8%	15,000
January 2, 2008	12%	22,500
January 2, 2009	16%	30,000
January 2, 2010	20%	37,500
January 2, 2011	16%	30,000
January 2, 2012	12%	22,500
January 2, 2013	8%	15,000
January 2, 2014	4%	7,500

Total Shares Vested		187,500

(7)	Reflects options granted on January 2, 2006, under our 2005 Plan, which vested in three equal annual installments beginning on the first anniversary of the grant date.

(8)	Reflects options granted on January 2, 2007, which vest in three equal annual installments beginning on the first anniversary of the grant date.

(9)	Reflects options granted on January 2, 2008, which vest in three equal annual installments beginning on the first anniversary of the grant date.

(10)	Reflects options granted on January 2, 2009, which vest in three equal annual installments beginning on the first anniversary of the grant date.

(11)	Reflects options granted on January 2, 2010, which vest in three equal annual installments beginning on the first anniversary of the grant date.

(12)	Reflects options granted on January 1, 2002, under our Predecessor Plan, which vested 100% on the third anniversary of the grant date.

(13)	Reflects options granted on February 1, 2006, under our 2005 Plan, which vest 100% on the fifth anniversary of the grant date.

(14)	Reflects options granted on July 15, 2002, under our Predecessor Plan, which vested in four equal annual installments beginning on the grant date.

(15)	Reflects options granted on June 30, 2004, under our Predecessor Plan, which vested 100% on the third anniversary of the grant date.

(16)	Reflects options granted on February 1, 2005, under our 2005 Plan, which vested 100% on the third anniversary of the grant date.

(17)	Reflects restricted stock units granted on January 2, 2005, under our 2005 Plan, which vest in five equal annual installments beginning on January 1, 2010.

(18)	Reflects restricted stock units granted on February 1, 2006, under our 2005 Plan, which vest and convert to shares of our common stock on February 1, 2011.

(19)	Reflects restricted stock units granted on May 1, 2007, under our 2005 Plan, which vest and convert to shares of our common stock on May 1, 2012.

(20)	Based on the estimated tangible book value of the Company as of December 31, 2010.

Options Exercised and Restricted Stock Units Vested in 2010

The following table summarizes amounts received by Named Executive Officers in 2010 upon the exercise of their respective stock options and the vesting of restricted stock units:

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Mr. Clements	—	—	—	—
Mr. Wilson	—	—	37,500	398,725
Mr. Meeks	—	—	—	—
Mr. Koster	—	—	—	—
Mr. Surface	—	—	—	—

(1)	Represents the number of restricted stock units that vested and converted to shares of our common stock in 2010, and the aggregate value of such shares of our common stock based upon the fair market value of our common stock on the vesting date.

Potential Payments Upon Termination of Employment

We have entered into employment agreements with each of our Named Executive Officers that provide for certain payments and benefits upon their termination of employment for various reasons.

Payments Made Upon Termination Without Cause or Good Reason

Messrs. Clements and Wilson.  In the event of Mr. Clements’ or Mr. Wilson’s termination of employment by us without Cause or by the executive for Good Reason, and upon signing a general release of claims against us, the executive will be entitled to:

•	severance equal to 2 times the average of his annual base salary in effect for the year in which termination occurs and his annual base salary during immediately preceding year, plus 2 times the average of his target bonus for the year in which his termination occurs and his actual bonus for the immediately preceding year, payable in installments over 24 months; and

•	continued group health benefits for 18 months and, at the conclusion of such 18-month period, a lump sum cash payment in an amount equal to 6 times the monthly cost to us of such benefits.

As described below, each of Messrs. Clements and Wilson is subject to certain restrictive covenants during his employment with us, and for 18 months following his termination of employment. Prior to the completion of the first 12 months of such restriction period, the executive may elect to be released from the remaining 6 months of the restriction period, in which case he will forfeit the remaining cash severance payments that would otherwise would have been payable over the remaining 12 months and the group health benefits that would have been available to him over the remaining 12 months.

The employment agreements with Messrs. Clements and Wilson also provide that the executive will be entitled to a tax gross-up payment from us to cover any excise tax liability he may incur under Section 280G of the Code.

Messrs. Koster, Surface and Meeks.  In the event of Mr. Koster’s or Mr. Surface’s termination of employment by the Company without Cause or by the executive for Good Reason, and the executive signs a general release of claims against the Company, he will be entitled to:

•	severance equal to his annual base salary in effect immediately preceding his termination, plus his target bonus in effect immediately preceding his termination, payable in installments over 12 months; and

•	continued group health benefits for a period of 12 months.

Upon termination by Mr. Meeks for any reason or termination by us without Cause, Mr. Meeks will be entitled to his annual base salary in effect immediately preceding his termination, payable in equal installments over 12 months, and his target bonus in effect immediately preceding his termination, which is payable within 45 days following termination. He is also entitled to continued group health benefits for a period of 12 months. In the event that, for the year of termination, actual results under our bonus program would have resulted in Mr. Meeks receiving an above-target bonus payment, we will pay to Mr. Meeks an additional payment equal to the amount by which his bonus, using actual results, exceeds the amount that he received using his target bonus in effect immediately preceding his termination, payable within 90 days following the end of the plan year. Further, all unvested options will expire on the date of termination except those that would otherwise vest no later than 45 days after termination, and those will vest on termination.

Definitions Applicable to All Named Executive Officers.  For purposes of all such employment agreements, the following definition applies:

•	“Cause” generally means the executive’s (1) willful and substantial failure or refusal to perform his duties; (2) material breach of his fiduciary duties to the Company; (3) gross negligence or willful misconduct in the execution of his professional duties (or, in the case of Mr. Meeks, willful misconduct of laws, rules and regulations) which is materially injurious to the Company; or (4) illegal conduct which results in a conviction of a felony (or a no contest or nolo contendere plea thereto) and which is materially injurious to the business or public image of the Company.

For purposes of the employment agreements with Messrs. Clements, Wilson, Koster and Surface, the following definition applies:

•	“Good Reason” generally means (1) the assignment to executive of duties that are inconsistent with his duties as contemplated under the employment agreement; (2) an adverse change in the executive’s position as a result of significant diminution in his duties or responsibilities; (3) a reduction in the executive’s base salary and/or target bonus opportunity; (4) relocation of executive’s principal office more than 50 miles; or (5) the Company’s breach of its material obligations under the employment agreement.

Restrictive Covenants

The employment agreements each contain confidentiality covenants that apply during and following the executives’ employment with us. The agreements also contain certain non-compete and non-solicitation obligations that, in the case of Messrs. Clements and Wilson, continue for a certain period of 18 months following termination (or 12 months if the executive elects to forfeit a portion of his severance, as discussed above), and in the case of Messrs. Meeks, Koster and Surface, continue for a period of 12 months following the executive’s termination of employment.

Summary of Termination Payments and Benefits

The following table summarizes the approximate value of the termination payments and benefits that each of our Named Executive Officers would receive if he had terminated employment at the close of business on December 31, 2010. The table does not include certain amounts that the Named Executive Officer would be entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees, such as our 401(k) plan. It also does not include values of awards that would vest normally prior to December 31, 2010.

	Termination of Employment: By Executive for Good Reason;
	By Us Without Cause (Not in Connection with a Change of Control)
	Clements ($)	Wilson ($)	Meeks ($)		Koster ($)	Surface ($)

Cash severance (1)	3,457,838	2,800,625	787,500	(7)	569,500	527,000
Health care benefits continuation (2)	16,380	15,777	6,861		10,518	10,518
Health care benefits — lump sum payment (3)	5,460	5,259	—		—	—
Stock options (4)	—	2,711,510	—		—	—
Restricted stock units (5)	—	2,345,400	—		—	1,407,240

Total	3,479,678	7,878,571	794,361		580,018	1,944,758

	Death or Disability
	Clements ($)	Wilson ($)	Meeks ($)	Koster ($)	Surface ($)

Pro rata bonus (6)	889,000	715,000	—	234,500	217,000
Cash severance (1)	—	—	787,500	—	—
Health care benefits continuation (2)	—	—	6,861	—	—
Stock options (4)	2,492,863	4,020,912	498,566	1,040,580	1,311,607
Restricted stock units (5)	—	2,345,400	—	—	1,606,599

Total	3,381,863	7,081,312	1,292,927	1,275,080	3,135,206

(1)	Reflects (i) for Messrs. Clements and Wilson, an amount equal to two times the average of the executive officer’s annual base salary in effect for the year in which termination occurs and his annual base salary during the immediately preceding year, plus two times the average of his target bonus in effect for the year in which termination occurs and his actual bonus for the immediately preceding year; and (ii) for Messrs. Meeks, Koster and Surface, an amount equal to the executive officer’s annual base salary in effect immediately preceding the executive officer’s termination plus his target bonus in effect immediately preceding the executive officer’s termination. The cash severance is paid in equal installments over a two-year period, in the case of Messrs. Clements and Wilson, or a one-year period, in the case of Messrs. Koster and Surface. In the case of Mr. Meeks, his salary is payable over a one-year period and his bonus is payable within 45 days following termination. Mr. Meeks will receive severance following termination by Mr. Meeks for any reason or termination by us without Cause.

(2)	Reflects the cost of continued medical benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee-cost for such coverage), and (ii) the level of medical coverage selected by the executive.

(3)	Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by the executive, assuming the executive does not elect to be released from the remainder of the restrictive covenants period.

(4)	Reflects the difference between the estimated tangible book value of a share of our common stock on December 31, 2010 and the exercise price of the executive’s outstanding, unvested stock options that become fully-vested and exercisable upon such termination in accordance with the terms of the underlying option agreement.

(5)	Represents the estimated tangible book value of shares underlying outstanding restricted stock units, based on the estimated tangible book value of our common stock on December 31, 2010, which vest and convert to shares of common stock in accordance with the terms of the underlying option agreement.

(6)	Reflects the prorated portion (based on the effective date of his termination) of the payment that the executive would have received under our bonus plan for the year of his termination.

(7)	The cash severance amount for Mr. Meeks reflects an additional payment equal to the amount by which his bonus using actual results exceeds the amount that he received using his then-current target bonus, payable within 90 days following the end of the plan year.

Potential Payments Upon a Change in Control

The following table summarizes the approximate value of the payments and benefits that each of our Named Executive Officers would receive if a change in control of the Company occurred on December 31, 2010, regardless of whether his employment was terminated in connection with the change in control. The table does not include values of awards that would vest normally prior to December 31, 2010:

	Clements ($)	Wilson ($)	Meeks ($)	Koster ($)	Surface ($)

Stock options (1)	2,492,863	4,020,912	498,566	1,040,580	1,311,607
Restricted stock units (2)	—	2,345,400	—	—	1,606,599
280G gross-up payment (3)	N/A	N/A	—	—	—

Total	2,492,863	6,366,312	498,566	1,040,580	2,918,206

(1)	Reflects the difference between the estimated tangible book value of a share of our common stock on December 31, 2010 and the exercise price of the outstanding, unvested stock options, which become fully-vested and exercisable upon the occurrence of a change in control.

(2)	Represents the estimated tangible book value of shares underlying outstanding restricted stock units, based on the estimated tangible book value of our common stock on December 31, 2010, which vest and convert to shares of common stock upon the occurrence of a change in control.

(3)	Although Messrs. Clements and Wilson are entitled to reimbursement in respect of the excise tax imposed on the executives by Section 280G of the Code (and any income tax imposed on such reimbursement), assuming a termination of employment or a change in control occurred as of December 31, 2010, we would have sought the requisite shareholder approval such that neither executive would have become liable for payment of any excise tax. Accordingly, we did not include any amounts for excise tax gross-up.

The following table summarizes the approximate value of the termination payments and benefits that each of our Named Executive Officers would receive in addition to those in the table above if, in connection with a change in control of the Company on December 31, 2010, he had terminated employment for Good Reason or we had terminated his employment without Cause:

	Termination of Employment: By Executive for Good Reason or
	By Us Without Cause (In Connection with a Change of Control)
	Clements ($)	Wilson ($)	Meeks ($)	Koster ($)	Surface ($)

Cash severance (1)	3,457,838	2,800,625	787,500(5)	569,500	527,000
Health care benefits continuation (2)	16,380	15,777	—	—	—
Health care benefits — lump sum payment (3)	5,460	5,259	—	—	—
280G gross-up payment (4)	N/A	N/A	—	—	—

Total	3,479,678	2,821,619	787,500	569,500	527,000

(1)	Reflects (i) for Messrs. Clements and Wilson, an amount equal to two times the average of the executive officer’s annual base salary in effect for the year in which termination occurs and his annual base salary during the immediately preceding year, plus two times the average of his target bonus in effect for the year in which termination occurs and his actual bonus for the immediately preceding year; and (ii) for Messrs. Meeks, Koster and Surface, an amount equal to the executive officer’s annual base salary in effect immediately preceding the executive officer’s termination plus his target bonus in effect immediately preceding the executive officer’s termination. The cash severance is paid in equal installments over a two-year period, in the case of Messrs. Clements and Wilson, or a one-year period, in the case of Messrs. Koster and Surface. In the case of Mr. Meeks, his salary is payable over a one-year period and his bonus is payable within 45 days following termination. Mr. Meeks will receive severance following termination by Mr. Meeks for any reason or termination by us without Cause.

(2)	Reflects the cost of continued medical benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee-cost for such coverage), and (ii) the level of medical coverage selected by the executive.

(3)	Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by the executive, assuming the executive does not elect to be released from the remainder of the restrictive covenants period.

(4)	Although Messrs. Clements and Wilson are entitled to reimbursement in respect of the excise tax imposed on the executives by Section 280G of the Code (and any income tax imposed on such reimbursement), assuming a termination of employment or a change in control occurred as of December 31, 2010, we would have sought the requisite shareholder approval such that neither executive would have become liable for payment of any excise tax. Accordingly, we did not include any amounts for excise tax gross-up.

(5)	The cash severance amount for Mr. Meeks reflects an additional payment equal to the amount by which his bonus, using actual results, exceeds the amount that he received using his then-current target bonus, payable within 90 days following the end of the plan year.

Compensation of Directors

Compensation of Directors in 2010

The following table sets forth the compensation paid by us to the members of the Board of Directors of EverBank Florida for all services in all capacities during 2010:

	Fees Earned or Paid in
Name (1)	Cash ($) (2)	Total ($)(3)

Charles E. Commander, III	31,000	31,000
Merrick R. Kleeman	22,000	22,000
Mitchell M. Leidner	31,000	31,000
W. Radford Lovett, II	30,000	30,000
Robert J. Mylod, Jr.	25,000	25,000
Russell B. Newton, III	32,000	32,000
William Sanford	25,000	25,000
Richard P. Schifter	24,000	24,000
Rupinder S. Sidhu (4)	30,000	30,000
Alok Singh	24,000	24,000
Scott M. Stuart	33,000	33,000

(1)	Messrs. Clements, Wilson and Meeks served on the Board of Directors of EverBank Florida in 2010. None of Messrs. Clements, Wilson and Meeks were compensated for their service on the Board of Directors.

(2)	The amounts in this column reflect the sum of the retainer and meeting fees earned by each director as shown below:

		Board Meeting	Committee Meeting
Director	Retainer ($)	Fees ($)	Fees ($)

Mr. Commander, III	16,000	6,000	9,000
Mr. Kleeman	16,000	6,000	—
Mr. Leidner	16,000	8,000	7,000
Mr. Lovett, II	16,000	8,000	6,000
Mr. Mylod, Jr.	16,000	6,000	3,000
Mr. Newton, III	16,000	7,000	9,000
Mr. Sanford	16,000	8,000	1,000
Mr. Schifter	16,000	5,000	3,000
Mr. Sidhu	16,000	8,000	6,000
Mr. Singh	16,000	6,000	2,000
Mr. Stuart	16,000	8,000	9,000

(3)	Our directors did not receive any equity grants in 2010.

(4)	Mr. Sidhu served on the Board of Directors of EverBank Florida in 2010. He will not be serving on the Board of Directors of EverBank Delaware.

Directors who began to serve as a member of our Board of Directors on or before December 30, 2010, and who continue to serve for a minimum of five years are eligible to receive a $5,000 credit for each year of service on our Board of Directors up to $50,000. No director received such fees in 2010.

We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Director and committee meetings.

In connection with this offering, our Compensation Committee engaged the Compensation Consultants to evaluate our compensation practices for non-employee directors. Following their review of the information provided by the Compensation Consultants, our Compensation Committee

approved, and our Board of Directors ratified, the following cash compensation program for non-employee directors serving on our Board of Directors:

•	$20,000 annual retainer fee for serving on the Board of Directors, payable on a quarterly basis;

•	$1,000 attendance fee for attending each Board of Director meeting or committee meeting (whether in person or via telephone);

•	$10,000 annual retainer fee for the Chairman of our Audit Committee; and

•	$5,000 annual retainer fee for the Chairman of each of our Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee.

In addition to the cash compensation component described above, each individual who is elected or appointed as a non-employee director of our Board of Directors after this offering will be eligible to receive equity compensation. Specifically, each such director elected at our annual shareholder meeting will be granted on such date an award of options having a value of $20,000. These options have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date). Each such annual grant of options will vest in full one year from the grant date.

We will continue our practice of (a) reimbursing our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Director and committee meetings and (b) not compensating our directors who are employed by us for their services as directors.

Compensation Plan Information

We maintain two equity benefit plans — the First Amended and Restated 2005 Equity Incentive Plan and the EverBank Financial, L.P. Incentive Plan. In connection with this offering, we will adopt the 2011 Omnibus Equity Incentive Plan and the 2011 Executive Incentive Plan.

First Amended and Restated 2005 Equity Incentive Plan

On April 22, 2005, our Board of Directors and stockholders adopted the 2005 Plan, which was subsequently amended and restated on December 30, 2008. The following is a summary of the material terms of the 2005 Plan.

Purpose.  The purpose of the 2005 Plan is to attract and retain outstanding individuals to serve as officers, employees, directors or consultants and to increase stockholder value.

Eligibility.  The 2005 Plan permits the grant of incentive awards to employees, officers, non-employee directors, individuals engaged to become an officer or employee, and consultants or advisors acting as independent contractors of ours and our affiliates as selected by the Compensation Committee. As of December 31, 2010, the number of eligible participants holding nonqualified options to purchase shares of our common stock that have not expired was approximately 78 and restricted stock units where the restrictions have not lapsed was approximately 47.

The number of eligible participants may increase over time based upon our future growth and that of our affiliates.

Form of Awards.  The 2005 plan authorizes the granting of awards to employees in the following forms:

•	options to purchase shares of our common stock, which may be nonqualified stock options or incentive stock options under Section 422(b) of the Code;

•	stock appreciation rights, or SARs, which give the holder the right to receive the difference (payable in cash, stock or a combination of cash and stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•	restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•	performance shares or units, which are awards payable in cash, stock or a combination of cash and stock upon the attainment of specified performance goals; or

•	dividend equivalent units, which represent the right to receive a payment equal to the cash dividends paid with respect to a share of common stock.

Authorized Shares.  The number of shares reserved and available for issuance under the 2005 Plan is 15,000,000 shares. In the event that any outstanding award for any reason is forfeited, terminates, expires or lapses, any shares subject to the award will again be available for issuance under the 2005 Plan.

Limitations on Individual Awards.  The maximum number of awards which could be granted to any one participant during a calendar year under the 2005 Plan is as follows:

•	3,750,000 shares subject to options and/or SARs;

•	3,750,000 shares subject to restricted stock or restricted stock unit awards;

•	3,750,000 performance shares; and

•	$3,750,000 in performance units, the value of which is not based on the fair market value of a share of our common stock.

Administration.  The 2005 Plan is administered by the Compensation Committee. The Compensation Committee may designate eligible recipients of awards under the 2005 Plan; determine the type or types of awards to be granted to each participant and the number, terms and conditions of award; prescribe, amend and rescind rules and regulations for carrying out the 2005 Plan; and construe and interpret the 2005 Plan and award agreements.

Performance Goals.

• Revenue	• Return on equity
• EBITDA, as adjusted	• Return on assets
• Net earnings	• Return on capital
• Operating income	• Growth in assets
• Pre- or after-tax income	• Economic value added
• Bank deposits	• Share price performance
• Number of mortgage loans	• Total stockholder return
• The value of our mortgage loan servicing portfolio	• Business expansion and/or acquisitions or divestitures
• Cash flow	• Market share or market penetration
• Cash flow per share	• Improvement or attainment of expense levels
• Income before income taxes and minority interests	• Completion or implementation of certain business projects or initiatives
• Basic or diluted earnings per share

Changes in Capital Structure.  Upon the occurrence, as defined by the Compensation Committee, of a dividend or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock, if the Compensation Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2005 Plan, then the Compensation Committee may adjust any or all of (1) the number and type of shares of common stock subject to the 2005 Plan; (2) the number and type of shares subject to outstanding awards; and (3) the grant, purchase or exercise price with respect to any award, subject to participant rights under a change in control.

Change of Control.  The Compensation Committee may specify, either in an award agreement or at the time of a change of control, whether an outstanding award will become vested and/or payable, in whole or in part, as a result of the change of control, and whether such award will be cancelled as of, or within a specified period after, the date of the change of control. Without limiting the foregoing, the Compensation Committee may specify that:

•	if the outstanding options or SARs are not assumed, or if substitute options or SARs are not issued, or if the assumed or substituted awards fail to contain similar terms and conditions as the award prior to the change of control or fail to preserve the benefits of the award, then each holder of an outstanding option or SAR may elect to receive, in exchange for the surrender of the option or SAR, an amount of cash equal to the excess of the greater of the fair market value of the shares as of the change of control date or the fair market value of the shares on the date of surrender covered by the option or SAR (to the extent vested and not yet exercised) that is so surrendered over the purchase price.

•	if the change of control occurs after our initial public offering, and the shares issued to a participant as a result of the accelerated vesting or payment of a restricted stock award, performance share award, restricted stock unit award, performance unit award or dividend equivalent award under the 2005 Plan are not registered pursuant to an effective registration statement filed with the SEC, then each holder of such shares may elect to receive, in exchange for the surrender of such shares, an amount of cash equal to the greater of the fair market value of a share of our common stock on the change of control date, or the fair market value of such shares on the date of surrender.

Nontransferability of Awards.  In general, awards are not transferable by the participant except by will or by the laws of descent and distribution.

Termination and Amendment.  The 2005 Plan will terminate on the tenth anniversary of the effective date, unless earlier terminated by our Board of Directors or the Compensation Committee. Our Board of Directors or the Compensation Committee generally may terminate, suspend or amend the 2005 Plan at any time. No amendment may be made without stockholder approval if such amendment otherwise requires stockholder approval by reason of any law, regulation or rule applicable to the 2005 Plan, or if the amendment materially increases the number of shares of the 2005 Plan or if it amends the provisions pertaining to the prohibition on repricing.

EverBank Financial, L.P. Incentive Plan (Referred to Herein as the Predecessor Plan)

On September 1, 1998, our Board of Directors and stockholders adopted the Predecessor Plan. The Predecessor Plan permitted grants of awards of options, SARs and restricted stock units to key employees, including our Named Executive Officers. However, we no longer grant awards under the Predecessor Plan and it will remain in effect only so long as awards granted thereunder shall remain outstanding.

2011 Omnibus Equity Incentive Plan

In connection with this offering, we will adopt the EverBank Financial Corp 2011 Omnibus Equity Incentive Plan, or the 2011 Plan, which will become effective upon the later to occur of the effectiveness of this offering and our common stock being listed and approved for listing. The following is a summary of the material terms of the 2011 Plan.

Purpose.  The purpose of the 2011 Plan is to provide additional incentive to selected management, employees, directors, independent contractors and consultants of the Company in order to strengthen their commitment to the Company.

Eligibility.  The 2011 Plan permits the grant of incentive awards to employees, nonemployee directors, individuals engaged to become employees, and consultants or independent contractors, as selected by the Administrator.

Form of Awards.  The 2011 Plan authorizes the granting of awards to employees in the following forms:

•	options to purchase shares of our common stock, intended to be nonqualified stock options;

•	SARs, which give the holder the right to receive the difference (payable in cash, stock or a combination of cash and stock) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted shares, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Administrator;

•	deferred shares, which represents the right to receive shares at the end of a specified deferral period and/or upon the attainment of specified performance objectives;

•	performance shares, which are shares subject to restrictions that lapse upon the attainment of specified performance goals; or

•	other share-based awards, which may include restricted share units or performance units (representing the right to receive shares of common stock at a designated time in the future), or dividend equivalents (representing the right to receive a payment equal to the cash dividends paid with respect to a share of common stock), each of which may be subject to terms and conditions including the attainment of performance goals or a period of continued employment.

Authorized Shares.  The number of shares reserved and available for issuance under the 2011 Plan is 15,000,000 shares. In the event that any outstanding award for any reason is forfeited, terminates, expires or lapses, any shares subject to the award will again be available for issuance under the 2011 Plan.

Limitations on Individual Awards.  The maximum number of awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and which could be granted to any one participant who is likely to be a “covered employee” within the meaning of Section 162(m) of the Code during a calendar year under the 2011 Plan may not exceed 1,500,000 shares of common stock.

Administration.  The 2011 Plan is administered by the Board of Directors, or if and to the extent the Board does not administer the plan, the Compensation Committee. The Administrator may designate eligible recipients of awards under the 2011 Plan; determine the type or types of awards to be granted to each participant and the number, terms and conditions of award; prescribe, amend and rescind rules and regulations for carrying out the 2011 Plan; and construe and interpret the 2011 Plan and award agreements.

Performance Goals.  Performance shares may be subject to the achievement of one or more of the following performance goals: (1) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (2) pre-tax income or after-tax income; (3) earnings per share (basic or diluted); (4) operating profit; (5) revenue, revenue growth or rate of revenue growth; (6) return on assets (gross or net), return on investment, return on capital, or return on equity; (7) returns on sales or revenues; (8) operating expenses; (9) share price or total shareholder return; (10) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (11) implementation or completion of critical projects or processes; (12) cumulative earnings per share growth; (13) operating margin or profit margin; (14) cost targets, reductions and savings, productivity and efficiencies; (15) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (16) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (17) any combination of, or a specified increase in, any of the foregoing. Performance goals not specified in the 2011 Plan may be used to the extent that an award is not intended to comply with Section 162(m) of the Code.

Changes in Capital Structure.  Upon the occurrence, as determined by the Administrator, of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, ordinary or special dividend (whether in the form of cash, shares of common stock, or other property), share split, reverse share split, combination or exchange of shares, or other similar corporate transaction or event that affects the shares of common stock, an equitable substitution or proportionate adjustment shall be made, as determined by the Administrator in its sole discretion, in (1) the number of shares of common stock subject to the 2011 Plan; (2) the kind and number of shares subject to outstanding awards; and (3) the purchase or exercise price with respect to any award. The Administrator may provide, in its sole discretion, for cancellation of any outstanding awards in exchange for payment in cash or other property having an aggregate fair market value of the shares covered by the award, reduced by the aggregate exercise price or purchase price, if any.

Change of Control.  Unless otherwise determined by the Administrator and evidenced in an award agreement, in the event that a change of control occurs and the participant’s employment is terminated by the Company without cause after the effective date of the change of control but prior to twelve (12) months following the change of control, then (1) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable and (2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2011 Plan will lapse and such awards will be deemed fully vested and any performance conditions will be deemed to be fully achieved.

Nontransferability of Awards.  In general, awards are not transferable by the participant except with the prior written consent of the Administrator.

Termination and Amendment.  The 2011 Plan will terminate on the tenth anniversary of the effective date, unless earlier terminated by the Administrator. The Administrator generally may terminate, suspend or amend the 2011 Plan at any time. No amendment may be made without shareholder approval if such amendment otherwise requires shareholder approval by reason of any law, regulation or rule applicable to the 2011 Plan, including, without limitation, repricing of options and option exchanges.

2011 Executive Incentive Plan

In connection with this offering, we will adopt the EverBank Financial Corp 2011 Executive Incentive Plan, or the Executive Incentive Plan, which will become effective upon the later to occur of the effectiveness of this offering and our common stock being listed and approved for listing. The following is a summary of the material terms of the Executive Incentive Plan.

Purpose.  The purpose of the Executive Incentive Plan is to provide cash incentive awards to selected executives of the Company in order to increase stockholder value by motivating executives to perform to the best of their abilities and to achieve the Company’s objectives.

Eligibility.  The Executive Incentive Plan permits the grant of awards to executives and other key employees, as selected by the Compensation Committee.

Form of Awards.  The Executive Incentive Plan authorizes the granting of cash awards to executives based on the achievement of performance goals.

Limitations on Individual Awards.  The maximum performance-based award to be granted to any participant under the Executive Incentive Plan is $3,500,000.

Administration.  The Executive Incentive Plan is administered by the Compensation Committee. The Compensation Committee may delegate specific administrative tasks to Company employees or others, subject to the requirements for qualifying compensation as “performance-based.” The Compensation Committee shall have the authority to designate eligible recipients of cash incentives; adopt target awards and payout formulae; determine awards and the amount, manner and time of payment of the awards; prescribe, amend and rescind rules, regulations and procedures for carrying out the Executive Incentive Plan; and construe and interpret the Executive Incentive Plan.

Performance Goals.  Performance shares may be subject to the achievement of one or more of the following performance goals: (1) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (2) pre-tax income or after-tax income; (3) earnings per share (basic or diluted); (4) operating profit; (5) revenue, revenue growth or rate of revenue growth; (6) return on assets (gross or net), return on investment, return on capital, or return on equity; (7) returns on sales or revenues; (8) operating expenses; (9) share price or total shareholder return; (10) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (11) implementation or completion of critical projects or processes; (12) cumulative earnings per share growth; (13) operating margin or profit margin; (14) cost targets, reductions and savings, productivity and efficiencies; (15) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (16) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (17) any combination of, or a specified increase in, any of the foregoing. Performance goals not specified in the Executive Incentive Plan may be used to the extent that an award is not intended to comply with Section 162(m) of the Code.

Determination of Performance Goals, Target Award and Payout Formula.  The Compensation Committee will establish performance goals for each participant for the performance period. Such performance goals will be set forth in writing on or prior to the “Target Determination Cutoff Date” which is the latest date that will not jeopardize the target award’s qualification as performance-based compensation for purposes of Section 162(m). The Compensation Committee will establish the target award for each participant as well as the payout formula for purposes of determining the award payable to each participant, in each case on or prior to the Target Determination Cutoff Date. The payout formula will be set forth in writing and will provide for the payment of an award if the performance goals are achieved.

Payout Determination.  The Compensation Committee will certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The Compensation Committee has discretion to eliminate or reduce the award payable to any participant below that which otherwise would be payable under the payout formula.

Nontransferability of Awards.  In general, awards are not transferable by the participant except by will or the laws of intestacy.

Termination and Amendment.  The Compensation Committee generally may terminate, suspend or amend the Executive Incentive Plan at any time. No amendment may be made without shareholder approval if such amendment otherwise requires shareholder approval by reason of any law, regulation or rule applicable to the Executive Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our common stock authorized for issuance under equity compensation plans as of December 31, 2010:

	Number of Securities to	Weighted-Average	Number of Securities Remaining
	be Issued Upon Exercise	Exercise Price of	Available for Future Issuance Under
	of Outstanding Options,	Outstanding Options,	Equity Compensation Plans (Excluding
	Warrants and Rights	Warrants and Rights	Securities Reflected in Column (a))
Plan Category	(a)(2)	(b)	(c)(3)

Equity compensation plans approved by security holders (1)	11,966,250	$10.36	4,136,460
Equity compensation plans not approved by security holders (4)	—	—	—
Total	11,966,250		4,136,460

(1)	Includes the Predecessor Plan and the 2005 Plan.

(2)	Includes (i) 10,038,690 options to purchase shares of our common stock granted under the 2005 Plan; (ii) 629,265 restricted stock units granted under the 2005 Plan; and (iii) 1,298,295 options to purchase shares of our common stock granted under the Predecessor Plan.

(3)	Includes 4,136,460 shares available for issuance pursuant to grants of full-value stock awards (such as restricted stock, restricted stock units and performance shares). No future grants may be awarded under the Predecessor Plan.

(4)	We do not maintain any equity compensation plans that have not been approved by our stockholders.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2011, after giving effect to the Reorganization, and as adjusted to reflect the sale of the shares of common stock by us and the selling stockholders in this offering, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors and director nominees;

•	all of our executive officers and directors as a group; and

•	each selling stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o EverBank Financial Corp, 501 Riverside Avenue, Jacksonville, Florida 32202. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 93,678,694 shares of our common stock (including 74,753,231 shares outstanding on March 31, 2011 and an additional 18,925,463 shares of our common stock issuable upon conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock upon consummation of the Reorganization), and           shares of common stock outstanding after the completion of this offering.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

			Number of
	Shares Beneficially		Shares of	Shares Beneficially
	Owned Prior to		Common	Owned After
Name and Address of	this Offering		Stock	this Offering
Beneficial Owner	Number	Percentage	Offered	Number	Percentage

Named Executive Officers and Directors:
Robert M. Clements (1)	3,122,793	3.29%
W. Blake Wilson (2)	1,897,815	2.00%
Steven J. Fischer	—	—
Gary A. Meeks (3)	975,930	1.04%
John S. Surface (4)	693,850	*
Michael C. Koster (5)	667,995	*
Gerald S. Armstrong (6)	5,852,685	6.25%
Charles E. Commander, III (7)	189,975	*
Joseph D. Hinkel (8)	—	—
Merrick R. Kleeman (9)	159,246	*
Mitchell M. Leidner (10)	3,108,010	3.32%
W. Radford Lovett, II (11)	4,318,547	4.61%
Robert J. Mylod, Jr. (12)	75,384	*
Russell B. Newton, III (13)	5,206,118	5.56%
William Sanford (14)	—	—
Richard P. Schifter (15)	—	—
Alok Singh (16)	7,770,028	8.29%

			Number of
	Shares Beneficially		Shares of	Shares Beneficially
	Owned Prior to		Common	Owned After
Name and Address of	this Offering		Stock	this Offering
Beneficial Owner	Number	Percentage	Offered	Number	Percentage

Scott M. Stuart (17)	13,041,352	13.92%
All directors and executive officers as a group (17 persons)	47,079,728	48.34%
5% Stockholders:
Sageview Partners L.P. (18)	13,041,352	13.92%
New Mountain Partners III, L.P. (19)	7,770,028	8.29%
TPG Funds (20)	7,770,027	8.29%
Arena Capital Investment Fund, L.P. (21)	5,792,685	6.18%
Other Selling Stockholders:
Vincent Amato(22)	229,770	*
Carol Anderson	2,505	*
Ann C. Hicks Revocable Trust, Ann C. Hicks, Trustee	3,404,915	3.63%
Julie P. Baumer	25,230	*
Beverly C. Brooke	96,735	*
Cedar Street Venture Fund I, LP(23)	140,957	*
Austin Curtis Cunkle(24)	78,750	*
James J. Dudley	14,250	*
E. Bruce Bower Living Trust, E. Bruce Bower, Trustee	75,000	*
Timothy John Eichenlaub	10,573	*
David Waldron Galland	12,195	*
Goldman, Sachs & Co.(25)	466,201	*
Howard A. and Debra A. Griffin	24,390	*
Minor T. Hinson	7,500	*
Julie K. Hobby	3,750	*
Edward P. Imbrogno	21,090	*
J. Dix Druce, Jr.(26)	54,855	*
James V. Bent(27)	1,389,462	1.48%
John J. Whitehouse, Trustee of the John J. Whitehouse Living Trust	52,176	*
Sunil C. Khanna	85,934	*
Reid G. Leggett	41,073	*
Rutledge R. and Noel D. Liles	45,025	*
Julie P. Main	2,505	*
Sarah McAuley	1,409	*
Merion Partners, L.P.(28)	990,000	1.06%
Michael P. and Deanna M. Lissner Revocable Trust, Michael P. Lissner, Trustee	47,550	*
Lovett Miller & Co.(29)	1,908,000	2.04%
Ross Clayton Mulford	164,307	*
Robert J. Mylod, Sr	22,128	*
Charles W. Newman(30)	77,655	*
Hinton F. Nobles, Jr.(31)	38,820	*
Kevin O’Hanlon	75,000	*

				Number of
	Shares Beneficially			Shares of	Shares Beneficially
	Owned Prior to			Common	Owned After
Name and Address of	this Offering			Stock	this Offering
Beneficial Owner	Number	Percentage		Offered	Number	Percentage

Thomas Parsons	2,490		*
Pelota Partners(32)	270,000		*
Richard G. Parsons Living Trust, Richard G. Parsons, Trustee.	23,475		*
Robert K. Rushing(33)	15,645		*
Luther F. Sadler, Jr.	135,966		*
SeaQuest Capital(34)	2,378,130	2.54%
Robert T. Shircliff(35)	917,906		*
Bryan Simpson, Jr. and Page M. Simpson	65,513		*
Richard L. Sisisky	291,270		*
Robert V. Sivori	75,000		*
Martin E. Stein, Jr.	86,807		*
David Miles Strickland(36)	375,000		*
Teachers Insurance and Annuity Association of America(37)	310,801		*
Fred B. Vanderbilt, Jr.	51,300		*
James W. and Elizabeth L. Wall(38)	55,772		*
Michele Ann Zachensky	4,500		*

*	Less than one percent.

(1)	Consists of: (i) 1,877,793 shares of our common stock, of which 98,507 are shares for which Mr. Clements acts as custodian on behalf of his four children; and (ii) 1,245,000 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of March 31, 2011. Excludes 555,000 shares of our common stock held in the Robert M. Clements 2010 Grantor Retained Annuity Trust, of which Ann H. Clements, Mr. Clements’ wife, is trustee; and 197,505 shares of our common stock held in the Robert M. Clements Children’s Trust, of which Ann H. Clements, Mr. Clements’ wife, is trustee. Mr. Clements does not have any voting or dispositive power over the shares of common stock held in either the Robert M. Clements 2010 Grantor Retained Annuity Trust or the Robert M. Clements Children’s Trust, and accordingly disclaims any beneficial ownership thereof. Ann H. Clements, Mr. Clements’ wife, owns 795,595 additional shares of our common stock in her own name and acts as custodian for 156,784 shares on behalf of their four children. Mr. Clements does not have any voting or dispositive power over the shares of common stock held by his wife and accordingly disclaims any beneficial ownership thereof. Mr. Clements is a limited partner of Arena Capital Investment Fund, L.P., one of our 5% stockholders. Mr. Clements has no voting or dispositive power over the shares held by Arena and accordingly disclaims any beneficial ownership thereof, except to the extent of his pecuniary interest therein.

(2)	Consists of: (i) 472,455 shares of our common stock; (ii) 1,425,360 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of March 31, 2011. Of the 472,455 shares of our common stock: Mr. Wilson (x) owns 292,455 with his spouse, Stephanie K. Wilson, as tenants by the entirety; (y) beneficially owns 90,000 shares of our common stock as trustee of the W. Blake Wilson 2-Year Grantor Retained Annuity Trust; and (z) beneficially owns 90,000 shares of our common stock as trustee of the W. Blake Wilson 5-Year Grantor Retained Annuity Trust.

(3)	Consists of: (i) 735,930 shares of our common stock held by the Gary A. Meeks Revocable Living Trust; and (ii) 240,000 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of March 31, 2011.

(4)	Consists of: (i) 169,330 shares of our common stock, of which 19,450 shares are owned by Surface Investment Partnership, Ltd.; and (ii) 524,520 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of March 31, 2011.

(5)	Consists of: (i) 367,995 shares of our common stock; and (ii) 300,000 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of March 31, 2011.

(6)	Of the 5,852,685 shares of our common stock, Mr. Armstrong: (i) owns 60,000 shares of our common stock in his own name; and (ii) beneficially owns 5,792,685 shares of our common stock held by Arena Capital Investment Fund, L.P., as Managing Director of Arena Equity Partners, LLC, the general partner of Arena Capital Investment Fund, L.P. The address for Mr. Armstrong is c/o Arena Capital Investment Fund, L.P., 133 East 80 Street, New York, NY 10075.

(7)	Consists of 189,975 shares of our common stock held by C.E. Commander IRA. The address for Mr. Commander is c/o Foley & Lardner, LLP, One Independence Drive, Suite 1300, Jacksonville, FL 32202.

(8)	The address for Mr. Hinkel is 919 Chestnut Avenue, Wilmette, IL 60091.

(9)	The address for Mr. Kleeman is c/o Wheelock Street Capital, 52 Mason St., Greenwich, CT 06830.

(10)	Mitchell M. Leidner is a Senior Principal at Aquiline Capital Partners LLC or Aquiline. Aquiline owns 3,108,010 shares of our common stock, of which 1,995,066 shares of our common stock are held by Aquiline Financial Services Fund L.P. and 1,112,944 shares of our common stock are held by Aquiline Financial Services Fund (Offshore) L.P. The address for Mr. Leidner is c/o Aquiline Capital Partners LLC, 535 Madison Avenue, New York, NY 10022.

(11)	SeaQuest Capital owns 2,378,130 shares of our common stock. Mr. Lovett is Administrative Partner of SeaQuest Capital and is co-trustee with Katharine L. Loeb, Philip H. Lovett and Lauren L. Fant of the Radford D. Lovett Irrevocable GST Trust, which is the general partner and owner of 100% of the partnership interests in SeaQuest Capital. Lovett Miller Venture Fund II, Limited Partnership owns 1,097,550 shares of our common stock. Mr. Lovett and Scott Miller are managing directors of Lovett Miller Venture Partners II, LLC, the general partner of Lovett Miller Venture Fund II, Limited Partnership. Lovett Miller Venture Fund III, Limited Partnership owns 810,450 shares of our common stock. Messrs. Lovett and Miller are managing directors of Lovett Miller Venture Partners III, LLC, the general partner of Lovett Miller Venture Fund III, Limited Partnership. Lovett Miller & Co. Incorporated Profit Sharing Plan, FBO William Radford Lovett II, owns 32,417 shares of our common stock. The address for Mr. Lovett is c/o Lovett Miller & Co., One Independent Dr., Suite 1600, Jacksonville, FL 32202.

(12)	Mr. Mylod, Jr. is a limited partner of Arena Capital Investment Fund, L.P., one of our 5% stockholders, and is a limited partner of Cedar Street Venture Fund I, L.P., a selling stockholder. Mr. Mylod, Jr. has no voting or dispositive power over the shares held by Arena or Cedar Street and accordingly disclaims any beneficial ownership thereof, except to the extent of his pecuniary interest therein. The address for Mr. Mylod, Jr. is c/o priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, CT 06854.

(13)	The 1995 Newton Family Limited Partnership, LLLP owns 3,795,518 shares of our common stock. Mr. Newton, III is the sole manager of Newton O5, LLC, the general partner of the Newton Family Limited Partnership, LLLP. Timucuan Fund, L.P. owns Series B Preferred Stock convertible into 648,347 shares of our common stock. Mr. Newton, III is the controlling partner of Timucuan Fund Management, L.P., the general partner of Timucuan Fund, L.P. R2 Partners owns 387,815 shares of our common stock. Mr. Newton, III is one of two general partners of R2 Partners and owns 50% of the partnership units of R2 Partners. DV Properties, Inc. owns 374,438 shares of our common stock. Mr. Newton, III is Director and President of DV Properties, Inc. The address for Mr. Newton, III is c/o Timucuan Asset Management Inc., 200 West Forsyth St., Suite 1600, Jacksonville, FL 32202.

(14)	The address for Mr. Sanford is c/o Fairway Market, 2284 12th Avenue, New York, NY 10024.

(15)	Mr. Schifter is a Partner at TPG Capital, L.P., which is an affiliate of the TPG Funds. Mr. Schifter does not have voting or dispositive power over the shares held by the TPG Funds and accordingly disclaims beneficial ownership thereof. The address for Mr. Schifter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(16)	Mr. Singh is a Managing Director of New Mountain Capital. The address for Mr. Singh is c/o New Mountain Capital, 787 Seventh Avenue, 49th Floor, New York, NY 10019.

(17)	Sageview Capital GenPar, Ltd. (“Sageview Capital”) is the sole general partner of Sageview Partners L.P. Sageview Capital GenPar, L.P. (“Sageview GenPar”) is the sole general partner of Sageview Capital. Sageview Capital MGP, LLC (“Sageview MGP”) is the sole general partner of Sageview GenPar. Mr. Stuart is a managing and controlling person of Sageview MGP. Mr. Stuart has voting and dispositive power with respect to the securities beneficially owned by Sageview Partners L.P. Mr. Stuart disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, if any. The address for Mr. Stuart is 55 Railroad Avenue, Greenwich, CT 06830.

(18)	The address for Sageview Partners L.P. is 55 Railroad Avenue, Greenwich, CT 06830.

(19)	The general partner of New Mountain Partners III, L.P. is New Mountain Investments III, L.L.C., and the manager of New Mountain Partners III, L.P. is New Mountain Capital, L.L.C. Steven Klinsky is the managing member of New Mountain Investments III, LLC. Alok Singh, a member of our Board of Directors, is a member of New Mountain Investments III, L.L.C. New Mountain Investments III, L.L.C. has decision-making power over the disposition and voting of shares of portfolio investments of New Mountain Partners III, L.P. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of New Mountain Partners III, L.P. in its role as the investment advisor. New Mountain Capital, LLC is a wholly owned subsidiary of New Mountain Capital Group, LLC. New Mountain Capital Group, LLC is 100% owned by Mr. Klinsky. Since New Mountain Investments III, L.L.C. has decision-making power over New Mountain Partners III, L.P., Mr. Klinsky may be deemed to beneficially own the shares that New Mountain Partners III, L.P. holds of record or may be deemed to beneficially own. Mr. Klinsky, Mr. Singh, New Mountain Investments III, L.L.C. and New Mountain Capital, L.L.C. disclaim beneficial ownership over the shares held by New Mountain Partners III, L.P., except to the extent of their pecuniary interest therein. The address for New Mountain Partners III, L.P. is 787 Seventh Avenue, 49th Floor, New York, NY 10019.

(20)	Includes: (i) 6,192,503 shares of common stock held by TPG Partners VI, L.P. (“TPG Partners VI”), a Delaware limited partnership, whose general partner is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC, a Delaware limited liability company; (ii) 1,554,006 shares of common stock held by TPG Tortoise AIV, L.P. (“TPG Tortoise”), a Delaware limited partnership, whose general partner is TPG Tortoise GenPar, L.P., a Delaware limited partnership, whose general partner is TPG Tortoise GenPar Advisors, LLC, a Delaware limited liability company; and (iii) 23,518 shares of common stock held by TPG FOF VI SPV, L.P. (“TPG FOF VI SPV” and, together with TPG Partners VI and TPG Tortoise, the “TPG Funds”), a Delaware limited partnership, whose general partner is TPG Advisors VI, Inc. The sole member of each of TPG GenPar VI Advisors, LLC and TPG Tortoise GenPar Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and TPG Advisors VI, Inc. and may therefore be deemed to be the beneficial owners of the common stock held by TPG Partners VI, TPG Tortoise and TPG FOF VI SPV. The address of TPG Group Holdings (SBS) Advisors, Inc., TPG Advisors VI, Inc. and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(21)	Rupinder S. Sidhu, a director of EverBank Florida who will not be serving as a director of EverBank Delaware, and Gerald S. Armstrong, a director nominee, are Managing Directors of Arena Equity Partners, LLC, the general partner of Arena Capital Investment Fund, L.P. The address for Arena Capital Investment Fund, L.P. is 133 East 80 Street, New York, NY 10075.

(22)	Consists of: (i) 73,170 shares of our common stock and 152,295 options to purchase shares of our common stock that are currently exercisable or are exercisable within 60 days of March 31, 2011 held in Mr. Amato’s own name; and (ii) 4,305 shares of our common stock held by US Clearing Custodian, FBO Vincent Amato. Mr. Amato is one of our employees.

(23)	CSG Ventures GP, LLC is the general partner of Cedar Street Venture Fund I, L.P., and as such exercises all voting and investment power with respect to the securities. Paul Francis, Mark McEnroe and Anne Maffei are the sole beneficial owners of interests in CSG Ventures GP, LLC. The address for Cedar Street Venture Fund I, L.P. is c/o Cedar Street Group, 1890 Palmer Avenue, Suite 203, Larchmont, NY 10538.

(24)	Includes options to purchase shares of our common stock that are currently exercisable or exercisable within 60 days of March 31, 2011. Mr. Cunkle is one of our employees.

(25)	Goldman, Sachs & Co. is one of the underwriters of this offering. Its address is 200 West Street, 26th Floor, New York, NY 10282.

(26)	Consists of: (i) 18,285 shares of our common stock held by J. Dix Druce, Jr., as Custodian for Jennifer Paige Druce; (ii) 18,285 shares of our common stock held by J. Dix Druce, Jr., as Custodian for Jessica Merrill Druce; and (iii) 18,285 shares of our common stock held by J. Dix Druce, Jr., as Custodian for Molly Elizabeth Druce.

(27)	Consists of: (i) 1,366,962 shares of our common stock held by the James Van Etten Bent Living Trust, for which Mr. Bent is the trustee and (ii) 22,500 shares of our common stock held by The Bent Family Foundation.

(28)	Rupinder S. Sidhu, a director of EverBank Florida who will not be serving as a director of EverBank Delaware, is President of Merion Capital Management LLC, the General Partner of Merion Partners, L.P. The address for Merion Partners L.P. is 10229 Tavistock Road, Orlando, FL 32827.

(29)	Includes: (i) 1,097,550 shares of our common stock held by Lovett Miller Venture Fund II, Limited Partnership; and (ii) 810,450 shares of our common stock held by Lovett Miller Venture Fund III, Limited Partnership. W. Radford Lovett, II, one of our directors, and Scott Miller are managing directors of Lovett Miller Venture Partners II, LLC, the general partner of Lovett Miller Venture Fund II, Limited Partnership, and Lovett Miller Venture Partners III, LLC, the general partner of Lovett Miller Venture Fund III, Limited Partnership. The address for Lovett Miller & Co. is One Independent Dr., Suite 1600, Jacksonville, FL 32202.

(30)	Consists entirely of shares of our common stock held by Newman Holdings, Limited Partnership. The address for Newman Holdings, Limited Partnership is c/o Bessemer Trust, 3455 Peachtree Road, Suite 850, Atlanta, GA 30326.

(31)	The address for Mr. Nobles, Jr. is c/o Bessemer Trust, 3455 Peachtree Road, Suite 840, Atlanta, GA 30326.

(32)	The general partner of Pelota Partners is Willis M. Ball, III. Mr. Ball, III is also a financial advisor at Merrill Lynch & Co., Inc., an affiliate of one of the underwriters of this offering. The address for Pelota Partners is 3672 Richmond St., Jacksonville, FL 32205.

(33)	Consists entirely of shares of our common stock held by Rushing Investments, LLC. The address for Rushing Investments, LLC is 2710 Edmund Drive, Gulf Breeze, FL 32563.

(34)	W. Radford Lovett, II, one of our directors, is Administrative Partner of SeaQuest Capital and is co-trustee with Katharine L. Loeb, Philip H. Lovett and Lauren L. Fant of the Radford D. Lovett Irrevocable GST Trust, which is the general partner and owner of 100% of the partnership interests in SeaQuest Capital. The address for SeaQuest Capital is One Independent Dr., Suite 1600, Jacksonville, FL 32202.

(35)	Consists of: (i) 167,906 shares of common stock held by Robert Thomas Shircliff, as Trustee of the Robert Thomas Shircliff Revocable Trust; (ii) 468,480 shares of common stock held by Robert T. Shircliff, as Trustee of the Robert Thomas Shircliff Grantor Retained Annuity Trust; and (iii) 281,520 shares of common stock held by Robert T. Shircliff, as Trustee of the Robert Thomas Shircliff Grantor Retained Annuity Trust #2.

(36)	Mr. Strickland is one of our employees.

(37)	The address for the Teachers Insurance and Annuity Association of America is 730 Third Avenue, New York, NY 10017.

(38)	Consists of: (i) 24,104 shares of our common stock held by James W. Wall; and (ii) 31,668 shares of our common stock held by the 2008 Restatement of the Elizabeth L. Wall 2001 Revocable Trust Agreement, for which Elizabeth L. Wall is the Trustee. The address for each is 6565 S. Northshore Drive, Knoxville, TN 37919.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2007, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Shareholder Agreement

On October 21, 2009, we entered into the Second Amended and Restated Stock Redemption and Shareholder Agreement with our stockholders. Our stockholders approved a minor amendment to the Shareholder Agreement at the April 2010 annual stockholder meeting. Under this agreement, which will terminate upon consummation of this offering, our stockholders have preemptive rights in certain circumstances upon a sale by us of certain securities, including shares of our common stock. In addition, the Second Amended and Restated Stock Redemption and Shareholder Agreement provides for certain first refusal rights, tag-along rights, drag-along rights, rights to designate members of our Board of Directors and transfer restrictions. We believe that the terms of the Second Amended and Restated Stock Redemption and Shareholder Agreement were reasonable and reflected the terms of an agreement negotiated on an arm’s-length basis.

Series B Preferred Stock Financing

On July 21 and September 15, 2008, we sold an aggregate of 123,775.73 shares of our Series B Preferred Stock at $1,000 per share for an aggregate purchase price of $123,775,730. These sales were made to Sageview and certain of our existing stockholders that were “accredited investors” within the meaning of the Securities Act. After giving effect to pay-in-kind dividends to the holders of Series B Preferred Stock, 137,909 shares of Series B Preferred Stock will be outstanding immediately prior to the Reorganization and will convert into 16,124,303 shares of EverBank Delaware common stock.

Certain of our affiliates participated in the Series B Preferred Stock financing. Sageview, which owns more than 5% of our outstanding capital stock, purchased 100,000 shares for an aggregate purchase price of $100,000,000. Various family members of our Chairman of the Board and Chief Executive Officer, Robert M. Clements, purchased an aggregate of 1,685 shares for an aggregate purchase price of $1,685,000. Additionally, our Executive Vice President, John S. Surface, purchased 150 shares for an aggregate purchase price of $150,000, Merrick R. Kleeman, a director, purchased 100 shares for an aggregate purchase price of $100,000, W. Radford Lovett, II, a director, purchased 250 shares for an aggregate purchase price of $250,000, Robert J. Mylod, Jr., a director, purchased 350 shares for an aggregate purchase price of $350,000, and Russell B. Newton, III, a director, purchased through various legal entities 7,300 shares for an aggregate purchase price of $7,300,000.

Board Rights of Arena, Lovett Miller and Sageview

We are party to the Amended and Restated Transfer Restriction and Voting Agreement with Arena and Lovett Miller, dated as of November 22, 2002. Both Arena and Lovett Miller purchased securities issued by our predecessor entity in 2000 and 2002 and are currently two of our stockholders. Pursuant to the terms of the agreement, Arena has the right to designate a member of our Board of Directors and each of Arena and Lovett Miller have the right to appoint an observer who is permitted to attend meetings of our Board of Directors. Arena’s and Lovett Miller’s rights under the agreement will terminate at such time as each owns less than 20% of the aggregate shares they respectively purchased in 2000 and 2002. Gerald S. Armstrong is Arena’s designated nominee for our Board of Directors.

In connection with the consummation of the investment by Sageview in the Company, we entered into a Transfer and Governance Agreement, dated as of July 21, 2008, pursuant to which we have granted Sageview certain preemptive rights and rights to, among other things, designate a member of our Board of Directors and an observer who is permitted to attend meetings of our Board of Directors. Sageview will continue to have board rights until such time as it no longer holds either 10% of the aggregate number of shares of Series B Preferred Stock it purchased in the financing described above or the common stock equivalent thereof, as adjusted for stock splits, recapitalizations and other similar transactions. Scott M. Stuart is Sageview’s designated member of our Board of Directors.

Registration Rights

We have granted certain stockholders, including Sageview and the former Tygris stockholders, registration rights pursuant to registration rights agreements. For a further description of these rights, see “Description of Our Capital Stock — Registration Rights.”

Loans to Certain Executive Officers

On December 27, 2006, we entered into a Note and Pledge Agreement, or the Note, with Frank Trotter, Executive Vice President of the Company and EverBank. The Note, which accrued interest at an annual rate of 4.97%, had an aggregate balance (including accrued interest) of $196,605 as of September 30, 2010, which amount was the largest aggregate amount of principal outstanding on the Note. Mr. Trotter was obligated to use the loan proceeds to satisfy withholding tax obligations resulting from the vesting of certain restricted stock units. Mr. Trotter has pledged a sufficient amount of our common stock as collateral. The Note was originally set to mature on December 27, 2009 and was subsequently extended. Mr. Trotter repaid the outstanding balance in October 2010.

Relationship with HGL Properties LP, Ltd.

We lease office space from HGL Properties LP, Ltd. The general partner of HGL Properties LP, Ltd. is HGL Properties GP, Inc. Russell B. Newton, III is one of our directors, and is a shareholder of HGL Properties GP, Inc. In addition, Mr. Newton’s father is also a shareholder of HGL Properties GP, Inc. Together with his father, Mr. Newton owns approximately 64% of HGL Properties GP, Inc. In addition, Mr. Newton and his family members have an interest as limited partners of HGL Properties LP, Ltd. In total, Mr. Newton directly owns approximately 9.23% of HGL Properties LP, Ltd., and his immediate family members own approximately 43.0% of HGL Properties LP, Ltd. We believe the rental payments due under the several leases we have with HGL Properties LP, Ltd. were based on market rates and are commensurate with rental arrangements that would be obtained in arm’s-length negotiations with an unaffiliated third party. The leases contain customary terms and are filed as exhibits to this registration statement. We paid rent to HGL Properties LP, Ltd. in the amount of $847,278 for the three months ended March 31, 2011 and $3,302,664, $3,525,814 and $2,924,554 for the years ended December 31, 2010, 2009 and 2008, respectively.

Relationship with Frilot, L.L.C.

Frilot, L.L.C. serves as our principal outside counsel for labor and employment matters and assists us on various other litigation and commercial matters from time to time. Miles P. Clements is the brother of Robert M. Clements, our Chairman of the Board and Chief Executive Officer, and is a partner and a member of the management committee of Frilot, L.L.C. We paid fees and related expenses to Frilot, L.L.C. for legal services rendered in the amount of $59,919 for the three months ended March 31, 2011 and $408,501, $242,447 and $156,334 for the years ended December 31, 2010, 2009 and 2008, respectively.

Relationship with Great Meadows I LLC and Great Meadows II LLC

Great Meadows I LLC and Great Meadows II LLC are parties to a commercial loan agreement with EverBank. David Surface, the brother of John S. Surface, our Executive Vice President, holds a 33 1/3% interest in and is the manager of TR Partners LLC, which is the manager of both Great Meadows I LLC and Great Meadows II LLC. TR Partners LLC is the 75% owner of TR Capital LLC, of which David Surface is also the manager. Additionally, TR Capital LLC holds a 16 2/3% interest in Great

Meadows II LLC. The largest aggregate balance under the loan agreement (including accrued interest) was $5,500,000. As of March 31, 2011, $1,050,000 of principal had been paid, $1,521,107 of interest had been paid and $4,450,000 remained outstanding. The loan was made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to EverBank and did not involve more than the normal collection risk or present other unfavorable features.

Relationships in the Ordinary Course

We have had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. The lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

Policy Concerning Related Party Transactions

In connection with this offering, we have adopted a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (1) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (2) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person and exceeds $120,000, exclusive of employee compensation and directors’ fees. Upon completion of this offering, a copy of our procedures may be found on our website at www.everbank.com.

Our policy assigns to our Audit Committee the duty to ascertain that there is an ongoing review process of all related party transactions for potential conflicts of interest and requires that our Audit Committee approve any such transactions. Our Audit Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of our Board of Directors whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by our Board of Directors. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arm’s-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide our Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by our Audit Committee or our Board of Directors, taking into account factors as such body deems appropriate and relevant.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, which will be effective upon consummation of this offering. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, copies of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur upon the closing of this offering.

General

Upon the closing of this offering, our Amended and Restated Certificate of Incorporation will authorize us to issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

As of March 31, 2011, prior to giving effect to the Reorganization, there were outstanding:

•	74,753,231 shares of our common stock held by 247 stockholders;

•	324,653 shares of our preferred stock convertible into 18,925,463 shares of our common stock held by 81 stockholders;

•	11,696,235 shares issuable upon exercise of outstanding stock options; and

•	519,624 shares issuable upon the vesting of restricted stock units.

Upon completion of this offering, after giving effect to the Reorganization, there will be outstanding           shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares from us).

In connection with our acquisition of Tygris through a stock-for-stock merger with one of our subsidiaries, 29,913,030 shares of our common stock were issued to the former Tygris stockholders. Of such shares, 9,470,010 shares, along with $50 million in cash, were placed in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing, and to satisfy any indemnification claims that we may have under the acquisition agreement. During the five-year period following the closing, losses on the Tygris portfolio in excess of certain specified allowances will be recovered through releases to us of shares and cash from the escrow account.

The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Pursuant to the terms of the Tygris acquisition agreement and related escrow agreement, we are required to review the average carrying value of the remaining Tygris portfolio annually over the five-year term of the escrow, and upon specified events, including the consummation of this offering, release a portion of the escrowed shares to the former Tygris stockholders to the extent that the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio on the date of each release. Based on our first annual review of the average carrying value of the remaining Tygris portfolio, we released 2,808,175 escrowed shares of our common stock to the former Tygris shareholders on April 25, 2011. As of April 25, 2011, 5,950,046 shares of our common stock remain in escrow. As the necessary valuation of the remaining Tygris portfolio for the partial release triggered by the consummation of this offering must be made after the consummation of this offering, the number of shares to be released from escrow in connection therewith cannot be determined at present. The escrowed cash will not be released from escrow prior to the completion of the five-year term, unless the amount of such escrowed cash not subject to a reserve on any date of determination exceeds the carrying value of the leases and loans in the Tygris portfolio, in which case such excess portion of the escrowed cash will be released to the former Tygris stockholders. Upon the expiration of such five-year period, all remaining escrowed shares and escrowed cash will be released to the former Tygris stockholders to the extent not reserved in respect of then-pending claims.

The following is a description of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. We refer you to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, copies of which will be filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to the prior rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, when, and as if declared from time to time by our Board of Directors.

Liquidation

Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Preemptive or Subscription Rights

Arena, Lovett Miller and Sageview have a preemptive right to purchase a pro rata share of any equity securities (or securities convertible into equity securities) that we issue in the future.

Fully Paid and Non-Assessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of the Company.

Registration Rights

We have entered into separate registration rights agreements with each of (1) Arena Capital Investment Fund, L.P., or Arena, Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership, or together Lovett Miller; (2) Sageview; and (3) the former stockholders of Tygris. Under the terms of these agreements, certain holders of our common stock or their transferees are entitled to certain rights with respect to the registration of such shares, which we refer to as the Registrable Securities, under the Securities Act.

Arena/Lovett Miller

We entered into an Amended and Restated Registration Rights Agreement with Arena and Lovett Miller on November 22, 2002, which we further amended on July 21, 2008. Under that agreement, Arena and Lovett Miller, as holders of Registrable Securities, have the right to demand, on an aggregate of three occasions, that we use our commercially reasonable best efforts to register their Registrable Securities and maintain the effectiveness of the corresponding registration statement for at least 270 days. Once in any given 12-month period, we may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would require the disclosure of non-public information and that such disclosure would materially adversely affect any material business opportunity, transaction or negotiation then contemplated. In addition, we may postpone the filing of such registration statement for up to 180 days if our Board of Directors believes, in good faith, that the registration is not then in our best interests. Arena and Lovett Miller have the right to select a lead underwriter for the demand offering, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Sageview

We entered into a Registration Rights Agreement with Sageview on July 21, 2008. Under that agreement, Sageview has the right to demand, on an aggregate of three occasions, that we use our reasonable best efforts to register its Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, we may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would either (1) materially adversely affect or materially interfere with a material financing or other material transaction, or (2) require disclosure of non-public information which would materially adversely affect us. If we are eligible to file a shelf registration statement on Form S-3, Sageview may request that we register its Registrable Securities on a Form S-3. Sageview has the right to select underwriters for demand offerings, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Former Tygris Stockholders

We entered into a Registration Rights Agreement with Tygris on October 20, 2009. Under that agreement, former Tygris stockholders who are holders of Registrable Securities have the right to demand, on an aggregate of three occasions, that we use our reasonable best efforts to register their Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, the Company may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would either (1) materially adversely affect or materially interfere with a material financing or other material transaction or (2) require disclosure of non-public information which would materially adversely affect the Company. If we are eligible to file a shelf registration statement on Form S-3, the former Tygris stockholders may request that we register their Registrable Securities on a Form S-3. The holders of a majority of the former Tygris stockholders’ Registrable Securities covered by a demand registration have the right to select the underwriters for such offerings, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Certain Provisions of Delaware Law and Certain Charter and By-law Provisions

The following sets forth certain provisions of the Delaware General Corporation Law, or the DGCL, and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

Stockholder Meetings

Our Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders (i) may be called for any purpose or purposes at any time by either (1) the Chairman of our Board of Directors, (2) the Chief Executive Officer or (3) the President, if there be one, or (ii) shall be called by the Secretary or Assistant Secretary at the request in writing of (1) our Board of Directors, (2) a committee of our Board of Directors that has been duly designated by our Board of Directors and whose powers and authority expressly include the power to call such meetings or (3) by the Secretary or an Assistant Secretary at the request in writing of the holders of at least 25% of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation. Other than as set forth in clause (ii)(3) of the preceding sentence, the stockholders do not have the authority to call a special meeting of stockholders.

Action by Stockholders Without a Meeting

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our Amended and Restated Certificate of Incorporation provides that stockholders do not have the authority to take any action by written consent.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Director Removal

Our Amended and Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock outstanding, any or all of our directors may be removed from office, only for cause, by a majority stockholder vote.

Exclusive Jurisdiction

Our Amended and Restated Certificate of Incorporation provides that the Delaware Court of Chancery shall be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, and any action asserting a claim pursuant to the DGCL, our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws or under the internal affairs doctrine.

Restrictions on Ownership of Our Common Stock

Our Amended and Restated Certificate of Incorporation includes a provision that generally prohibits stockholders from beneficially or constructively owning more than 9.9% of the aggregate number of outstanding shares of our common stock in order to avoid violating the provisions of the loss sharing agreements we entered into with the FDIC in connection with our acquisition of Bank of Florida. Our Amended and Restated Certificate of Incorporation provides that any ownership or transfer of our common stock in violation of the foregoing restriction will result in the shares owned or transferred in such violation being transferred to an agent, who shall thereupon sell to a buyer or buyers, in one or more arm’s-length transactions, each share of common stock in excess of the ownership limit. Our Board of Directors has discretion to grant exemptions from the ownership limit subject to terms and conditions as it deems appropriate to conclude that such exemptions will not adversely affect us or our regulatory status or standing.

Classified Board

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class will be equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire Board of Directors. The term of initial Class I directors shall terminate on the date of the 2012 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2013 Annual Meeting and the term of the initial Class III directors shall terminate on the date of the 2014 Annual Meeting. At each succeeding Annual Meeting of Stockholders beginning in 2012, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or its committees.

Section 203

In addition, we will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We intend not to elect to “opt out” of Section 203.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (4) for any transaction from which the director derived an improper personal benefit.

In addition, our Amended and Restated Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by law, and we have accordingly entered into indemnification agreements with our directors and officers. We also are expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification agreements and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of his or her service as a director, officer, employee, or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorney fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by our board.

Listing

Our common stock has been approved for listing on the NYSE under the symbol “EVER.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock, and we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock, including shares issued upon exercise of options and warrants, in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Sales of Restricted Shares

Upon the closing of this offering, we will have outstanding an aggregate of approximately           shares of our common stock. Of these shares,           shares of our common stock to be sold in this offering, or           shares if the underwriters exercise their option to purchase additional shares in full, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701, each of which is discussed below. In addition, upon completion of this offering, we will have outstanding stock options held by employees and directors for the purchase of           shares of our common stock and outstanding restricted stock units held by employees and directors for the purchase of        shares of our common stock.

Except with respect to shares of our common stock offered by our selling stockholders in this offering, all of our officers, directors and substantially all of our stockholders are subject to lock-up agreements under which they have agreed, subject to certain exceptions, not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, which is subject to extension in some circumstances, as discussed below.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares to be sold in this offering) will be available for sale in the public market as follows:

•	shares will be eligible for sale on the date of this prospectus;

•	shares will be eligible for sale under Rule 144 or Rule 701 90 days after the date of this prospectus; and

•	shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly and except as described below.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate for the previous three months, and who has beneficially owned shares of our common stock for at least six months, may sell all such shares. An affiliate or a person who has been our affiliate within the previous 90 days, and who has beneficially owned shares of our common stock for at least six months, may sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

All sales under Rule 144 are subject to the availability of current public information about us. Sales under Rule 144 by affiliates or persons who have been affiliates within the previous 90 days are also subject to manner of sale provisions and notice requirements. Upon completion of the 180-day

lock-up period, approximately           shares of our outstanding restricted securities will be eligible for sale under Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the holding period contained in Rule 144, and, in the case of non-affiliates, without the availability of current public information. Subject to the lock-up period, approximately shares of our common stock will be eligible for sale in accordance with Rule 701.

Lock-up Agreements

We, our officers, directors and holders of substantially all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See “Underwriting.”

Stock Options and Restricted Stock Units

We intend to file a registration statement under the Securities Act covering up to           shares of our common stock reserved for issuance under our incentive plans. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or are otherwise subject to the lock-up agreements described above.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences relating to the acquisition, ownership and disposition of our common stock by a “Non-U.S. Holder” (as such term is defined below) who purchases our common stock in this offering and holds such common stock as a capital asset with the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based upon the currently existing provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to differing interpretations, resulting in U.S. federal income and estate tax consequences different from those described below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership and disposition of our common stock, or that any such contrary position would not be sustained by a court. This summary does not address all aspects of U.S. federal income and estate taxes and does not address foreign, state, local, alternative minimum or other tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. In addition, this summary does not address the U.S. federal income or estate tax consequences to you if you are subject to special treatment under the U.S. federal income or estate tax laws (including if you are a U.S. expatriate or former long-term resident of the United States, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes, a person who acquired our common stock as compensation or otherwise in connection with the performance of services, or a person who acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment).

As used in this summary, the term “Non-U.S. Holder” refers to a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

IF YOU ARE CONSIDERING THE ACQUISITION OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER APPLICABLE TAX JURISDICTION, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter as capital gain.

Distributions treated as dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% on the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically.

If a Non-U.S. Holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, where a tax treaty so provides, are attributable to such holder’s permanent establishment in the United States), the Non-U.S. Holder will be exempt from U.S. federal withholding tax, but will be subject to U.S. federal income tax in the manner described below. To receive the exemption, the Non-U.S. Holder must generally furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form). This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically.

Any dividends paid on our common stock that are effectively connected with a Non-U.S. Holder’s U.S. trade or business generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. A Non-U.S. Holder who does not timely provide us or our paying agent with the required certification but who qualifies for a reduced treaty rate may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A Non-U.S. Holder should consult its tax advisor regarding entitlement to benefits under the relevant income tax treaty.

Sale, Exchange or Other Disposition

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other disposition of our common stock unless:

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are satisfied;

•	the gain is effectively connected with such Non-U.S. Holder’s conduct a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to such Non-U.S. Holder’s permanent establishment in the United States; or

•	our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of (1) the five-year period ending on the date of the disposition, or (2) the Non-U.S. Holder’s holding period for our common stock. We will be a

USRPHC if the fair market value of our United States real property interests equals or exceeds 50% of the fair market value of our (1) United States real property interests, (2) foreign real property interests, and (3) other assets which are used or held for use in a trade or business.

We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will not be treated as United States real property interests in the hands of a Non-U.S. Holder unless the Non-U.S. Holder actually or constructively holds more than 5% of our common stock at any time during the shorter of (1) the five-year period preceding the date of disposition of our common stock or (2) the Non-U.S. Holder’s holding period for our common stock.

Gain described solely in the first bullet point above will be subject to U.S. federal income tax at a flat rate of 30%, or such lower rate specified by an applicable income tax treaty, but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

Unless an applicable income tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Further, a Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Federal Estate Tax

Common stock owned or treated as owned by an individual Non-U.S. Holder (as specially determined for U.S. estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

The amount of dividends on our common stock paid to a Non-U.S. Holder and the amount of any tax withheld from such dividends must generally be reported annually to the IRS and to the Non-U.S. Holder. The IRS may make this information available to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Backup withholding tax (at the then-applicable rate) may apply to dividends on our common stock paid to a Non-U.S. Holder, unless the Non-U.S. Holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

Information reporting and backup withholding tax (at the then-applicable rate) may apply to payments treated as the proceeds of a sale of our common stock made to a Non-U.S. Holder, unless the Non-U.S. Holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

Recent Legislative Developments

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the U.S. Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the U.S. Treasury. The recently enacted legislation requires the Secretary of the U.S. Treasury to coordinate the withholding rules of the new legislation and the withholding rules of other provisions of the Code (such as the withholding rules discussed above under “— Distributions on Common Stock” and “— Information Reporting and Backup Withholding”). Furthermore, although there can be no assurances in this regard, it is possible that if a beneficial owner of a payment is entitled to treaty benefits and the recently enacted legislation results in withholding that overly taxes the beneficial owner, the beneficial owner may be eligible for a credit or refund, provided that the beneficial owner complies with procedures to be established by the Secretary of the U.S. Treasury. A Non-U.S. Holder should consult its tax advisors regarding the possible implications of the legislation on its investment in our common stock.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
FBR Capital Markets & Co.
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
Evercore Group L.L.C.
Cantor Fitzgerald & Co.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total           number set forth in the table above, the underwriters have an option to buy up to an additional           shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional shares.

Paid by the Selling
	Paid By Us		Stockholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise

Per Share	$	$	$	$	$	$
Total	$	$	$	$	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers, directors and holders of substantially all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to the following transactions by us: (1) any shares of our common stock to be issued upon the exercise of certain options previously granted under our 2005 Equity Incentive Plan as described elsewhere in this prospectus, (2) certain distributions of shares of our common stock in connection with the Tygris acquisition described elsewhere in this prospectus and (3) the issuance of up to 5% of our outstanding shares of our common stock in connection with certain acquisitions or other transactions. This agreement also does not apply to the following transactions by our directors, officers and holders of our common stock: (1) certain transfers of shares of our common stock as bona fide gifts, by will or intestacy, for estate planning purposes or for bona fide tax planning purposes, (2) distributions of shares of our common stock to affiliates, partners, members, stockholders, investment funds, or controlled or managed entities, provided that the transferee agrees to be bound by the lock-up agreement, (3) transfers of shares of our common stock pursuant to certain existing pledges, (4) certain transfers of shares of our common stock in connection with the Tygris acquisition described elsewhere in this prospectus, (5) certain transfers to satisfy tax payment obligations and (6) transfers of shares of our common stock acquired through the reserved share program described below. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Our common stock has been approved for listing on the NYSE under the symbol “EVER.” In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to           shares offered by this prospectus to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated website is not part of this prospectus.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriters in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

(b) to fewer than (i) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of shares to the public,” in relation to any shares in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus (the “Shares”) does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the

SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This offering memorandum relates to an Exempt Offer with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. For example, Goldman, Sachs & Co. acted as financial advisor in connection with the acquisition of Bank of Florida. Goldman, Sachs & Co. owns less than 1% of our common stock directly and less than 1% of the limited partnership interests of TPG Partners VI, L.P., a stockholder, Merrill Lynch, Pierce, Fenner & Smith Incorporated owns less than 5% of the equity securities of Arena Capital Investment L.P., a stockholder, and Credit Suisse Securities (USA) LLC and its affiliates together own approximately 4% of our common stock.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments. In addition, in the ordinary course of their business, certain of the underwriters or their affiliates may have purchased mortgages, including mortgages originated by EverBank. Under certain circumstances, disputes could arise based on the representations and warranties made in, and the terms and conditions of, these transactions, and whether any repurchases resulting from the foregoing disputes are required.

LEGAL MATTERS

The validity of the common stock being offered hereby and other certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the common stock being offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such consolidated financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The Statement of Assets Acquired and Liabilities Assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp, dated May 28, 2010 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such statement of assets acquired and liabilities assumed have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) for the period from January 1, 2008 through May 28, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007 included in this prospectus have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to our common stock offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC and from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at www.everbank.com. Information on, or accessible through, our website is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

EverBank Financial Corp and Subsidiaries — Consolidated Financial Statements as of December 31, 2010 and 2009 and for the Years Ended December 31, 2010 and 2009 (as restated), and 2008 (as restated) and Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-4
Consolidated Statements of Income for the Years Ended December 31, 2010, 2009 and 2008	F-5
Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2010, 2009 and 2008	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008	F-8
Notes to Consolidated Financial Statements	F-10
Statement of Assets Acquired and Liabilities Assumed as of May 28, 2010, and Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm	F-81
Statement of Assets Acquired and Liabilities Assumed by EverBank (a wholly owned subsidiary of EverBank Financial Corp) as of May 28, 2010	F-82
Notes to Statement of Assets Acquired and Liabilities Assumed by EverBank (a wholly owned subsidiary of EverBank Financial Corp)	F-83
Tygris Commercial Finance Group, Inc. and Subsidiaries — Consolidated Financial Statements as of December 31, 2009 and 2008 and for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) Through December 31, 2008, and Independent Auditors’ Report

Independent Auditors’ Report	F-90
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-91
Consolidated Statements of Operations for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-92
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-93
Consolidated Statements of Cash Flows for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-94
Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 2008 (Date of Inception) through December 31, 2008	F-95
Tygris Vendor Finance, Inc and Subsidiaries (Formerly US Express Leasing, Inc.) — Consolidated Financial Statements for the Period From January 1, 2008 Through May 28, 2008 and Independent Auditors’ Report

Independent Auditors’ Report	F-125
Consolidated Statement of Operations for the Period from January 1, 2008 through May 28, 2008	F-126
Consolidated Statement of Changes in Stockholder’s Equity for the Period from January 1, 2008 through May 28, 2008	F-127
Consolidated Statement of Cash Flows for the Period from January 1, 2008 through May 28, 2008	F-128
Notes to the Consolidated Financial Statements for the Period from January 1, 2008 through May 28, 2008	F-129

Deloitte & Touche LLP Certified Public Accountants Suite 2801 One Independent Drive Jacksonville, FL 32202-5034 USA Tel: +1 904 665 1400 Fax: +1 904 665 1600 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
EverBank Financial Corp and subsidiaries
Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of EverBank Financial Corp and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 32 to the consolidated financial statements, the accompanying 2009 and 2008 consolidated statements of cash flows and 2009 financial statement disclosures have been restated to correct misstatements.

April 6, 2011

EverBank Financial Corp and Subsidiaries

Consolidated Balance Sheets
 As of December 31, 2010 and 2009
(Dollars in thousands, except per share data)

	2010	2009

Assets
Cash and due from banks	$29,331	$18,745
Interest-bearing deposits in banks	1,139,890	4,528

Total cash and cash equivalents	1,169,221	23,273
Investment securities:
Available for sale, at fair value	2,041,605	1,546,427
Held to maturity (fair value of $31,824 and $32,329 as of December 31, 2010 and 2009, respectively)	32,928	33,340
Other investments	129,056	99,096

Total investment securities	2,203,589	1,678,863
Loans held for sale (includes $1,035,408 and $740,137 carried at fair value as of December 31, 2010 and 2009, respectively)	1,237,665	1,282,963
Loans and leases held for investment:
Covered by loss share or indemnification agreements	1,156,430	—
Not covered by loss share or indemnification agreements	4,942,838	4,165,875

Loans and leases held for investment, net of unearned income	6,099,268	4,165,875
Allowance for loan and lease losses	(93,689)	(93,178)

Total loans and leases held for investment, net	6,005,579	4,072,697
Equipment under operating leases, net	19,838	—
Mortgage servicing rights (MSR), net	573,196	503,646
Deferred income taxes, net	133,325	12,814
Premises and equipment, net	44,052	28,841
Other assets	621,421	457,082

Total Assets	$12,007,886	$8,060,179

Liabilities
Deposits
Noninterest-bearing	$1,136,619	$438,952
Interest-bearing	8,546,435	5,876,335

Total deposits	9,683,054	6,315,287
Other borrowings	887,389	896,500
Trust preferred securities	113,750	123,000
Accounts payable and accrued liabilities	310,495	171,481

Total Liabilities	10,994,688	7,506,268
Commitments and Contingencies (Note 26)
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized; 186,744 issued and outstanding at December 31, 2010 and 2009)	2	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock; 136,226 and 130,910 issued and outstanding at December 31, 2010 and 2009, respectively)	1	1
Common Stock, $0.01 par value (150,000,000 and 75,000,000 shares authorized; 74,647,395 and 46,739,940 issued and outstanding at December 31, 2010 and 2009, respectively)	747	467
Additional paid-in capital	556,001	253,293
Retained earnings	461,503	280,085
Accumulated other comprehensive (loss) income, net of benefit (provision) for income taxes of $3,547 and ($11,763) at December 31, 2010 and 2009, respectively	(5,056)	20,063

Total shareholders’ equity	1,013,198	553,911

Total Liabilities and Shareholders’ Equity	$12,007,886	$8,060,179

Common stock and additional paid-in capital have been retroactively restated to reflect a 15 for 1 stock split.
See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Income
 For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

	2010	2009	2008

Interest Income
Interest and fees on loans and leases	$451,880	$309,763	$298,914
Interest and dividends on investment securities	159,417	130,305	19,276
Other interest income	1,210	526	4,258

Total interest income	612,507	440,594	322,448
Interest Expense
Deposits	101,409	107,696	136,101
Other borrowings	45,758	55,515	66,520

Total interest expense	147,167	163,211	202,621
Net Interest Income	465,340	277,383	119,827
Provision for Loan and Lease Losses	79,341	121,912	37,278

Net Interest Income after Provision for Loan and Lease Losses	385,999	155,471	82,549
Noninterest Income
Loan servicing fee income	210,844	157,684	131,271
Amortization of mortgage servicing rights	(93,147)	(65,464)	(41,190)

Net loan servicing income	117,697	92,220	90,081
Gain on sale of loans and mortgage servicing rights	65,959	66,425	24,373
Loan production revenue	34,861	39,327	23,188
Deposit fee income	19,752	22,004	31,464
Bargain purchase gain	68,056	—	—
Other lease income	21,285	—	—
Other	30,197	12,122	6,723

Total noninterest income	357,807	232,098	175,829
Noninterest Expense
Salaries, commissions and other employee benefits expense	201,788	150,623	121,399
Equipment expense	33,008	26,132	21,488
Occupancy expense	20,269	11,842	11,276
General and administrative expense	238,868	110,582	66,835

Total noninterest expense	493,933	299,179	220,998

Income before Income Taxes	249,873	88,390	37,380
Provision for Income Taxes	60,973	34,853	14,244

Net Income from Continuing Operations	188,900	53,537	23,136
Discontinued Operations, Net of Income Taxes	—	(172)	20,452

Net Income	188,900	53,365	43,588
Loss Attributable to Noncontrolling Interest in Subsidiaries	—	—	2,441

Net Income Attributable to the Company	$188,900	$53,365	$46,029

Income (Loss) Attributable to the Company
Net income from continuing operations	$188,900	$53,537	$23,446
Discontinued operations, net of income taxes	—	(172)	22,583

Net Income Attributable to the Company	188,900	53,365	46,029
Less: Net Income Allocated to Participating Preferred Stock	(44,120)	(19,564)	(9,969)

Net Income Allocated to Common Shareholders	$144,780	$33,801	$36,060

Net Earnings per Common Share, Basic
Continuing operations	$2.00	$0.80	$0.43
Discontinued operations	—	—	0.45
Net Earnings per Common Share, Diluted
Continuing operations	$1.94	$0.78	$0.41
Discontinued operations	—	—	0.44

Per share data was retroactively restated to reflect the stock split.
See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Shareholders’ Equity
 For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	Shareholders’ Equity
					Accumulated
					Other	Noncontrolling
			Additional		Comprehensive	Interest
	Preferred	Common	Paid-In	Retained	Income (Loss),	in	Total
	Stock	Stock	Capital	Earnings	Net of Tax	Subsidiary	Equity

Balance, January 1, 2008	$2	$407	$52,278	$188,282	$(1,688)	$9,717	$248,998

Comprehensive income:
Net income (loss)	—	—	—	46,029	—	(2,441)	43,588
Net unrealized gain on available for sale securities	—	—	—	—	11,940	—	11,940
Fair market value of interest rate swaps	—	—	—	—	(5,533)	—	(5,533)
Net loss on sale of forward swaps	—	—	—	—	(3,941)	—	(3,941)

Total comprehensive income (loss)	—	—	—	46,029	2,466	(2,441)	46,054
Issuance of common stock	—	9	1,317	—	—	—	1,326
Issuance of Series B Preferred Stock	1	—	120,601	—	—	—	120,602
Repurchase of common stock	—	(3)	(3,083)	—	—	—	(3,086)
Share-based grants (including income tax benefits)	—	—	4,317	—	—	—	4,317
Dividends paid on Series A Preferred Stock	—	—	—	(232)	—	—	(232)
Paid-in-kind dividends on Series B Preferred Stock	—	—	2,026	(2,026)	—	—	—
Sale of EverBank Reverse Mortgage LLC	—	—	—	—	—	2,697	2,697
Net changes in noncontrolling interest	—	—	—	—	—	(1,052)	(1,052)

Balance, December 31, 2008	$3	$413	$177,456	$232,053	$778	$8,921	$419,624

Comprehensive income:
Net income	—	—	—	53,365	—	—	53,365
Net unrealized gain on available for sale securities	—	—	—	—	19,048	—	19,048
Fair market value of interest rate swaps	—	—	—	—	6,881	—	6,881
Net loss on sale of forward swaps	—	—	—	—	(5,593)	—	(5,593)
Other-than-temporary impairment loss noncredit portion	—	—	—	—	(1,051)	—	(1,051)

Total comprehensive income	—	—	—	53,365	19,285	—	72,650
Issuance of common stock	—	56	64,903	—	—	—	64,959
Repurchase of common stock	—	(2)	(1,804)	—	—	—	(1,806)
Share-based grants (including income tax benefits)	—	—	7,630	—	—	—	7,630
Dividends paid on Series A Preferred Stock	—	—	—	(225)	—	—	(225)
Paid-in-kind dividends on Series B Preferred Stock	—	—	5,108	(5,108)	—	—	—
Dissolution distribution to priceline.com	—	—	—	—	—	(8,921)	(8,921)

Balance, December 31, 2009	$3	$467	$253,293	$280,085	$20,063	$—	$553,911

(Continued)

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2010, 2009, and 2008
(Dollars in thousands)

	Shareholders’ Equity
					Accumulated
					Other	Noncontrolling
			Additional		Comprehensive	Interest
	Preferred	Common	Paid-In	Retained	Income (Loss),	in	Total
	Stock	Stock	Capital	Earnings	Net of Tax	Subsidiary	Equity

Balance, January 1, 2010	$3	$467	$253,293	$280,085	$20,063	$—	$553,911

Comprehensive income:
Net income	—	—	—	188,900	—	—	188,900
Net unrealized loss on available for sale securities	—	—	—	—	(10,518)	—	(10,518)
Fair market value of interest rate swaps	—	—	—	—	(13,010)	—	(13,010)
Net loss on sale of forward swaps	—	—	—	—	(2,324)	—	(2,324)
OTTI losses — noncredit portion	—	—	—	—	733	—	733

Total comprehensive income (loss)	—	—	—	188,900	(25,119)	—	163,781
Issuance of common stock	—	280	291,512	—	—	—	291,792
Repurchase of common stock	—	—	(508)	—	—	—	(508)
Share-based grants (including income tax benefits)	—	—	4,449	—	—	—	4,449
Dividends paid on Series A Preferred Stock	—	—	—	(227)	—	—	(227)
Paid-in-kind dividends on Series B Preferred Stock	—	—	7,255	(7,255)	—	—	—

Balance, December 31, 2010	$3	$747	$556,001	$461,503	$(5,056)	$—	$1,013,198

(Concluded)

Common stock and additional paid-in capital have been retroactively restated to reflect a 15 for 1 stock split.
See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Cash Flows
 For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008
		(as restated)	(as restated)

Operating Activities:
Net income	$188,900	$53,365	$43,588
Add: Net loss (income) from discontinued operations	—	172	(20,452)

Net income from continuing operations	188,900	53,537	23,136
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and accretion of premiums on investments, net	6,307	487	(1,547)
Depreciation and amortization of tangible and intangible assets	14,888	9,216	8,560
Amortization of loss on settlement of interest rate swaps	5,388	4,079	1,234
Amortization of mortgage servicing rights	93,147	65,464	41,190
Deferred income taxes	13,604	(11,393)	(6,985)
Provision for loan and lease losses	79,341	121,912	37,278
Loss on other real estate owned	16,034	3,204	395
(Gain) loss on sale of investments, net	(21,975)	(8,956)	253
Purchase of trading securities	—	—	(285,165)
Bargain purchase gain	(68,056)	—	—
Loss on extinguishment of debt, net	4,607	—	—
Writedown of indemnification asset	22,023	—	—
Proceeds from sale and maturities of trading securities	—	233,403	53,199
Share-based compensation expense	4,293	7,630	4,317
Payments for settlement of forward interest rate swaps	(9,254)	(12,855)	(7,528)
Other operating activities	935	1,654	(155)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Loans held for sale, including proceeds from sales and repayments	(390,569)	(506,388)	28,324
Other assets	148,031	(7,648)	(214,713)
Accounts payable and accrued liabilities	64,918	(17,691)	9,633

Net cash provided by (used in) continuing operating activities	172,562	(64,345)	(308,574)
Cash (used in) provided by discontinued operations	—	(667)	1,818

Net cash provided by (used in) operating activities	172,562	(65,012)	(306,756)
Investing Activities:
Purchase of available for sale securities and held to maturity securities	(1,849,987)	(1,385,064)	(788,604)
Proceeds from sale of available for sale securities and held to maturity securities	967,769	53,415	522,634
Proceeds from maturities of available for sale securities and held to maturity securities	559,604	199,744	99,305
Purchases of other investments	(32,946)	(65,681)	(50,111)
Proceeds from sale of other investments	11,394	36,630	37,350
(Increase) decrease in loans and leases held for investment, net of discount accretion, premium amortization and principal repayments	(563,081)	252,060	(929,636)
Cash acquired in acquisition of Tygris Commercial Finance Group	69,480	—	—
Cash acquired in acquisition of Bank of Florida	147,702	—	—
Proceeds from sale of discontinued operations, net of divested cash of $0, $1 and $21,414, respectively	—	199	30,531
Payments related to the sale of discontinued operations	—	(2,132)	—
Proceeds from repayment of loan on a discontinued operation	—	—	65,180
Purchases of premises and equipment, including equipment under operating leases	(36,212)	(13,501)	(12,051)
Proceeds related to sale or settlement of REO	32,238	23,432	15,173
Proceeds from foreclosure claims for FHA insured	172,423	89,647	26,046
Proceeds from the sale of mortgage servicing rights	1,499	265	12,509
Purchases of mortgage servicing rights	(123,118)	(107,130)	(147,395)
Other investing activities	—	—	(990)

Net cash used in investing activities	(643,235)	(918,116)	(1,120,059)

(Continued)

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008
		(as restated)	(as restated)

Financing Activities:
Net increase in nonmaturity deposits	$2,124,475	$1,273,752	$1,279,048
Net increase (decrease) in time deposits	36,455	38,500	(168,394)
Net decrease in repurchase agreements	(3,091)	—	—
Net change in short-term Federal Home Loan Bank (FHLB) advances	63,000	(139,280)	71,527
Proceeds from long-term FHLB advances	77,428	235,000	525,000
Repayments of long-term FHLB advances, including early extinguishment	(295,035)	(518,500)	(370,000)
Principal repayments of long-term debt, including early extinguishment	(386,157)	—	—
Proceeds from issuance of common stock	281	64,959	1,325
Proceeds from issuance of Series B Preferred Stock	—	—	120,601
Payments for repurchase of common stock	(508)	(1,806)	(3,086)
Dissolution distribution to priceline.com	—	(8,921)	—
Dividends paid	(227)	(225)	(232)

Net cash provided by financing activities	1,616,621	943,479	1,455,789

Net Increase (Decrease) in Cash and Cash Equivalents	1,145,948	(39,649)	28,974
Cash and Cash Equivalents
Beginning of year	23,273	62,922	33,948

End of year	$1,169,221	$23,273	$62,922

Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$147,925	$169,544	$209,519
Income taxes	60,290	50,592	34,957
Supplemental Schedules of Noncash Investing Activities:
Accrued liabilities related to purchase of mortgage servicing rights	$10,452	$42,827	$—
Loans transferred to other real estate owned from loans held for sale	2,879	1,645	—
Additions of originated mortgage servicing assets for loans sold	71,804	86,735	—
Transfer of investments available for sale to investments held to maturity	—	24,204	—
Loans transferred from held for investment to held for sale	33,293	—	—
Loans transferred from held for sale to held for investment	332,788	—	—
Supplemental Schedules of Noncash Financing Activities:
Issuance of stock for acquisition	$291,511	$—	$—

(Concluded)

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

1.	Organization and Basis of Presentation

a) Organization — EverBank Financial Corp (the Company) is a thrift holding company with two direct subsidiaries, EverBank (EB) and EverBank Wealth Management, Inc. (EWM). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. EB operates 14 financial centers in Florida. Its direct banking services are offered nationwide. EB (a) accepts deposits from the general public; (b) originates, purchases, services, sells, and provides reinsurance for residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans and leases; and (e) offers full-service securities brokerage services.

EB’s subsidiaries are:

•	AMC Acquisition, Inc., the parent of EverHome Mortgage Company,

•	AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc.,

•	Tygris Commercial Finance Group (TCFG), and

•	EB Reinsurance Holding, Inc.

EB also owned 51% of Priceline Mortgage Company, LLC (PMC), a joint venture with priceline.com Incorporated prior to its dissolution in July 2009.

EWM is a registered investment advisor and was established in 2010 to manage the investments of its customers.

b) Basis of Presentation  — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. They include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications were made to previously reported amounts to make them consistent with the current period presentation. The results of operations for acquired companies are included from the respective date of acquisition.

Accounting principles generally accepted in the United States of America require management to make estimates that affect the reported amounts and disclosures of contingencies in the consolidated financial statements. Estimates by their nature are based on judgment and available information. Material estimates relate to the Company’s allowance for loan and lease losses, loans and leases acquired with evidence of credit deterioration, contingent liabilities, the fair value of investment securities, loans held for sale, MSR, share-based compensation and derivative instruments. Because of the inherent uncertainties associated with any estimation process and future changes in market and economic conditions, it is possible that actual results could differ significantly from those estimates.

On January 27, 2011, the Company effected a 15 for 1 split of its common stock. Pursuant to Accounting Standards Codification (ASC) 260, Earnings per Share, all share and per share disclosure has been retroactively restated to reflect the stock split.

In preparing the consolidated financial statements for the year ended December 31, 2010, the Company has evaluated, for potential recognition and disclosure, events and transactions that have occurred subsequent to December 31, 2010 through the date of the issuance of the Company’s consolidated financial statements on April 6, 2011.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

2.	Summary of Significant Accounting Policies

a) Cash and Cash Equivalents — Cash and cash equivalents include cash, amounts due from banks, and interest-bearing deposits in other banks with an original maturity of three months or less.

b) Investment Securities — The Company invests in trading, available for sale and held to maturity investments. Investments classified as trading securities are bought and held principally for the purpose of selling them in the near term and are carried at fair value. Unrealized gains or losses on trading securities are recorded in earnings as a component of other noninterest income.

Investment securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Purchase premiums and discounts are recognized in interest income using the effective interest method over the expected term of the securities.

Securities not classified as held to maturity or trading are considered to be available for sale and are reported at their fair value. Unrealized gains and losses on available for sale securities are reported net of applicable taxes as a component of accumulated other comprehensive income (AOCI). Gains and losses on the disposition of available for sale securities are recorded on the trade date using the specific identification method and are recognized in other noninterest income. Purchase premiums and discounts on debt securities are recognized in interest income using the effective interest method over the expected term of the securities.

Management evaluates all investments for other than temporary impairment (OTTI) on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. For investments in which the fair value is less than the amortized cost, the Company performs an OTTI analysis to determine whether the impairment is temporary and assesses whether (a) it has the intent to sell the debt security, (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery, or (c) it does not expect to recover the amortized cost basis.

The Company’s OTTI policy for investments defines certain triggers that require a present value calculation of expected cash flows. If none of these triggers are met, the Company performs a qualitative analysis to determine if it expects to recover the entire amortized cost basis of the investment.

When the Company has determined that OTTI exists, the Company performs a present value cash flow analysis using models that project prepayments, default rates and loss severities on the collateral supporting the security. The Company considers the following factors in determining whether a credit loss exists:

•	The period over which the debt security is expected to recover;

•	The length of time and extent to which the fair value has been less than the amortized cost basis;

•	The level of credit enhancement provided by the structure which includes, but is not limited to, credit subordination positions, overcollateralization and protective triggers;

•	The cause of impairment and changes in the near term prospects of the issuer or underlying collateral of a security, such as changes in default rates, loss severities given default and significant changes in prepayment assumptions;

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

•	The level of excess cash flows generated from the underlying collateral supporting the principal and interest payments of the debt securities; and

•	Any adverse changes to credit conditions of the issuer or the security such as credit downgrades by the rating agencies.

If the Company intends to sell the debt security, or it is more likely than not that it will be required to sell the security before recovery of its remaining amortized cost basis, total OTTI will be recognized in earnings. However, if neither of those conditions exists, the amount of OTTI related to the credit loss is the excess of the amortized cost over its present value and is recognized in earnings while the amount of impairment related to all other factors is recognized in AOCI.

Subsequent noncredit losses recorded in AOCI attributed to held to maturity investments are accreted to the amortized cost of the investment over the remaining life, based on the amount and timing of future estimated cash flows.

For equity securities, declines in the fair value below their cost are deemed to be other than temporary unless the Company has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow recovery in the fair value.

c) Loans Held for Sale — Loans held for sale represent loans originated or acquired by the Company with the intent to sell. Management does not have the intent to hold the loans for the foreseeable future. The Company has elected fair value accounting for certain residential mortgage loans. Electing to use fair value accounting allows a better offset of the changes in the fair values of the loans and the derivative instruments used to economically hedge them without the burden of complying with the requirements for hedge accounting. These loans are initially recorded and carried at fair value, with changes in fair value recognized in gain on sale of loans and mortgage servicing rights. Loan origination fees are recorded when earned, and related costs are recognized when incurred.

The Company has not elected the fair value option for other residential mortgage loans primarily because these loans have minimal interest rate risk and are not economically hedged with derivative instruments. These loans are carried at the lower of cost or fair value. Direct loan origination fees and costs are deferred at loan origination or acquisition. These amounts are recognized as income at the time the loan is sold and included in gain on sale of loans and mortgage servicing rights. Gains and losses on sale of these loans are recorded in earnings.

The Company elected the fair value option for certain commercial loans that are held for sale. The Company has not elected the fair value option for other commercial loans, as these loans are held for investment.

Loans and leases are transferred from loans and leases held for investment to held for sale at the lower of cost or fair value when the Company no longer has the intent to hold for the foreseeable future. Loans and leases are transferred to loans and leases held for investment at the lower of cost or fair value when the Company determines its intent to hold these loans and leases for the foreseeable future.

Loans held for sale also include delinquent mortgage loans purchased out of mortgage pools. These loans are guaranteed by government-sponsored agencies. The loans are held until they move

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

into foreclosure or become current and are then evaluated for sale in the secondary market. The loans are reported at the lower of cost or fair value.

Interest income on loans held for sale is calculated based on the interest rate of the loan and is recorded in interest income. Accrued interest receivable is recorded in other assets.

d) Loans Held for Investment — Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held for investment. Loans held for investment are reported at the principal amount outstanding, net of the allowance for loan losses and net of deferred loan fees and costs and any discounts received or premiums paid on purchased loans. Deferred fees, costs, discounts and premiums are amortized over the estimated life of the loan using the interest method. Interest income on loans is accrued as earned and is computed using the effective interest method.

Acquired loans are accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, when applicable. At acquisition, the Company reviews each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The Company considers expected prepayments and estimates the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loan’s or pool’s cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining life of the loan or pool (accretable yield). The loans are reflected in the consolidated balance sheets net of these discounts.

Periodically, the Company evaluates the expected cash flows for each pool. An additional allowance for loan losses is recognized if the present value of future cash flows discounted at the effective interest rate of the pool has decreased. The present value of any subsequent increase in the pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that pool. Any remaining increase in cash flows expected to be collected is adjusted to the accretable yield and recognized over the estimated remaining life of the pool.

e) Leases Held for Investment — Originated lease financing receivables are recorded as the sum of the future minimum lease payments, initial deferred costs and estimated residual values less unearned income. Income is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Direct fees and costs, net, associated with the origination of leases, are deferred and included in lease financing receivables. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the lease.

Acquired lease financing receivables are recorded as the sum of expected lease payments and estimated residual values less unearned income, which includes purchased lease discounts. Unearned income and purchased lease discounts are recognized based on the expected cash flows using the effective interest method.

f) Allowance for Loan and Lease Losses — The allowance for loan and lease losses represents management’s estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the balance sheet date. The estimate of the allowance is based on a variety of factors, including an evaluation of the loan and lease portfolio, past loss

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

experience, adverse situations that have occurred but are not yet known that may affect the borrower’s ability to repay, the estimated value of underlying collateral, and current economic conditions.

For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. The Company’s loan portfolio includes risk characteristics relevant to each segment such as loan type and guarantees as well as borrower type and geographic location. Residential mortgages, lease financing receivables, home equity lines, and consumer and credit card each have distinguishing borrower needs and differing risks associated with each product type. Commercial and commercial real estate are further analyzed for the borrower’s ability to repay and the description of underlying collateral. Loans are segmented into the following portfolios: (i) residential mortgages, (ii) commercial and commercial real estate, (iii) lease financing receivables, (iv) home equity lines and (v) consumer and credit card. The Company also further disaggregates these portfolios into classes based on the associated risks within those segments. Residential mortgages are divided into two classes: residential and government insured pool buyouts. Commercial and commercial real estate loans are divided into the following two classes: commercial and commercial real estate. Lease financing receivables, home equity lines, and consumer and credit card are not further segmented. Significant judgment is used to determine the estimation method that fits the credit risk characteristics of each portfolio segment. The Company uses internally developed models in this process. Management must use judgment in establishing input metrics for the modeling processes. The models and assumptions used to determine the allowance are validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented. The historical loss time frame used for all portfolios is two years, except for lease financing receivables which is six months.

Loans and leases in every portfolio considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans and leases includes consideration of the loan and lease type, length of delinquency, insufficiency of collateral value, lien priority and the overall financial condition of the borrower. Recoveries on loans and leases previously charged off are added to the allowance.

Loans in the commercial and commercial real estate portfolio are charged off when:

•	The loan is risk-rated “doubtful” or “loss.”

•	The loan or a portion thereof is determined to be uncollectible after considering the borrower’s overall financial condition and collateral deficiency. A loan is considered uncollectible when: (a) the borrower is delinquent in principal or interest 90 days or more; (b) significant improvement in the borrower’s repayment capacity is doubtful; and/or (c) collateral value is insufficient to cover outstanding indebtedness and no other viable assets exist.

•	The Company has agreed, in writing, to accept a discount on a note.

Loans in the residential mortgage and home equity portfolios are charged off when:

•	The loan or a portion thereof is determined to be uncollectible after considering the borrower’s overall financial condition and collateral deficiency.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

•	In cases where the Company is in a subordinate position to other debt, the senior lien holder has foreclosed and extinguished the junior lien.

Leases in the lease financing receivables portfolio are charged off when the lease becomes 151 days delinquent.

For the consumer and credit card portfolios, consumer loans are evaluated on a case by case basis, while credit card receivables are charged-off when the balance becomes 90 days delinquent.

In the Company’s commercial and commercial real estate portfolio, the loss allowance for all pass-rated loans is determined based upon historical loss experience, current economic conditions, industry and peer performance trends, geographic or borrower concentrations, the current business strategy and credit process, loan underwriting criteria, and other pertinent information.

Reserves are determined for impaired commercial and commercial real estate loans individually based on management’s evaluation of the borrower’s overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and the realizable value of any collateral. Reserves are established for these loans based upon an estimate of probable losses for the individual loans deemed to be impaired. This estimate considers all available evidence using one of the methods provided by applicable authoritative guidance. Loans determined to be collateral dependent are measured at the fair value of collateral less disposal costs. Loans for which impaired reserves are provided are excluded from the general reserve calculations described above to prevent duplicate reserves.

The foundation for the allowance related to residential mortgages, lease financing receivables, home equity lines, and consumer and credit cards is a review of the applicable portfolios and the performance of those portfolios. The historical performance of each of these portfolios is analyzed by examining the level of charge-offs over a specific period of time. The historical average charge-off level for each portfolio is updated at least quarterly. Management disaggregates delinquent residential portfolios from performing residential portfolios in application of a general reserve amount appropriate based upon the risk inherent in each portfolio.

Management considers a loan to be impaired for classes within commercial and commercial real estate and lease financing receivables portfolios, when based on current information and events, it is determined that the Company will not be able to collect all amounts due according to the loan or lease contract, including scheduled interest payments. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an impairment reserve or a charge-off to the allowance.

Residential mortgages classified as troubled debt restructurings (TDRs) are also evaluated individually for impairment. These reserves are established based on an estimate of probable losses. This estimate considers all available evidence.

The allowance also consists of reserves that encompass qualitative economic factors and specific market risk components.

Loan and lease portfolios tied to acquisitions made during the year are incorporated into the Company’s allowance process. If the acquisition has an impact on the level of exposure to a particular

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

loan or lease type, industry or geographic market, this increase in exposure is factored into the allowance determination process.

Based on facts and circumstances available, management believes that the allowance for loan and lease losses is adequate to cover any probable losses in the Company’s loan and lease portfolio. However, future adjustments to the allowance may be necessary, and the Company’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used by management in determining the allowance for loan and lease losses.

g) Asset Quality — Written underwriting standards established by the Senior Credit Committee and management govern the lending activities of the Company. Established loan and lease origination procedures require appropriate documentation including financial data and credit reports. For loans secured by real property, the Company generally requires property appraisals, title insurance or a title opinion, hazard insurance and flood insurance, where appropriate. Loan payment performance is monitored and late charges are assessed on past due accounts. Every effort is made to minimize any potential loss, including instituting legal proceedings, as necessary. Commercial and residential loans of the Company are periodically reviewed through a loan review process. All other loans are also subject to loan review through a periodic sampling process.

The Company uses an asset risk classification system consistent with guidelines established by the Office of Thrift Supervision (OTS) as part of its efforts to monitor asset quality. In connection with examinations of insured institutions, both federal and state examiners also have the authority to identify problem assets and, if appropriate, classify them. There are five credit quality indicators for commercial and commercial real estate loans:

•	Pass — These loans represent an acceptable risk for the Company. The loans may represent loans that are secured with cash through loans that have a decline in earnings.

•	Special mention — These loans represent an increased risk to the Company. The loans exhibit potential credit weaknesses or downward trends. While potentially weak, the loans are currently marginally acceptable, and no loss of principal or interest is expected.

•	Substandard — These loans have one or more weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•	Doubtful — These loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on existing facts, conditions and values.

•	Loss — These loans are considered uncollectible and of such little value that continued recognition as a loan is not warranted.

There are two credit quality indicators for residential mortgages, lease financing receivables, home equity lines, and consumer and credit card loans:

•	Performing — No significant change in the collection of payments from the borrower.

•	Non-performing — Loans that are 90 days past due or on nonaccrual and are not accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.

Commercial loans with adverse classifications are reviewed by the Commercial Credit Committee of the Senior Credit Committee on a periodic basis.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

In accordance with OTS regulatory guidance, the Company reports loans that are less than one month past due as current and loans that are less than 3 months past due as 30-89 days past due. For those loans that are 3 months or more past due, the Company reports these loans as 90 days or greater.

Loans and leases are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan or lease becomes 90 days past due, with the exception of government-insured loans. Accordingly, when a loan or lease is placed on non-accrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is recorded as collected. When a customer demonstrates a period of performance under the terms of the loan or lease, interest accruals are resumed and suspended interest is recognized.

Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned (OREO) until sold, and is carried at the balance of the loan at the time of foreclosure or at estimated fair value less estimated costs to sell, whichever is less. See Note 12 for additional information.

Under ASC 310-40, Troubled Debt Restructuring by Creditors, the Company is required to account for certain loan modifications or restructurings as troubled debt restructurings. In general, the modification or restructuring of a debt constitutes a TDR if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that the Company would not otherwise consider under current market conditions. Debt restructurings or loan modifications for a borrower do not necessarily constitute TDRs, however, and TDRs do not necessarily result in non-accrual loans. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring. Interest income on TDRs is recognized in the same manner as loans which are not TDRs.

The Company may modify certain loans to retain customers or to maximize collection of the loan balance. The Company has maintained several programs designed to assist borrowers by extending payment dates or reducing the borrower’s contractual payments. All loan modifications are made on a case by case basis. Loan modifications in which concessions are made to borrowers experiencing financial difficulty and who are unable to obtain similar financing elsewhere are classified as TDRs. Such modifications could involve forgiving a portion of interest or principal on any loans or making loans at a rate that is less than that of market rates. In such case the amount of the forgiveness is charged off.

The initial and ongoing decision regarding accrual status is a separate and distinct process from the TDR analysis and determination. If the borrower has demonstrated performance under the previous terms and shows the capacity to continue to perform under restructured terms, accrual status is maintained provided the restructuring is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms. This evaluation includes consideration of the borrower’s sustained historical repayment performance for the six-month period prior to the date of the restructuring. If the borrower was materially delinquent on payments prior to the restructure, but shows potential capacity to meet the restructured terms, the loan would continue to be kept on non-accrual status until the borrower has

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

demonstrated performance according to the terms of the restructuring agreement for a period of at least six months.

Acquired loans that follow ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, where the Company can reasonably estimate cash flows are excluded from being classified as nonaccrual.

h) Mortgage Servicing Rights — MSR are acquired through bulk purchases of MSR or by selling purchased or originated mortgage loans and agency mortgage-backed securities with servicing rights retained. Originated mortgage servicing rights are recognized based on the relative fair values of the mortgage loans or securities and the related servicing rights at the date of sale using values derived from an internal model. MSR are amortized in proportion to, and over the estimated life of the projected net servicing revenue and are periodically evaluated for impairment.

The Company stratifies its MSR based on the predominant risk characteristics of the underlying financial assets, including product type and interest rate coupon. The effect of changes in market interest rates on estimated rates of loan prepayment is the predominant risk characteristic of the MSR. Impairment is recognized through a valuation allowance for each stratum. The valuation allowance is adjusted to reflect the amount, if any, by which the cost basis of the MSR for a given stratum exceeds its fair value. Any fair value in excess of the cost basis for a given stratum is not recognized. In 2009, the Company revised the MSR strata to reflect the downward shift in interest rates in the composition of the portfolio. The revision did not have a material impact on the consolidated financial statements.

Because quoted market prices from active markets are not readily available, a present value cash flow model is used to estimate the fair value of MSR. The key assumptions used in the MSR valuation model are the anticipated rate of loan prepayments and discount rates. Other assumptions such as costs to service the underlying loans, foreclosure costs, ancillary income, and float rates are also used in determining the value of the MSR. All of the assumptions are based on standards used by market participants in valuing MSR and are reviewed and approved by management on a quarterly basis. In addition, third-party appraisals of fair value are obtained at least quarterly to confirm the reasonableness of values generated by the valuation model.

Loan servicing fee income represents income earned for servicing residential mortgage loans owned by investors. It includes mortgage servicing fees and other ancillary servicing income, net of guaranty fees and subservicing costs paid to third parties. Servicing fees are generally calculated on the outstanding principal balances of the loans serviced and are recorded as income when earned.

i) Premises and Equipment — Computer hardware and software, furniture, equipment, and leasehold improvements are carried at amortized cost. Depreciation is computed using the straight-line method over the estimated useful lives of hardware, software, furniture and equipment ranging from 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the period the Company expects to occupy the leased space. The Company reviews premises and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

j) Goodwill and Intangible Assets — Goodwill, core deposit premiums and other intangible assets are included in other assets in the consolidated balance sheets.

Goodwill is not amortized and is evaluated for potential impairment on an annual basis or when events or circumstances indicate a potential impairment, at the reporting unit level. Reporting units are evaluated to determine whether their carrying value exceeds their fair market value. Should this be the case, goodwill may be impaired and written down.

The Company may use judgment in assessing goodwill and intangible assets for impairment. Estimates of fair value are based on projections of revenues, operating costs and cash flows of each reporting unit considering historical and anticipated future results, general economic and market conditions as well as the impact of planned business or operational strategies. The valuations employ a combination of present value techniques to measure fair value and consider market factors. Additionally, judgment is used in determining the useful lives of finite-lived intangible assets. Changes in judgments and projections could result in a significantly different estimate of the fair value of the reporting units and could result in an impairment of goodwill.

Core deposit premiums are amortized over the estimated life of the acquired deposits, currently approximately seven years, using the straight-line method. Core deposit premiums are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

Other identifiable intangible assets were recognized through business combinations. These intangible assets are amortized over their estimated life, ranging from a year and a half to 10 years, using the straight-line method. No residual value was assigned to any of these intangible assets.

k) Servicing Advances — In the ordinary course of servicing residential and other mortgage loans, the Company routinely advances principal and interest payments to investors prior to their collection from mortgagors. The Company also advances payments of property taxes and insurance premiums in the event mortgagors have not funded their escrow accounts sufficiently. The Company establishes an allowance on advances based on an analysis of the underlying loans. The allowance reflects an amount which, in management’s judgment, is adequate to provide for probable losses after giving consideration to the composition of the underlying loans, current economic conditions, past loss experience, evaluation of probable losses in the current servicing portfolio, and such other factors that warrant current recognition in estimating losses.

l) Foreclosure Claims Receivable — Foreclosure claims receivable represent foreclosure-related expenses and claims receivable primarily related to foreclosures of government-insured or guaranteed loans. These receivables are reviewed periodically for impairment. A valuation allowance is established based on average historical losses per claim and adjusted for the probability of foreclosure depending on the status of the foreclosure process. The receivable is presented net of the related valuation allowance.

m) Other Real Estate Owned — Other real estate owned consists of property that has been acquired by foreclosure or by deed in lieu of foreclosure. The properties are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to the development and improvement of property are capitalized to the extent the balance does not exceed fair value, whereas those relating to maintaining the property are charged to expense.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

n) Deposits — Deposits with customers include noninterest-bearing and interest-bearing demand deposits, savings and money market accounts, and time deposits. The Company offers deposits denominated in U.S. dollars as well as various foreign currencies. Foreign-currency-denominated deposits are recorded at the spot rate, with any foreign currency gain or loss recognized as an adjustment to the carrying value. To manage the risk that may occur from fluctuations in world currency markets, the Company enters into short-term forward exchange contracts.

The Company also offers certain time deposits that allow customers to receive payments at maturity based on increases in various equity, metal and foreign currency indices. This potential payment to the customer qualifies as an embedded derivative. Changes in fair value of the options are recognized in other noninterest income. The Company purchases options as an economic hedge for these embedded options. See Note 24 for additional information.

o) Other Borrowings — The Company records Federal Home Loan Bank (FHLB) advances and securities sold under repurchase agreements at their principal amount. Interest expense is accrued based on the coupon rate of the obligations.

p) Trust Preferred Securities — The Company issues trust preferred securities through unconsolidated trusts as a form of additional funding. These securities are recorded at the principal amount, with interest expense accrued at the coupon rate.

q) Noncontrolling Interest in Subsidiary — The Company records noncontrolling interest to reflect the portion of ownership interest in subsidiaries held by parties other than the Company.

r) Income Taxes — The Company and its subsidiaries file federal and certain state income tax returns on a consolidated basis. Additionally, the Company’s subsidiaries file separate state income tax returns with various state jurisdictions. The provision for income taxes includes the income tax balances of the Company and all of its subsidiaries.

Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax rates in the period of change. The Company establishes a valuation allowance when management believes, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company recognizes and measures income tax benefits based upon a two-step model: 1) a tax position must be more-likely-than-not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized for a position in this model and the tax benefit claimed on a tax return is recognized as an unrecognized tax benefit. The Company recognizes income-tax-related interest and penalties in general and administrative expense.

s) Segment Information — ASC 280, Segment Reporting, requires the reporting of information about a company’s operating segments using a “management approach.” This requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and which are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments. The Company reports the results of its

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

operations through three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. See Note 31 for additional information on the Company’s segments.

t) Earnings Per Common Share (EPS) — In calculating basic and diluted EPS, the Company uses the Two-Class Method, which is an earnings allocation formula under which EPS is calculated for common stock and participating securities according to dividends declared and participating rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to participating securities and common shares based on their respective rights to receive dividends. Basic EPS is computed by dividing net income allocated to common shareholders by the weighted average common shares outstanding. Diluted earnings per common share is computed by dividing income allocated to common shareholders by the weighted average common shares outstanding plus amounts representing the dilutive effect of stock options outstanding, nonvested stock, and the dilution resulting from the conversion of convertible preferred stock, if applicable.

u) Derivative Instruments — The Company uses derivative financial instruments to manage exposure to interest rate risk, foreign currency risk and changes in the fair value of loans held for sale. Derivative transactions are measured in terms of the notional amount, but this amount is not reflected in the consolidated balance sheets nor, when viewed in isolation, is it a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged and is used only as a basis on which interest and other payments are determined. Derivative instruments used for risk management purposes include those classified as hedging instruments under ASC 815, Derivatives and Hedging, as well as those classified as freestanding derivatives.

The Company also offers various deposit products to its customers, including commodity, equity and foreign exchange contracts, and typically offsets its exposure from such products by entering into financial contracts. The customer accommodations and any offsetting financial contracts are treated as freestanding derivatives. Other freestanding derivatives are used to manage the overall changes in price on loans held for sale or trading investments and include interest rate swaps, forward sales commitments and option contracts.

The Company’s derivative activities are monitored by its Asset Liability Committee, which oversees all asset and liability management and secondary marketing activities. The Company’s hedging strategies are developed through analysis of data from financial models and other internal and industry sources. The Company incorporates the results of hedging strategies into its overall interest rate and asset/liability risk management.

Cash Flow Hedges — As part of its asset and liability management activities, the Company enters into forward interest rate swaps as a cash flow hedge for forecasted transactions that would create variable cash flows. The Company uses pay-fixed, receive-variable interest rate swaps to synthetically convert these instruments to fixed rate and manage this exposure.

The fair values of these derivatives are reported in other assets or accounts payable and accrued liabilities and the effective portion of the derivative’s gain or loss is recorded in AOCI. All gains or losses on these derivatives are included in the assessment of hedge effectiveness. Upon settlement of the forecasted transaction, amounts reported in AOCI are subsequently reclassified to interest income or expense in the same line item and during the same period in which the hedged item affects earnings.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Freestanding Derivatives:

Interest Rate Lock Commitments (IRLCs) — In the ordinary course of business, the Company enters into commitments to originate residential mortgage loans at interest rates that are determined prior to funding. IRLCs for loans that the Company intends to sell are considered free-standing derivatives and are recorded at fair value at inception.

Changes in value subsequent to inception are based on changes in the fair value of the underlying loan and changes in the probability that the loan will fund within the terms of the commitment, affected primarily by changes in interest rates and the passage of time. The aggregate fair value of IRLCs on the balance sheet is recorded in other assets or accounts payable and accrued liabilities. The interest exposure on the Company’s IRLCs is economically hedged with forward sales commitments and options, and their fair value is recorded in other assets or accounts payable and accrued liabilities. Changes in the fair value of the IRLCs and related forward sales commitments are recognized as gain on sale of loans and mortgage servicing rights in the consolidated statements of income.

Forward Sales Commitments (FSA) — The Company uses FSA and optional forward sales commitments (OFSA) to manage its exposure to interest rate risk related to changes in the fair value of loans held for sale. The fair values of the FSA and OFSA are recorded in other assets and accounts payable and accrued liabilities. Changes in the fair value of these derivatives are reported as gain on sale of loans and mortgage servicing rights in the consolidated statements of income.

Foreign Exchange Contracts — Foreign exchange contracts are commitments to buy or sell a foreign currency at a certain price on a future date and may be settled in cash or through delivery. The Company enters into these contracts as an economic hedge against changes in the fair value of foreign currency denominated deposits.

Indexed Options and Options Embedded in Customer Deposits — The Company purchases options tied to increases in various equity, foreign currency or metals indices for a specified term, generally three to five years, as an economic hedge for options embedded in deposit offerings to customers. These options and the related options embedded in customer deposits are recorded as freestanding derivatives in other assets, deposits or accounts payable and accrued liabilities. The derivatives are carried at fair value, with changes in fair value recognized in other noninterest income.

Interest Rate Swaps — From time to time the Company enters into interest rate swaps to economically hedge commercial real estate loans held for sale and trading securities. The derivatives are carried at fair value, with changes in fair value recognized as gain on sale of loans and mortgage servicing rights and other noninterest income, respectively.

Indemnification asset — An indemnification asset representing the fair value of the shares expected to be released to the Company from escrow was recorded as a result of the TCFG acquisition. Any changes in the Company’s stock or changes resulting from either increases or decreases in expected cash flows will impact earnings.

v) Fair Value Disclosures — Assets and liabilities measured at fair value have been categorized based upon the fair value hierarchy described below:

•	Level 1 — Valuation is based upon quoted market prices for identical instruments traded in active markets.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates or assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The estimated fair values of all of the Company’s derivative financial instruments are reported in Note 24. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, these estimates do not reflect any premium or discount that could result from offering for sale the Company’s entire holdings of a particular financial instrument at one time. Finally, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and are not considered in any of the internal valuations.

Fair value estimates are determined for existing financial instruments, including derivative instruments, without attempting to estimate the value of anticipated future business and the value of certain assets and liabilities that were not considered financial instruments. Significant assets that are not considered financial instruments include MSR, premises and equipment, and goodwill and intangible assets.

For assets or liabilities in inactive markets, transaction or quoted prices may require adjustment to reflect uncertainty as to whether or not the underlying transactions are orderly. Management recognizes that significant events that impact fair value may occur after the measurement date. The Company’s policy is to monitor these events and determine whether adjustments to fair value are required.

Counterparty risk for derivative contracts and its impact on the determination of fair value are discussed in Note 24.

w) Variable Interest Entities — The Company is required to evaluate whether to consolidate a variable interest entity (VIE) when it first becomes involved and on an ongoing basis. In almost all cases, a qualitative analysis of its involvement in the entity provides sufficient evidence to determine whether the Company is the primary beneficiary.

The Company consolidates VIEs in which it is the primary beneficiary and holds a controlling financial interest. This is evidenced by the power to direct the activities of a VIE that most significantly impact its economic performance and the obligation to absorb losses of, or the right to receive benefits from the VIE that could be potentially significant to the VIE. The Company takes into the account all of its involvement in a VIE identifying implicit or explicit variable interests that individually or in the aggregate could be significant enough to warrant the designation as the primary beneficiary. This would require the Company to consolidate the VIE or otherwise require the Company to make appropriate disclosures. See Note 27 for additional information.

x) Acquisition Activities — Acquisitions are accounted for under the purchase method of accounting. Purchased assets and assumed liabilities are recorded at fair value at their respective acquisition dates, including identifiable intangible assets. If the fair value of net assets purchased

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

exceeds the fair value of consideration paid, a bargain purchase gain is recognized. If the consideration given exceeds the fair value of the net assets received, goodwill is recognized. Fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

Purchased loans and leases acquired in a business combination are recorded at estimated fair value on their purchase date which prohibit the carryover of the related allowance for loan and lease losses. When the loans and leases have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, the difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as non-accretable difference. The Company must estimate expected cash flows at each reporting date. Subsequent decreases to the expected cash flows will generally result in a provision for loan and lease losses. Subsequent increases in cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges and an adjustment to accretable yield which could have a positive impact on interest income prospectively.

All identifiable intangible assets that are acquired in a business combination are recognized at fair value on the acquisition date. Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). Deposit liabilities and the related depositor relationship intangible assets may be exchanged in observable exchange transactions. As a result, the depositor relationship intangible asset is considered identifiable, because the separability criterion has been met.

Indemnification assets are recognized when the seller contractually indemnifies, in whole or in part, the buyer for a particular uncertainty. The recognition and measurement of an indemnification asset is based on the related indemnified item. That is, the acquirer should recognize an indemnification asset at the same time that it recognizes the indemnified item, measured on the same basis as the indemnified item, subject to collectability or contractual limitations on the indemnified amount. If the indemnification asset meets the definition of a derivative, changes in the fair value are recognized in earnings.

Under the FDIC loss sharing agreements, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. This liability is considered to be contingent consideration as it requires the return of a portion of the initial consideration, in the event that certain contingencies are met. Contingent consideration is re-measured each reporting period at fair value through other non-interest income until the contingency is resolved.

3.	Recent Accounting Pronouncements

Accounting for Transfers of Financial Assets — In June 2009, the FASB issued guidance which is now part of ASC 860, Transfers and Servicing, and amends the criteria to meet sale accounting for transfers of financial assets. This guidance eliminates the concept of a qualifying special purpose entity, provides clarification of whether a transferor has surrendered control over transferred financial assets, limits the circumstances in which a transferor should derecognize financial

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

assets when the entire financial asset has not been transferred, and requires that the transferor recognize all assets obtained and liabilities incurred at fair value. The guidance was effective beginning January 1, 2010 and it did not have a significant impact on the consolidated financial statements.

Adjustments to Accounting for Variable Interest Entities — In June 2009, the FASB issued guidance which is now part of ASC 810, Consolidation, relating to the consolidation of variable interest entities. The Company adopted this guidance effective January 1, 2010, and no additional consolidation was necessary. See Note 27 on Variable Interest Entities for additional information.

Disclosures about the Fair Value of Financial Instruments — In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company adopted the provisions of the standard on January 1, 2010, which resulted in additional disclosures to the consolidated financial statements.

Embedded Credit Derivatives — In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging — Scope Exception Related to Embedded Credit Derivatives. ASU 2010-11 clarifies that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirements are those that relate to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 were effective for the Company on July 1, 2010, and did not have a significant impact in the consolidated financial statements.

Accounting for Loans with Evidence of Credit Deterioration at Acquisition — In April 2010, the FASB issued guidance which is now part of ASC 310, Receivables, which amends the accounting guidance related to loans that are accounted for within a pool under ASC 310-30, Accounting for Certain Loans or Debt Securities Acquired with Evidence of Credit Deterioration. The new guidance clarifies that modifications of such loans do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring (TDR). The amended guidance continues to require that an entity consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. No additional disclosures are required as a result of the new guidance. The guidance is effective for modifications of loans accounted for within pools under ASC 310-30 occurring in the first interim or annual period ending on or after July 15, 2010, with early adoption permitted. The Company’s accounting for loans within pools is consistent with the related guidance.

Credit Risk Exposure for Financing Receivables — In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires additional information about credit risk exposure for financing receivables and the related allowance for loan losses including an allowance rollforward on a portfolio

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

segment basis, the recorded investment in financing receivables on a portfolio segment basis, the nonaccrual status of financing receivables by class, impaired financing receivables by class, aging of past due receivables by class, credit quality indicators by class, troubled debt restructurings information by class, and significant purchases and sales of financing receivables. ASU 2010-20 defines portfolio segment as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. Classes of financing receivables generally are a disaggregation of portfolio segments. The required disclosures as of the end of the reporting period were effective for public companies for interim and annual reporting periods ending on or after December 15, 2010 and the activity disclosures will be required for interim and annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB issued ASU 2011-01 Deferral of the Effective Date of Disclosures about Troubled Debt Restructuring in Update 2010-20. ASU 2011-01 delays the disclosures related to troubled debt restructuring until interim and annual periods ending after June 30, 2011. Adoption of the current requirements of this standard resulted in additional disclosures included in Note 2 and Note 9.

Business Combinations — In December 2010, the FASB issued ASU 2010-29 Disclosure of Supplementary Pro Forma Information for Business Combinations, a consensus of the FASB Emerging Issues Task Force. ASU 2010-29 clarifies that if comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. The Company is still evaluating the impact of this standard.

4.	Discontinued Operations

In July 2009, PMC was dissolved, and cash of $9,285 and $8,921 was distributed to EB and priceline.com Incorporated, respectively. No gain or loss was recorded upon dissolution.

In December 2008, the Company’s management committed to a plan to sell its commercial and multifamily real estate mortgage brokerage unit. The sale was completed on February 17, 2009.

5.	Acquisition Activities

Acquisition of Tygris Commercial Finance Group — On February 5, 2010, the Company acquired 100% of the outstanding common shares of TCFG. The fair value of net assets acquired exceeded the fair value of consideration paid and resulted in a bargain purchase gain of $68,056.

Information regarding the acquisition on February 5, 2010, is as follows:

Consideration
Equity instruments (27,863,865 common shares of the Company)	$291,511

Fair value of total consideration transferred	$291,511

The fair value of the Company’s common shares issued as consideration was determined using the market approach, which estimates fair value by comparing the asset being appraised to comparable assets that have recently been sold in arm’s-length transactions. The value is then adjusted for any significant differences, to the extent known, between the comparable assets and the asset being valued. The fair value of the Company’s stock was based upon comparable valuation

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

multiples of a peer group of publicly traded financial institutions as of February 4, 2010, adjusted to include a liquidity discount reflecting the illiquidity of the stock of a non-public entity.

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$69,480
Lease financing receivables	538,137
Equipment under operating leases	10,692
Intangible assets	6,259
Indemnification asset	30,766
Deferred tax assets, net	113,195
Premises and equipment, net	2,166
Other assets	6,815

Total Assets Acquired	777,510

Accounts payable and accrued expenses	33,544
Interest rate derivatives	12,079
Revolving and term secured borrowings	372,320

Total Liabilities Assumed	417,943

Total Identifiable Net Assets	$359,567

Through December 31, 2010, a total of $6,093 in acquisition-related costs have been incurred and are expensed related to the TCFG acquisition. Of this cumulative total amount, $2,784, and $3,309 were incurred and expensed during the years ended December 31, 2010 and 2009, respectively. These expenses are reflected primarily in general and administrative expenses in the consolidated statements of income.

The fair value of the financial assets acquired includes receivables under direct financing leases and loans with a fair value of $538,137. The contractual net investment under the contracts is $806,177 for direct financing leases and loans. At acquisition date, the loan and lease financing receivables have gross contractual amounts due of $938,000 and expected cash flows of $648,100.

Pursuant to the terms of the acquisition agreement, an escrow account was established by TCFG shareholders, comprised of 9,470,010 of the Company’s common shares and cash of $50,000. The escrow was established to compensate the Company for higher than projected net losses on the acquired loans and leases for a period of five years from the acquisition date. The Company will be reimbursed from escrow if the aggregate annual amount of net losses exceeds 2% of the average purchased portfolio and $44,526 in the first year, up to a maximum of $141,628.

Escrowed shares not used to reimburse indemnification claims are released from escrow annually until termination if the value of such shares exceeds 17.5% of the average purchased net loans and leases. Escrowed cash remains in escrow until termination. The escrow agreement terminates on the fifth anniversary of the closing date.

An indemnification asset representing the fair value of the shares expected to be released to the Company from escrow was recorded in other assets in the consolidated balance sheet. The

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

indemnification asset meets the definition of a derivative, as shares released either back to the Company or to former TCFG shareholders are based upon a determined amount of losses in exchange for an escrowed share of the Company’s stock. Any changes in the fair value of the Company’s stock or changes resulting from either increases or decreases in expected cash flows will impact earnings and the related indemnification asset.

TCFG’s actual net interest income, noninterest income and net income included in the Company’s consolidated statement of income from February 5, 2010 through December 31, 2010 were $134,985, $20,051, and $55,541, respectively.

Pro Forma Results (unaudited)

The unaudited pro forma consolidated combined statements of income include the effect of the accretion of purchase accounting fair value adjustments based on asset and liability valuations as of the acquisition date. The unaudited pro forma consolidated combined statements of income also include adjustments related to the provision for loan and lease losses and the bargain purchase gain recorded as a result of the transaction. Selected unaudited pro forma results of operations for the years ended December 31, 2010 and 2009, assuming the TCFG acquisition had occurred as of January 1, 2009, are as follows:

	2010	2009

Net interest income after provision for loan and lease losses	$400,547	$313,064
Noninterest income	290,581	237,851
Net income from continuing operations	147,993	117,132
Net income from continuing operations attributable to common shareholders	112,795	89,197
Pro forma earnings per common share from continuing operations, basic	$1.51	$1.27
Pro forma earnings per common share from continuing operations, diluted	1.47	1.25

Acquisition of Bank of Florida Banking Operations — On May 28, 2010, EB entered into purchase and assumption agreements with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of three affiliated full-service commercial banks of Bank of Florida, headquartered in Naples, Florida.

The acquired loans and OREO are covered by loss share agreements between EB and the FDIC. Under the agreements, the FDIC will reimburse EB for 80% of net losses in excess of $385,645 on the disposition of loans and OREO. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. Based on the Company’s estimate of future losses, no indemnification asset was recognized at acquisition.

Within 45 days of the end of the loss sharing agreements between EB and the FDIC, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

amounts for the covered assets acquired. This liability was recorded at its estimated fair value of $37,592 at acquisition date and $39,311 at December 31, 2010.

Subsequent to the acquisition, the adequacy of the allowance for loan losses for loans acquired in the transaction is determined with consideration given to the amounts recoverable through the loss share agreements. The provision for loan losses represents expected losses in excess of losses inherent in the portfolio at acquisition.

The acquired assets and assumed liabilities are presented in the following table at fair value. Cash received from the FDIC of $147,202 is included in other assets.

Assets Acquired
Cash and cash equivalents	$147,702
Investment securities	162,275
Loans, net (covered assets)	888,760
OREO (covered assets)	22,132
Core deposit premium	3,200
Other assets	155,797
Deferred tax assets, net	5,765
Goodwill	9,999

Total Assets Acquired	$1,395,630

Liabilities Assumed
Noninterest-bearing deposits	$104,088
Interest-bearing deposits	1,102,748
Borrowings	149,240
Other liabilities	39,554

Total Liabilities Assumed	$1,395,630

Through December 31, 2010, a total of $6,087 in acquisition-related costs have been incurred and expensed related to the Bank of Florida acquisition. These expenses are reflected primarily in general and administrative expenses in the consolidated statement of income for the year ended December 31, 2010.

The Company has omitted unaudited pro forma information, as historical financial statements for Bank of Florida are not reasonably available.

Goodwill of $9,999 was recorded based on the fair value of liabilities assumed over the fair value of assets acquired. No goodwill is deductible for federal income tax purposes.

The FDIC also granted EB an option to purchase, at appraised values, the premises, furniture, fixtures, and equipment of Bank of Florida and assume the leases associated with these offices. During the year ended December 31, 2010, EB exercised its option to assume leases for certain locations, purchase furniture, fixtures, and equipment and acquire one bank office.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

6.	Investment Securities

The amortized cost and fair value of investment securities with gross unrealized gains and losses were as follows as of December 31, 2010 and December 31, 2009:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Carrying
	Cost	Gains	Losses	Value	Amount

2010
Available for sale:
Residential collateralized mortgage obligation (CMO) securities — agency	$139	$9	$—	$148	$148
Residential CMO securities — nonagency	1,998,977	46,042	12,356	2,032,663	2,032,663
Residential mortgage-backed securities (MBS) — agency	505	35	—	540	540
Asset-backed securities (ABS)	10,611	—	2,483	8,128	8,128
Equity securities	77	49	—	126	126

	2,010,309	46,135	14,839	2,041,605	2,041,605

Held to maturity:
Residential MBS — agency	20,959	915	—	21,874	20,959
Residential CMO securities — agency	6,800	290	—	7,090	6,800
Corporate securities	5,169	—	2,309	2,860	5,169

	32,928	1,205	2,309	31,824	32,928

	$2,043,237	$47,340	$17,148	$2,073,429	$2,074,533

2009
Available for sale:
Residential CMO securities — agency	$4,763	$46	$—	$4,809	$4,809
Residential CMO securities — nonagency	1,482,522	58,794	8,673	1,532,643	1,532,643
Residential MBS — agency	838	45	—	883	883
ABS securities	10,665	—	2,730	7,935	7,935
Equity securities	77	80	—	157	157

	1,498,865	58,965	11,403	1,546,427	1,546,427

Held to maturity:
Residential MBS — agency	20,215	334	—	20,549	20,215
Residential CMO securities — agency	7,378	85	—	7,463	7,378
Corporate securities	5,747	—	1,430	4,317	5,747

	33,340	419	1,430	32,329	33,340

	$1,532,205	$59,384	$12,833	$1,578,756	$1,579,767

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

At December 31, 2010 and 2009, investment securities with a carrying value of $197,323 and $2,783 were pledged to secure securities sold under agreements to repurchase, other borrowings, public deposits, and for other purposes as required or permitted by law.

The amortized cost and fair value of debt securities at December 31, 2010, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, including collateralized mortgage obligation securities, are disclosed separately in the table below as these investment securities are likely to prepay prior to their scheduled contractual maturity dates.

	Amortized	Fair
	Cost	Value	Yield

Available for sale:
ABS securities After ten years	$10,611	$8,128	1.21%
Residential CMO securities — agency	139	148	6.30%
Residential CMO securities — nonagency	1,998,977	2,032,663	5.05%
Residential MBS securities — agency	505	540	5.27%
Equity securities	77	126

	2,010,309	2,041,605

Held to maturity:
Corporate securities After ten years	5,169	2,860	3.62%
Residential CMO securities — agency	6,800	7,090	4.81%
Residential MBS securities — agency	20,959	21,874	4.67%

	32,928	31,824

	$2,043,237	$2,073,429

For the years ended December 31, 2010, 2009 and 2008, gross gains of $25,296, $7,443 and $138, respectively, and gross losses of $3,321, $0, and $246, respectively, were realized on available for sale investments in other noninterest income. The cost of investments sold is calculated using the specific identification method.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment category and the length of time individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009 are as follows:

							Other-Than-
							Temporary
	Less Than						Impairment
	12 Months		12 Months or Greater		Total		(OTTI)
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Realized
2010	Value	Losses	Value	Losses	Value	Losses	Losses

Debt securities:
Residential CMO securities — nonagency	$538,325	$11,789	$10,127	$567	$548,452	$12,356	$39
ABS	—	—	8,128	2,483	8,128	2,483	—
Corporate securities	—	—	2,860	2,309	2,860	2,309	1,738

Total debt securities	$538,325	$11,789	$21,115	$5,359	$559,440	$17,148	$1,777

2009
Debt securities:
Residential CMO securities — nonagency	$418,232	$8,672	$10	$1	$418,242	$8,673	$—

ABS	137	18	7,798	2,712	7,935	2,730	—
Corporate securities	—	—	4,317	1,430	4,317	1,430	1,577

Total debt securities	$418,369	$8,690	$12,125	$4,143	$430,494	$12,833	$1,577

The Company had unrealized losses at December 31, 2010 and 2009 on nonagency residential CMO investments, ABS and corporate securities. These unrealized losses are primarily attributable to illiquidity in the market. Based on the nature and lack of severity of impairment, these unrealized losses are considered temporary. The Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before their anticipated recovery.

At December 31, 2010, the Company had 39 debt securities in an unrealized loss position. A total of 31 were in an unrealized loss position for less than 12 months, all of which were nonagency residential CMO securities. Of these, 97% in amortized cost attained credit ratings of A or better. The remaining eight debt securities were in an unrealized loss position for longer than 12 months. These eight securities consisted of three ABS, two corporate securities and three nonagency residential CMO securities.

At December 31, 2009, the Company had 33 debt securities in an unrealized loss position. A total of 28 were in an unrealized loss position for less than 12 months. Of these, 27 securities were nonagency residential CMO securities, 99% of which, in amortized cost, attained credit ratings of A or better. The remaining five debt securities were in an unrealized loss position for longer than 12 months. These five securities consisted of two ABS, two corporate securities and one nonagency residential CMO security.

In assessing whether these securities were impaired, the Company performed cash flow analyses that projected prepayments, default rates and loss severities on the collateral supporting each security. If the net present value of the investment is less than the amortized cost, the difference would be recognized in earnings as a credit-related impairment, while the remaining difference between the fair value and the amortized cost is recognized in AOCI. The Company recognized

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

credit-related OTTI losses of $1,777 and $1,577 in other noninterest income for December 31, 2010 and 2009, respectively.

Information regarding impairment related to credit loss recognized in other noninterest income and impairment related to all other factors recognized in AOCI for the year ended December 31, 2010 is as follows:

		Impairment
	Impairment	Related to
	Related to	All Other	Total
	Credit Loss	Factors	Impairment

Debt securities:
Balance, beginning of year	$1,577	$1,661	$3,238
Additional charges on securities for which OTTI was previously recognized	1,777	(1,111)	666
Accretion of impairment related to all other factors	—	(48)	(48)

Balance, end of year	$3,354	$502	$3,856

During the years ended December 31, 2010, 2009 and 2008, respectively, interest and dividend income on investment securities is comprised of the following:

	2010	2009	2008

Interest income on available for sale securities	$157,388	$128,616	$13,421
Interest income on held to maturity securities	1,565	961	510
Dividend income on FHLB stock	445	275	2,522
Interest income on other investment securities	19	28	42
Interest income on trading account securities	—	425	2,781

	$159,417	$130,305	$19,276

All interest income recognized by the Company during the years ended December 31, 2010, 2009 and 2008 is taxable.

Other Investments — Other investments as of December 31, 2010 and 2009 are as follows:

	2010	2009

FHLB Stock	$95,550	$98,478
Reverse repurchase agreements	25,000	—
Other	8,506	618

Total	$129,056	$99,096

The Company relies on borrowing lines with the Federal Home Loan Bank of Atlanta as an additional funding source. See Note 15 for further discussion related to collateral to secure FHLB advances. As a condition of membership in the FHLB, the Company is required to purchase and hold a certain amount of FHLB stock. The Company’s stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. FHLB stock is redeemable at par.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The FHLB stock held by the Company is carried at cost and is subject to recoverability testing similar to investment securities. The Company considers the FHLB’s operating performance, liquidity and funding position, credit ratings and ability to meet statutory and regulatory requirements in assessing the recoverability of the investment. The Company will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of the Company’s investment. As of December 31, 2010, the Company did not recognize an impairment charge related to the Company’s FHLB stock holdings. There can be no assurance, however, that future negative changes in the financial condition of the FHLB may not require the Company to recognize an impairment charge with respect to such holdings.

7.	Loans Held for Sale

Loans held for sale as of December 31, 2010 and 2009, consist of the following:

	2010	2009

Residential mortgages	$1,222,529	$1,261,024
Commercial and commercial real estate	15,136	21,939

	$1,237,665	$1,282,963

The Company sells loans to various financial institutions, government agencies, government-sponsored enterprises, and individual investors. Currently, the Company sells a concentration of loans to government-sponsored entities. The Company does not originate, acquire or sell subprime mortgage loans.

The Company securitizes a portion of its residential mortgage loan originations through government agencies. The following is a summary of cash flows between the Company and the agencies for securitized loans for the years ended December 31, 2010 and 2009:

	2010	2009

Proceeds received from new securitizations	$5,080,174	$4,740,268
Net fees paid to agencies	32,649	25,685
Servicing fees collected	7,578	9,298
Repurchased loans	3,497	1,656

There were no unsold securitized loans on hand at December 31, 2010 and 2009.

During 2010, the Company transferred $320,266 in residential mortgages from loans held for sale to loans held for investment. These loans were purchased out of GNMA pool securities in the normal course of business in 2009 and initially classified as held for sale. As the Company determined its intent and ability to hold the loans for the foreseeable future, the loans were transferred to held for investment at the lower of cost or fair value. The Company also transferred $12,522 from loans held for sale to loans held for investment shortly after origination as the Company subsequently determined its intent and ability to hold the loans for the foreseeable future.

During 2010, the Company transferred $33,293 in residential mortgages from loans held for investment to loans held for sale. The original intent of these pools of loans was to hold the loans for the foreseeable future. With the passage of the Home Affordable Modification Program (HAMP) during 2010 related to government backed loans, the Company determined it no longer had the intent to hold

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

the loans for the foreseeable future. The gain related to the eventual sale of these loans was $770 for the year ended December 31, 2010.

8.	Loans and Leases Held for Investment, Net

Loans and leases held for investment are comprised of the following:

	2010	2009

Residential mortgages	$4,182,785	$3,225,147
Commercial and commercial real estate	1,230,128	707,841
Lease financing receivables	451,443	—
Home equity lines	224,627	227,106
Consumer and credit card	10,285	5,781

	6,099,268	4,165,875
Allowance for loan and lease losses	(93,689)	(93,178)

	$6,005,579	$4,072,697

As of December 31, 2010 and 2009, the carrying values presented above include net purchase loan and lease discounts and net deferred loan and lease origination costs as follows:

	2010	2009

Net purchase loan and lease discounts	$393,014	$108,289
Net deferred loan and lease origination costs	10,861	7,576

During 2010, the Company’s significant purchases consisted of $539,645 in residential mortgages, net of discounts, excluding purchases included in Tygris and Bank of Florida acquisitions at Note 5.

Lease Financing Receivables — Lease financing receivables are collateralized by a secured interest in the equipment and, in certain circumstances, additional collateral and/or guarantees. As of December 31, 2010, the components of net lease financing receivables are as follows:

Lease financing receivables	$650,084
Residuals	48,797
Unearned income	(97,718)

Lease financing receivables, net of unearned income	601,163
Net deferred lease origination costs	4,667
Purchased lease discounts	(154,387)

451,443
Allowance for loan and lease losses	(2,454)

Lease financing receivables, net	$448,989

As part of the acquisition of lease financing receivables, a discount was recognized on a portion of the lease financing receivables attributable in part to credit quality. The Company has adopted an accounting policy of recognizing discount accretion based on the expected cash flows of the acquired lease financing receivables. This policy results in recognition of the difference between the initial recorded investment and the expected cash flows using the effective interest method.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Concentration of Credit Risk  — The Company originates residential mortgages, commercial and commercial real estate loans, home equity loans, credit card loans, and leases nationwide and other consumer loans in Florida. Although the Company’s loan and lease portfolio is diversified, a significant portion of the portfolio is collateralized by real estate and commercial equipment. The Company’s lending policy related to the real estate portfolio requires real estate loan collateral based upon several factors, including certain loan-to-appraised-value ratios and borrower credit history.

As of December 31, 2010 and 2009, the Company did not originate a material amount of negative amortizing loans. The principal balance of interest-only loans was $1,600,876 and $1,834,672 for residential mortgages and $190,878 and $222,602 for commercial mortgages at December 31, 2010 and 2009, respectively.

The five highest concentration percentages by state for each category for the Company’s loan and lease portfolio and the corresponding states’ percentages of the United States (U.S.) population at December 31, 2010 are as follows:

	Percentage of Loan Portfolio
		Commercial
		and
		Commercial
	Residential	Real		% of
	Mortgages	Estate	Leases	U.S. Population

Florida	14%	84%	10%	6%
California	12	3	16	12
Georgia	8			3
Texas	8	2	10	8
New York	6		8	6
North Carolina		1		3
Washington		1		2
Illinois			7	4

Loans and Leases Acquired with Evidence of Credit Deterioration — Fair value estimates for acquired loans and leases include the amount and timing of undiscounted expected principal, interest and other cash flows. At acquisition, the Company estimates the fair value of acquired loans and leases by segregating the portfolio into pools with similar risk characteristics. From these pools, the Company uses certain loan and lease information, including outstanding principal balance, probability of default and estimated loss given default to estimate the expected cash flows for each loan and lease pool.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Acquisition date details of loans and leases acquired with evidence of credit deterioration during the year ended December 31, 2010 are as follows:

			Other
	Bank of		Acquired
	Florida	TCFG	Loans	Total

Contractual payments receivable for acquired loans and leases at acquisition	$1,310,686	$122,588	$123,282	$1,556,556
Expected cash flows for acquired loans and leases at acquisition	996,292	44,918	98,549	1,139,759
Basis in acquired loans and leases at acquisition	807,014	38,794	87,768	933,576

There were no loans or leases acquired with evidence of credit deterioration during the year ended December 31, 2009.

Information pertaining to the portfolio of loans and leases with evidence of credit deterioration as of December 31, 2010 and 2009 is as follows:

	2010				2009
			Other
	Bank of		Acquired
	Florida	TCFG	Loans	Total	Total

Carrying value, net of allowance	$756,835	$6,742	$437,186	$1,200,763	$431,705
Outstanding unpaid principal balance or contractual net investment	907,678	43,678	449,267	1,400,623	444,527
Allowance for loan and lease losses, beginning of year	—	—	1,533	1,533	1,025
Allowance for loan and lease losses, end of year	6,189	97	3,695	9,981	1,533

The following is a summary of the accretable yield activity for the loans and leases acquired with evidence of credit deterioration during the years ended December 31, 2010, 2009, and 2008:

	2010				2009	2008
			Other
	Bank of		Acquired
	Florida	TCFG	Loans	Total	Total	Total

Balance, beginning of year	—	—	$49,976	$49,976	$73,660	$72,479
Additions	$189,271	$6,124	10,780	206,175	—	24,053
Accretion	(30,188)	(4,705)	(16,296)	(51,189)	(23,684)	(22,892)
Disposals	—	—	—	—	—	(339)
Reclassifications to accretable yield	39,550	8,326	143	48,019	—	359

Balance, end of year	$198,633	$9,745	$44,603	$252,981	$49,976	$73,660

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The Company recorded $8,448, $804 and $312 in provision for loan and lease losses for the years ended December 31, 2010, 2009 and 2008, respectively, as a result of a decrease in expected cash flows on acquired loans.

Covered Loans and Leases — Covered loans and leases are acquired and recorded at fair value, exclusive of the loss share agreements with the FDIC and the indemnification agreement with former shareholders of TCFG. All loans acquired through the loss share agreement with the FDIC and all loans and leases acquired in the purchase of TCFG are considered covered during the applicable indemnification period. See Note 5 for further description of the TCFG indemnification agreement and FDIC loss share agreements.

The following is a summary of the carrying value of major categories of covered loans and leases outstanding for the year ended December 31, 2010:

	Bank of Florida	TCFG	Total

Residential mortgages	$87,771	—	$87,771
Commercial and commercial real estate	706,608	—	706,608
Lease financing receivables	—	$334,234	334,234
Home equity lines	23,236	—	23,236
Consumer and credit card	4,581	—	4,581

Total covered loans and leases	$822,196	$334,234	$1,156,430

9.	Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Balance, beginning of year	$93,178	$32,653	$11,746
Provision for loan and lease losses	79,341	121,912	37,278
Charge-offs	(80,098)	(61,656)	(16,768)
Recoveries	1,268	269	32
Reclassification from accretable discount	—	—	365

Balance, end of year	$93,689	$93,178	$32,653

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The following tables provide a breakdown of the allowance for loan and lease losses and the recorded investment in loans based on the method for determining the allowance as of December 31, 2010:

	Allowance for Loan and Lease Losses
			Loans
	Individually	Collectively	Acquired with
	Evaluated for	Evaluated for	Deteriorated
	Impairment	Impairment	Credit Quality	Total

Residential mortgages	$6,879	$36,010	$3,695	$46,584
Commercial and commercial real estate	9,703	17,598	6,189	33,490
Lease financing receivables	—	2,357	97	2,454
Home equity lines	—	10,907	—	10,907
Consumer and credit card	—	254	—	254

	$16,582	$67,126	$9,981	$93,689

	Loans and Leases Held for Investment at Recorded Investment
			Loans
	Individually	Collectively	Acquired with
	Evaluated for	Evaluated for	Deteriorated
	Impairment	Impairment	Credit Quality	Total

Residential mortgages	$69,792	$3,584,341	$528,652	$4,182,785
Commercial and commercial real estate	186,112	368,763	675,253	1,230,128
Lease financing receivables	—	444,604	6,839	451,443
Home equity lines	—	224,627	—	224,627
Consumer and credit card	—	10,285	—	10,285

	$255,904	$4,632,620	$1,210,744	$6,099,268

The following tables present the recorded investment for loans and leases by credit quality indicator as of December 31, 2010:

	Residential Mortgages
		Government	Lease
		Insured Pool	Financing	Home Equity	Consumer and
	Residential	Buyouts	Receivables	Lines	Credit Card

Performing	$2,739,262	$984,263	$447,602	$222,207	$9,365
Non-performing	51,250	408,010	3,841	2,420	920

	$2,790,512	$1,392,273	$451,443	$224,627	$10,285

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

		Commercial
	Commercial	Real Estate

Pass	$88,749	$731,786
Special mention	897	72,267
Substandard	15,061	315,590
Doubtful	—	5,778

	$104,707	$1,125,421

The following table presents an aging analysis of loans and leases by class as of December 31, 2010:

					Total Loans
					Held for
					Investment
	30-89 Days	90 Days and	Total Past		Excluding
	Past Due	Greater	Due	Current	ASC 310-30

Residential Mortgages
Residential	$33,954	$51,250	$85,204	$2,619,781	$2,704,985
Government insured pool buyouts	138,813	408,010	546,823	402,326	949,149
Commercial and commercial real estate
Commercial	3,974	7,801	11,775	39,594	51,369
Commercial real estate	1,452	86,725	88,177	415,328	503,505
Lease financing receivables	3,837	3,841	7,678	436,926	444,604
Home equity lines	2,339	2,420	4,759	219,868	224,627
Consumer and credit card	371	920	1,291	8,994	10,285

Total	$184,740	$560,967	$745,707	$4,142,817	$4,888,524

Impaired Loans — Impaired loans include loans identified as troubled loans as a result of financial difficulties and other loans on which the accrual of interest income is suspended. The Company continues to collect payments on certain impaired loan balances on which the accrual is suspended.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The following table presents the recorded investment and the related allowance for impaired loans as of December 31, 2010:

	Recorded	Related
	Investment	Allowance

With an allowance recorded:
Residential mortgages:
Residential	$41,268	$6,879
Commercial and commercial real estate:
Commercial	—	—
Commercial real estate	54,365	9,703

	$95,633	$16,582

Without a related allowance recorded:
Residential mortgages:
Residential	$28,524	$—
Commercial and commercial real estate:
Commercial	1,379	—
Commercial real estate	130,368	—

	$160,271	$—

A summary of information pertaining to impaired loans as of December 31, 2009 is as follows, see Note 32 for additional information:

2009
(as restated)

Total investment in impaired loans with a specific allowance	$131,465
Total investment in impaired loans with no specific allowance	154,876
Valuation allowance related to impaired loans	29,050

The following table presents the interest income recognized and the average balance outstanding for impaired loans for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
		(as restated)

Average balance of impaired loans outstanding during the year	$275,672	$244,332	$32,854
Interest income recognized on impaired loans	21,480	21,365	2,918

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The following table presents loans and leases on nonaccrual status by class and loans greater than 90 days past due and still accruing as of December 31, 2010:

		Greater than
	Nonaccrual	90 Days Past Due
	Status	and Accruing

Residential mortgages:
Residential	$51,250	$—
Government insured pool buyouts	—	408,010
Commercial and commercial real estate
Commercial	8,019	—
Commercial real estate	142,472	—
Lease financing receivables	3,755	86
Home equity line	2,420	—
Consumer and credit card	920	—

	$208,836	$408,096

Government-insured nonaccrual loans and loans past due 90 days or more and still accruing were $188,479 and $270,412, respectively at December 31, 2009.

Troubled Debt Restructurings — Troubled debt restructurings (TDRs) as of December 31, 2010 and 2009 are summarized at carrying amount as follows, see Note 32 for additional information:

	2010	2009

Loan Type:
Residential mortgages	$59,979	$88,236
Commercial and commercial real estate	76,109	56,003

	$136,088	$144,239

Accrual Status:
Current	$62,253	$95,482
30-89 days past-due accruing	7,920	6,759
90+ days past-due accruing	—	—
Nonaccrual	65,915	41,998

	$136,088	$144,239

	2010	2009
		(as restated)

TDRs classified as impaired loans	$136,088	$144,239
Valuation allowance on TDRs	10,264	12,803

10.	Servicing Activities and Mortgage Servicing Rights

The Company services mortgage loans for itself and others. At December 31, 2010 and 2009, the Company’s mortgage servicing portfolio totaled $56,365,000 and $51,291,000, respectively, including residential mortgage loans held for sale. At December 31, 2010 and 2009, the Company was subservicing approximately $1,867,000 and $3,030,000, respectively. For the years ended

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

December 31, 2010, 2009 and 2008, the Company recognized subservicing revenue of $2,413, $2,660 and $3,745 respectively.

In connection with the servicing of the above loans, the Company maintains escrow funds for taxes and insurance in the name of investors, as well as collections in transit to investors. These escrow funds are segregated and held in separate bank accounts at EB or other financial institutions. Escrow funds held at the Company and included as noninterest-bearing deposits in the accompanying consolidated balance sheets are $969,241 and $361,878 at December 31, 2010 and 2009, respectively. Escrow funds deposited at other financial institutions and not included in the consolidated balance sheets are $152,750 and $202,034 at December 31, 2010 and 2009, respectively.

At December 31, 2010 and 2009, the Company had insurance coverage for errors and omissions in the amount of $20,000, and fidelity bond insurance of $66,000 and $51,000, respectively, related to these servicing activities.

A summary of MSR activities for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008

Balance, beginning of year	$503,646	$355,970	$251,943
Acquired servicing rights	92,588	126,737	143,070
Originated servicing rights capitalized upon sale of loans	71,804	86,735	1,801
Sale of servicing rights	(1,695)	(332)	346
Amortization	(93,147)	(65,464)	(41,190)

Balance, end of year	$573,196	$503,646	$355,970

At December 31, 2010 and 2009, the Company estimated the fair value of its capitalized MSR to be approximately $648,821 and $530,525, respectively. The unpaid principal balance below includes $4,150,000 and $3,050,000 at December 31, 2010 and 2009, respectively, for loans with no related MSR basis.

The characteristics used in estimating the fair value of the loan servicing portfolio at December 31, 2010 and 2009 are as follows:

	2010	2009

Unpaid principal balance	$56,365,000	$51,291,000
Gross weighted-average coupon	5.13%	5.52%
Weighted-average servicing fee	0.32%	0.33%
Estimated prepayment speed	11.64%	13.33%

For loans securitized and sold in 2010 with servicing retained, management used the following assumptions to determine the fair value of MSR at the date of securitization:

2010

Average discount rates	7.79% - 8.85%
Expected prepayment speeds	7.42% - 12.26%
Weighted average life in years	6.01 - 8.38

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Significant components of loan servicing fee income for the years ended December 31, 2010, 2009 and 2008 are presented below:

	2010	2009	2008

Contractually specified service fees, net	$160,374	$116,672	$96,291
Other ancillary fees	50,470	41,012	34,980

	$210,844	$157,684	$131,271

11.	Premises and Equipment

Premises and equipment at December 31, 2010 and 2009 consist of the following:

	2010	2009

Computer hardware and software	$65,151	$44,514
Furniture	8,111	7,086
Equipment	5,546	5,252
Leasehold improvements	7,567	7,089

	86,375	63,941
Less accumulated depreciation and amortization	(42,323)	(35,100)

	$44,052	$28,841

Depreciation and amortization expense for premises and equipment was $10,100, $8,508 and $7,353 for the years ended December 31, 2010, 2009 and 2008, respectively.

12.	Other Assets

Other assets at December 31, 2010 and 2009 are comprised of the following:

	2010	2009

Foreclosure claims receivable, net of allowance of $3,091 and $3,248	$152,903	$143,425
Servicing advances, net of allowance of $2,127 and $13,195	111,262	96,280
Fair value of derivatives	60,856	45,559
Other real estate owned	56,616	24,087
Accrued interest receivable	53,021	49,866
Fair value of forward exchange contracts	37,653	11,230
Prepaid assets	34,711	43,688
Margin receivable	31,580	11,315
Goodwill	10,238	239
Indemnification asset	8,680	—
Intangible assets, net	8,621	—
Other	55,280	31,393

	$621,421	$457,082

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

A summary of other real estate owned activity for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009

Balance, beginning of year	$24,087	$18,010
Additions	80,801	32,713
Provision on OREO	(16,034)	(3,204)
Sales	(32,238)	(23,432)

Balance, end of year	$56,616	$24,087

13.	Goodwill and Intangible Assets

Goodwill is not amortized but is evaluated for impairment annually. The change in the carrying amount of goodwill for the years ended December 31, 2010, 2009 and 2008, is as follows:

	2010	2009	2008

Balance, beginning of year	$239	$239	$2,202
Additions	9,999	—	1,000
Reduction related to discontinued operations	—	—	(2,963)

Balance, end of year	$10,238	$239	$239

Intangible Assets — In recording the acquisitions of TCFG and Bank of Florida, value was assigned to certain identifiable intangible assets. No residual value was assigned to any of the intangible assets identified. The fair values assigned to finite-lived intangible assets at the date of acquisition are as follows:

		Weighted-Average
		Amortization
		Period
	Fair Value	(Years)

TCFG:
Technology platform	$4,137	6
Customer relationships	2,613	10
Operating lease intangible	(491)	1.5

	$6,259

Bank of Florida:
Core deposit premium	$3,200	7

	$3,200

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Components of finite-lived intangible assets and liabilities at December 31, 2010 are as follows:

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Technology platform	$4,137	$(632)	$3,505
Core deposit premium	3,200	(267)	2,933
Customer relationships	2,613	(239)	2,374
Operating lease intangible	(491)	300	(191)

	$9,459	$(838)	$8,621

The Company’s intangible assets acquired in previous years were fully amortized as of December 31, 2009.

14.	Deposits

Deposits as of December 31, 2010 and 2009 are comprised of the following:

	2010	2009

Noninterest-bearing demand	$1,136,619	$438,952
Interest-bearing demand	2,003,314	1,493,709
Market-based money market accounts	379,207	364,827
Savings and money market accounts, excluding market-based	3,457,351	2,296,793
Market-based time	854,388	750,141
Time, excluding market-based	1,852,175	970,865

	$9,683,054	$6,315,287

Deposits are reported net of unamortized yield adjustments of $1,698 and $819 and unamortized options related to index-linked time deposits of $10,587 and $7,239 at December 31, 2010 and 2009, respectively.

Scheduled maturities of time deposits at December 31, 2010 are as follows:

2011	$1,914,123
2012	314,931
2013	67,493
2014	63,326
2015	279,077
2016	20,241
2017	34,801
2018	—
2019	24,856

$2,718,848

Scheduled maturities are reported at the contractual deposit amount, gross of unamortized yield adjustments and unamortized options related to index-linked time deposits.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Index-linked Time Deposits

MarketSafe® Certificates of Deposit (CDs) — EB’s deposit products include MarketSafe® CDs with returns that are based upon a variety of reference indices, including equity, commodities, foreign currency and precious metals. These index-linked time deposits totaled $154,322 and $124,132 at December 31, 2010 and 2009, respectively. The general characteristics of all MarketSafe® CDs include the following:

•	On the maturity date of each CD, a depositor will receive an amount equal to 100% of the original principal deposit (except upon an early withdrawal as described below) plus a supplemental payment based upon the performance of the underlying indices at specific points in time (the amount of the supplemental payment will never be a negative amount).

•	Each CD has a participation factor, which is a percentage of the upside index performance and which determines the return to the depositor on the maturity date.

•	Early withdrawals are not subject to principal protection or a guaranteed minimum annual percentage yield (APY), if any. EverBank will allow an early withdrawal only upon the death or adjudication of incompetence of the depositor, and penalties may apply.

•	Deposits are FDIC insured.

•	Terms have, in the past, ranged from three to eight years.

Equity Based CDs — EB issued two types of MarketSafe® CDs with equities-based indices. The indices included the S&P 500 Index and the Japanese REIT Index. The S&P 500 CD product was first issued in 2005 and all such CDs matured by August 23, 2010. The reference index for the Japanese REIT CD is the Tokyo Stock Exchange REIT Index. This index is a capitalization-weighted index of all Real Estate Investment Trusts listed on the Tokyo Stock Exchange. The index was first published in March of 2003. The Japanese REIT CD product was first issued April 24, 2007 and all such CDs mature by August 11, 2011.

Commodity Based CDs — EB issued one commodity based CD, the Resource CD, beginning as of July 25, 2006. The last such CD matured on January 28, 2010. The Resource CD is based on the Dow Jones — AIG Commodity Index. This index is comprised of futures contracts for 19 physical commodities traded on the U.S. futures exchanges and the London Metals exchanges.

Foreign Currency Based CDs — EB issued two foreign currency based CDs, the BRIC CD and Currency Returns CD. The BRIC reference index is comprised of four equally weighted currencies: Brazilian real, Russian ruble, Indian rupee, and Chinese renminbi. It was first issued on August 25, 2009 and all such CDs will have matured by December 13, 2012. The Currency Returns CD reference index is Deutsche Bank Currency Returns Index (DBCR). The DBCR Index seeks to replicate three strategies (carry, momentum, and valuation) that are employed in the foreign currency market and combines them all into a single equally weighted index. The Currency Returns CD was first issued on September 28, 2010 and all such CDs mature by November 14, 2014.

Metals Based CDs — EB issued three metals-based CDs:  Gold Bullion, Silver Bullion, and Diversified Metals CDs. The Gold and Silver Bullions are tied to spot pricing, respectively. The Diversified Metals Reference Index is composed of three equally weighted precious metal commodities (gold, silver, and platinum) and tied to spot pricing. Diversified Metal CDs have a 100% participation factor, with a maximum market upside payment limited to 50% of the principal deposit.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Deposits Denominated in Foreign Currency — A summary of foreign currency denominated deposits at December 31, 2010 and 2009 is as follows:

	2010	2009

Noninterest-bearing demand	$953	$122
Money market accounts	334,342	326,138
Time	700,066	626,009

	$1,035,361	$952,269

A summary of foreign currency denominated deposits by currency at December 31, 2010 and 2009 is as follows:

	2010	2009

Australian Dollar	$236,074	$194,494
Canadian Dollar	108,478	83,854
Norwegian Krone	104,029	95,671
Brazilian Real	99,600	70,828
Chinese Renminbi	99,382	76,813
Euro	89,631	133,669
Swiss Franc	88,286	85,890
New Zealand Dollar	65,782	71,155
Singapore Dollar	32,488	24,197
South African Rand	31,190	27,908
Other	80,421	87,790

	$1,035,361	$952,269

15.	Other Borrowings

Other borrowings at December 31, 2010 and 2009 are comprised of the following:

	2010	2009

FHLB advances, including unamortized premium of $2,487 and $0	$866,655	$896,500
Securities sold under agreements to repurchase, including unamortized premium of $714 and $0	20,714	—
Notes payable	20	—

	$887,389	$896,500

Interest expense on FHLB advances for the years ended December 31, 2010, 2009 and 2008 was $35,959, $46,793 and $57,296, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Advances from the FHLB at December 31, 2010 and 2009 are as follows:

	2010	2009

Fixed-rate advances with a weighted-average interest rate of 3.63% and 3.92%, respectively	$720,168	$857,500
Convertible advances with a weighted-average fixed interest rate of 4.42% and 5.92%, respectively	44,000	2,000
Overnight advances with a weighted-average floating interest rate of 0.47% and 0.36%, respectively	100,000	37,000

	$864,168	$896,500

Contractual maturity dates for FHLB advances at December 31, 2010 are as follows:

Year of Maturity

2011	$190,240
2012	246,928
2013	136,000
2014	100,000
2015	81,000
2016	80,000
2017	25,000
2018	—
2019	5,000

$864,168

Approximately $1,442,000 and $2,097,000 of mortgage loans held for investment were pledged to secure FHLB advances in a blanket floating lien at December 31, 2010 and 2009, respectively.

The Company was in compliance with all financial covenants as of December 31, 2010.

In February 2010, immediately following its acquisition of TCFG, the Company early extinguished $324,397 of the debt it assumed through the TCFG acquisition. The consideration paid for the early extinguishment totaled $344,116, including $12,079 for hedge termination. The Company recorded a loss on the early extinguishment of $7,640 in general and administrative expense in the consolidated statements of income. The loss represented the difference between the debt’s carrying value after purchase accounting and its reacquisition price. The source of funds utilized for this transaction was available cash and short term borrowings.

In June 2010, the Company early extinguished an additional $30,985 in debt it assumed through the TCFG acquisition. The consideration paid for the early extinguishment was $33,603. The Company recorded a loss on early extinguishment of $2,618 in general and administrative expense in the consolidated statements of income. The loss represented the difference between the debt’s carrying value after purchase accounting and its reacquisition price. The source of funds utilized for this transaction was available cash and short term borrowings.

In June 2010, immediately following the Bank of Florida acquisition, the Company early extinguished $72,621 of FHLB advances. The consideration paid for the early extinguishment was

F-49

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

$72,705. The Company recorded a loss on early extinguishment of $84 in general and administrative expense in the consolidated statements of income.

16.	Trust Preferred Securities

As of December 31, 2010, the Company sponsored, and wholly-owned 100 percent of the common equity of nine unconsolidated trusts that were formed for the purpose of issuing Company-obligated mandatorily redeemable preferred securities (“Trust Preferred Securities”) to third-party investors and investing the proceeds from the sale of the Trust Preferred Securities solely in junior subordinated debt securities of the Company (the “Debentures”). The Debentures held by the trusts, which totaled $113,750 and $123,000 at December 31, 2010 and 2009, respectively, are the sole assets of each trust.

The Company’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the obligations of the trusts. The guarantee covers the distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only to the extent of funds held by the trusts. The Company has the right to redeem the Debentures in whole or in part, on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date.

In May 2010, the Company purchased $4,250 and $5,000 of its own trust preferred securities due on December 2036 and September 2037, respectively, resulting in a gain on extinguishment of debt of $5,735, which is included in other noninterest income in the consolidated statements of income. Total interest expense on trust preferred securities for the years ended December 31, 2010, 2009 and 2008 is $7,769, $8,676 and $9,081, respectively.

F-50

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The terms of the outstanding trust preferred securities at December 31, 2010 and 2009 are summarized as follows:

Maturity	Dividend Rate	2010	2009

July 2031	10.25% fixed	$15,000	$15,000
July 2031	Three-month LIBOR, plus 3.58% (3.87% and 4.62%, respectively)	15,000	15,000
January 2035	Fixed at 6.07% to January 2010 (thereafter, three-month LIBOR, plus 1.99%; 2.28% at December 31, 2010)	10,000	10,000
August 2035	Fixed at 6.40% to August 2015 (thereafter, three-month LIBOR, plus 1.80%)	10,000	10,000
November 2035	Fixed at 6.08% to November 2015 (thereafter, three-month LIBOR, plus 1.49%)	10,000	10,000
December 2036	Fixed at 6.74% to December 2016 (thereafter, three-month LIBOR, plus 1.74%)	15,750	20,000
June 2037	Fixed at 6.63% to June 2012 (thereafter, three-month LIBOR, plus 1.70%)	15,000	15,000
September 2037	Fixed at 7.38% to June 2012 (thereafter, three-month LIBOR, plus 1.70%)	13,000	13,000
September 2037	Fixed at 7.34% to September 2012 (thereafter, three-month LIBOR, plus 1.75%)	10,000	15,000

		$113,750	$123,000

17.	Shareholders’ Equity

Common Stock and Restricted Dividends — No dividends have been declared on the Company’s common stock for the years ended December 31, 2010, 2009 and 2008.

Series A 6% Cumulative Convertible Preferred Stock — Series A Preferred Stock has a $0.01 par value per share. The shares are convertible into common stock at any time at the option of the holder and may be converted at the discretion of the Company any time after a special cash dividend distribution, as defined. The Company may redeem the preferred stock upon a fundamental corporate change, as defined. Holders of Series A Preferred Stock are entitled to vote with common shareholders and are ranked senior to common shareholders upon liquidation.

Cash dividends are paid quarterly in an amount equal to 6% of the issuance price and have preference over common shares. As of December 31, 2010, no Series A cumulative dividends were in arrears. Series A Preferred Stock also participates in any cash dividends paid on common stock in a per share equivalent amount. Each share of Series A Preferred Stock is convertible into 15 shares of common stock.

Series B 4% Cumulative Convertible Preferred Stock  — The Series B Preferred Stock has a $0.01 par value per share and a liquidation preference of $1,000 per share. The shares are convertible into common stock at any time at the option of the holder and automatically convert on the fifth anniversary of the date issued. Series B Preferred Stock also shares in the voting rights of common shareholders and ranks senior to common stock and the Series A Preferred Stock upon liquidation. Each share of Series B Preferred Stock is convertible into 116.92 shares of common stock.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Dividends are paid quarterly in an amount equal to 1%, in kind and in arrears, on the per share liquidation preference, totaling 4% per annum. Series B Preferred Stock also participates in any cash dividends paid on common stock calculated on an as converted basis. The Company issued 5,315, 5,108 and 2,026 shares of Series B Preferred Stock as paid-in-kind dividends for the years ended December 31, 2010, 2009 and 2008, respectively. Beginning on January 21, 2011, the Board of Directors may elect to terminate payment of the Company’s future dividend declaration and payment obligations with respect to the Series B Preferred Stock if the Company’s book value per share, calculated on a fully diluted basis, equals or exceeds the applicable conversion price at the time of such election.

18.	Accumulated Other Comprehensive (Loss) Income (AOCI)

AOCI for the years ended December 31, 2010, 2009 and 2008 consists of the following:

	2010	2009	2008

Unrealized holding gains on debt securities:
Balance, beginning of year	$29,497	$11,500	$(440)
Reclassification of unrealized gains to earnings	(21,975)	(3,869)	1,606
Unrealized gains due to changes in fair value	4,660	33,697	17,547
Other-than-temporary impairment loss (noncredit portion), net of accretion	1,159	(1,661)	—
Tax effect	6,371	(10,170)	(7,213)

Balance, end of year	19,712	29,497	11,500

Fair market value of interest rate swaps:
Balance, beginning of year	(1,483)	(8,364)	(2,831)
Net unrealized gains (losses) due to changes in fair value	(20,491)	11,104	(8,946)
Tax effect	7,481	(4,223)	3,413

Balance, end of year	(14,493)	(1,483)	(8,364)

Net loss on sale of forward swaps:
Balance, beginning of year	(7,951)	(2,358)	1,583
Losses associated with current-period transactions	(9,015)	(12,854)	(7,526)
Reclassification of unrealized net losses to earnings	5,388	4,079	1,234
Tax effect	1,303	3,182	2,351

Balance, end of year	(10,275)	(7,951)	(2,358)

Total accumulated other comprehensive (loss) income	$(5,056)	$20,063	$778

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

19.	General and Administrative Expense

Significant components of general and administrative expenses for the years ended December 31, 2010, 2009 and 2008 are presented below:

	2010	2009	2008

Foreclosure and OREO expense	$53,348	$21,944	$9,483
Other credit-related expense	35,661	8,444	6,345
Professional fees	28,353	8,114	2,605
Write-down of indemnification asset	22,023	—	—
Advertising and marketing expense	18,598	8,978	9,996
FDIC premium assessment and other agency fees	14,899	15,286	4,637
Loss on early extinguishment of debt	10,341	—	—
Loan origination expense	7,431	8,793	4,827
Other	48,214	39,023	28,942

Total	$238,868	$110,582	$66,835

20.	Income Taxes

The provision for income taxes for the years ended December 31, 2010, 2009 and 2008 consists of the following:

	2010	2009	2008

Current:
Federal	$43,777	$41,858	$19,123
State	3,592	4,388	2,106

Total current	47,369	46,246	21,229

Deferred:
Federal	8,744	(10,853)	(6,098)
State	4,860	(540)	(887)

Total deferred	13,604	(11,393)	(6,985)

Total income tax	$60,973	$34,853	$14,244

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The Company’s actual provision for income taxes from continuing operations differs from the federal expected income tax provision for the years ended December 31, 2010, 2009 and 2008, as follows:

	2010		2009		2008
	Amount	Rate	Amount	Rate	Amount	Rate

Tax computed at the federal statutory rate	$87,456	35.00%	$30,937	35.00%	$13,191	35.00%
State income taxes, net of federal income tax effect	6,583	2.63%	1,605	1.82%	822	2.18%
Bargain purchase gain	(23,820)	(9.53)%	—	—	—	—
Revaluation of net unrealized built-in loss (NUBIL)	(7,840)	(3.14)%	—	—	—	—
Transaction costs	143	0.06%	1,097	1.24%	—	—
Other	(1,549)	(0.62)%	1,214	1.37%	231	0.61%

Provision for income taxes	$60,973	24.40%	$34,853	39.43%	$14,244	37.79%

The Company recorded net income taxes receivable of $18,774 and $1,480 in other assets at December 31, 2010 and 2009, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

The components of the Company’s deferred tax assets and liabilities recorded in the consolidated balance sheets as of December 31, 2010 and 2009 are as follows:

	2010	2009

Deferred tax assets
Federal net operating loss carryforwards	$74,679	—
State net operating loss carryforwards	7,072	—
Purchase accounting	58,664	—
Allowance for loan losses	34,061	$33,947
Credit and other reserves	25,565	7,033
Interest rate swaps	14,377	5,480
FDIC clawback liability	13,745	—
Investment security and loan valuations	11,955	23,189
Nonaccrual interest on loans	8,150	1,450
Share-based compensation	4,559	3,307
Other	8,882	1,940

Total deferred tax assets	261,709	76,346
Valuation allowance	(3,893)	—

Total deferred tax assets, net of valuation allowance	257,816	76,346
Deferred tax liabilities
Mortgage servicing rights	53,009	41,424
Equipment leases	34,833	—
Available for sale investment securities	11,365	17,736
Purchase accounting	6,626	—
Deferred tax gain	5,403	—
Other	13,255	4,372

Total deferred tax liabilities	124,491	63,532

Net deferred tax assets	$133,325	$12,814

Recognition of deferred tax assets is based on management’s belief that it is more likely than not the tax benefit associated with temporary differences, operating loss carryforwards and tax credit carryforwards will be utilized. A valuation allowance is recorded for those deferred tax assets for which it is more likely than not that realization will not occur.

At December 31, 2010, the Company has a deferred tax asset of $74,679 attributable to federal operating loss carryforwards. The federal operating loss carryforward is attributable to the Tygris acquisition and subject to an annual limitation, which should expire in 2030. A valuation allowance is not warranted for the federal operating loss carryforwards due to the Company’s positive earnings history. Additionally, any potential ownership changes should not have an impact on the utilization of the federal operating loss carryforwards.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

At December 31, 2010, the Company has a gross deferred tax asset of $7,072 attributable to state operating loss carryforwards. Management does not believe that it can realize all of its state net operating loss carryforwards. Accordingly, a valuation allowance of $3,893 has been established for state net operating loss carryforwards. The valuation allowance was established in purchase accounting associated with the Tygris acquisition.

Deferred tax expense does not include the change in the Company’s net deferred tax assets associated with the tax effects of business combinations and other comprehensive income adjustments. The Company’s net deferred tax assets increased $118,960 for business combinations and $15,155 for other comprehensive income adjustments.

A reconciliation of the beginning and ending unrecognized tax benefits as of December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008

Balance, beginning of year	$346	$216	$1,119
Additions for tax positions of prior years	4,851	130	—
Reductions for tax positions of prior years	—	—	(903)

Balance, end of year	$5,197	$346	$216

As of December 31, 2010, 2009 and 2008, the balance of unrecognized tax benefits, if recognized, would have a negligible impact on the Company’s effective tax rate. As of December 31, 2010, a significant portion of unrecognized tax benefits consists of temporary differences that have no impact on the Company’s effective tax rate. The increase in unrecognized tax benefits in 2010 is due primarily to the amortization method of mortgage servicing rights. The Company reasonably expects to settle a significant portion of the unrecognized tax benefits within the next twelve months.

The Company classifies interest and penalties on uncertain tax positions as a component of general and administrative expenses. The Company’s accrued interest and penalties on unrecognized tax benefits was $860 and $233 as of December 31, 2010 and 2009, respectively. Accrued interest and penalties are included in accounts payable and accrued liabilities in the Company’s consolidated balance sheets.

The Company is subject to periodic review by federal and state taxing authorities in the ordinary course of business. With few exceptions, the Company is no longer subject to examination by these taxing authorities for years prior to 2007.

21.	Employee Benefit Plan

The Company sponsors a defined contribution plan, adopted under Internal Revenue Code 401(k) (the Plan), covering substantially all full-time employees meeting certain eligibility requirements. Employees may contribute between 1% and 18% of their pretax compensation to the Plan. The Company matches up to 4% of an employee’s eligible compensation contributed as an elective deferral. The Company made employer-matching contributions of $3,613, $2,760 and $2,625 during the years ended December 31, 2010, 2009 and 2008, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

In addition, the Company may make profit-sharing contributions to the Plan at the discretion of the Board of Directors. During the years ended December 31, 2010, 2009 and 2008, the Company made discretionary contributions to the Plan of $4,600, $3,483 and $2,889, respectively.

22.	Share-Based Compensation

The Company issues share-based compensation awards under the EverBank Financial Corp Equity Incentive Plan. These awards include stock options and nonvested stock. All awards granted are approved by the Compensation Committee of the Board of Directors. Shares repurchased are cancelled and are not reissued. New common shares are issued from authorized and available shares. At December 31, 2010, a total of 4,136,460 shares were available for future grants. The Company’s pre-tax compensation expense and its related income tax benefit are as follows:

	2010	2009	2008

Share-based compensation expense	$4,293	$5,799	$2,415
Income tax benefit	1,599	2,287	925

Option Plans — The Company has option plans under which options to purchase shares of common stock may be granted to certain employees of the Company and other subsidiaries as an incentive for continued performance.

The fair value of options as determined by the Black-Scholes option-pricing model is recognized as compensation expense on a straight-line basis over the vesting period. In determining compensation expense, the Company evaluates annual forfeiture rates for stock options based on historical experience.

Significant assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options are as follows:

	2010	2009	2008

Risk-free interest rate	2.15 - 3.62%	1.90 - 2.48%	1.74 - 3.74%
Expected volatility	25.84 - 32.16%	32.16%	23.68 - 34.30%
Weighted average expected volatility	27.25%	32.16%	25.14%
Expected term (years)	8.60 - 8.80	8.60	2.72 - 8.60
Dividend yield	0.00%	0.00%	0.00%

The risk-free interest rate is based on the U.S. Treasury constant maturity yield for treasury securities with maturities approximating the expected life of the options granted on the date of grant. The expected option terms were based on the Company’s historical exercise and post-vesting termination behaviors. The Company analyzes a group of publicly traded peer institutions to determine the expected volatility of its stock. The peer group is assessed for adequacy annually, or as circumstances indicate significant changes to the composition of the peer group are warranted.

Options vest over various periods, generally one to five years, and terms range from five to ten years. Based on historical experience and the characteristics of the grantee, the Company uses estimated forfeiture rates that range from 0% to 36% over the term of the options. Amounts included in compensation expense reflect the fair value of the underlying options as of the grant date multiplied

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

by the number of options expected to vest, accrued on a straight-line basis over the applicable vesting period.

A summary of the Company’s stock option activity for the year ended December 31, 2010 is as follows:

			Weighted-Average
		Weighted-	Remaining	Aggregate
		Average	Contractual Term	Intrinsic
	Options	Exercise Price	in Years	Value

Outstanding, beginning of year	9,848,295	$9.69
Granted	1,564,665	14.59
Exercised	(27,000)	7.72		$79
Forfeited	(42,975)	14.26
Cancelled	(6,000)	5.33

Outstanding, end of year	11,336,985	$10.36	6.2	$62,827

Options fully vested and exercisable at year end	4,830,795	$6.98	4.1	$43,100
Options expected to vest	6,248,400	$12.96	7.9	$18,356

The following table provides additional information related to options granted and exercised for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Options awarded	1,564,665	364,500	7,090,500
Weighted-average grant date fair value	$3.06	$3.26	$1.42
Options exercised	27,000	110,250	713,760
Total intrinsic value	$79	$800	$4,333
Cash received upon exercise of options	$208	$288	$1,338

Nonvested Stock — The Company issues nonvested shares of stock to certain employees as an incentive for continued employment. The shares generally vest based on future service with the Company. Compensation expense is based on the estimated fair value of the shares at the date of issuance and is recognized on a straight-line basis over the applicable vesting schedule. Compensation cost not yet recognized for nonvested stock was $1,152 at December 31, 2010 and is expected to be recognized over a weighted average period of 14 months.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

A summary of the Company’s nonvested stock activity for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010		2009		2008
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Nonvested	Grant Date	Nonvested	Grant Date	Nonvested	Grant Date
	Stock	Fair Value	Stock	Fair Value	Stock	Fair Value

Outstanding, beginning of year	671,160	$6.89	632,400	$6.78	815,445	$6.21
Issued	19,410	11.99	64,665	7.92	17,340	7.87
Vested	(60,300)	6.09	(22,905)	6.51	(196,185)	4.48
Forfeited	(1,005)	7.73	(3,000)	7.73	(4,200)	7.73

Outstanding, end of year	629,265	$7.13	671,160	$6.89	632,400	$6.78

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

23.	Earnings Per Share

The Company calculates earnings per share in accordance with ASC 260, Earnings per Share. Because the Company’s Series A and Series B Cumulative Convertible Preferred Stock meet the definition of participating securities, this guidance requires the use of the Two-Class Method to calculate basic and diluted earnings per share. The Two-Class Method allocates earnings between common and participating shares. In calculating basic earnings per common share, only the portion of earnings allocated to common shares is used in the numerator. The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Net Income attributable to the Company from continuing operations	$188,900	$53,537	$23,446
Less distributed and undistributed income from continuing operations allocated to participating preferred stock	(44,120)	(19,615)	(5,991)

Net income from continuing operations allocated to common shareholders	144,780	33,922	17,455
Discontinued operations allocated to common shareholders, net of income taxes	—	(121)	18,605

Net income allocated to common shareholders	$144,780	$33,801	$36,060

(Units in Thousands)
Average common shares outstanding	72,479	42,126	41,029
Common share equivalents:
Stock options	1,674	810	896
Nonvested stock	436	363	271

Average common shares outstanding, assuming dilution	74,589	43,299	42,196

Net income per common share, basic:
Continuing operations	$2.00	$0.80	$0.43
Discontinued operations	—	—	0.45

Net income	$2.00	$0.80	$0.88

Net income per common share, assuming dilution:
Continuing operations	$1.94	$0.78	$0.41
Discontinued operations	—	—	0.44

Net income	$1.94	$0.78	$0.85

Certain securities were antidilutive and were therefore excluded from the calculation of diluted earnings per share. Common shares attributed to these antidilutive securities had these securities been exercised or converted at December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Stock Options	4,525,440	5,997,510	7,104,000

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

24.	Derivative Financial Instruments

The fair values of derivatives are reported in other assets, deposits, or accounts payable and accrued liabilities. The fair values are derived using the valuation techniques described in Note 25. The total notional or contractual amounts and fair values for derivatives as of December 31, 2010 and 2009 are as follows:

		Fair Value
	Notional	Asset	Liability
	Amount	Derivatives	Derivatives

2010
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$888,000	$1,893	$24,732

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	608,126	1,989	5,663
Forward sales commitments	1,366,401	27,682	2,490
Optional forward sales commitments	80,173	1,160	62
Interest rate swaps	18,000	—	217
Foreign exchange contracts	1,002,903	37,653	2,008
Equity, foreign currency and metals indexed options	165,740	28,131	—
Options embedded in customer deposits	164,909	—	27,862
Indemnification asset	497,903	8,680	—

Total freestanding derivatives		105,295	38,302

Total derivatives		$107,188	$63,034

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

		Fair Value
	Notional	Asset	Liability
	Amount	Derivatives	Derivatives

2009
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$250,000	$—	$2,262

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	869,129	345	8,384
Forward sales commitments	1,207,409	14,996	4
Optional forward sales commitments	226,830	4,532	127
Foreign exchange contracts	943,865	11,230	8,191
Equity and metals indexed options	131,894	25,686	—
Options embedded in customer deposits	131,371	—	25,496

Total freestanding derivatives		56,789	42,202

Total derivatives		$56,789	$44,464

Cash Flow Hedges

Activity for derivatives in cash flow hedge relationships for the years ended December 31, 2010, 2009 and 2008, are as follows:

	2010	2009	2008

(Losses) gains after tax recognized in AOCI (effective portion)	$(13,010)	$6,881	$(5,533)
Pretax losses reclassified from cumulative AOCI to
interest expense (effective portion)	(5,388)	(4,079)	(1,234)
Pretax (losses) gains recognized in interest expense (ineffective portion)	(4)	53	(72)

All changes in the value of the derivatives were included in the assessment of hedge effectiveness.

As of December 31, 2010, AOCI included $5,606 of deferred pre-tax net losses expected to be reclassified into earnings during the next 12 months for derivative instruments designated as cash flow hedges of forecasted transactions. The Company is hedging its exposure to the variability of future cash flows for all forecasted transactions for a maximum of eight years on hedges of fixed-rate debt.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Freestanding Derivatives

The following table shows the net losses recognized for the years ended December 31, 2010, 2009 and 2008 in the consolidated statements of income related to derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging. These gains and losses are recognized in other noninterest income.

	2010	2009	2008

Free-standing derivatives (economic hedges)
Losses on interest rate contracts	$(50,728)	$(29,446)	$(20,325)
Loss on indemnification asset	(22,023)	—	—
Gains on other	—	24	14

	$(72,751)	$(29,422)	$(20,311)

Interest rate contracts are predominately used as economic hedges of interest rate lock commitments and loans held for sale. Other derivatives are predominately used as economic hedges of foreign exchange, commodity and equity risk.

Credit Risk Contingent Features

Certain of the Company’s derivative instruments contain provisions that require the Company to post collateral when derivatives are in a net liability position. The provisions generally are dependent upon the Company’s credit rating based on certain major credit rating agencies or dollar amounts in a liability position at any given time which exceed specified thresholds, as indicated in the relevant contracts. In these circumstances, the counterparties could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features in a net liability position on December 31, 2010 and 2009 was $24,949 and $8,894, respectively, for which the Company posted $30,910 and $10,715, respectively, in collateral in the normal course of business.

Counterparty Credit Risk

The Company is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, counterparty credit risk equals the amount reported as derivative assets in the balance sheet. The amounts reported as derivative assets are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty, and cash collateral received. The Company minimizes this risk through credit approvals, limits, monitoring procedures, and executing master netting arrangements and obtaining collateral, where appropriate. The Company does not offset derivative instruments against the rights to reclaim cash collateral or the obligations to return cash collateral in the balance sheet. Counterparty credit risk related to both asset and liability derivatives is considered in determining fair value.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

25.	Fair Value Measurements

As of December 31, 2010 and 2009, assets (liabilities) measured at fair value on a recurring basis, including certain loans held for sale for which the Company has elected the fair value option, are as follows:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

2010
Financial assets:
Available for sale securities:
Residential CMO securities — agency	$—	$148	$—	$148
Residential CMO securities — nonagency	—	2,032,663	—	2,032,663
Residential MBS — agency	—	540	—	540
Asset-backed securities	—	8,128	—	8,128
Equity securities	126	—	—	126

	126	2,041,479	—	2,041,605
Loans held for sale	—	1,020,272	15,136	1,035,408
Derivative financial instruments:
Cash flow hedges	—	(22,839)	—	(22,839)
Freestanding derivatives	35,645	22,399	8,949	66,993
2009
Financial assets:
Available for sale securities:
Residential CMO securities — agency	$—	$4,809	$—	$4,809
Residential CMO securities — nonagency	—	—	1,532,643	1,532,643
Residential MBS — agency	—	883	—	883
Asset-backed securities	—	—	7,935	7,935
Equity securities	157	—	—	157

	157	5,692	1,540,578	1,546,427
Loans held for sale	—	718,198	21,939	740,137
Derivative financial instruments:
Cash flow hedges	—	(2,262)	—	(2,262)
Freestanding derivatives	3,039	11,358	190	14,587

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Following is information on loans held for sale reported under the fair value option at December 31, 2010 and 2009:

	Total	Nonaccrual

2010
Fair value carrying amount	$1,035,408	$2,072
Aggregate unpaid principal balance	1,031,429	2,533

Fair value carrying amount less aggregate unpaid principal	$3,979	$(461)

2009
Fair value carrying amount	$740,137	$2,335
Aggregate unpaid principal balance	732,056	2,410

Fair value carrying amount less aggregate unpaid principal	$8,081	$(75)

Differences between the fair value carrying amount and the aggregate unpaid principal balance include changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding and premiums or discounts on acquired loans.

The net gain from initial measurement of the above loans and subsequent changes in fair value was $177,163, $110,950 and $75,300 for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in gain on sale of loans and mortgage servicing rights. An immaterial portion of the change in fair value was attributable to changes in instrument-specific credit risk.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Changes in assets and liabilities measured at Level 3 fair value on a recurring basis for the years ended December 31, 2010, 2009 and 2008, are as follows:

	Available For Sale Securities
	Residential CMO	Asset-
	Securities -	Backed	Loans Held	Freestanding
	Nonagency	Securities	for Sale	Derivatives

Balance, January 1, 2008	$—	$—	$36,873	$—
Purchases, sales, issuances, and settlements, net	294,805	(145)	(10,509)	6
Transfers into Level 3 measurements	37,785	10,508	—	87
Total realized and unrealized gains (losses):
Included in earnings	2,077	(38)	(822)	14
Included in other comprehensive income (loss)	18,828	(1,429)	—	—

Balance, December 31, 2008	353,495	8,896	25,542	107
Purchases, sales, issuances, and settlements, net	1,140,286	(76)	(1,285)	59
Transfers from Level 3 measurements	—	—	(851)	—
Total realized and unrealized gains (losses):
Included in earnings	7,443	—	(1,467)	24
Included in other comprehensive income (loss)	31,419	(885)	—	—

Balance, December 31, 2009	1,532,643	7,935	21,939	190
Purchases, sales, issuances, and settlements, net	660,785	(15)	(2,038)	30,764
Transfers from Level 3 measurements	(2,215,306)	(7,889)	(2,100)	—
Total realized and unrealized gains (losses):
Included in earnings	21,938	—	(2,665)	(22,005)
Included in other comprehensive loss	(60)	(31)	—	—

Balance, December 31, 2010	$—	$—	$15,136	$8,949

The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based evaluation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the Company reports the transfer at the end of the reporting period. The Company evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

On September 30, 2010 the Company transferred $2,215,306 and $7,889 of CMO nonagency securities and asset-backed securities, respectively, from Level 3 to Level 2 based upon the availability and significance of observable market data.

During 2010 the Company transferred $2,100 of loans held for sale from Level 3 to other real estate owned.

Net realized and unrealized gains (losses) included in income for the years ended December 31, 2010, 2009 and 2008, are as follows:

	Available For Sale Securities
	Residential CMO	Asset-
	Securities -	Backed	Loans Held	Freestanding
	Nonagency	Securities	for Sale	Derivatives

2010
Net realized gains (losses)	$21,938	$—	$(288)	$(136)
Net unrealized losses on assets held at reporting date	—	—	(2,377)	(21,869)

	$21,938	$—	$(2,665)	$(22,005)

2009
Net realized gains (losses)	$7,443	$—	$(354)	$(59)
Net unrealized (losses) gains on assets held at reporting date	—	—	(1,113)	83

	$7,443	$—	$(1,467)	$24

2008
Net realized gains (losses)	$2,077	$(38)	$—	$(33)
Net unrealized (losses) gains on assets held at reporting date	—	—	(822)	47

	$2,077	$(38)	$(822)	$14

Net realized gains on residential CMO securities — nonagency and ABS securities are included in other noninterest income. Net realized and unrealized (losses) gains on loans held for sale and freestanding derivatives are included in gain on sale of loans and MSR and other noninterest income, respectively, with the exception of changes in the indemnification asset which are recorded in general and administrative expense.

Fair Value Measurements — Non-recurring Basis

Certain assets and liabilities are measured at fair value on a non-recurring basis and therefore are not included in the tables above. These measurements primarily result from assets carried at the lower of cost or fair value or from write-downs of individual assets. The carrying value of assets

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

measured at fair value on a non-recurring basis and held at December 31, 2010 and 2009, are as follows:

	Fair Value				Total
	Level 1	Level 2	Level 3	Total	Losses

2010
Investments held to maturity	$—	$—	$196	$196	$1,738
Collateral-dependent loans	—	—	116,421	116,421	27,651
Other real estate owned	—	—	26,903	26,903	6,701
2009
Collateral-dependent loans	$—	$—	$125,745	$125,745	$43,861
Other real estate owned	—	—	6,096	6,096	1,667

The Company records loans considered impaired at the lower of amortized cost or fair value. Fair value is measured as the fair value of underlying collateral for collateral-dependent loans. Other real estate owned is included in other assets in the consolidated balance sheets.

Following are descriptions of the valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not carried at fair value:

Cash and Cash Equivalents — The carrying amount approximates fair value because of the relatively short time between the origination of the instrument and its expected realization.

Investment Securities — Fair values are derived from quoted market prices and values from pricing services for which management understands the methods used to determine fair value and is able to assess the values. The Company also performs an assessment on the pricing of investment securities received from pricing services to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of pricing methodologies and trends. The Company has the ability to challenge values and discuss its analysis with the pricing service provider in order to ensure that investments are recorded at the appropriate fair value.

When the level and volume of trading activity for certain securities has significantly declined and/or when the Company believes that third party pricing may be based in part on forced liquidations or distressed sales, the Company analyzes each security for the appropriate valuation methodology based on a combination of the market approach reflecting third party pricing information and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company makes certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach (i.e., market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market.

Other Investments — There are generally restrictions on the sale and/or liquidation of other equity investments, including FHLB stock. Fair value of FHLB stock approximates its redemption value.

Loans Held for Sale — Fair values were derived from quoted market prices or from models using loan characteristics (e.g., product type, pricing features and loan maturity dates) and economic

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

assumptions (e.g., prepayment estimates and discount rates) based on what secondary markets are currently offering for similar loans.

Fair values for loans carried at lower of cost or fair value were derived from models using characteristics of the loans (e.g., product type, pricing features and loan maturity dates) and economic assumptions (e.g., prepayment estimates, discount rates and estimated credit losses).

Loans and Leases Held for Investment — The fair value of loans and leases held for investment is derived from discounted cash flows and includes an evaluation of the collateral and underlying loan and lease characteristics, as well as assumptions to determine the discount rate such as credit loss and prepayment forecasts, and servicing costs.

Other Real Estate Owned — Foreclosed assets are adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Fair value is generally based upon appraisals or independent market prices that are periodically updated subsequent to classification as OREO. Foreclosed assets are carried at the lower of carrying value or fair value.

Deposits — The fair value of deposits with no stated maturity, such as noninterest-bearing and interest-bearing demand deposits, savings, and certain money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of fixed rate certificates of deposit is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. The Company considers the impact of its own credit spreads in the valuation of these liabilities. The credit risk is determined by reference to observable credit spreads in the secondary cash market.

Other Borrowings — For advances that bear interest at a variable rate, the carrying amount is a reasonable estimate of fair value. For fixed-rate advances and repurchase agreements, fair value is estimated using quantitative discounted cash flow models that require the use of interest rate inputs that are currently offered for fixed-rate advances and repurchase agreements of similar remaining maturities. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. For hybrid advances, fair value is obtained from an FHLB proprietary model mathematical approximation of the market value of the underlying hedge. The terms of the hedge are similar to the advances.

Trust Preferred Securities — Fair value is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate pricing curves. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services.

Cash Flow Hedges — The fair value of interest rate swaps is determined by a third party from a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupon, interest rate curve and notional amounts.

Freestanding Derivatives — Fair values of interest rate lock commitments are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout. The fair value of forward sales and optional forward sales commitments is determined based upon the

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics. The fair value of interest rate swaps is determined by a derivative valuation model and obtained from a third party. The inputs for the valuation model primarily include start and end swap dates, swap coupon, interest rate curve and notional amounts. The Company uses established financial performance metrics for a peer group used in a valuation model to estimate the Company’s stock value and corresponding changes in value of the indemnification asset. See Note 24 for additional detail of amounts and types of freestanding derivatives.

As of December 31, 2010 and 2009, the carrying amount and estimated fair value of all financial instruments is disclosed as follows:

	2010		2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$1,169,221	$1,169,221	$23,273	$23,273
Investment securities:
Available for sale	2,041,605	2,041,605	1,546,427	1,546,427
Held to maturity	32,928	31,824	33,340	32,329
Other investments	129,056	129,056	99,096	99,096
Loans held for sale	1,237,665	1,248,285	1,282,963	1,298,062
Loans held for investment	5,556,590	5,668,745	4,072,697	4,248,046
Financial liabilities:
Deposits	9,683,054	9,576,602	6,315,287	6,315,299
Other borrowings	887,389	922,328	896,500	933,462
Trust preferred securities	113,750	79,073	123,000	82,923
Derivative financial instruments:
Cash flow hedges	(22,839)	(22,839)	(2,262)	(2,262)
Freestanding derivatives	66,993	66,993	14,587	14,587

26.	Commitments and Contingencies

Commitments — Commitments to extend credit are agreements to lend to customers in accordance with predetermined contractual provisions. These commitments, predominantly at variable interest rates, are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future credit exposure or cash requirements, as commitments often expire without being drawn upon.

In order to meet the needs of its customers, the Company also issues standby letters of credit, which are conditional commitments generally to provide credit support for some creditors in case of default. The credit risk and potential cash requirements involved in issuing standby letters of credit are essentially the same as those involved in extending loan facilities to customers.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Unfunded credit extension commitments at December 31, 2010 and 2009 are as follows:

	2010	2009

Loan commitments	$66,816	$22,288
Home equity lines of credit	52,974	75,305
Commercial lines of credit	27,332	48,416
Credit card lines of credit	21,153	34,032
Standby letters of credit	5,328	2,393

Total	$173,603	$182,434

The Company had a contractual obligation to purchase loans from third parties of $84,134 and $109,505 at December 31, 2010 and 2009, respectively.

The Company also has an agreement with the Jacksonville Jaguars of the National Football League whereby the Company obtained the naming rights to the football stadium in Jacksonville, FL. Under the agreement, the Company is obligated to pay up to $3,150 in 2011 and the amount increases 5% each year through 2014.

Guarantees — The Company sells and securitizes conventional conforming and federally insured single-family residential mortgage loans predominantly to GSEs, such as Fannie Mae and Freddie Mac. The Company also sells residential mortgage loans, primarily to those that do not meet criteria for whole loan sales to GSEs, through whole loan sales to private non-GSE purchasers. In doing so, representations and warranties regarding certain attributes of the loans are made to the GSE or the third-party purchaser. Subsequent to the sale, if it is determined that the loans sold are (1) with respect to the GSEs, in breach of these representations or warranties or (2) with respect to non-GSE purchasers, in material breach of these representations and warranties, the Company generally has an obligation to either: (a) repurchase the loan for the unpaid principal balance (UPB), accrued interest and related advances, (b) indemnify the purchaser or (c) make the purchaser whole for the economic benefits of the loan. From 2004 through December 2010, the Company originated and securitized approximately $12,835,000 of mortgage loans to GSEs. During the same time period, the Company originated and sold approximately $25,211,000 of mortgage loans to private non-GSE purchasers.

Included in these loan repurchases are loans repurchased for early payment default, or EPDs, which are typically triggered if a borrower does not make the first several payments due after the loan has been sold to an investor. The Company’s private investors have agreed to waive EPD provisions for conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products. However, the Company is subject to EPD provisions on the community reinvestment loans the Company originates and sells under the State of Florida housing program, which represents a minimal amount of total originations.

The Company’s obligations vary based upon the nature of the repurchase demand and the current status of the mortgage loan. The Company establishes reserves for estimated losses inherent from the Company’s origination of mortgage loans. In estimating the accrued liability for loan repurchase and make-whole obligations, the Company estimates probable losses inherent in the population of all loans sold based on trends in claims requests and actual loss severities experienced. The liability includes accruals for probable contingent losses in addition to those identified in the pipeline of repurchase or make-whole requests. There is additional inherent uncertainty in the

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

estimate because the Company historically sold a majority of its loans servicing released and currently does not have servicing performance metrics on a majority of the loans it historically originated and sold. The estimation process is designed to include amounts based on historical losses experienced from actual repurchase activity. The baseline for the repurchase reserve uses historical loss factors that are applied to loan pools originated in 2004 through 2009 and sold in years 2004 through 2010. Loss factors, tracked by year of loss, are calculated using actual losses incurred on repurchase or make-whole arrangements. The historical loss factors experienced are accumulated for each sale vintage (year loan was sold) and are applied to more recent sale vintages to estimate inherent losses not yet realized. The Company’s estimated recourse related to these loans was $26,798 and $3,610 at December 31, 2010 and 2009, respectively.

In the ordinary course of its loan servicing activities, the Company routinely initiates actions to foreclose real estate securing serviced loans. For certain serviced loans, there are provisions in which the Company is either obligated to fund foreclosure-related costs or to repurchase loans in default. Additionally, as servicer, the Company could be obligated to repurchase loans from or indemnify GSEs for loans originated by defunct originators. The outstanding principal balance on loans serviced at December 31, 2010 and 2009, was $56,365,000 and $51,291,000, respectively, including residential mortgage loans held for sale. The amount of estimated recourse related to servicing activities at December 31, 2010 and 2009, was approximately $32,100 and $13,348, respectively, and was recorded in accounts payable and accrued liabilities. There is inherent uncertainty in the estimate of servicing repurchase losses as the Company was not the originator or the securitizing entity of these mortgage loans and consequently lacks the origination data related to these loans.

Within the Company’s brokerage business, the Company has contracted with a third party to provide clearing services that include underwriting margin loans to its customers. This contract stipulates that the Company will indemnify the third party for any loan losses that occur in issuing margin to its customers. The maximum potential future payment under this indemnification was $1,251 and $2,499 at December 31, 2010 and 2009, respectively. No payments have been made under this indemnification in the past. As these margin loans are highly collateralized by the securities held by the brokerage clients, the Company has assessed the probability of making such payments in the future as remote. This indemnification would end with the termination of the clearing contract.

In connection with the sale of its 68 percent interest in EverBank Reverse Mortgage LLC (EBRM) in 2008, the Company agreed to indemnify the buyer for future obligations related to the originated loans, potential litigation and certain other matters. The Company’s share of the aggregate liability cannot exceed $3,400, which is held in escrow until May 30, 2011. As of December 31, 2010, the Company has recorded a liability in the amount of $500 related to EBRM included in accounts payable and accrued liabilities.

Operating Leases — The Company has entered into various operating leases for the office space in which it operates, many of which include the ability to extend the original terms of the lease at the Company’s option. General and administrative expense associated with these leases was

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

$10,019, $5,100 and $5,079 for the years ended December 31, 2010, 2009 and 2008, respectively. The future minimum lease payments for the leases at December 31, 2010, are as follows:

2011	$9,866
2012	7,574
2013	5,432
2014	4,880
2015	4,412
Thereafter	5,241

$37,405

Certain of these operating leases include the potential for the landlord to require the Company to remove leasehold improvements prior to vacating the property. Generally this obligation is at the discretion of the landlord, and the likelihood of the option being exercised is uncertain. Any related potential obligation to retire leasehold improvements cannot be reasonably estimated due to the uncertainty of the timing and the probability of the option’s exercise. If the Company did incur such an obligation, the impact to the consolidated financial statements is not expected to be material.

Federal Reserve Requirement — The Federal Reserve Board (FRB) requires certain institutions, including EB, to maintain cash reserves in the form of vault cash and average account balances with the Federal Reserve Bank. The reserve requirement is based on average deposits outstanding and was approximately $10,416 and $5,689 at December 31, 2010 and 2009, respectively.

Legal Actions — During late 2010, the Company was subject to a horizontal review examination conducted by the OTS of the governance practices employed in the foreclosure process of the Company and other industry participants. As a result of this horizontal review, the OTS has issued consent orders to servicers subject to this review, including the Company, stipulating certain practices that servicers will agree to prospectively. The outcome of these processes could result in material fines, penalties, equitable remedies (including requiring default servicing or other process changes), or other enforcement actions, as well as significant legal costs in responding to governmental examinations and additional litigation for the Company.

In the ordinary course of business, the Company and its subsidiaries are routinely involved in various claims and legal actions. In the opinion of management, based in part on the advice of counsel, the ultimate disposition of these matters will not have a material adverse impact on the Company’s consolidated financial statements.

27.	Variable Interest Entities

All MBS, CMO and ABS securities owned by the Company are considered VIEs which were not consolidated at December 31, 2010 or December 31, 2009, as the Company was not the primary beneficiary. At December 31, 2010 and 2009, the carrying value of assets relating to MBS, CMO and ABS securities were $2,069,238 and $1,573,863, respectively. See Note 6 for additional information. The Company’s maximum exposure to loss for these assets is currently recorded on the balance sheet and is included in the amounts above.

The Company recognizes MSR from the sale or securitization of mortgage loans with servicing retained or the bulk purchase of MSR. Net loan servicing income on mortgage loans serviced,

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

including securitizations where the Company has continuing involvement, was $117,697, $92,220 and $90,081 during the years ended December 31, 2010, 2009 and 2008. Servicing advances on mortgage loans, including securitizations where the Company has continuing involvement, were $111,262 and $96,280 at December 31, 2010 and 2009. For more information on MSR, see Note 10.

28.	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum capital amounts and ratios as set forth in the table below. EB’s primary regulatory agency, the OTS, requires EB to maintain ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total capital (as defined) of 8%. EB is also subject to prompt corrective action requirements set forth by the FDIC. The FDIC requires EB to maintain minimum total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and core capital (as defined). Management believes that, as of December 31, 2010 and 2009, the Company exceeds all capital adequacy requirements to which it is subject.

The regulatory capital ratios for EB, along with the capital amounts and ratios for the minimum OTS requirement and the framework for prompt corrective action are as follows:

					To Be Well
			For OTS Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2010
Tangible capital to tangible assets	$1,034,977	8.7%	$180,131	1.5%	N/A	N/A
Core capital to adjusted tangible assets	1,034,977	8.7	477,226	4.0	$596,532	5.0%
Total capital to risk-weighted assets	1,102,674	17.0	517,801	8.0	647,252	10.0
Tier I capital to risk-weighted assets	1,021,736	15.8	N/A	N/A	388,351	6.0
2009
Tangible capital to tangible assets	$641,158	8.0%	$120,896	1.5%	N/A	N/A
Core capital to adjusted tangible assets	641,158	8.0	321,013	4.0	$401,267	5.0%
Total capital to risk-weighted assets	680,123	15.0	362,615	8.0	453,269	10.0
Tier I capital to risk-weighted assets	623,465	13.8	N/A	N/A	271,961	6.0

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

As of December 31, 2010 and 2009, EB qualified as a well-capitalized institution according to the regulatory framework for prompt corrective action. Management does not believe that any condition or event that would result in a change in this category has occurred since December 31, 2010.

OTS regulations impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The OTS regulates all capital distributions by EB directly or indirectly to the Company, including dividend payments. EB may not pay dividends to the Company if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OTS notifies EB that it is subject to heightened supervision. Under the Federal Deposit Insurance Act, or FDIA, an insured depository institution such as EB is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EB also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

29.	Related Parties

The Company lends to and accepts deposits from shareholders, directors, officers and their related business interests on substantially the same terms as loans and deposits to other individuals and businesses of comparable credit worthiness. Loans to related parties were approximately $4,868 and $5,499 at December 31, 2010 and 2009, respectively, and are included in loans held for investment. Deposits held for related parties were approximately $3,757 and $1,637 at December 31, 2010 and 2009, respectively.

The Company leases certain office property from a limited partnership owned in part by a former director and shareholder of the Company and the former director’s direct interests. The lease agreements relate to properties located in Jacksonville, Florida, and reflect substantially the same terms as leases entered into with other businesses of comparable standing. The lease terms generally expire in 2012, with additional options available to extend such leases. Payments related to the properties totaled $3,303, $3,522 and $2,925 for the years ended December 31, 2010, 2009 and 2008, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

30.	Condensed Parent Company Financial Information

Condensed balance sheets of EverBank Financial Corp as of December 31, 2010 and 2009 are as follows:

	2010	2009

Assets
Cash and cash equivalents	$12,596	$15,064
Investment in subsidiaries
Bank subsidiary	1,116,902	663,291
Nonbank subsidiaries	3,654	3,808

Total investment in subsidiaries	1,120,556	667,099
Other assets	2,466	971

Total Assets	$1,135,618	$683,134

Liabilities
Accounts payable and accrued liabilities	$4,757	$2,027
Due to subsidiaries, net	3,913	4,196
Trust preferred securities	113,750	123,000

Total liabilities	122,420	129,223
Shareholders’ Equity	1,013,198	553,911

Total Liabilities and Shareholders’ Equity	$1,135,618	$683,134

Condensed statements of income of EverBank Financial Corp for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Income
Bargain purchase gain	$68,056	—	—
Gain on extinguishment of debt	5,735	—	—
Other income	47	$43	$25

Total income	73,838	43	25
Expense
Interest expense	7,769	8,676	9,081
Noninterest expense	569	387	349

Total expense	8,338	9,063	9,430

Income (loss) before income tax benefit	65,500	(9,020)	(9,405)
Income tax benefit	(951)	(3,147)	(3,640)

Income (loss) before equity in earnings of subsidiaries	66,451	(5,873)	(5,765)
Equity in earnings of subsidiaries	122,449	59,238	51,794

Net Income	$188,900	$53,365	$46,029

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

Condensed statements of cash flows for EverBank Financial Corp for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Operating Activities:
Net income	$188,900	$53,365	$46,029
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in earnings of subsidiaries	(122,449)	(59,238)	(51,794)
Amortization of gain on interest rate swaps	666	—	—
Dividends received from bank subsidiary	6,800	6,800	6,800
Deferred income taxes	2,109	—	—
Bargain purchase gain	(68,056)	—	—
Gain on extinguishment of debt	(5,735)	—	—
Other operating activities	(11)	(51)	(51)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Other assets	(206)	376	368
Accounts payable and accrued liabilities	(516)	(179)	130
Due to subsidiaries	—	282	88

Net cash provided by operating activities	1,502	1,355	1,570

Investing Activities:
Capital contributions	(1)	(57,000)	(115,000)

Net cash used in investing activities	(1)	(57,000)	(115,000)

Financing Activities:
Purchase of trust preferred securities	(3,515)	—	—
Repurchase of common stock	(508)	(1,806)	(3,086)
Proceeds from issuance of common stock and Series B Preferred Stock	281	64,959	121,926
Dividends paid	(227)	(225)	(232)

Net cash (used in) provided by financing activities	(3,969)	62,928	118,608

Net (Decrease) Increase in Cash and Cash Equivalents	(2,468)	7,283	5,178
Cash and Cash Equivalents
Beginning of year	15,064	7,781	2,603

End of year	$12,596	$15,064	$7,781

31.	Segment Information

The Company has three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. The Company’s reportable business segments are strategic business units that offer distinctive products and services marketed through different channels. These segments are managed separately because of their marketing and distribution requirements. Activity

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

relating to both the TCFG and Bank of Florida acquisitions has been included in the Banking and Wealth Management segment.

The Banking and Wealth Management segment includes all banking, lending and investing products and services offered to customers either over the web or telephone or through financial centers or financial advisors.

The Mortgage Banking segment includes the origination and servicing of mortgage loans and focuses primarily on residential loans for purposes of resale to government-sponsored enterprises, institutional investors or for investment by the Banking and Wealth Management segment.

The Corporate Services segment consists of services provided to the Banking and Wealth Management and Mortgage Banking segments including treasury, technology, human resources, executive management, marketing, accounting, corporate development, legal, finance and other services and transaction-related items. Direct expenses are allocated to the operating segments; unallocated expenses are included in Corporate Services. Certain other expenses, including interest expense on trust preferred debt and transaction-related items, are contained in the Corporate Services segment.

The results of each segment are reported on a continuing basis. The following table presents financial information of reportable segments as of and for the years ended December 31, 2010, 2009 and 2008. The Eliminations column includes all intercompany eliminations required for consolidation purposes.

	2010
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$434,811	$38,298	$(7,769)	—	$465,340
Total revenue	497,197	259,740	73,979	$(7,769)	823,147
Intersegment revenue	—	603	—	(603)	—
Depreciation and amortization	7,945	2,272	4,671	—	14,888
Income (loss) before income tax	233,521	32,313	(15,961)	—	249,873
Total assets	10,117,289	1,957,897	49,325	(116,625)	12,007,886

	2009
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$253,352	$32,708	$(8,677)	—	$277,383
Total revenue	286,171	231,860	—	$(8,550)	509,481
Intersegment revenue	9,383	—	—	(9,383)	—
Depreciation and amortization	2,661	2,526	4,029	—	9,216
Income (loss) before income tax	85,300	77,065	(73,975)	—	88,390
Total assets	6,522,869	1,543,370	24,148	(30,208)	8,060,179

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

	2008
	Banking and
	Wealth	Mortgage	Corporate
	Management	Banking	Services	Eliminations	Consolidated

Net interest income (expense)	$105,597	$24,462	$(10,232)	—	$119,827
Total revenue	142,455	163,392	—	$(10,191)	295,656
Intersegment revenue	6,354	—	—	(6,354)	—
Depreciation and amortization	2,973	2,217	3,370	—	8,560
Income (loss) before income tax	44,500	52,399	(59,519)	—	37,380
Total assets	5,780,892	1,308,381	21,390	(62,396)	7,048,267

Total revenue is equal to net interest income and total noninterest income. External revenue in the Corporate Services segment includes a bargain purchase gain of $68,056 related to the Tygris acquisition in 2010. Total assets in the Banking and Wealth Management include $9,999 in goodwill related to the Bank of Florida acquisition.

32.	Correction of Prior Period Financial Statements

Statements of Cash Flows — Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2009, the Company identified several errors in the statements of cash flows for the years ended December 31, 2009 and 2008.

The Company identified errors of $77,537 and $0 included in accretion of discounts and reported as a non-cash adjustment to net income within net cash used in continuing operating activities. As a result, the cash received was reflected as an investing activity. However, the cash received was a return on investment and should have been reflected as an operating activity. Accordingly, the Company has made adjustments to correct these errors for the years ended December 31, 2009 and 2008 which are shown as adjustment 1 in the tables below.

The Company identified errors in the classification of cash flows for proceeds from the sale of real estate owned of $23,432 and $15,173 for the years ended December 31, 2009 and 2008, respectively. These cash flows were reported as operating activities but should have been reported as investing activities in the statements of cash flows. Accordingly, the Company has made adjustments to correct these errors for the years ended December 31, 2009 and 2008 which are shown as adjustment 2 in the tables below.

The Company identified errors in the classification of cash flows from the collection of FHA insurance proceeds for claims receivable on foreclosed held for investment loans of $89,647 and $26,046 for the years ended December 31, 2009 and 2008. These cash flows were reported as operating activities but should have been reported as investing activities. Accordingly, the Company has made adjustments to correct these errors for the years ended December 31, 2009 and 2008 which are shown as adjustment 3 in the tables below.

The Company identified an error related to its classification of certain cash flow hedge activities as financing cash flows. Upon review of the underlying transaction, the Company has concluded that the payments related to the settlement of forward interest rate swaps of $12,855 and $7,528 for the years ended December 31, 2009 and 2008, respectively, should have been shown in operating activities in the statement of cash flows as the Company is hedging the interest payments related to certain forecasted transactions. Accordingly, the Company has made adjustments to correct these

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

errors for the years ended December 31, 2009 and 2008 which are shown as adjustment 4 in the tables below.

	For the Year Ended December 31, 2009
	As Previously
	Reported	Error		As Restated

Operating Activities:
Net income	$53,365	—		$53,365
Accretion of discounts and amortization of premium	(77,638)	$78,125	(1)	487
Payments for settlement of forward interest rate swaps	—	(12,855	)(4)	(12,855)
Loss on other real estate owned	—	3,204	(3)	3,204
Change in other assets	109,223	(116,871	)(1),(2),(3)	(7,648)
Other operating cash flows	(101,565)	—		(101,565)

Net cash used in operating activities	(16,615)	(48,397)		(65,012)
Investing Activities:
Purchase of available for sale securities	(1,385,652)	588	(1)	(1,385,064)
Proceeds from maturities of available for sale securities	277,869	(78,125	)(1)	199,744
Proceeds related to sale or settlement of REO	—	23,432	(2)	23,432
Proceeds from foreclosure claims for FHA insured	—	89,647	(3)	89,647
Other investing activities	154,125	—		154,125

Net cash (used in) provided by investing activities	(953,658)	35,542		(918,116)
Financing Activities:
Payments for settlement of forward interest rate swaps	(12,855)	12,855	(4)	—
Other financing activities	943,479	—		943,479

Net cash provided by financing activities	930,624	12,855		943,479

Net decrease in cash and cash equivalents	(39,649)	—		(39,649)
Cash and cash equivalents — beginning of year	62,922	—		62,922

Cash and cash equivalents — end of year	$23,273	$—		$23,273

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

	For the Year Ended December 31, 2008
	As Previously
	Reported	Error		As Restated

Operating Activities:
Net income	$43,588	—		$43,588
Payments for settlement of forward interest rate swaps	—	$(7,528	)(4)	(7,528)
Loss on other real estate owned	—	395	(3)	395
Change in other assets	(197,898)	(16,815	)(2),(3)	(214,713)
Other operating cash flows	(128,498)	—		(128,498)

Net cash used in operating activities	(282,808)	(23,948)		(306,756)
Investing Activities:
Proceeds related to sale or settlement of REO	—	15,173	(3)	15,173
Proceeds from foreclosure claims for FHA insured loans	—	26,046	(2)	26,046
Increase in loans held for investment, net of discount accretion, premium amortization and principal repayments	(904,837)	(24,799)		(929,636)
Other investing activities	(231,642)	—		(231,642)

Net cash (used in) provided by investing activities	(1,136,479)	16,420		(1,120,059)
Financing Activities:
Payments for settlement of forward interest rate swaps	(7,528)	7,528		—
Other financing activities	1,455,789	—		1,455,789

Net cash provided by financing activities	1,448,261	7,528		1,455,789

Net decrease in cash and cash equivalents	28,974	—		28,974
Cash and cash equivalents — beginning of year	33,948	—		33,948

Cash and cash equivalents — end of year	$62,922	$—		$62,922

Impaired Loans — Subsequent to the issuance of the consolidated financial statements as of December 31, 2009, management determined that disclosures related to impaired loans as of and for the year ended December 31, 2009 were incorrectly reported in the notes to the financial statements. Although the errors related to the Company’s footnote disclosures have been corrected, there was no

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2010 and 2009 and
For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

change to the amounts reflected on the face of the financial statements. The information in the tables below has been restated to correct the 2009 disclosure as follows:

	As Previously
	Reported	Error	As Restated

Total investment in impaired loans with a specific allowance	$133,312	$(1,847)	$131,465
Total investment in impaired loans with no specific allowance	44,098	110,778	154,876
Valuation allowance related to impaired loans	29,177	(127)	29,050
Average balance of impaired loans outstanding during the year	135,314	109,018	244,332
Interest income recognized on impaired loans	5,110	16,255	21,365

Troubled Debt Restructurings — Subsequent to the issuance of the consolidated financial statements as of December 31, 2009, management determined that disclosures related to impaired loans classified as TDRs as of and for the year ended December 31, 2009 were incorrectly reported in the notes to the financial statements. Although the errors related to the Company’s footnote disclosures have been corrected, there was no change to the amounts reflected on the face of the financial statements. The information in the table below has been restated to correct the 2009 disclosure as follows:

	As Previously
	Reported	Error	As Restated

TDRs classified as impaired loans	$15,173	$129,066	$144,239
Valuation allowance on TDRs	6,253	6,550	12,803

33.	Subsequent Events

On January 27, 2011, the Company effected a 15 for 1 split of its common stock. All share and per share disclosure has been retroactively restated to reflect the stock split.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
EverBank Financial Corp and Subsidiaries
Jacksonville, Florida

We have audited the accompanying statement of assets acquired and liabilities assumed by EverBank (the “Bank”) a wholly owned subsidiary of EverBank Financial Corp, pursuant to the Purchase and Assumption Agreements, dated May 28, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Bank’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets acquired and liabilities assumed by EverBank pursuant to the Purchase and Assumption Agreements, dated May 28, 2010, is presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida
October 7, 2010

Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp)
As of May 28, 2010
(Dollars in thousands)

Assets
Cash and cash equivalents	$147,702
FDIC receivable	147,202
Investment securities, available for sale	162,275
Loans held for investment, net	888,760
Other real estate owned	22,132
Other assets	8,595
Goodwill	9,837
Core deposit premium	3,200
Deferred tax asset	5,927

Total assets acquired	$1,395,630

Liabilities
Deposits
Noninterest-bearing	$104,088
Interest-bearing	1,102,748

Total deposits	1,206,836
Other borrowings	149,240
FDIC clawback liability	37,592
Other liabilities	961
Payable to FDIC	1,001

Total liabilities assumed	$1,395,630

See notes to this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp)
May 28, 2010
(Dollars in thousands)

1.	Organization and Summary of Significant Accounting Policies

Organization

EverBank Financial Corp (the Company) is a thrift holding company with one direct subsidiary, EverBank (EB). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. EB operates 17 financial centers in four Florida cities: Jacksonville, Naples, Ft. Lauderdale, and Tampa. Its Internet direct banking services are offered nationwide. EB (a) accepts deposits from the general public; (b) originates, purchases, services, sells, and provides reinsurance for residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans; and (e) offers full-service securities brokerage services.

EB’s subsidiaries are:

•	AMC Acquisition, Inc., the parent of EverHome Mortgage Company,

•	AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc.,

•	Tygris Commercial Finance Group (TCFG), and

•	EB Reinsurance Holding, Inc.

As described in Note 2, EB entered into purchase and assumption agreements with the Federal Deposit Insurance Corporation (“FDIC”) to acquire certain assets and assume certain liabilities of the Bank of Florida — Southwest, Bank of Florida — Southeast, and Bank of Florida — Tampa Bay (collectively “Bank of Florida”) on May 28, 2010. The acquisition of the net assets of Bank of Florida constitutes a business acquisition as defined by Accounting Standards Codification (“ASC”) 805-10, Business Combinations. The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including identifiable intangible assets, and the assumed liabilities, including the FDIC clawback liability, in the Bank of Florida acquisition were measured and recorded as of the date of acquisition.

Basis of Presentation

The statement of assets acquired and liabilities assumed and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the amounts reported in the statement of assets acquired and liabilities assumed and accompanying notes. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term are valuation of loans covered by loss sharing arrangements with the FDIC and the related clawback liability, valuation of goodwill and intangible assets, other purchase accounting adjustments, and accounting for loans acquired with evidence of credit deterioration.

The Company has performed an evaluation of subsequent events through September 30, 2010, the date the statement of assets acquired and liabilities assumed was available to be issued.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. Described below are the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents — Cash and cash equivalents include cash, amounts due from banks and interest-earning deposits with banks with an original maturity of three months or less. The carrying amount approximates fair value because of the relatively short time between origination and expected realization.

Investment securities — The fair value for each purchased security was the quoted market price at the close of the trading day on May 28, 2010. The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the par value.

Loans held for investment — The fair value of loans acquired was $888,760, which represents the discounted expected cash flows from the portfolio. In estimating fair value, the expected amount and timing of undiscounted principal and interest payments and collection of collateral values was determined. In calculating expected cash flows, management made assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. These assumptions were based in part on the type of loan, related collateral, risk classification status (i.e., performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing.

Loans acquired in the Bank of Florida acquisition that are covered by loss share agreements between EB and the FDIC are referred to as “covered loans.” Substantially all of the loans acquired in the Bank of Florida acquisition are covered loans.

Other real estate owned — Other real estate owned (OREO) is presented at its estimated fair value less costs to sell.

Other assets — Other assets include accrued interest receivable on loans and investment securities. The book value of these assets approximates fair value.

Goodwill — Goodwill represents the excess of the estimated fair value of liabilities assumed over the estimated fair value of assets acquired.

Core deposit premium — The fair value of the core deposit premium was estimated based on factors such as type of deposit, deposit retention rates, interest rates, and age of the deposit relationships. Based on this valuation the core deposit premium will be amortized over the estimated useful life of seven years using the straight-line method.

Deposit liabilities — The fair value of demand, savings and time deposits is assumed equal to the book value of the liabilities at the acquisition date.

Other borrowings — Other borrowings consist of structured FHLB advances, fixed-rate FHLB advances, short-term FHLB advances, and repurchase agreements. The fair value of structured FHLB advances was determined through a discounted cash flow method utilizing observable market inputs such as effective date, maturity date, coupon rate and payment frequency for each individual

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

structured advance. Long term repurchase agreements were valued using a discounted cash flow method based on observable market inputs.

FDIC clawback liability — The fair value of the FDIC clawback liability represents the present value of estimated cash payments expected to be owed to the FDIC (net of amounts received from the FDIC). The ultimate settlement amount of the FDIC clawback is dependent upon the performance of the underlying covered loans, the passage of time and claims submitted to the FDIC.

Other liabilities — Other liabilities include accrued interest payable for deposits products and other liabilities. The fair value of other liabilities approximates the book value due to the short term nature of these liabilities.

Use of Estimates

A number of significant estimates and assumptions are included in the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions for market participant expectations of discount rates, estimated prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affect the estimation of the fair values of the assets acquired and liabilities assumed. Actual results could differ from those estimates. Changes that may vary significantly from these assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

2.	FDIC-Assisted Acquisition

On May 28, 2010, EB entered into purchase and assumption agreements with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of Bank of Florida.

The acquired loans and OREO are covered by loss share agreements between EB and the FDIC. Under the agreements, the FDIC will reimburse the bank for 80% of losses that exceed $385,645 on the disposition of loans and OREO. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements.

Within 45 days of the end of the loss share agreements, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. The term for the rebate for the single family residential real estate loans is ten years, while the term for the rebate for all other loans is eight years. This FDIC clawback liability was recorded at acquisition date at its estimated fair value of $37,592.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting and recorded at their estimated fair values at acquisition. A summary of the net

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

assets received and the estimated fair value adjustments resulting in recognition of goodwill are as follows:

May 28, 2010

Existing cost basis net of liabilities at acquisition	$141,538
FDIC receivable	147,202
Fair value adjustments:
Loans held for investment	(258,509)
Other real estate owned	(2,903)
Core deposit premium	3,200
Deferred tax asset	5,927
Other borrowings	(7,699)
FDIC clawback liability	(37,592)
Payable to FDIC	(1,001)

Goodwill	$(9,837)

The FDIC also granted EB an option to purchase, at appraised values, the premises, furniture, fixtures and equipment of Bank of Florida and assume the leases associated with these offices.

Since net liabilities were assumed at acquisition, the FDIC transferred $147,202 in cash to EB. The payable to the FDIC of $1,001 represents settlement items that were identified shortly after the closing date adjusting the cash received from the FDIC.

3.	Investment Securities

The fair value of investment securities at May 28, 2010 is as follows:

U.S. government agencies and corporation obligations	$80,554
Mortgage backed securities	73,139
FHLB stock	8,467
Other securities	115

$162,275

The fair value of debt securities at May 28, 2010 by contractual maturities are shown below:

		After 1	After 5
	Due within	but within	but within	After
	1 year	5 Yrs	10 Yrs	10 Years
	Amount	Amount	Amount	Amount	Total

U.S. government agencies and corp. obligations	$—	$10,128	$—	$70,426	$80,554
Mortgage backed securities	—	—	—	73,139	73,139
FHLB Stock	—	—	—	8,467	8,467
Other securities	—	—	—	115	115

	$—	$10,128	$—	$152,147	$162,275

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

As of May 28, 2010, investment securities measured at fair value on a recurring basis for which the EB has elected the fair value option, are as follows:

	Fair Value
	Measurements Using
	Level 1	Level 2	Level 3	Total

U.S. government agencies and corporation obligations	$—	$80,554	$—	$80,554
Mortgage backed securities	—	73,139	—	73,139

	$—	$153,693	$—	$153,693

Subsequent to acquisition, investment securities totaling $143,747 were sold for a gain of approximately $62.

4.	Loans Held for Investment, net

The composition of loans acquired at May 28, 2010 is as follows:

	Amount	% of Loans

Commercial and commercial real estate	$971,035	84.6%
Residential real estate	114,796	10.0%
Home equity lines	41,493	3.6%
Consumer	10,324	0.9%

Loans covered by loss sharing	1,137,648	99.2%

OREO window period charge-offs	9,242	0.8%
Overdrafts	380	0.0%
Loans not covered by loss sharing	9,622	0.8%

Total loans acquired	1,147,270	100.0%

Discount based on acquisition date fair value	(258,510)

Net loans	$888,760

EB accounts for loans acquired with evidence of credit deterioration in accordance with ASC 310-30. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The non-accretable difference represents an estimate of the credit risk in Bank of Florida’s loan portfolio at the acquisition date.

At May 28, 2010, unpaid principal balances of loans with evidence of credit deterioration totaled $997.3 million. The undiscounted contractual cash flows for these loans were $1,310,686. The undiscounted estimated cash flows not expected to be collected for these loans were $314,394. At May 28, 2010, the accretable yield was $189,278.

The loans acquired in the Bank of Florida acquisition are and will continue to be subject to EB’s internal and external credit review. As a result, if further credit deterioration is noted subsequent to the May 28, 2010 acquisition date, such deterioration will be measured through EB’s loan loss reserving methodology.

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

OREO window period charge-offs reflect charge-offs taken by the legacy bank between the bid date and the date of closing.

5.	Deferred Tax Asset

A net deferred tax asset of $5,927 was recorded at the acquisition date relating to the Bank of Florida acquisition. Deferred tax assets and liabilities were recognized for temporary differences between the financial reporting basis and the tax basis of the assets acquired and liabilities assumed. Deferred taxes were calculated based on the estimated federal and state income tax rates currently in effect for the Company.

6.	Deposits

Deposits were composed of the following at May 28, 2010:

	Amount	Rate

Noninterest-bearing demand	$104,088
Interest-bearing demand	42,561	0.16%
Savings and money market accounts	143,692	1.01%
Time, $100,000 and over	478,010	2.12%
Other time	438,485	2.46%

	$1,206,836

Scheduled maturities of time deposits as of May 28, 2010 were as follows:

2010	$218,175
2011	443,306
2012	143,234
2013	18,872
2014	8,657
Thereafter	84,251

$916,495

The estimated amortization expense of the core deposit premium for the remainder of 2010 and for the subsequent years is as follows:

2010	$267
2011	457
2012	457
2013	457
2014	457
Thereafter	1,105

$3,200

Overdrafts on deposits of $380 have been reclassified as loans held for investment.

Notes to Statement of Assets Acquired and Liabilities Assumed
By EverBank (a wholly owned subsidiary of EverBank Financial Corp) — (Continued)
May 28, 2010
(Dollars in thousands)

7.	Other Borrowings

Other borrowings at May 28, 2010 were composed of the following:

	Amount	Rate
		(weighted avg.)

Short-term client repurchase agreements	$3,091	(1)
Short-term FHLB advances	25,000	(1)
Structured FHLB advances	89,287	4.39%
Fixed-rate FHLB advances	10,958	3.39%
Repurchase agreements	20,904	3.29%

Total other borrowings	$149,240

(1) Rate resets daily.

FHLB advances are term advances and were secured by a blanket lien on eligible loans. EB may repay the advances at any time with a prepayment penalty. Of the $149,240 in outstanding at acquisition, $72,227 matured or was repaid during June.

The following table summarizes FHLB advances outstanding at May 28, 2010:

Year of Maturity

2010	$28,091
2011	250
2012	47,000
2013	56,200
2014	—
Thereafter	10,000

Total	$141,541
Fair value adjustment	7,699

Total	$149,240

8.	Subsequent Event

The FDIC granted EB the option to purchase, at appraised values, the premises, furniture, fixtures, and equipment of Bank of Florida and assume the leases associated with these offices. Neither the purchase of the assets or the assignment of the leases is expected to have a material effect on EB’s net asset position.

INDEPENDENT AUDITORS’ REPORT

Tygris Commercial Finance Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Tygris Commercial Finance Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tygris Commercial Finance Group, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 24 to the consolidated financial statements, the Company entered into an acquisition agreement and plan of merger in October 2009. After obtaining all necessary approvals, this merger transaction closed on February 5, 2010.

/s/  Deloitte & Touche LLP

New York, New York
May 6, 2010

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
As of December 31, 2009 and 2008
(In thousands, except for shares and per share amounts)

	2009	2008

ASSETS
CASH AND CASH EQUIVALENTS	$63,758	$61,828
RESTRICTED CASH	88,373	66,263
EQUIPMENT LEASE AND LOAN RECEIVABLES — Net of allowance for credit losses of $44,576 and $62,373, respectively	789,307	999,250
EQUIPMENT UNDER OPERATING LEASES — Net of accumulated depreciation of $11,696 and $5,357, respectively	16,637	22,845
PROPERTY AND EQUIPMENT — Net of accumulated depreciation and amortization of $1,693 and $478, respectively	2,275	3,805
INVESTMENT IN EVERBANK	65,000	—
GOODWILL	—	21,141
INTANGIBLE ASSETS — Net of accumulated amortization of $5,530 and $2,037, respectively	3,152	17,688
OTHER ASSETS	4,724	15,054

TOTAL	$1,033,226	$1,207,874

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$38,400	$35,671
Interest rate derivatives	10,780	20,789
Revolving and term secured borrowings	409,210	649,045
Liabilities related to discontinued operations	6,582	—

Total liabilities	464,972	705,505

COMMITMENTS AND CONTINGENCIES (Note 20)
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value — 600,000,000 shares authorized; 39,360,739 and 30,752,900 shares issued and outstanding, respectively	394	308
Preferred stock, $0.01 par value — 100,000,000 shares authorized
Additional paid in capital	763,454	592,083
Accumulated deficit	(195,594)	(90,022)

Total stockholders’ equity	568,254	502,369

TOTAL	$1,033,226	$1,207,874

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Year Ended December 31, 2009 and the Period
January 22, 2008 (date of Inception) Through December 31, 2008
(In thousands)

	2009	2008

NET LEASE AND LOAN INCOME:
Lease and loan income	$88,273	$59,812
Interest expense	59,481	47,941

Net lease and loan income	28,792	11,871
Provision for credit losses	15,449	33,857

Net lease and loan income (loss) after provision for credit losses	13,343	(21,986)

OTHER INCOME (LOSS):
Fees and other income	6,952	7,840
Loss on sale of lease assets	(10,082)	—
Fair value adjustment for interest rate derivatives	8,883	(12,928)

Total other income (loss)	5,753	(5,088)

OPERATING EXPENSES:
Salaries and employee benefits	46,905	32,587
Selling, general and administrative expenses	21,976	13,879
Impairment charges (Notes 10 and 11)	32,184	—
Depreciation and amortization	12,389	7,872

Total operating expenses	113,454	54,338

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	(94,358)	(81,412)
INCOME TAX PROVISION	125	210

LOSS FROM CONTINUING OPERATIONS	(94,483)	(81,622)
LOSS FROM DISCONTINUED OPERATIONS	(11,089)	(8,400)

NET LOSS	$(105,572)	$(90,022)

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity
For the Year Ended December 31, 2009 and the Period
January 22, 2008 (date of Inception) Through December 31, 2008
(In thousands, except per share amount)

					Total
	Common	Common	Paid In	Accumulated	Stockholders’
	Shares	Stock	Capital	Deficit	Equity

Balance — January 22, 2008 (Date of Inception)	—	$—	$—	$—	$—
Comprehensive loss — net loss	—	—	—	(90,022)	(90,022)
Issuance of common stock, $0.01 par value	30,753	308	613,594	—	613,902
Issuance costs	—	—	(24,082)	—	(24,082)
Share-based compensation	—	—	2,571	—	2,571

BALANCE — December 31, 2008	30,753	308	592,083	(90,022)	502,369
Capital contributions and other — net	8,608	86	172,839	—	172,925
Share-based compensation	—	—	(1,468)	—	(1,468)
Comprehensive loss — net loss	—	—	—	(105,572)	(105,572)

BALANCE — December 31, 2009	39,361	$394	$763,454	$(195,594)	$568,254

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Year Ended December 31, 2009 and the Period
January 22, 2008 (Date of Inception) Through December 31, 2008
(In thousands)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(105,572)	$(90,022)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	(1,468)	2,571
Provision for credit losses	15,449	33,857
Depreciation of equipment under operating leases	7,853	5,357
Amortization of fair value discount on term secured borrowings	7,293	5,918
Depreciation and amortization	4,536	2,515
Amortization of initial direct costs and fees	5,168	700
Amortization of fair value discount on leases and loans	(5,645)	(4,183)
Amortization of fair value premium on leases and loans	10,663	5,961
Amortization of deferred financing costs	13,821	9,536
Impairment charges	32,184	—
Gain on early extinguishment of debt	—	(1,824)
Unrealized (gain) loss on fair value adjustment for interest rate derivatives	(8,883)	12,928
Loss on sale of lease assets	10,082	980
Impairment related to discontinued operations	962	—
Increase in other assets	(1,613)	(13,608)
Increase in accounts payable and accrued expenses	2,729	23,881
Increase in liabilities related to discontinued operations	6,582	—

Net cash flow used in operating activities	(5,859)	(5,433)

CASH FLOWS FROM INVESTING ACTIVITIES:
Origination of lease and loan receivables	(179,103)	(271,290)
Payments received on lease and loan receivables	351,822	231,501
Change in restricted cash	(22,110)	(34,581)
Investment in EverBank	(65,000)	—
Acquisitions — net of cash acquired	—	(313,217)
Purchases of equipment under operating leases	—	(14,453)
Purchase of property and equipment	(1,742)	(1,951)

Net cash flow provided by (used in) investing activities	83,867	(403,991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	184,868	514,128
Direct costs of issuance of common stock	—	(24,082)
Conduit advances	121,258	103,236
Conduit repayments	(181,894)	(132,587)
Term securitization repayments	(67,127)	(49,580)
Warehouse advances TVF	311,056	219,462
Term loan advances TAF	14,428	175,000
Warehouse repayments TVF	(354,131)	(205,519)
Term loan repayments TAF	(97,735)	(44,712)
Other debt repayments	(790)	(64,788)
Debt financing costs	(6,011)	(19,306)

Net cash flow (used in) provided by financing activities	(76,078)	471,252

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,930	61,828
CASH AND CASH EQUIVALENTS — Beginning of year	61,828	—

CASH AND CASH EQUIVALENTS — End of year	$63,758	$61,828

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$39,704	$30,876

Cash paid for taxes	$370	$234

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock related to the USXL acquisition	$—	$88,075

Issuance of common stock held in escrow — credit performance adjustment	$—	$11,699

See notes to consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

1.	DESCRIPTION OF BUSINESS

Tygris Commercial Finance Group, Inc. and Subsidiaries (TCFG or the “Company”), was formed as a Delaware corporation on January 22, 2008. The Company had no substantial business activity prior to May 9, 2008 when it received commitments from various private equity and other investors to purchase, through May 9, 2010, approximately $1.9 billion of the Company’s common stock (based on a purchase price of $20.00 per share, or $19.95 per share for certain large investors). The Company used the net proceeds of the funded equity commitments to commence operations including hiring a management team, evaluating several potential acquisitions and arranging new debt financing in support of acquisition activity.

The Company acquired US Express Leasing Inc. (USXL) now operating as Tygris Vendor Finance (TVF) on May 28, 2008. TVF operates as the Company’s vendor finance platform. In addition, the Company acquired substantially all of the assets and certain liabilities of MarCap LLC (“MarCap”) on May 31, 2008, and integrated MarCap into the Company’s middle market equipment finance platform. See Note 4 for additional information related to the acquisitions.

Since formation, the Company’s focus was on building small ticket leasing, middle market equipment finance, and corporate finance platforms to serve middle market customers in three specialized lending units.

•	Vendor Finance — Tygris Vendor Finance (TVF), the Company’s small ticket leasing unit, provides innovative financial solutions, principally leases, to customers that purchase equipment from dealers and vendors nationwide. Originations are primarily concentrated in the health care, office products, and technology areas.

•	Asset Finance — Tygris Asset Finance (TAF), the Company’s middle market equipment leasing and lending unit offers finance and leasing products that typically are collateralized by essential use equipment.

•	Corporate Finance — Tygris Corporate Finance (TCF), the Company’s cash flow and asset based finance unit, focuses on senior-secured lending, including restructuring financing, to middle market companies in targeted industries. TCF has not originated any transactions and its operations were discontinued. See Note 19 for further information.

On October 21, 2009, TCFG entered into an acquisition agreement and plan of merger (the “Merger Transaction”) with EverBank Financial Corporation, a privately held Florida corporation (“EverBank Holding”) and savings and loan holding company of EverBank, a federal savings bank (“EverBank”). Under the terms of the Merger Transaction, EverBank Holding is to acquire TCFG and all of its subsidiaries, by merging a newly-formed, wholly owned subsidiary of EverBank Holding with and into TCFG with TCFG surviving the merger as a wholly owned subsidiary of EverBank Holding.

All necessary closing conditions, including obtaining regulatory approvals, for the Merger Transaction were met on or before February 4, 2010. The merger closed on February 5, 2010. The consideration paid in the merger was shares of EverBank Holding voting and non-voting common stock. Immediately following the effective date of the merger, EverBank Holding contributed all of the stock of TCFG to EverBank resulting in TCFG becoming a direct wholly owned subsidiary of EverBank. In addition, the subsidiaries of TCFG are expected to continue to be subsidiaries of TCFG (and indirect subsidiaries of EverBank). See Note 24 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Tygris Vendor Finance, Inc., Tygris Asset Finance, Inc., and Tygris Corporate Finance, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation — The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Prior year financial statement amounts have been reclassified to reflect the impact of discontinued operations in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “Codification” or “ASC”) Subtopic 205-20, Discontinued Operations (see Note 19). Additionally, prior period depreciation expense related to operating lease income was reclassified from lease and loan income to depreciation and amortization expense to conform to the current year presentation (See Note 14).

FASB Accounting Standards Codification — In June 2009, the FASB introduced the FASB Accounting Standards Codification. The Codification, which was effective for annual periods ended after September 15, 2009, became the single source of authoritative non-governmental US GAAP, superseding existing literature issued by FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and other related literature. The Codification eliminates the GAAP hierarchy and establishes one level of authoritative guidance for GAAP. All other literature is considered non-authoritative. There has been no change to the consolidated financial statements due to the implementation of the Codification.

Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates included in the consolidated financial statements are prudent and reasonable. Estimates include assumptions when accounting for income recognition, financial instruments, goodwill and intangible assets, the residual values of leased equipment, the allowance for credit losses, deferred initial direct costs, share-based compensation awards, and income taxes. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of balances in demand deposit accounts and at any given time may include short-term, highly liquid investments purchased with an original maturity of three months or less.

Restricted Cash — Restricted cash consists primarily of cash held by a trustee related to the Company’s subsidiaries term securitizations, cash reserves for those transactions and required liquidity reserves under certain of the Company’s other credit agreements. The restricted cash balance also includes amounts due from securitizations representing reimbursements of servicing fees and excess spread income. On a monthly basis, the trustee distributes this cash to pay interest and principal on the securitization borrowings, servicing fees and excess spread income.

Equipment Lease and Loan Receivables — Leases are recorded as the sum of the future minimum lease payments, initial deferred costs and estimated residual values less unearned income. Income is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

Loans are stated at the principal amount outstanding and interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Nonrefundable loan fees and related direct costs associated with the origination of leases and loans are deferred and included in equipment lease and loan receivables in the consolidated balance sheet. The net deferred fees or costs are recognized as an adjustment to lease and loan income over the contractual life of the receivables using a method which approximates the interest method or taken into income when the related receivables are paid off or sold. The Company amortizes any discount or premium recorded on purchased receivables into lease and loan income as a yield adjustment over the contractual life of the lease or loan.

The accrual of income on leases and loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectability of contractual principal and interest. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans on which the accrual of interest has been discontinued are designated as non-accrual loans.

The Company’s estimated residual equipment values are reviewed annually by management and are reduced for any impairment that may have occurred. The recognition of any impairment is recorded as a reduction to the value of the financed equipment on the consolidated statement of operations.

Allowance for Credit Losses — The Company’s allowance for credit losses represents management’s estimate of losses inherent in the equipment lease and loan portfolio as of the balance sheet date. The estimation of the allowance includes considerable judgment and is based on a variety of factors, including past lease and loan loss experience, the current credit profile of the Company’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

The Company periodically performs a systematic review of the lease and loan portfolio to identify credit risks and assess collectability. For the larger ticket TAF portfolio, this review includes review of specific accounts that are risk rated above a certain threshold as well as an evaluation of the portfolio in the aggregate. For the small ticket TVF portfolio, this evaluation is typically done on an aggregate pool basis and focuses primarily on delinquency and charge-off experience and trends within various segments of the portfolio. Management’s judgmental determination of the amounts necessary for aggregate pools of leases and loans is based on several factors including economic conditions, industry trends, historical loss experience, geographic and obligor concentrations, forecasts as well as other factors. Leases and loans that are determined to be nonperforming are factored in the estimation of the allowance for credit losses. A loan or lease is considered impaired when, based on current information and events, it is probable that all contractual amounts due, including principal and interest, will not be fully collected. When a receivable has been identified as individually impaired, impairment is measured based on the present value of payments expected to be received or, for receivables that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If an impairment is identified, a specific allowance is established as a component of the allowance for credit losses.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

When available information indicates that specific leases and loans or portions thereof are uncollectible, such amounts are charged off against the allowance for credit losses. In the TVF business, accounts are generally charged off when they become 151 days past due or earlier if determined to be uncollectible. Lease and loan receivables are pursued for collection until such time as management determines this process is no longer economically beneficial to the Company. All recoveries are credited to the allowance for credit losses when received.

Equipment Under Operating Lease — Equipment financed under operating leases is carried at cost less accumulated depreciation and is depreciated on a straight-line basis to its estimated net residual value over the respective lease terms. The lease terms generally range from 12 to 60 months.

Investment in EverBank — Investment in EverBank contains an investment in the common stock of EverBank, a private company. Such investment is accounted in accordance with ASC 325 Investments — Other.

Property and Equipment — Property and equipment primarily consists of furniture and fixtures, business software and leasehold improvements and is stated at cost net of accumulated depreciation and amortization. Property and equipment purchased by the Company for its own use is depreciated on a straight-line basis over the estimated useful life generally ranging from two to seven years. Software is amortized over the estimated period of its economic benefit or related contractual rights generally ranging from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life, generally ranging from five to ten years.

Goodwill — Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is assessed for impairment at least annually. As part of this assessment, the Company considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows and market place data.

Identifiable Intangible Assets — Identifiable intangible assets consisting of customer relationships, technology and covenants not to compete were recorded as a result of the acquisition of USXL by TCFG. The identifiable intangible assets are amortized on a straight-line basis over their useful lives.

The Company periodically evaluates the net realizable value of long-lived assets, including property and equipment, operating lease equipment and identifiable intangible assets, based on factors including operating results, business plans, economic projections and anticipated future cash flows. A review of impairment is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. When indicators of impairment are present, the carrying value of the asset is evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. Impairment in the carrying value of an asset is recognized whenever anticipated future cash flows from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Lease and Loan Income — Lease and loan income includes: (a) income from direct financing leases less amortization of initial direct costs; (b) contractual interest on loans adjusted by amortized

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

net deferred loan fees and costs; (c) amortized premium and accreted discount related to the USXL and MarCap acquisitions, respectively and (d) operating lease income.

Revenue Recognition on Delinquent and Non-accrual Equipment Leases and Loans — Accrual of lease and loan income is discontinued when the borrower has defaulted for a period of 90 days in payment of principal or interest, or both, unless the loan or lease is highly collateralized and is in the process of collection. Income on non-accrual accounts, including impaired loans, is recognized to the extent that cash payments are received and in management’s judgment, full payment of the loan or lease is expected. If the borrower has demonstrated the ability to make contractual principal and interest payments, the receivable may be returned to accrual status.

Interest Expense — Interest expense includes:  (a) contractual interest expense accrued on debt outstanding and related derivative instruments (b) amortization of deferred fees and other direct incremental costs incurred in connection with borrowings and (c) amortization of the purchase accounting discount recorded on USXL debt.

Fees and Other Income — Fees and other income include: (a) fees such as late charges, early termination fees, documentation fees and other fees, which are generally recognized when received; and (b) other income.

Gain/Loss on Sale of Lease Assets — Gains and losses from the sale of lease assets are recognized at time of sale. The Company, in the normal course of business, sells lease assets in transactions characterized as either end of term or early buyouts, as well as sale of assets returned to inventory through either contractual obligations or repossession. In addition, the Company also periodically disposes of lease assets that fail to meet certain required criteria under the terms of its credit facilities.

Share-Based Compensation — The Company recognizes compensation costs related to share-based employee awards. Such costs are recognized over the period that an employee provides services in exchange for the award. The fair value of the awards is estimated on the date of grant using the Black-Scholes option-pricing model.

Income Taxes — Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable.

The Company accounts for uncertainty in income taxes in its financial statements and utilizes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to not be sustained upon audit by the relevant authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, with regard to uncertain tax liabilities, the Company follows the guidance provided in the accounting literature on derecognizing, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The Company has elected to classify any interest and penalties as a component of income tax expense.

Initial Direct Costs — Initial direct costs of originating the Company’s lease and loan receivables consist of management’s estimate of those costs incurred in connection with successful

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

origination of leases and loans. These costs are deducted from selling, general and administrative expenses and amortized as a reduction to lease and loan income over the term of the related receivables utilizing the effective interest method or straight line if not materially different than the interest method.

Equity Placement Fees — Fees and related direct costs associated with capital raising activities are recorded as a reduction to additional paid in capital.

Derivative Financial Instruments — The Company reports all derivative financial instruments on its balance sheet at fair value. The fair value is calculated using available market data taking into account current market rates.

The Company employs interest rate derivatives to manage exposure to the effects of changes in market interest rates and comply with certain covenants in its borrowing arrangements. All derivative instruments have been recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of any derivative financial instrument is recognized in the period during which the change in fair value occurred and is recorded in the Company’s consolidated statement of operations.

The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company is exposed to the credit risk of its counterparties if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with investment grade credit ratings.

Pledged Lease Receivables — The Company obtained a significant amount of its financing by selling lease receivables to special purpose entities (SPEs) that issue notes to institutional investors through securitizations. The SPEs’ lease receivable portfolios secure the notes. The Company’s financing activities did not qualify for sale accounting treatment due to certain provisions in the credit agreements and terms of the securitizations. Accordingly, the assets contained in these SPEs and the related debt are included in the accompanying consolidated balance sheet. Specifically pledged leases and restricted cash are assigned as additional collateral for these borrowings. The owners of the SPEs notes have no further recourse to the general credit of the Company beyond the value of the assets held by the SPEs or those specifically pledged.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). In September 2009, the FASB issued Accounting Standards Update 2009-06, Implementation Guidelines on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities (“ASU 2009-06”). FIN 48 and ASU 2009-06 have been incorporated into the ASC under Topic 740, Income Taxes (“ASC 740”). ASC 740 establishes new evaluation and measurement processes for all income tax positions taken, and requires expanded disclosure of income tax matters. The Company adopted the provisions of ASC 740 effective January 1, 2009, and its adoption did not have a material impact on the Company’s consolidated financial statements.

As of January 1, 2008 the Company adopted the guidance for measuring fair value with respect to US GAAP and expanded disclosure requirements about fair value measurements contained in ASC 820 Fair Value Measurements and Disclosures (“ASC 820”). The provisions of ASC 820 relating

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

to nonfinancial assets and liabilities are effective for the Company on January 1, 2009. The application of ASC 820 to the Company’s nonfinancial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. See Note 23 for further information.

In March 2008, the FASB amended the disclosure requirements for derivative instruments and hedging activities contained in ASC 815 Derivatives and Hedging, including enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The new guidance is effective for the Company as of January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB amended the factors that are considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350 Intangibles — Goodwill and Other. The intent is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805 Business Combinations and other US GAAP. The amendment is effective for recognized intangible assets acquired after January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2009, the Company adopted guidance that establishes principles and requirements for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed and any noncontrolling interest in a business combination at their fair value at acquisition date. The guidance alters the treatment of acquisition-related costs, business combinations achieved in stages (referred to as a step acquisition), the treatment of gains from a bargain purchase, the recognition of contingencies in business combinations, the treatment of in-process research and development in a business combination as well as the treatment of recognizable deferred tax benefits. The guidance is applicable to business acquisitions completed after January 1, 2009. The Company did not make any business acquisitions during the year ended December 31, 2009. The adoption of ASC 805, Business Combinations, did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events, which was incorporated into the ASC under Topic 855, Subsequent Events (“ASC 855”) and became effective for the Company in 2009. ASC 855 sets forth the circumstances and the period after the balance sheet date for which an entity should evaluate events for recognition or disclosure in its financial statements. ASC 855 requires that evaluation of subsequent events must include events that occur up to and including the date the financial statements are available to be issued. The adoption of ASC 855 did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued guidance which increases disclosure regarding the fair value of financial instruments. The key provisions of this guidance include the requirement to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 including a description of the reason for the transfers. Previously this was only required of transfers between Level 2 and Level 3 assets. Further, reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities; a class is potentially a subset of the assets or liabilities within a line item in the statement of financial position. Additionally, disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements are required for either Level 2 or Level 3 assets. This portion of the guidance is

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

effective for the Company as of December 31, 2010. The guidance also requires that the disclosure on any Level 3 assets presents separately information about purchases, sales, issuances and settlements. In other words, Level 3 assets are presented on a gross basis rather than as one net number. However, this last portion of the guidance is not effective for the Company until January 1, 2011. Adoption of this guidance is expected to result in increased financial statement note disclosure for the Company.

4.	ACQUISITIONS

US Express Leasing, Inc. — On May 28, 2008, the Company acquired 100 percent of the outstanding common and preferred shares of USXL located in Parsippany, New Jersey. The results of USXL’s operations have been included in the Company’s consolidated financial statements since the date of acquisition. USXL, now operating as TVF, engages in vendor finance by leasing personal property to small and medium sized businesses in the United States. TVF originates leases through a network of dealers, distributors and manufacturers in the healthcare, office products, technology and commercial markets.

Pursuant to the Stock Purchase Agreement (the “SPA”), the aggregate purchase price, after giving effect to the Credit Performance Adjustment escrow account (“CPA”) described below, was $93.1 million, which was comprised of $1.0 million in cash, 4.4 million shares of common stock valued at $88.1 million and $4.0 million in costs associated with the acquisition. The value of the common stock of $20.00 per share was determined based on the commitments to purchase common stock obtained by the Company on May 9, 2008 and as described in Note 1.

Allocation of USXL Purchase Price — The Company accounted for the acquisition of USXL as a purchase transaction. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition date. The USXL opening balance sheet at the acquisition date, after the purchase price allocation, is summarized below (in thousands):

2008

Cash and cash equivalents	$2,566
Restricted cash	31,682
Equipment lease and loan receivables — net	674,291
Equipment under operating leases	13,749
Property and equipment	2,332
Goodwill	21,141
Intangible assets	19,725
Other assets	1,446

Total assets acquired	766,932

Accounts payable and accrued expenses	11,790
Interest rate derivative	7,861
Revolving and term secured borrowings	654,209

Total liabilities assumed	673,860

Net assets acquired	$93,072

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The USXL assets acquired and liabilities assumed were recorded at fair value. The lease portfolio fair value was determined by calculating the sum of the present value of the expected future lease payments and the residual values adjusted for expected realization rates. This valuation resulted in an increase of $29.5 million in the carrying value of the Equipment Lease Receivables, which is being amortized based on the effective interest rate method. Total amortization expense for the year ended December 31, 2009 and for the period ended December 31, 2008 was $10.7 million and $6.0 million, respectively, and is included as a reduction of lease and loan income in the consolidated statements of operations. The purchase premium amortization is included as a reduction of lease and loan income in the consolidated statement of operations. See Note 14.

USXL’s Term Securitization Class A and Class B (the “Term Notes”) were valued by using quoted market prices as of May 31, 2008 of similar instruments. The Term Notes were valued at $152.1 million or 92.5% and $2.2 million or 30% of face value, respectively. The total amount of debt discount was $17.4 million, which is being amortized over the average remaining lives of the notes using the effective interest rate method. Total debt amortization expense for the year ended December 31, 2009 and for the period ended December 31, 2008 was $7.3 million and $5.9 million, respectively, and is included as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

Pursuant to the SPA, the Company established a CPA escrow account for $12.0 million comprised of $11.9 million (0.6 million shares) of the Company’s common stock and cash of $0.1 million. The CPA was established to compensate the Company for higher than projected charge-offs related to the acquired leases recorded as of December 31, 2007. The seller is liable once the aggregate cumulative amount of all actual charge-offs exceeds $28.8 million, up to a maximum of $40.8 million. During 2009, charge-offs on the purchased portfolio exceeded the $40.8 million maximum and therefore the shares and cash escrowed of $12 million will not be released to the sellers. The CPA, previously recorded in other assets and additional paid in capital, was reversed in the consolidated balance sheet as of December 31, 2009 based on actual portfolio charge-offs exceeding the CPA threshold.

In connection with the USXL acquisition, the Company recorded goodwill of $21.1 million and identifiable intangible assets of $19.7 million. The identifiable intangible assets are comprised of customer relationships of $9.7 million, non-compete covenant agreements of $6.1 million and technology of $3.9 million. These identifiable intangibles are being amortized on a straight-line basis over their useful lives of 10, 3 and 8 years, respectively.

MarCap, LLC — On May 31, 2008 (the “Closing Date”), the Company acquired substantially all the assets and certain liabilities of MarCap, a healthcare-focused equipment finance company from the Marmon Group of Companies. Total assets consisted of equipment leases and loans with contractual outstanding payments of $372.3 million. The aggregate purchase price was $310.5 million and included $307.2 million in cash and $3.3 million in direct costs related to the acquisition. The fair value of the MarCap lease portfolio at acquisition was estimated to be $313.3 million. The Company recorded an initial allowance for credit losses of $32.3 million, an amortizable discount of $25.3 million and an adjustment for expected credit losses of $9.6 million. The amortizable discount is being recognized over the remaining life of the portfolio based on the effective interest rate method and at December 31, 2009 was $13.6 million. The total discount amortization recorded for the year ended December 31, 2009 and the period ended December 31, 2008 was $5.7 million and $4.2 million, respectively, and is included as a component of lease and loan income in the consolidated statement of operations. See Note 14 for further information. The remaining credit loss adjustment of $4.0 million

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

decreased the Company’s investment in MarCap’s nonearning leases. In addition, the Company recorded a liability for and property taxes of $2.5 million.

Under the terms of the Asset Purchase Agreement, $75.0 million of the cash purchase price is held in an indemnification escrow account to compensate the Company for losses resulting from breach of representations, warranties, covenants or agreements made by the sellers. The sellers are not generally liable to indemnify the Company for any unrecorded liabilities related to activities prior to the purchase date unless the total amount of aggregate liabilities exceeds $2.5 million. One-half of the balance of the escrow account not subject to unresolved indemnification claims will be disbursed to the seller 18 months after the Closing Date. The remaining balance of the escrow account not subject to unresolved indemnification claims will be disbursed to the seller 27 months after the Closing Date. Except for the exposure related to certain property tax contingencies, management of the Company believes beyond a reasonable doubt, the consideration held in escrow will be released at each disbursement date.

5.	EQUIPMENT LEASE AND LOAN RECEIVABLES — NET

At December 31, 2009 and 2008 the components of the equipment lease and loan receivables, net on the consolidated balance sheet are as follows (in thousands):

	2009	2008

Equipment lease receivables	$840,349	$1,127,111
Residuals	57,994	59,993
Initial direct costs — net	10,459	8,522
Unearned income	(134,165)	(214,716)

Equipment lease receivables — net of unearned income	774,637	980,910
Loan receivables	59,246	80,713

Equipment lease and loan receivables	833,883	1,061,623
Allowance for credit losses (Note 5)	(44,576)	(62,373)

Equipment lease and loan receivables — net of allowance for credit losses	$789,307	$999,250

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The following table sets forth the contractual maturities of direct finance equipment leases by year (in thousands):

Years Ending
December 31

2010	$324,531
2011	243,264
2012	154,003
2013	86,868
2014	26,990
Thereafter	4,693

840,349
Less amounts representing interest	(134,165)
Residuals	57,994
Initial direct costs	10,459

Equipment lease receivables — net of unearned income	$774,637

The amounts above are based on the contractual term. No effect has been given to credit losses or the possible early termination of lease contracts.

As of December 31, 2009 and 2008, non-accrual receivables totaling $35.9 million and $47.1 million, respectively, are included in equipment lease and loan receivables in the consolidated balance sheet. Interest income is not recognized after a lease or loan has been classified as non-accrual. The Company would have recognized interest income of $2.4 million and $3.4 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively, under the contractual terms for such non-accrual receivables. The Company’s average recorded investment in non-accrual receivables for the year ended December 31, 2009 and the period ended December 31, 2008 was $41.1 million and $46.6 million, respectively. Reserves on non-accrual receivables totaled $10.4 million and $27.1 million at December 31, 2009 and 2008, respectively, and are included in the allowance for credit losses on the consolidated balance sheet. The Company’s small ticket financing platform (TVF) generally charges-off receivables when they become 151 days past due and does not establish specific reserves for non-accrual receivables. The allowance for credit losses for TVF is established at a level deemed appropriate for the losses inherent in the portfolio and reflects delinquency and charge-off experience. As of December 31, 2009 and 2008, there were no equipment leases or loans that remain on accrual status that had outstanding principal or interest balances that were more than 90 days past due.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

6.	ALLOWANCE FOR CREDIT LOSSES

The following table presents changes in the allowance for credit losses for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands):

Balance — January 22, 2008	$—
Reserves related to acquisitions	54,735
Provision charged to expense	33,857
Charge-offs — net of recoveries	(26,219)

Balance — December 31, 2008	62,373
Net provision charged to expense	15,449
Charge-offs — net of recoveries	(33,246)

Balance — December 31, 2009	$44,576

7.	EQUIPMENT UNDER OPERATING LEASES — NET

The following table provides an analysis of the net book value at December 31, 2009 and 2008 of operating lease assets, by equipment type (in thousands):

	2009	2008

Healthcare	$18,796	$19,749
Office products	7,811	5,367
Technology and other	1,726	3,086

	28,333	28,202
Less accumulated depreciation	(11,696)	(5,357)

Total	$16,637	$22,845

The following table presents future minimum lease rentals due on non-cancelable operating leases at December 31, 2009 (in thousands):

Years Ending
December 31

2010	$5,913
2011	3,496
2012	2,221
2013	738
2014	187

$12,555

For the year ended December 31, 2009 and the period ended December 31, 2008, operating lease income was $11.3 million and $6.8 million, respectively. Operating lease income is recorded as a component of lease and loan income in the consolidated statement of operations. See Note 14 for further information. For the year ended December 31, 2009 and the period ended December 31, 2008, depreciation expense was $7.9 million and $5.4 million, respectively, and is included in depreciation and amortization expense on the consolidated statements of operations.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

8.	INVESTMENT IN EVERBANK

Pursuant to a stock purchase agreement dated October 21, 2009 the Company purchased 366,557 shares of EverBank common stock for $65.0 million. Based on the terms and amount of the investment, the Company owns approximately 12% of the outstanding shares of EverBank and does not exercise significant influence over EverBank. This investment is carried at its cost basis and recorded as an investment in EverBank on the consolidated balance sheet as of December 31, 2009. Refer to Note 23 for further information.

9.	PROPERTY AND EQUIPMENT

Property and equipment, net of depreciation and amortization at December 31, 2009 and 2008, consisted of the following (in thousands):

	2009	2008

Furniture, fixtures, and equipment	$1,580	$2,229
Business software	2,181	1,921
Leasehold improvements	207	133

	3,968	4,283
Less accumulated depreciation and amortization	(1,693)	(478)

Property and equipment — net	$2,275	$3,805

Depreciation and amortization expense for the year ended December 31, 2009 and the period ended December 31, 2008 was $1.0 million and $0.5 million, respectively.

10.	GOODWILL

The Company recorded goodwill totaling $21.1 million in connection with the May 2008 acquisition of USXL. In the fourth quarter of 2009, the Company performed an assessment of the carrying value of the goodwill. In this assessment, the Company determined that the carrying value of its goodwill was fully impaired and recorded an impairment charge of $21.1 million on the consolidated statement of operations for the year ended December 31, 2009.

11.	INTANGIBLE ASSETS

The Company recorded identifiable intangible assets of $19.7 million in connection with the May 2008 acquisition of USXL. The identifiable intangible assets were comprised of customer relationships of $9.7 million, noncompete covenant agreements of $6.1 million, and technology of $3.9 million. These identifiable intangibles were originally being amortized on a straight-line basis over their estimated useful lives of 10, 3, and 8 years, respectively.

During the fourth quarter of 2009, the Company performed an impairment analysis of the intangible assets acquired. Impairment is present if the carrying amount of the grouped intangible assets exceeds the future undiscounted net cash flows expected to be generated by those assets. As of December 31, 2009 the Company’s customer relationships and covenant not-to-compete intangibles were deemed impaired and impairment charges of $8.2 million and $2.9 million, respectively were recorded on the consolidated statement of operations.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The carrying amounts of the acquired intangible assets as of December 31, 2009 are as follows (in thousands):

					Weighted
					Average
	January 1, 2009			Net	Amortization
	Carrying	2009		Carrying	Period
	Value	Amortization	Impairment	Amount	(in Years)

Developed technology	$3,644	$(492)	$—	$3,152	8.00
Customer relationships	9,136	(970)	(8,166)	—	NA
Covenant not-to-compete	4,908	(2,031)	(2,877)	—	NA

Total acquired intangible assets	$17,688	$(3,493)	$(11,043)	$3,152	NA

The carrying amounts of the acquired intangible assets as of December 31, 2008 are as follows (in thousands):

				Weighted
				Average Net
	May 28, 2008		Net	Amortization
	Carrying	2008	Carrying	Period
	Value	Amortization	Amount	(in Years)

Developed technology	$3,930	$(286)	$3,644	8.0
Customer relationships	9,702	(566)	9,136	10.0
Covenant not to compete	6,093	(1,185)	4,908	3.0

Total	$19,725	$(2,037)	$17,688	5.6

The following table presents future amortization of the Company’s intangible assets (in thousands):

2010	$491
2011	491
2012	491
2013	491
2014	491
Thereafter	697

Total amortization	$3,152

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

12.	REVOLVING AND TERM SECURED BORROWINGS

The following table summarizes the Company’s revolving and term secured borrowings at December 31, 2009 and 2008:

	2009	2008

Vendor finance facilities:
Term securitization:
Class A notes, interest at 5.38%	$51,527	$116,846
Class B notes, interest at 10.19%	3,465	5,274

Total term securitization borrowings	54,992	122,120
Less fair value discount — net of accumulated amortization	(4,222)	(11,561)

Total term securitization borrowings — net of accumulated amortization	50,770	110,559
Commercial paper conduit facility — Class A notes, interest at 7.55% and 8.07%, respectively	279,696	340,331
Revolving warehouse facility, interest at 5.50%	33,278	76,353
Other secured borrowings, interest at 7.78%	449	1,284

Total revolving and term secured borrowings	364,193	528,527
Less deferred financing costs	(273)	(4,715)

TVF net revolving and term secured borrowings	363,920	523,812

Asset finance facilities:
Term credit facility, interest at 3.93% and 5.55%, respectively	46,980	130,288
Less deferred financing costs	(1,690)	(5,055)

TAF term secured borrowings	45,290	125,233

Total net revolving and term secured borrowings	$409,210	$649,045

Interest expense on these facilities for the year ended December 31, 2009 and the period ended December 31, 2008 was $59.5 million and $47.9 million, respectively (see Note 15).

Vendor Finance Facilities:

Term Securitization — In 2006, USXL issued $325 million in Equipment Contract Backed Notes, Series 2006-1 (“2006-1 Notes”) through USXL Funding II, LLC (“Funding II”), an SPE formed for the sole purpose of holding lease contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311.0 million in Class A notes and $14.0 million in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, USXL obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional, non-recourse to TVF, guarantee of ultimate principal and interest due to Class A note holders. The Company pays FGIC an annual premium for guaranteeing the Class A 2006-1 Notes equal to 0.33% of the amount of the outstanding notes. The 2006-1 Notes carry a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of lease contracts, thereby providing the Company with a match funded portfolio within Funding II. Payments due from Funding II’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the 2006-1 Notes. The

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

2006-1 Notes have a stated maturity on April 15, 2014. These notes are callable when the remaining outstanding balance falls below a pre-defined threshold and these notes are expected to be become callable in the second quarter of 2010.

As part of the acquisition of USXL, Class A and Class B term notes payable were recorded at fair value. The fair value adjustment resulted in the Class A notes being recorded at 92.5% of face value, a reduction of $12.2 million, and the Class B notes being recorded at 30% of face value, a reduction of $5.2 million. The discounts are being amortized over the remaining contractual period using the effective interest rate method with the periodic amortization recorded as a component of interest expense in the consolidated statements of operations. Total amortization of the notes discount was $7.3 million and $5.9 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. See Note 15 for further information.

At December 31, 2009, the Class A and B note outstanding balances were $51.5 million and $3.5 million, carrying interest rates of 5.38% and 10.19%, respectively. The Class A and B note carrying values, after the fair value discount, discussed above, were $49.3 million and $1.4 million, respectively. At December 31, 2008, the Class A and B note outstanding balances were $116.8 million and $5.3 million, carrying interest rates of 5.38% and 10.19%, respectively. The Class A and B note balances after the fair value discount were $109.2 million and $1.4 million, respectively.

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Commercial Paper Conduit facility (the “CP Conduit”) and the revolving warehouse facility. As of December 31, 2009 and 2008, TVF believes it complies with all covenants under these facilities.

Commercial Paper Conduit Facility — TVF established a commercial paper conduit facility with a maximum borrowing of $562.5 million in May 2008, which was set to expire in May 2009, but was extended through February 5, 2010 (See Note 24). In conjunction with the extension, the effective advance rate on the facility was reduced. At December 31, 2009 the advance rate was 60%. If, upon maturity, the CP Conduit is not renewed or extended, the outstanding loan balance converts to a term loan and amortizes until December 2010. Borrowings under the CP Conduit are secured by lease contracts that have been pledged to it. Credit Suisse acts as administrative agent for the CP Conduit, with Wachovia Bank, Barclays Bank and SunTrust Bank as co-purchasers.

Under the CP Conduit, TVF utilizes USXL Funding I, LLC (“Funding I”), a wholly owned subsidiary of TVF that acts as an SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the CP Conduit. The CP Conduit is secured by a senior security interest in all contracts held by Funding I which issues Class A notes and receives 60% of the aggregate discounted contract balance of the lease contracts. Payments due from Funding I’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the CP Conduit.

At December 31, 2009 and 2008, TVF had $279.7 million and $340.3 million, respectively, outstanding under the CP Conduit. Interest under the CP Conduit on Class A notes was 7.55% and 8.07% at December 31, 2009 and 2008 and the weighted average interest rate for the year ended December 31, 2009 and the period ended December 31, 2008 was 7.78%. and 7.88%, respectively.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

For the period ended December 31, 2008, $11.1 million of financing costs were incurred in connection with the renewal of the CP Conduit. These costs have been capitalized and are being amortized over the term of the CP Conduit. For the period ended December 31, 2008, amortization of the deferred financing costs was $6.4 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

The CP Conduit is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and tangible net worth covenants. While recourse under this CP Conduit is limited to the collateral held in Funding I, violation of these covenants could cause certain funding termination, rapid amortization and/or servicer termination events. The CP Conduit is also cross-defaulted with the 2006-1 Notes and the revolving warehouse facility. As of December 31, 2009 and 2008 TVF believes it complies with all covenants.

Under the terms of the CP Conduit agreement, an interest rate swap is maintained for which Funding I receives variable interest based on one-month London Interbank Offered Rate (LIBOR) or the CP Conduit’s cost of funds while Funding I pays a fixed rate equal to 3.98%. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the facility and the cost of the debt issued by the facility. See Note 22 for further information related to derivative financial instruments.

Revolving Warehouse Facility — TVF maintains a Revolving Warehouse Facility with Wells Fargo Foothill, Inc., as arranger and agent, which expires in August 2011. During 2009 the Company negotiated a reduction of the facility from $100 million to $70 million. The facility is secured by a first perfected security interest in all of TVF’s assets except those that have been transferred into SPEs for financing through TVF’s CP Conduit or through term securitizations. Advances under the facility are subject to a borrowing base equal to 60% of TVF’s net investment in eligible contracts. Payments made from lease contracts that secure this facility are made directly to a lockbox and are applied as the repayment of amounts due under the credit facility as they are received. The facility carries interest at a rate equal to 30-day LIBOR plus a spread that varies between 1.50% and 2.50% depending upon average utilization of the facility and certain performance covenants. As of December 31, 2009 and 2008, the spread over LIBOR was 2.50%. The Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

At December 31, 2009 and 2008, the Company had $33.3 million and $76.4 million, respectively, outstanding under this warehouse facility. The weighted average interest rate for the facility was 5.50% for the year ended December 31, 2009 and the period ended December 31, 2008.

The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the TVF’s CP Conduit and the 2006-1 Notes. As of December 31, 2009 and 2008, the Company believes it complies with all financial covenants contained in its revolving warehouse facility.

Financing costs were incurred in connection with the renewal of the revolving and term secured borrowings for the year ended December 31, 2009 totaling $5.8 million. These costs were capitalized and are amortized over the terms of the respective facilities. For the year ended December 31, 2009 amortization of the deferred financing costs was $10.2 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

Extinguishment of Debt — During 2008, the Company extinguished $2.4 million in notes payable to the prior shareholder of Pro-Lease, a company acquired by USXL in 2007. TVF paid this shareholder $0.6 million in settlement of this obligation and recorded a $1.8 million gain recorded as a component of fees and other income in the consolidated statement of operations.

Asset Finance Facilities:

Term and Revolving Credit Facilities — On June 16, 2008 TAF established a $400 million term and revolving credit facility (“DB Facility”) between Deutsche Bank AG, New York Branch Tahoe Funding Corp., LLC and TAF Funding I, LLC (“TAF I”), a wholly owned subsidiary of TAF which acts as a SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the DB Facility. The DB Facility is secured by a senior security interest in all contracts held by TAF I. On February 20, 2009, the DB Facility was reduced to $250 million. The DB Facility is subject to certain affirmative, negative and financial covenants and the Company believes it complies with all covenants as of December 31, 2009 and 2008.

Term Loan — The term loan is limited to $175.0 million and originally set to expire on June 15, 2011 with repayments of $5.0 million per month through June 15, 2010 and $4.5 million per month thereafter until June 15, 2011. On August 20, 2009, the term loan limit was defined as the aggregate amount outstanding under the DB facility, effectively requiring the amortization of the outstanding balance by the original maturity date. On October 20, 2009, the maturity date for the term loan was changed to June 20, 2010. The DB Facility carries an interest at an annual rate equal to the DB Facility base rate plus 3.25%. At December 31, 2009 and 2008, the Company had $47.0 million and $130.3 million, respectively, outstanding under this facility. The weighted average interest rate for the facility was 3.93% for the year ended December 31, 2009 and 6.06% for the period ended December 31, 2008.

Revolving Loan — The revolving DB Facility, originally $225 million, was reduced to $100 million on February 20, 2009 and terminated on August 20, 2009. TAF I received advances based on certain percentages of the discounted balance of the contracts. Payments due from TAF I’s lease contract portfolio were made directly to a lock box and applied as repayments of amounts due under the DB Facility. The DB Facility originally carried interest at a rate per year equal to the DB Facility base rate plus (a) 2.50% if the facility has a Moody’s rating of at least Aa2 or an S&P rating of at least AA or (b) at all other times 3.00%. At the time of termination, the facility carried interest equal to the applicable base rate and plus 2.75%. The revolving DB Facility had an original maturity date of June 15, 2009, but was extended to January 15, 2010 before being terminated on August 20, 2009. The Company did not have an outstanding balance at any time during 2009 or at December 31, 2008 under this DB Facility.

Under the terms of the DB Facility agreement, an interest rate swap is maintained for which TAF I receives variable interest based on one month LIBOR while TAF I initially paid a fixed rate equal to 4.75%. On June 20, 2009, this pay fixed rate was reduced to 1.4% in exchange for a one-time fee payment of $1.1MM. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the DB Facility and the cost of the debt issued by the DB Facility. See Note 22 for further information related to derivative financial instruments.

Financing costs incurred in connection with establishing these facilities have been capitalized and are being amortized over the term of the facilities. TAF incurred additional financing costs of $0.2 million during 2009. For the year ended December 31, 2009 and the period ended December 31,

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

2008, amortization of the deferred financing costs was $3.6 million and $3.1 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

13.	STOCKHOLDERS’ EQUITY

Common Stock — Pursuant to the terms and conditions of the Private Placement Memorandum (PPM), the Company issued to certain investors shares of the Company’s common stock, par value $0.01 per share, at a price of $20.00 per share (or $19.95 per share for certain large investors). Total authorized shares of common stock were 600 million shares of which 300 million shares are designated as voting and 300 million shares as nonvoting. Total common stock issued during the year ended December 31, 2009 was 9.2 million shares. These shares were issued for $184.8 million in cash. Stockholders’ equity was decreased by a $1.5 million adjustment for share based compensation. Total common stock issued and outstanding as of December 31, 2008 was 30.8 million shares. Of these shares, 25.8 million shares were issued for $514 million in cash and 5.0 million shares, with a value of $99.8 million were issued related to the USXL acquisition. The Company recorded direct costs associated with the issuance of the common stock of $24.1 million. See Note 16.

Preferred Stock — The Company is authorized to issue up to 100 million shares of preferred stock, par value $0.01 per share. Shares may be issued in one or more series as authorized by the Company’s Board of Directors. As of December 31, 2009 and 2008, no preferred shares were issued.

Warrants — As part of the purchase of the Company’s common stock, certain investors were granted warrants to purchase up to 7% of the Company’s Common Stock, on a fully diluted basis. The warrant exercise price is $20.00 per share and will expire 10 years from the date of grant. No warrants were exercised as of December 31, 2009 and 2008. In anticipation of the EverBank transaction, certain senior management team members, that were also investors in the Company, relinquished their warrants as part of their respective separation agreements with the Company. This reduced the number of shares subject to warrants to 6.98% of the Company’s Common Stock, on a fully diluted basis, as of December 31, 2009.

14.	LEASE AND LOAN INCOME

For the year ended December 31, 2009 and the period ended December 31, 2008, the components of lease and loan income are as follows (in thousands):

	2009	2008

Income from direct finance leases and loans	$87,180	$55,460
Amortization of fair value discount	5,645	4,183
Less amortization of initial direct costs	(5,168)	(700)
Amortization of fair value premium	(10,663)	(5,961)

Income from direct finance leases and loans — net	76,994	52,982
Operating lease income	11,279	6,830

Total lease and loan income	$88,273	$59,812

See Note 5 for further information related to the accretion and amortization of direct finance leases and loans. See Note 7 for further information related to operating lease income.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

15.	INTEREST EXPENSE

For the year ended December 31, 2009 and the period ended December 31, 2008, the components of interest expense are as follows (in thousands):

	2009	2008

Interest on revolving and term secured borrowings	$38,367	$32,487
Amortization of deferred financing costs	13,821	9,536
Amortization of fair value note discount	7,293	5,918

Total interest expense	$59,481	$47,941

See Note 12 for further information related to revolving and term secured borrowings, deferred finance costs and purchase discount of term notes included above.

16.	SHARE-BASED COMPENSATION

The Company’s 2008 Long-Term Incentive Plan (the “LTIP”), represents a share-based compensation plan. The LTIP provides for the granting of nonqualified stock options (NQSOs), restricted stock unit awards (RSUs) and stock appreciation rights (SARs) to certain employees and directors for up to 6.0 million shares of common stock. The exercise price for all stock options is equal to or greater than the fair market value of the common stock on the date of grant. No monetary payment is required as a condition of receiving a RSU or SAR award, since the consideration for the award is for services rendered. All share-based compensation vests over periods of up to five years from the date of grant, except for performance options which vests over periods up to four years. NQSOs , RSUs and SARs currently awarded have a maximum term of 10 years. All awards are subject to time vesting and a portion is subject to performance vesting.

TCFG records compensation costs related to share-based payments over the period that an employee provides services in exchange for the award. The fair value of the NQSOs granted in 2008 was estimated at the grant date based on the Black-Scholes option-pricing model using the following assumptions:

Strike price	$20.00
Share price	$20.00
Expected term	5.1 years
Volatility	30.95%
Risk free interest rate	3.41%
Dividends	None
Fair value per share	$6.69

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The following table summarizes the changes in NQSOs activities under the Company’s share-based compensation plan for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands except for weighted-average exercise price and grant date fair value per share):

	Options	Price	Per Share	Fair Value

Outstanding — January 22, 2008	—	$—	$—	$—
Granted	4,000	20.00	6.69	26,750

Outstanding — December 31, 2008	4,000	20.00	6.69	26,750
Forfeited or expired	(3,285)	20.00	6.69	(21,968)

Outstanding — December 31, 2009	715	$20.00	$6.69	$4,782

During 2009, there were a total of 3.1 million forfeitures due to management actions taken as a result of the proposed Merger Transaction (See Notes 1 and 24). There were also 0.2 million forfeitures related to employee departures. NQSOs outstanding at December 31, 2009 and 2008 had a weighted average remaining contractual life of 8.5 years and 9.5 years, respectively. There were no exercisable options as of December 31, 2009 and 2008.

The following table summarizes the changes in RSUs under the Company’s share-based compensation plan for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands):

	Units	Value

Outstanding — January 22, 2008	—	$—
Granted	90	1,352

Outstanding — December 31, 2008	90	1,352
Forfeited or expired	—	—

Outstanding — December 31, 2009	90	$1,352

As of December 31, 2009 and 2008 there were 1.6 million and $1.9 million NQSQs, RSUs and SARs grants available for issuance under the plan. Share-based compensation expense was a benefit of $1.5 million for the year ended December 31, 2009 and an expense of approximately $2.6 million for the period ended December 31, 2008 and is included in salaries and employee benefits on the consolidated statement of operations. The benefit resulted from forfeitures and updated assessment of performance based vesting assumptions, as management determined the performance metrics would not be achieved.

During 2009, 0.3 million SARs were awarded to TCFG employees. The SARs possess performance and time vesting terms identical to the NQSQs and RSUs and include a reference price of $20 per share. The Company measures the fair value of the obligation each reporting period. No net compensation expense or related accrued liability was recorded during 2009 as the SARs have been deemed to have no value as of December 31, 2009.

As of December 31, 2009 and 2008, there was $1.9 million and $18.4 million, respectively, of unrecognized compensation costs related to the non-vested share based compensation grants. Absent the Merger Transaction (see Notes 1 and 24), these costs would be recognized over the remaining weighted average period of 3.5 years.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

17.	EMPLOYEE BENEFITS

Savings Incentive Plan — TCFG maintains a defined contribution retirement plan for employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company’s expense is based upon specific percentages of employee contributions that participate in the plan. Under the plan, the Company, at its sole discretion, may match some level of employee contribution. For the year ended December 31, 2009, the Company matched the first 4% contributed by participants. The Company’s contribution under this plan totaled $0.8 million and $0.2 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively, and was recorded in salaries and employee benefits in the consolidated statements of operations.

18.	INCOME TAXES

The Company and its subsidiaries file a consolidated Federal income tax return.

The components of the income tax provision for the year ended December 31, 2009 and the period ended December 31, 2008 from continuing operations consists of the following (in thousands):

	2009	2008

Current:
Federal	$—	$—
State	125	210

	125	210
Deferred:
Federal	—	—
State	—	—

Total provision	$125	$210

A reconciliation of the provision for income taxes with amounts computed at the statutory Federal rate of 34% for the year ended December 31, 2009 is shown below (in thousands):

Income tax benefit at U.S. Federal statutory rate	$(32,082)
State income tax — net of Federal tax benefit	(2,886)
Change in valuation allowance, net	24,558
Goodwill impairment	7,188
Federal and State rate change	2,432
Other — net	915

Total provision	$125

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

The components of deferred tax assets and liabilities as of December 31, 2009 and 2008, were as follows (in thousands):

	2009	2008

Deferred tax assets:
Net operating loss carry forwards	$127,611	$80,652
Allowance for credit losses	16,972	20,375
Unrealized loss on interest rate swap	4,146	8,303
Tax depreciation on operating leases	—	3,321
Discount accretion	5,053	—
Share based compensation	432	1,051
Other	455	1,324

Total deferred tax assets	154,669	115,026
Less valuation allowance	(106,049)	(55,545)

Net deferred tax assets	48,620	59,481

Deferred tax liabilities:
Direct finance and operating leases — net	(36,090)	(45,547)
Extinguishment of notes payable	—	(4,599)
Amortization of lease premium	(4,931)	—
Initial direct costs	(4,118)	—
Fair value adjustment of notes payable	(1,624)	—
Identifiable intangibles	(1,212)	(7,064)
Other	(645)	(2,271)

Total deferred tax liabilities	(48,620)	(59,481)

Net deferred tax asset	$—	$—

As of December 31, 2009 and 2008, the Company has U.S. federal tax loss carry forwards of approximately $337 million and $204 million, respectively. These tax loss carry forwards begin to expire in 2024. As of December 31, 2009, the Company has New Jersey, California and Florida tax loss carry forwards of approximately $69 million, $39 million and $31 million, respectively. In addition, the Company has tax loss carry forwards in various other states. These state tax loss carry forwards begin to expire in 2010. The U.S. federal and state tax loss carry forwards are subject to annual limitations on utilization.

The valuation allowance as of December 31, 2009 and 2008, is attributable to deferred tax assets related to NOL carry-forwards and other items for which it is more likely that not that the related tax benefits will not be realized. The Company considers all relevant evidence, both positive and negative, to determine the need for a valuation allowance. It is management’s policy that the valuation allowance is reduced in the year it is determined that it is more likely than not that the deferred tax assets will be realized.

The Company adopted the new accounting for uncertainty in income taxes guidance under ASC 740 on January 1, 2009. The cumulative effect of adoption resulted in an unrecognized tax benefit of approximately $5.1 million. The adjustment was recorded as a reclassification between deferred tax assets and liabilities.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

As of December 31, 2009, the total amount of gross unrecognized tax benefits was $6.1 million. No interest and penalties have resulted from this unrecognized tax benefit.

The Company files income tax returns in the U.S. Federal jurisdiction, and various state and local jurisdictions. The Company’s U.S. Federal Income tax returns for the years 2006 through 2008 are open for examination. Prior periods are no longer subject to IRS assessment. U.S. state jurisdictions have statutes of limitations that generally range from three to five years. The Company’s tax returns are currently under examination in various U.S. state jurisdictions.

19.	DISCONTINUED OPERATIONS

During the fourth quarter of 2009, TCFG decided to exit the TCF specialty lending business. The Company has accounted for this in accordance with the accounting guidance for impairment or disposal of long-lived assets. As of December 31, 2009 all business activity ceased at TCF, all TCF employees were terminated or reassigned within TCFG, and the Company engaged a real estate broker to sublease or otherwise dispose of TCF’s office facilities. All TCF operating expenses and exit costs associated with the closure of TCF have been included in discontinued operations. TCF did not have any assets as of December 31, 2009 as all its leasehold improvements were either redeployed within TCFG or accrued for as a loss. Liabilities related to discontinued operations as of December 31, 2009 are as follows (in thousands):

2009

Liabilities related to discontinued operations:
Lease termination obligation	$1,788
Severance obligations	4,794

Liabilities related to discontinued operations	$6,582

Loss from discontinued operations for the year ended December 31, 2009 and the period ended December 31, 2008 are as follows (in thousands):

	2009	2008

Loss from discontinued operations:
Operating loss from discontinued operations	$3,071	$8,400
Severance charges	5,268	—
Leasehold exit costs	1,788	—
Impairment charges	962	—

Loss from discontinued operations	$11,089	$8,400

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

20.	COMMITMENTS AND CONTINGENCIES

Lease Commitments — The following table presents future minimum rentals under noncancellable long-term agreements for the Company’s leased facilities at December 31, 2009, (in thousands):

Years Ending
December 31

2010	$1,601
2011	1,690
2012	1,285
2013	1,123
2014	1,084
Thereafter	1,230

Total	$8,013

The above lease commitment table does not include the effect of the 2010 TCF termination agreement disclosed in Note 24.

In addition to these payments, the Company pays rent on a month-to-month basis for certain other premises. Rent expense for the year ended December 31, 2009 and the period ended December 31, 2008 was $2.1 million and $0.7 million, respectively, and is included as a component of selling, general, and administrative expenses in the consolidated statements of operations.

The Company was required to maintain a compensating balance of $0.5 million at December 31, 2009 and $0.7 million at December 31, 2008 as collateral for letters of credit issued by a third party in lieu of a cash security deposit, as required by certain of the Company’s leases for its office space.

Proposed Merger Transaction — The Company is subject to a transaction success fee of $5.5 million, payable to Goldman Sachs upon the closing of the proposed Merger Transaction. See Notes 1 and 21 for further information.

As a result of management actions taken in conjunction with entering into the proposed Merger Transaction with EverBank, the Company incurred $20.7 million, including $5.3 million included in discontinued operations (See Note 19), related to severance and retention charges for TCFG employees for the year ended December 31, 2009. Severance and retention expenses of $15.4 million are included in salaries and employee benefits within continuing operations. Severance and retention obligations of $18.5 million, which includes $4.8 million of discontinued operations, are accrued as of December 31, 2009. Certain severance arrangements require the Company to provide salary and benefits for periods up to 2 years from the termination date.

Legal Proceedings — The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Guarantees and Warranties — The Company has provided certain representations and warranties to its lenders and purchasers of leases regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

representations and warranties are usual and customary and the Company has not recorded a liability for these representations and warranties, as it does not expect to make payments in this regard.

Business and Credit Concentrations — The Company’s obligors are located throughout the U.S. The following five states comprise the largest proportion of the net investment in equipment lease and loan receivables at December 31, 2009 and 2008.

	2009	2008

California	16.6%	15.3%
Texas	11.0	11.2
Florida	10.7	10.3
New York	6.5	6.5
Illinois	6.5	4.5

As of December 31, 2009 and 2008, the following collateral types secured the Company’s net investment in equipment leases and loans:

	2009	2008

Healthcare	48.9%	54.3%
Office products	36.9	31.1
Technology	7.1	7.5
Other	7.1	7.1

Total	100.0%	100.0%

21.	RELATED-PARTY TRANSACTIONS

Under the terms of an agreement between the Company and Aquiline Capital Partners LLC (“Aquiline”), a stockholder, Aquiline will be paid $2 million per year for five years for providing business advisory services for the Company. For the year ended December 31, 2009 and the period ended December 31, 2008, the Company recorded $2.0 million and $2.0 million, respectively, for such services. This charge is included in selling, general and administrative expenses in the consolidated statement of operations. In 2009, Aquiline instructed the Company to defer cash settlement of this obligation until further notice. At December 31, 2009, the Company recorded a liability of $2.0 million on the consolidated balance sheet related to this obligation (See Note 24).

As a result of the investment described in Note 8, TCFG shareholders obtained one seat on the board of directors of EverBank. TCFG’s shareholders designated Aquiline to select a representative for the board of directors.

Pursuant to the PPM, the Company reimburses investors for costs related to required filings by such investors under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act. For the year ended December 31, 2009 and the period ended December 31, 2008, costs of $0.1 million and $0.6 million were treated as a cost of raising equity and recorded as a reduction of additional paid in capital in the consolidated balance sheet.

Credit Suisse, an investor, acts as agent for the Company’s CP Conduit. For the year ended December 31, 2009 and the period ended December 31, 2008, Credit Suisse received $2.0 million and $11.1 million, respectively, in fees from the Company related to the CP Conduit. These fees are recorded as a component of revolving and term secured borrowings in the consolidated balance sheet. See Note 12 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

During 2009, the Company engaged Goldman Sachs to evaluate its strategic alternatives. Goldman Sachs, through a business unit separate and distinct from the investment banking unit engaged, is a minority investor in the Company. The Company paid $0.2 million to Goldman Sachs during 2009 and is subject to a transaction success fee, payable upon the closing of the Merger Transaction. See Notes 20 and 24 for further information related to the potential success fee payable to Goldman Sachs.

As detailed in Note 4, the Company acquired the stock of USXL from funds affiliated with DLJ Merchant Banking Partners III, L.P., an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”). Credit Suisse served as an underwriter in the private placement of the Company’s common stock through affiliated funds. Credit Suisse received $10.2 million of fees as underwriter for the period ended December 31, 2008, which is recorded as a reduction of additional paid in capital in the consolidated balance sheet.

During 2008, the Company was obligated to pay Aquiline a cash fee equal to either 1.00% or 1.25% of any aggregate investor equity drawdown commitments received as defined in the Company’s PPM. For the period ended December 31, 2008, the Company paid $11.0 million in issuance costs to Aquiline, which was recorded as a reduction to additional paid in capital in the consolidated balance sheet.

During the period ended December 31, 2008, the Company paid $0.8 million to Aquiline for reimbursement of legal and professional fees incurred related to the acquisition of USXL and MarCap.

22.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s leases carry interest generally at fixed rates while certain of its credit facilities charge interest at floating rates. The Company uses derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating interest rate into a fixed rate. These swap agreements are required under the terms of the credit facilities and reduce the Company’s exposure to interest rate fluctuations. These interest rate swaps do not meet the criteria of hedge accounting.

The received rates are the one-month USD LIBOR rate and the rate paid is a fixed rate as specified by the interest rate swap agreements.

TAF is a party to an interest rate swap agreement that has a total notional value of $71.1 million and a paid interest rate of 1.4% at December 31, 2009. The agreement had a total notional value of $130.3 million and a paid interest rate of 4.75% at December 31, 2008. In June of 2009, TAF partially settled the outstanding swap liability for $1.1 million. This agreement was to expire in 2012, but was terminated in February 2010. See Note 24.

TVF is a party to an interest rate swap agreement that has a total notional value of $279.3 million and a paid interest rate of 3.98% as of December 31, 2009. The agreement had a total notional value of $327.9 million and a paid interest rate of 4.49% at December 31, 2008. This agreement was to expire in 2016, but was terminated in February 2010. See Note 24.

As of December 31, 2009 and 2008, the Company has recorded interest rate derivative liabilities in the consolidated balance sheet of $10.8 million and $20.8 million, respectively, representing the fair value of the Company’s interest rate swap agreements. For the year ended December 31, 2009 and the period ended December 31, 2008, the Company recorded $8.9 million of income and $12.9 million of expense, respectively, in the consolidated statement of operations, due to changes in the fair value of these agreements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

23.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 — Includes inputs other than quoted prices that are observable for the asset or liability that is directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs, which support little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the Company categorizes such financial asset or liability based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability that a market participant would use.

The following table summarizes the valuation of the Company’s financial instruments and indicates the fair value hierarchy of the valuation technique the Company utilizes to determine fair value as of December 31, 2009 and 2008 (in thousands):

	2009		2008
	Estimated		Estimated
	Fair Value	Level	Fair Value	Level

Measured on recurring basis — interest rate derivative liabilities	$10,780	2	$20,789	2

Measured on non-recurring basis — intangible assets (see Note 11)	$3,152	3

Interest Rate Derivatives — Interest rate swap contracts are recorded on the consolidated balance sheet based on estimated fair value. The estimated fair value is calculated using available market data taking into account current market rates. Measurement of fair value requires that the value be adjusted for known risks that would affect the value of the asset or liability.

Intangible Assets — The Company periodically evaluates identifiable intangible assets, based on factors including replacement cost, operating results, business plans, economic projections and anticipated future cash flows.

The fair value of financial instruments are required to be disclosed at the balance sheet date. The carrying values of the Company’s financial instruments approximate their fair values and, where applicable, are based on current market prices. The carrying values of the Company’s financial liabilities approximate their fair values except for the fair value of the Company’s revolving and term secured

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

borrowings, which are based on prevailing interest rates and market prices for debt of similar terms and maturities.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2009 and 2008:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and cash equivalents	$63,758	$63,758	$61,828	$61,828
Restricted cash	88,373	88,373	66,263	66,263
Loan receivables	59,246	56,797	80,713	79,263
Investment in EverBank	65,000	65,000
Financial liabilities — revolving and term secured borrowings	409,210	406,479	649,045	646,275

Cash and Cash Equivalents — For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Restricted Cash — The Company maintains cash reserve accounts as a form of credit enhancement in connection with the term securitizations and required liquidity reserves under the Company’s credit agreements. The book value of such cash reserve accounts is included in restricted cash on the consolidated balance sheet. The reserve accounts earn a market rate of interest, which results in a fair value approximating the carrying amount at December 31, 2009 and 2008.

Loan Receivables — For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Investment in EverBank — The carrying value is considered to be a reasonable estimate of fair value as the shares of EverBank, a non-public entity, were acquired in the fourth quarter of 2009.

Revolving and Term Secured Borrowings — The fair value of the Company’s debt obligations is based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value.

24.	SUBSEQUENT EVENTS

Events that occur after the balance sheet date but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events, which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated all activity of the Company through May 6, 2010, the date which the financial statements

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AS OF DECEMBER 31, 2009 AND 2008, FOR THE YEAR ENDED DECEMBER 31, 2009 AND
THE PERIOD JANUARY 22, 2008 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2008

were available to be issued, and concluded that there were no subsequent events requiring potential recognition or disclosure in the financial statements, except for the following disclosure:

Merger Transaction — On February 5, 2010, the Company became part of EverBank, pursuant to an Acquisition Agreement and Plan of Merger as described in Note 1. The Company is expected to continue to operate as a subsidiary of EverBank. Concurrent with the close of the transaction the following events occurred:

1) A cash dividend of $8.0 million was paid to the shareholders of the Company.

2) The Company distributed the $65 million investment of EverBank stock (see Note 8) to the shareholders of the Company as a non-cash dividend.

3) The Company deposited $50 million of cash in an escrow account for the benefit of the Company’s shareholders, subject to the terms of the loss protection provisions in the merger agreement. Additionally, the Company deposited $1.0 million in an escrow account to fund future expenses of the Designated Monitor, as defined in the merger agreement.

4) In addition, the Company’s shareholders were granted 2 additional seats (see Note 21) to the board of directors of EverBank.

5) EverBank provided an affiliate line of credit to the Company that enabled it to a) repay all outstanding amounts due, including fees and costs, of the TVF CP Conduit and Revolving Warehouse debt facilities and the TAF Term credit facility and b) terminate related interest rate swaps. The outstanding debt under TVF’s term securitization remains outstanding. (See Note 11).

6) The Company paid transaction costs totaling $9.7 million.

In conjunction with the closing of the transaction, Aquiline agreed to forego collection of the $2.0 million Tygris owed it for business advisory services as of February 4, 2010. See Note 21 for further information.

Partial Lease Termination — On March 29, 2010, the Company entered into an agreement to partially terminate (the “Termination Agreement”) the office lease in Wilton, CT, home to TCF. The Termination Agreement stipulates that 3,753 square feet will be returned to the landlord in exchange for a one-time termination payment of $0.4 million. The expense associated with the Termination Agreement was accrued as of December 31, 2009 and is included in discontinued operations in the consolidated financial statements of the Company. (See Note 19). The Company has 10,934 square feet of office space remaining in Wilton, CT under its original lease obligation.

******

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder
Tygris Vendor Finance, Inc. and subsidiaries:

We have audited the accompanying consolidated statements of operations, changes in stockholder’s equity, and cash flows of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) (the “Company”) for the period from January 1, 2008 through May 28, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2 to the consolidated financial statements, Tygris Commercial Finance Group, Inc. (TCFG) completed its acquisition of US Express Leasing, Inc., on May 28, 2008, which subsequently changed its name to Tygris Vendor Finance, Inc. and became a wholly owned subsidiary of TCFG.

/s/ Deloitte & Touche LLP

New York, New York
April 20, 2009

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008
(In thousands)

NET LEASE INCOME:
Lease income	$23,580
Interest expense	20,055

Net lease (loss) income	3,525
PROVISION FOR CREDIT LOSSES	11,247

Net lease loss after provision for credit losses	(7,722)

OTHER INCOME (LOSS):
Fees and other income	3,789
Fair value adjustments for interest rate swaps	(921)

Total other (loss) income	2,868

OPERATING EXPENSES:
Salaries and employee benefits	8,325
Selling, general and administrative expenses	766
Depreciation and amortization	488

Total operating expenses	9,579

Loss before income tax provision	(14,433)
INCOME TAX PROVISION	86

NET LOSS	$(14,519)

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008
(in thousands, except for shares and per-share amounts)

				Additional		Total
	Common	Common	Preferred	Paid In	Accumulated	Stockholder’s
	Shares	Stock	Stock	Capital	Deficit	Equity

BALANCE — January 1, 2008	—	$1	$134,300	$—	$(84,246)	$50,055
Comprehensive loss — net loss —
January 1, 2008 to May 28, 2008					(14,519)	(14,519)

BALANCE — May 28, 2008	—	$1	$134,300	$—	$(98,765)	$35,536

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008
(In thousands)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(14,519)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for credit losses	11,247
Depreciation of equipment under operating leases	2,925
Depreciation and amortization	488
Amortization of initial direct costs and fees	5,622
Amortization of deferred financing fees	4,442
Unrealized loss on fair value adjustment for interest rate swaps	921
Decrease in other assets	373
Decrease in accounts payable and accrued expenses	(6,934)

Net cash provided by operating activities	4,565

CASH FLOW FROM INVESTING ACTIVITIES:
Origination of lease and loan receivables	(124,305)
Payments received on lease receivables	94,564
Purchase of property and equipment	(224)
Decrease in restricted cash	9,340
Purchases of equipment under operating leases	(2,102)

Net cash used in investing activities	(22,727)

CASH FLOW FROM FINANCING ACTIVITIES:
Conduit advances	89,487
Conduit repayments	(58,706)
Term securitization repayments	(40,215)
Warehouse advances	135,058
Warehouse repayments	(135,709)
Other debt advances	25,000
Other debt repayments	(520)
Debt issuance costs	(1,664)

Net cash provided by financing activities	12,731

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,431)
CASH AND CASH EQUIVALENTS — Beginning of period	7,997

CASH AND CASH EQUIVALENTS — End of period	$2,566

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$16,380

Cash paid for taxes	$90

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

1.	DESCRIPTION OF BUSINESS

Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) (“TVF” or the “Company”), operates as a small ticket vendor finance platform, originating leases through a network of dealers, distributors and manufacturers in the office products, health care and technology markets. US Express Leasing, Inc. (“USXL”) was formed as a Delaware corporation on February 10, 2004, and on December 8, 2008, USXL’s name was changed to TVF. On May 28, 2008 (the “Closing Date”), USXL was acquired by Tygris Commercial Finance Group, Inc. (“TCFG”).

2.	ACQUISITION BY TYGRIS COMMERCIAL FINANCE GROUP, INC.

US Express Leasing, Inc. — On the Closing Date, TCFG acquired all of the outstanding common and preferred shares of USXL. Pursuant to the Stock Purchase Agreement (“SPA”), the aggregate purchase price was $93.1 million, which was composed of $1.0 million in cash, 4.4 million shares of TCFG common stock valued at $88.1 million, and $4.0 million in costs associated with the acquisition. The value of the TCFG common stock of $20.00 per share was determined based on the commitments of certain private equity and other investors to purchase TCFG common stock.

3.	SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, USXL Funding I, LLC (“Funding I”) and USXL Funding II, LLC (“Funding II”). All intercompany balances and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation — The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated statements of operations and cash flows reflect the results of operations and cash flows of the Company for the period January 1, 2008 through May 28, 2008, which relates to the period preceding the acquisition.

Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates included in the consolidated financial statements are prudent and reasonable. Estimates include assumptions when accounting for income recognition, financial instruments, the allowance for credit losses, deferred initial direct costs, share-based compensation awards, and income taxes. Actual results could differ from those estimates.

Allowance for Credit Losses — The Company’s allowance for credit losses represents management’s estimate of losses inherent in the equipment lease portfolio. The estimation of the allowance includes considerable judgment and is based on a variety of factors, including past lease loss experience, the current credit profile of the Company’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

The Company periodically performs a systematic detailed review of the lease portfolio to identify credit risks and assess collectability. Leases meeting certain risk criteria are evaluated on an

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

individual basis while all other performing receivables are evaluated on an aggregate pool basis. Leases selected for this process are generally risk-rated above a certain threshold. If necessary, a specific allowance for credit losses is established for individual impaired leases. A lease is considered impaired when, based on current information and events, it is probable that all contractual amounts due will not be fully collected.

When available information indicates that specific leases or portions thereof are uncollectible, such amounts are charged off against the allowance for credit losses. Lease receivables are pursued for collection subsequent to charge off until such time as management determines this process is no longer economically beneficial to the Company. All recoveries are credited to the allowance for credit losses when received.

Lease Income — Lease income includes: (a) income from direct financing leases less amortization of initial direct costs; and (b) operating lease income less depreciation.

Revenue Recognition on Delinquent and Non-accrual Equipment Leases — Accrual of lease income is discontinued when the borrower has defaulted for a period of 90 days unless the lease is highly collateralized and is in the process of collection. Income on non-accrual accounts is recognized to the extent that cash payments are received and, in management’s judgment, full payment of the lease is expected. If the lessee has demonstrated the ability to make contractual payments, the lease may be returned to accrual status.

Interest Expense — Interest expense includes: (a) contractual interest expense accrued on debt outstanding and related derivative instruments; and (b) amortization of deferred fees and other direct incremental costs incurred in connection with borrowings.

Fees and Other Income — Fees and other income include: (a) fees such as late charges, early termination fees, documentation fees and other fees, which are generally recognized when received; (b) gains and losses from the sale of lease assets, which are recognized at time of sale; and (c) other income.

Share-Based Compensation — The Company recognizes compensation costs related to share-based employee awards in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Such costs are recognized over the period that an employee provides services in exchange for the award. The fair value of the option awards are estimated on the date of grant using the Black-Scholes option-pricing model.

Income Taxes — Income taxes are determined in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

not to not be sustained upon audit by the relevant authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, with regard to uncertain tax liabilities, FIN 48 provides guidance on derecognizing, classification, interest, and penalties, accounting in interim periods, disclosure, and transition.

FASB Staff Position (“FSP”) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, deferred the effective date of FIN 48 for certain nonpublic enterprises. The effective date of FIN 48 is deferred for nonpublic entities included within the scope of FSP FIN 48-3 to annual financial statements for fiscal years beginning after December 15, 2008. The Company expects to adopt FIN 48 for the year ending December 31, 2009.

Initial Direct Costs — Initial direct costs of originating the Company’s lease receivables are deducted from selling, general and administrative expenses and amortized as a reduction to lease income over the term of the related receivables utilizing the effective interest method or straight line if not materially different than the interest method. Initial direct costs consist of management’s estimate of those costs incurred in connection with the successful origination of leases and in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases — an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17.

Derivative Financial Instruments — The Company reports all derivative financial instruments on its balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The fair value is calculated externally using market data taking into account current market rates. For hedge accounting treatment, assessments are made as to whether the hedging relationship is expected to be highly effective and ongoing periodic assessments are required to determine the ongoing effectiveness of the hedge.

The Company employs derivative instruments to manage exposure to the effects of changes in market interest rates and comply with certain covenants in its borrowing arrangements. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), all derivative instruments are either an asset or liability measured at its fair value with changes in the fair value recognized in the period during which the change in fair value occurred unless specific hedge accounting requirements are met. During the period from January 1, 2008 through May 28, 2008, the Company did not meet these hedge accounting requirements and therefore recorded changes in fair value during the period in its consolidated statement of operations.

The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company is exposed to the credit risk of its counterparties if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with investment grade credit ratings.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), as of January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value with respect to US GAAP and expands disclosures about fair value measurements. The provisions of SFAS 157 relating to nonfinancial assets and liabilities are effective for the Company on January 1, 2009. The application of SFAS 157 to the Company’s nonfinancial assets and liabilities did not have a material impact on the Company’s consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value and permits all entities to choose to measure eligible items at fair value at specified election dates. This statement is effective for the Company as of the date of inception. The Company has not elected the fair value option for any of its current financial instruments.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”), which replaces SFAS 141, Business Combinations. SFAS 141R establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements to enable users of financial statements to evaluate the nature and financial effects of the business combination. This statement is effective for acquisitions completed on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. This statement requires that the accounting and reporting for minority interests are recharacterized as noncontrolling interests and classified as a component of equity (but separate from parent’s equity). This statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for the Company as of January 1, 2009. This statement did not have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued FSP FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, and FSP FAS 157-2, Effective Date of FASB Statement 157. FSP FAS 157-1 removes leasing from the scope of SFAS 157. FSP FAS 157-2 delays the effective date of SFAS 157 from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 is effective for the Company on January 1, 2009 and the Company does not expect this FSP to have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). This statement amends the disclosure requirements for derivative instruments and hedging activities, including enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for the Company as of January 1, 2009. The Company does not expect this statement to have a material impact on its consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that are considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other U.S. GAAP. This FSP is effective for recognized intangible assets acquired after January 1, 2009. The Company does not expect this FSP to have a material impact on its consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FSP clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. This FSP did not have a material impact on the Company’s consolidated financial statements.

5.	ALLOWANCE FOR CREDIT LOSSES

The following table presents changes in the allowance for credit losses for the period from January 1, 2008 through May 28, 2008 (in thousands):

Balance — January 1, 2008	$22,413
Provision charged to expense	11,247
Charge-offs — net of recoveries	(11,218)

Balance — May 28, 2008	$22,442

6.	INCOME AND EXPENSE FROM EQUIPMENT LEASE RECEIVABLES AND EQUIPMENT UNDER OPERATING LEASES

Interest income is not recognized after a lease has been classified as non-accrual. The amount of income that would have been recorded under the contractual terms for such lease receivables was $0.9 million for the period from January 1, 2008 through May 28, 2008.

For the period from January 1, 2008 through May 28, 2008, operating lease income was $3.8 million and depreciation expense for equipment under operating leases was $2.9 million. Operating lease income and depreciation expense is recorded as a component of lease income in the consolidated statements of operations. See Note 11 for further information.

7.	DEPRECIATION AND AMORTIZATION EXPENSE FROM PROPERTY AND EQUIPMENT

Depreciation and amortization expense on property and equipment for the period from January 1, 2008 through May 28, 2008 was $0.4 million.

8.	AMORTIZATION EXPENSE FROM INTANGIBLE ASSETS

Identifiable intangible assets consisting of customer relationships and covenants not to compete were recorded as a result of the acquisition of Pro-Lease, Inc. In accordance with SFAS 142, the identifiable intangible assets were amortized on a straight-line basis over their useful lives. The Company estimated the useful lives to be 14 years for the customer relationships and three years for the covenants not to compete. Amortization expense for identifiable intangible assets was $0.1 million for the period from January 1, 2008 through May 28, 2008.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

9.	INTEREST EXPENSE FROM REVOLVING AND TERM SECURED BORROWINGS

Interest expense on revolving and term secured borrowings for the period from January 1, 2008 through May 28, 2008 was $15.6 million. See Note 12 for further information.

Term Securitization — In 2006, USXL issued $325 million in Equipment Contract Backed Notes, Series 2006-1 (“2006-1 Notes”) through USXL Funding II, LLC (“Funding II”), an SPE formed for the sole purpose of holding lease contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311.0 million in Class A notes and $14.0 million in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, USXL obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional guarantee of ultimate principal and interest due to Class A note holders. The Company pays FGIC an annual premium for guaranteeing the Class A 2006-1 Notes equal to 0.33% of the amount of the outstanding notes. The 2006-1 Notes carry a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of lease contracts, thereby providing the Company with a match funded portfolio within Funding II. Payments due from Funding II’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the 2006-1 Notes. The 2006-1 Notes mature on April 15, 2014.

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Commercial Paper Conduit facility (the “CP Conduit”) and the revolving warehouse facility.

Commercial Paper Conduit Facility — TVF established a commercial paper conduit facility with a maximum borrowing of $562.5 million in May 2008, which expires in May 2009. If, upon maturity, the CP Conduit is not renewed or extended, the outstanding loan balance converts to an 18-month term loan. Borrowings under the CP Conduit are secured by lease contracts that have been pledged to it. Credit Suisse acts as administrative agent for the CP Conduit, with Wachovia Bank, Barclays Bank and SunTrust Bank as co-purchasers.

Under the CP Conduit, TVF utilizes USXL Funding I, LLC (“Funding I”), a wholly owned subsidiary of TVF that acts as an SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the CP Conduit. The CP Conduit is secured by a senior security interest in all contracts held by Funding I which issues Class A notes and receives 75% of the aggregate discounted contract balance of the lease contracts. Payments due from Funding I’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the CP Conduit.

Under the terms of the CP Conduit agreement, an interest rate swap is maintained for which Funding I receives variable interest based on one-month London Interbank Offered Rate (“LIBOR”) or the CP Conduit’s cost of funds while Funding I pays a fixed rate equal to 4.49%. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the facility and the cost of the debt issued by the facility. See Note 18 for further information related to derivative financial instruments.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

The CP Conduit is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this CP Conduit is limited to the collateral held in Funding I, violation of these covenants could cause certain funding termination, rapid amortization and/or servicer termination events. The CP Conduit is also cross-defaulted with the 2006-1 Notes and the revolving warehouse facility.

Revolving Warehouse Facility — TVF maintains a $100 million Revolving Warehouse Facility with Wells Fargo Foothill, Inc., as arranger and agent, which expires in August 2011. The facility is secured by a first perfected security interest in all of TVF’s assets except those that have been transferred into SPEs for financing through TVF’s CP Conduit or through term securitizations. Advances under the facility are subject to a borrowing base equal to 75% of TVF’s net investment in eligible contracts. Payments made from lease contracts that secure this facility are made directly to a lockbox and are applied as the repayment of amounts due under the credit facility as they are received. The facility carries interest at a rate equal to 30-day LIBOR plus a spread that varies between 1.50% and 2.50% depending upon average utilization of the facility and certain performance covenants. The Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

The weighted average interest rate for the facility was 5.38%. The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the TVF’s CP Conduit and the 2006-1 Notes.

Financing Costs — Financing costs were incurred in connection with the renewal of the revolving and term secured borrowings for the period from January 1, 2008 through May 28, 2008, totaling $1.7 million. These costs were capitalized and are amortized over the terms of the respective facilities. For the period from January 1, 2008 through May 28, 2008, amortization of the deferred financing costs was $4.4 million, and is recorded as a component of interest expense in the consolidated statement of operations.

Bridge Financing — During March and April 2008, USXL obtained bridge financing totaling $15 million and $10 million, carrying an interest rate of 15% per annum, from DLJ Merchant Banking Partners III, LP (“DLJ”) and Aquiline Financial Services Fund, LP and Aquiline Financial Services Fund LP (Off shore) (both together “Aquiline”), respectively. These bridge loans were repaid at the Closing Date. Interest paid on the bridge financings totaled $0.4 million for the period from January 1, 2008 through May 28, 2008 and is included in interest expense in the consolidated statement of operations.

10.	STOCKHOLDER’S EQUITY

On the Closing Date, TCFG acquired 1.0 million common shares and 1.4 million preferred shares representing all the outstanding shares of USXL in exchange for $89.1 million in TCFG common stock and cash.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

11.	LEASE INCOME

For the period from January 1, 2008 through May 28, 2008, the components of lease income are as follows (in thousands):

Interest income on direct finance leases	$28,330
Less: Amortization of initial direct costs	(5,622)

Income from direct finance leases — net	22,708

Operating lease income	3,797
Depreciation expense	(2,925)

Net operating lease income	872

Total lease income	$23,580

See Note 6 for further information related to operating lease income and the related depreciation.

12.	INTEREST EXPENSE

For the period from January 1, 2008 through May 28, 2008, the components of interest expense are as follows (in thousands):

Interest on revolving and term secured borrowings	$15,613
Amortization of deferred financing costs	4,442

Total interest expense	$20,055

See Note 9 for further information related to revolving and term secured borrowings and deferred financing costs.

13.	SHARE-BASED COMPENSATION

The Company awarded restricted stock to its key employees. The restricted stock awards vested either with the passage of time or when certain monetization or valuation events occurred. The awards were determined to have no value at the date the stock was granted to the employees. Therefore, the Company incurred no compensation expense related to its restricted stock compensation plans for the period from January 1, 2008 through May 28, 2008. At the Closing Date, the plan was terminated in conjunction with the acquisition.

14.	EMPLOYEE BENEFITS

The Company maintained a defined contribution retirement plan for employees, which qualified under Section 401(k) of the Internal Revenue Code. The Company matched a percentage of the first 4% contributed by participants and was determined by its board of directors in its sole discretion. The Company’s contribution under this plan totaled $0.2 million for the period from January 1, 2008 through May 28, 2008, and was included as a component of salaries and employees benefits in the consolidated statement of operations. At the Closing Date, the plan was terminated in conjunction with the acquisition.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES
(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

15.	INCOME TAXES

There was no federal income tax expense for the period from January 1, 2008 through May 28, 2008. Total current state tax expense for the period from January 1, 2008 through May 28, 2008, was $0.1 million.

The Company’s operations are included in a consolidated federal income tax return. The amount of current and deferred tax expense, if any, is computed on a separate entity basis for each member of the group based on applying the provisions of SFAS 109.

16.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings — The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated results of operations or cash flows.

Guarantees and Warranties — The Company has provided certain representations and warranties to its lenders and purchasers of leases regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These representations and warranties are usual and customary and the Company has not recorded a liability for these representations and warranties, as it does not expect to make payments in this regard.

17.	RELATED-PARTY TRANSACTIONS

TCFG acquired the stock of USXL from funds affiliated with DLJ, an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”). See Note 2 for further information. Credit Suisse served as an underwriter in the private placement of TCFG’s common stock in May 2008 and purchased shares of TCFG’s common stock through affiliated funds. TCFG paid $10.2 million of equity issue costs to Credit Suisse as underwriter for the stock issued.

Credit Suisse acts as agent for the Company’s CP Conduit. For the period from January 1, 2008 through May 28, 2008, the Company paid $0.8 million in financing costs to Credit Suisse related to the CP Conduit. See Note 9 for further information.

18.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s leases carry interest generally at fixed rates while certain of its credit facilities charge interest at floating rates. The Company uses derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating interest rate into a fixed rate. These swap agreements are required under the terms of the credit facilities and reduce the Company’s exposure to interest rate fluctuations. These interest rate swaps do not meet the criteria of hedge accounting under SFAS 133.

The received rates are the one-month LIBOR and the rate paid is a fixed rate as specified by the interest rate swap agreements. For the period from January 1, 2008 through May 28, 2008, the Company reported pretax expense of $0.9 million due to changes in the fair value of these agreements.

******

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
US Express Leasing, Inc.:

We have audited the accompanying consolidated balance sheet of US Express Leasing, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Express Leasing, Inc. and subsidiaries as of December 31, 2007 and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

May 28, 2008

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Balance Sheet
December 31, 2007

2007

Assets
Cash and cash equivalents (including restricted cash of $41,022,405) (note 1)	$49,018,863
Finance receivables, net (notes 2 and 3)	653,132,937
Equipment under operating lease, net (note 4)	14,571,967
Fixed assets, net (note 5)	2,541,167
Deferred financing costs (note 6)	6,401,853
Goodwill (note 16)	3,938,000
Intangible assets, net (note 16)	1,569,268
Other assets	1,818,628

Total assets	$732,992,683

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$13,087,002
Interest rate derivative (note 13)	6,939,344
Accrued expenses	3,634,594
Deferred financing fees payable (note 6)	—
Interest payable	1,779,188
Debt obligations (note 6)	657,292,304
Taxes payable	204,500

Total liabilities	682,936,932

Commitments and contingencies (note 9)
Stockholders’ equity:
Common stock — Class A ($0.001 par value. Authorized 2,270,000 shares; issued and outstanding 725,910 shares)	726
Common stock — Class B ($0.001 par value. Authorized 275,000 shares; issued and outstanding 264,042 shares)	264
Preferred stock — Series A ($100 par value. Authorized 1,565,000 shares; issued and outstanding 1,362,640 shares)	134,300,356
Accumulated deficit	(84,245,595)

Total stockholders’ equity	50,055,751

Total liabilities and stockholders’ equity	$732,992,683

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Operations
Year ended December 31, 2007

2007

Revenues:
Equipment leasing revenue	$49,381,770
Rental income	7,352,353
Late fee and early termination income	5,645,994
Other income	2,930,595

Total revenues	65,310,712

Expenses:
Salaries and employee benefits (note 8)	19,525,251
Interest expense (note 6)	37,435,525
Provision for doubtful accounts (note 3)	31,058,775
Amortization of deferred financing costs (note 6)	2,918,829
Operating lease depreciation (note 4)	5,987,198
Fair value adjustment for derivative instruments (note 13)	6,782,446
Selling, general, and administrative expenses	1,977,280
Total expenses	105,685,304

Net loss	$(40,374,592)

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity
Year ended December 31, 2007

	Common	Common	Preferred			Total
	Stock —	Stock —	Stock	Treasury	Accumulated	Stockholders’
	Class A	Class B	Class A	Stock	Deficit	Equity

Balances at December 31, 2006	$726	$258	$117,300,356	$(100)	$(43,871,003)	$73,430,237
Comprehensive loss:
Net loss	—	—	—	—	(40,374,592)	(40,374,592)

Total comprehensive loss						(40,374,592)
Shares issued in connection with:
Issuance of preferred stock, 170,000 shares	—	—	17,000,000	—	—	17,000,000
Issuance of common stock B, 5,825 shares	—	6	—	—	—	6
Treasury stock activity	—	—	—	100	—	100

Balances at December 31, 2007	$726	$264	$134,300,356	$—	$(84,245,595)	$50,055,751

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows
Year ended December 31, 2007

2007

Cash flows from operating activities:
Net loss	$(40,374,592)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	31,058,775
Depreciation and amortization	6,875,836
Amortization of deferred financing costs	2,918,829
Fair value adjustment for derivative instruments	6,782,446
Gain on sale of portfolio assets	(420,837)
Increase in other assets	(951,295)
Increase in deferred financing costs	(2,571,031)
Decrease in deferred financing fees payable	(300,000)
Increase in taxes payable	85,500
Decrease in accounts payable	(138,795)
Increase in accrued expenses	486,154
Increase in interest payable	492,588

Net cash flow provided by operating activities	3,943,578

Cash flows from investing activities:
Origination of finance receivables	(361,296,744)
Collection of finance receivables	173,204,902
Origination of loans	(17,606,565)
Repayment of loans	17,883,090
Proceeds from sale of portfolio assets	9,200,826
Purchases of equipment under operating lease	(8,743,688)
Cash paid for acquisition of Pro Lease, Inc.	(1,800,000)
Purchase of fixed assets	(830,401)

Net cash flow used in investing activities	(189,988,580)

Cash flow from financing activities:
Issuance of preferred stock — net of fees	17,000,000
Issuance of Class B common stock	6
Issuance of treasury stock — Common Class B	100
Repayment of term notes from securitization	(106,114,252)
Issuance of notes payable from conduit expansion	313,762,805
Repayment of notes payable from conduit expansion	(56,775,003)
Repayment of borrowings from syndications	(1,439,120)
Issuance of sub-debt facility	37,500,000
Repayments of notes payable	(56,104)
Borrowings of revolving credit lines	412,450,588
Repayment of revolving credit lines	(403,406,717)

Net cash flow provided by financing activities	212,922,303

Net increase in cash and cash equivalents	26,877,301
Cash and cash equivalents at beginning of year	22,141,562

Cash and cash equivalents at end of year	$49,018,863

Cash payments for:
Interest	$36,942,937
Taxes	132,961
Supplemental schedule of noncash activities:
Goodwill from acquisition of Pro Lease, Inc.	3,938,000
Identifiable intangible assets from acquisition of Pro Lease, Inc.	1,635,000
Issuance of contingent notes for Pro Lease, Inc.	3,364,000

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007

(1)	Description of Business and Summary Significant Accounting Policies and Practices

(a)	Description of Business

US Express Leasing, Inc. and subsidiaries (USXL or the Company), a Delaware corporation, maintains its corporate headquarters in Parsippany, NJ and is engaged in the leasing of personal property to primarily small and medium size businesses located throughout the United States. The Company was incorporated on February 10, 2004, began operations on March 1, 2004 and commenced its first lease on May 20, 2004. The Company is owned by DLJ Merchant Banking Partners and its affiliates (collectively referred to as DLJMB) and certain members of management. DLJMB is the majority owner of USXL and controls its Board of Directors.

The Company originates leases and loans (collectively referred to as Contracts) through a network of dealers, distributors and manufacturers (collectively referred to as Vendors) in the office products, healthcare, technology, commercial & industrial and graphic arts markets. The graphic arts market was started in 2007 as a result of the Company’s acquisition of Pro Lease, Inc. which is more fully discussed in note 16. During 2007, the Company originated 45.8%, 30.3%, 11.4%, 11.3% and 1.2% of its new Contracts in each of these markets, respectively.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of US Express Leasing, Inc. and its wholly owned subsidiaries USXL Funding I, LLC and USXL Funding II, LLC. All intercompany balances and transactions have been eliminated in consolidation.

(c)	Basis of Financial Statement Presentation

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.

(d)	Cash and Cash Equivalents

Cash and cash equivalents consists of balances in demand deposit accounts and include short-term, highly liquid investments purchased with an original maturity of three months or less. Lease payments and other supplemental charges collected by the Company are held in restricted accounts for the future repayment of various debt facilities. At December 31, 2007, these restricted cash balances totaled $41,022,405.

(e)	Lease Financing Receivables

USXL offers financing to the customers (collectively referred to by USXL as its Obligors) of its Vendors through leases and loans provided to them at the point-of-sale. The amounts outstanding as a result of these financings are referred to as net finance receivables.

As of December 31, 2007, 65.7% of the Company’s net investment in Contracts provided Obligors with a fixed or fair market purchase option at the end of the Contracts’ primary term. In these cases, the Company records the residual values of the financed equipment based upon management’s estimates of the equipment’s value at the end of the primary term, taking into account the expected behavior of the obligors at that time. The Company’s estimated residual equipment values are reviewed annually by management and are reduced for any impairment that may have occurred. The recognition of any impairment is recorded as a reduction to the value of the financed equipment on the consolidated statements of operations. There were no impairments during 2007.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(f)	Equipment Under Operating Lease

Equipment financed under operating leases is carried at cost less accumulated depreciation, except for equipment that the Company has determined to be impaired. Equipment financed under operating leases is depreciated to its estimated net residual value over the respective Contract terms, ranging from 12 to 60 months, on a straight-line basis.

(g)	Allowance for Doubtful Accounts

The allowance for doubtful accounts is a reserve established for probable losses resulting from the performance of the Company’s finance receivable portfolio and requires the application of estimates and judgments as to the outcome of collection efforts. To project probable net credit losses the Company uses a statistical model in the form of a Contract balance aging measured against historical delinquency migration rates to estimate the likelihood that any given Contract will progress through the various stages of delinquency and ultimately charge off. The Company also considers other factors such as delinquency, charge-off and recovery trends, the rate of bankruptcy filings in its portfolio and other general economic and environmental factors.

In general, Contracts are charged off against the allowance for doubtful accounts when they become 151 days past due or earlier if they are determined to be uncollectible. Contracts with outstanding balances less than $100,000 are charged off in full, while contracts with outstanding balances greater than $100,000 are charged off for all amounts deemed uncollectible. A Contract is considered past due if payment is not received within four days of its due date.

All recoveries are credited to the allowance for doubtful accounts as received. Contracts are pursued for collection subsequent to charge off until such time as management determines this process is no longer economically beneficial to the Company.

The Company does not have any off-balance-sheet credit exposure related to its customers.

(h)	Non-accrual Accounting

The accrual of lease financing income on Contracts is suspended when payments become 91 days past due or earlier, if in the opinion of management, full collection of all amounts due is doubtful. At that time, any lease financing income previously recorded but not collected is reversed. All income subsequently collected is applied against the outstanding Contract’s net investment until such time as the outstanding net investment is either fully collected, charged off or returned to accrual status.

(i)	Impaired Loans

Loan impairment is measured as any shortfall between the estimated value and the recorded investment for those Contracts that are defined as impaired loans in the application of Accounting Standards Codification (ASC) 310 — Receivables. The estimated value is determined using the fair value of the collateral or other cash flows, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan’s effective interest rate. The determination of impairment involves management’s judgment and the use of market and third party estimates regarding collateral values. Valuations in the level of impaired loans and corresponding impairment as defined under ASC 310 affect the level of the reserve for credit losses.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(j)	Fixed Assets

Property and equipment are stated at cost. Fixed assets purchased by the Company for its own use are depreciated on a straight line basis over the estimated useful life ranging from two to seven years utilizing the half-year convention.

Software and leasehold improvements are amortized over the estimated period of their economic benefit and related contractual rights.

(k)	Intangible Assets

Intangible assets of the Company consist of goodwill and identifiable intangibles assets. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets that were acquired through the acquisition of Pro Lease, Inc. (See note 16). In accordance with ASC 350 — Intangibles — Goodwill and Other, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis. Reversals of goodwill impairment are prohibited. As of December 31, 2007, the balance of goodwill was $3,938,000 and the Company has determined that there was no impairment loss that needed to be recorded to adjust the carrying value of the recorded goodwill.

Identifiable intangible assets consisting of vendor relationships and covenants not to compete have been recorded as a result of the acquisition of Pro Lease, Inc. In accordance with ASC 350, the identifiable intangible assets will be amortized on a straight line basis over their useful lives. The Company has estimated the useful lives of these intangible assets to be fourteen years for the vendor relationships and three years for the covenants not to compete. The balance of identifiable intangible assets, net of amortization, was $1,569,268 as of December 31, 2007.

Amortization expense related to the identifiable intangible assets was $65,732 for the year ended December 31, 2007.

Scheduled amortization expense of intangible assets for each of the next five years is as follows:

Year ending December 31:
2008	$262,929
2009	262,929
2010	216,429
2011	76,929
2012 and thereafter	750,052

$1,569,268

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(m)	Employee Benefit Plans

The Company provides a 401(k) defined contribution retirement plan for its employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company may match a percentage of the first 4% contributed by participants. The Company’s matching contribution, if any, is determined by its board of directors in its sole discretion and is included as a component of salaries and employees benefits in the accompanying consolidated statements of operations.

(n)	Stock Based Compensation

As part of its strategy to attract, retain and reward its workforce, the Company issues common stock to its key employees. These stock awards vest either with the passage of time and/or when certain monetization or valuation events occur. As of December 31, 2007, 59 employees or 41% of the Company’s workforce had been granted stock awards. As of December 31, 2007, 264,042 shares of common stock have been awarded to employees.

The Company records compensation expense associated with stock awards in accordance with ASC 718 — Compensation — Stock Compensation. The Company uses the modified prospective transition method provided by ASC 718, and as a result, has not retroactively adjusted results from prior periods. Through the use of a valuation specialist these shares of common stock are deemed to have no value per the fair value method as of December 31, 2007 and the date the stock was granted to the employees. The Company has incurred no compensation expense related to the Company’s stock compensation plans for the year ended December 31, 2007.

(o)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of valuation allowances for receivables, goodwill and intangible assets, deferred income tax assets, residual values and potential impairment. Actual results could differ from those estimates.

(p)	Impairment of Long-Lived Assets

In accordance with ASC 360 — Property, Plant and Equipment, long-lived assets, such as property, equipment, equipment under operating leases, goodwill, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(q)	Revenue Recognition

The Company recognizes revenue from lease financing through the accretion of income from direct financing leases and from rents generated under operating leases. Income from direct financing leases is recognized on an accrual basis starting in the month of lease commencement utilizing the interest method. Rents from operating leases and from Contracts in renewal status are recognized on

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

an accrual basis based on the contractual agreement with the Obligor. Other revenue such as late charges and other fees are recognized when received. Gains and losses from the sale of lease assets are recognized at time of sale.

(r)	Initial Direct Costs

Initial direct costs are deducted from selling, general and administrative expenses and amortized as a reduction to lease financing income over the term of the related leases utilizing the interest method.

Initial direct costs consist of management’s estimate of those costs incurred in connection with the origination of Contracts with independent third parties. In order to qualify, these costs must result directly from and be essential to the acquisition of those Contracts.

(s)	Equity Placement Fees

Fees paid for raising equity are recorded as deductions from the related capital accounts.

(t)	Derivative Financial Instruments

The Company reports all derivative financial instruments on its balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The fair value is calculated externally using market data taking into account current market rates. For hedge accounting treatment, assessments are made as to whether the hedging relationship is expected to be highly effective and on-going periodic assessments may be required to determine the on-going effectiveness of the hedge.

The Company employs derivative financial instruments to manage exposure to the effects of changes in market interest rates and fulfill certain covenants in its borrowing arrangements. In accordance with ASC 815 — Derivatives and Hedging, all derivative instruments have been recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. ASC 815 requires that changes in the fair value of any derivative financial instruments be recognized in the period during which the change in fair value occurred unless specific hedge accounting requirements are met. As of December 31, 2007, the Company did not meet these hedge accounting requirements and therefore recorded changes in fair value which occurred during the year in its consolidated statement of operations.

The Company records gains and losses on derivative financial instruments qualifying as cash flow hedges in other comprehensive income/(loss), to the extent that hedges are effective and until the underlying transactions are recognized in the consolidated statement of operations at which time the Company recognizes the gains and losses in the consolidated statement of operations. For those derivative financial instruments which do not qualify as cash flow hedges, any changes in fair value are recorded in the consolidated statement of operations.

The Company may at its discretion terminate or re-designate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive income/(loss) on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative instrument included in accumulated other comprehensive income/ (loss) at the time of termination of the debt would be recognized in the consolidated statement of operations at that time.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The Company does not enter into derivative financial instruments for trading or speculative purposes.

The Company is exposed to the credit risk of its counterparties if the counterparties to derivative financial instrument transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

(u)	Securitization of Contracts

The Company obtains a significant amount of its financing from the issuance of notes to institutional investors through a special purpose entity. The term debt is secured by the special purpose entity’s Contract portfolio. In accordance with ASC 860 — Transfers and Servicing, these financing activities do not qualify for sale accounting treatment due to certain provisions in the credit agreements, certain call provisions that the Company maintains as well as the fact that the special purpose entity used in connection with the securitization also holds the residual assets. Accordingly, the assets contained in this special purpose entity and its related debt are included in the accompanying consolidated balance sheet. The Company’s leases and restricted cash are assigned as collateral for these borrowings. The debt secured by the assets in this special purpose entity have no further recourse to the general credit of the Company beyond the value of the assets held by the special purpose entity.

(2)	Finance Receivables, net

Finance receivables, net, consist of the following at December 31, 2007:

2007

Leases	$742,529,421
Residuals	44,532,319
Initial direct costs	21,049,902
Loans	2,110,282

810,221,924
Unearned income	134,676,136
Allowance for doubtful accounts	22,412,851

Total	$653,132,937

Estimated contractual maturities of the finance receivables are as follows:

Year ending December 31:
2008	$234,077,341
2009	206,178,501
2010	161,674,749
2011	97,582,476
2012 and thereafter	45,126,636

744,639,703
Less amounts representing interest	134,676,136
Plus residuals	44,532,319
Initial direct costs	21,049,902

Net financing receivables	$675,545,788

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The amounts above are based on the contractual term. No effect has been given to the possible early termination of Contracts.

As of December 31, 2007, non-accrual receivables of $17,801,776 are included in net financing receivables.

After being classified as non-accrual, no lease financing income is recognized. The amount of income that would have been recorded under the contractual terms was $1,345,152 for the year ended December 31, 2007. The Company’s average recorded investment in non-accrual receivables during 2007 was $8,359,697. As of December 31, 2007, included in the allowance for doubtful accounts are reserves for the non-accrual receivables of $14,626,234. These reserves for non-accrual receivables include specific reserves taken by the Company at December 31, 2007 for certain origination flows that the Company has exited. As of December 31, 2007, there were no outstanding balances of accruing assets which were 90 days or more past due as to principal or interest.

As of December 31, 2007, there were no loans that the Company deemed impaired that needed additional reserves included in the allowance other than what has been provided in the normal course of operations.

(3)	Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts for finance receivables for the year ended December 31, 2007 is as follows:

2007

Balance at beginning of year	$7,872,616
Provision charged to expense	31,058,775
Charge-offs, net	(16,518,540)

Balance at end of year	$22,412,851

(4)	Equipment Under Operating Leases, Net

Equipment under operating leases, net, at December 31, 2007 consists of the following:

2007

Office equipment	$15,152,580
Technology equipment	6,544,158
Furniture and other equipment	2,575,608

24,272,346
Less accumulated depreciation	9,700,379

Total	$14,571,967

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

Estimated contractual maturities of the equipment under operating lease rentals are as follows:

Year ending December 31:
2008	$7,201,490
2009	3,632,645
2010	1,250,202
2011	294,957
2012 and thereafter	86,860

$12,466,154

(5)	Fixed Asset, Net

Fixed assets at December 31, 2007 consist of the following:

2007

Furniture, fixtures and equipment	$1,849,339
Business software	2,499,221
Leasehold improvements	203,907

Subtotal	4,552,467
Less accumulated depreciation and amortization	2,011,300

Total	$2,541,167

Depreciation and amortization expense for the year ended December 31, 2007 amounted to $822,906.

(6)	Debt Obligations

The following table summarizes the Company’s debt at December 31, 2007:

2007

Term securitization:
Class A notes, interest at 5.379%	$202,779,633
Class B notes, interest at 10.188%	9,136,163
Commercial Paper Conduit Facility:
Class A notes, interest at 7.34%	320,072,507
Class B notes, interest at 13.11%	18,825,880
Revolving Warehouse Facility, interest at 7.23%	63,060,616
Senior Subordinated Credit Facility, interest at 13.19%	37,500,000
Contingent Notes Payable, interest at 4.0%	3,364,000
Other secured borrowings, interest at 7.75%	2,553,505

Total long-term debt obligations	$657,292,304

(a)	Revolving Warehouse Facility

The Company maintains a revolving credit facility with Wells Fargo Foothill, Inc., as agent. In 2006, the credit facility was increased from $75,000,000 to $100,000,000 and the term of the facility was extended from May 2007 to May 2010. The facility is secured by a first perfected security interest in all of the Company’s assets except those that have been transferred into special purpose entities for subsequent financing through the Company’s commercial paper conduit facility or through term

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

securitizations. Advances under the facility are subject to a borrowing base equal to 85% of the Company’s net investment in eligible Contracts. Payments made from that portion of the Company’s portfolio that secures this facility are made directly to a lock-box and are applied as the repayment of amounts due under the credit facility as they are received. The facility earns interest at a rate equal to 30 day LIBOR plus a spread that varies between 1.50% and 2.25% depending upon average utilization of the facility and certain performance covenants. As of December 31, 2007, the spread over LIBOR was 2.25%, and the Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the Company’s commercial paper conduit facility (see note 6(b)) and the indenture underlying the Company’s term securitization (see note 6(c)). As of December 31, 2007, the Company was not in compliance with certain financial covenants contained in its commercial paper conduit facility which caused it to not be in compliance with the cross-default provisions of the Revolving Warehouse Facility. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $63,060,616 outstanding under this warehouse facility. The weighted average interest rate for the facility was 7.27% as of December 31, 2007.

In 2007, no additional deferred financing costs were recorded in connection with the revolving warehouse facility. These costs have been capitalized and are being amortized into interest expense over the life of the facility. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $153,764.

There is no deferred financing fees payable included in the balance at December 31, 2007, of fees that the Company is obligated to pay in relation to the formation and subsequent amendment of the revolving warehouse facility.

(b)	Commercial Paper Conduit Facility

In 2005, the Company established a $150,000,000 limited recourse commercial paper facility (the Facility) with Alpine Securitization Corp. (Alpine), an affiliate of Credit Suisse Group (Credit Suisse), a related party. In 2006, the Company increased the Facility to $375,000,000. As part of this expansion, the advance rate was increased from 82% to 85% and certain revised concentration limits and eligibility criteria were implemented. Subsequent to the closing of this expansion, $112,500,000 of the Facility was syndicated to Wachovia Bank and $112,500,000 was syndicated to Barclays Bank, with Credit Suisse retaining $150,000,000 and acting as the Facility’s administrative agent.

As part of this Facility, the Company utilizes USXL Funding I, LLC (Funding I), a wholly owned subsidiary that acts as a special purpose entity whose activities are limited to holding Contracts that have been pledged as collateral to Alpine. The Facility is secured by a senior security interest in all Contracts held by Funding I. Under this Facility, Funding I issues Class A notes and receives 85% of the discounted balance of the Contracts. Payments due from Funding I’s Contract portfolio are made directly to a lock box and are applied as the repayment of amounts due under the Facility. The Facility earns interest at a rate equal to the hedge rate plus 0.40%. The hedge rate is a rate that swaps the fixed rate yield implicit in the underlying Contract payments with 30-day LIBOR, thereby providing the Company with a match funded portfolio within Funding I. The facility has a 364 day term with an expiration date of May 2009 (see note 18).

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The Class A notes are insured under a policy issued by Ambac Assurance Corporation (Ambac) that provides an unconditional guaranty of ultimate principal and interest due to investors under the Facility. In consideration for providing the insurance policy, Ambac receives an annual premium equal to 0.375% of the amount outstanding under the facility and an annual premium equal to 0.16% on the difference between the Facility commitment and the amount outstanding under the facility. The insurance policy contemplates that the Facility will be renewed annually and as a result carries a 3 year revolving term that expires in March 2009.

In addition to issuing Class A notes under this Facility, the Company also maintains a Facility with Credit Suisse under which Funding I may issue up to $22,058,823 in Class B notes. Through the issuance of these notes, the Company receives an incremental advance of 5% of the discounted balance of the Contracts held by Funding I, thereby increasing its overall advance rate on these Contracts to 90%. These notes earn interest at the hedge rate plus 5.25% and are not insured by Ambac.

Both facilities are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and tangible net worth covenants. While recourse under these facilities is limited to the collateral held in Funding I, violation of these covenants could cause certain rapid amortization, servicer termination and funding termination events. As of December 31, 2007, the Company was not in compliance with the tangible net worth and debt-to-net worth covenants which resulted in the occurrence of servicer termination, funding termination and rapid amortization events. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $338,898,387 outstanding under these facilities including both note classes. The Class A note balance was $320,072,507 as of December 31, 2007. The Class B note balance was $18,825,880 as of December 31, 2007. The weighted average interest rate as of December 31, 2007, was 5.93% for the Class A notes. The weighted average interest rate was 12.97% for the Class B notes as of December 31, 2007.

In 2007, deferred financing costs in the amount of $805,287 were recorded in connection with these facilities. These costs have been capitalized and are being amortized over the lives of the facilities. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $1,136,533.

(c)	Term Securitization

In 2006, the Company issued $325,000,000 in Equipment Contract Backed Notes, Series 2006-1 (2006-1 Notes) through USXL Funding II, LLC (Funding II), a special purpose entity formed for the sole purpose of holding Contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311,000,000 in Class A notes and $14,000,000 in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, the Company obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional guarantee of ultimate principal and interest due to 2006-1 note holders. The 2006-1 notes earn a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of Contracts thereby providing the Company with a match funded portfolio within Funding II.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Company’s commercial paper conduit facility and the revolving warehouse facility. As of December 31, 2007, the Company was not in compliance with certain financial covenants contained in its commercial paper conduit facility which caused it to not be in compliance with the cross-default provisions of the term securitization. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $211,915,796 outstanding under these facilities including both note classes. The Class A note balance was $202,779,663 as of December 31, 2007. The Class B note balance was $9,136,163 as of December 31, 2007. The interest rates for the A notes and the B notes were 5.379% and 10.188%, respectively. In consideration for providing the insurance policy, FGIC also receives an annual premium equal to 0.33% of the amount of 2006-1 notes outstanding.

In 2007, additional deferred financing costs in the amount of $38,213 were recorded in connection with the formation of Funding II and the issuance of the 2006-1 notes. These costs have been capitalized and are amortized at the same rate as the amortization of the 2006-1 notes. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $1,512,737.

(d)	Senior Subordinated Credit Facility

On July 24, 2007, the Company entered into a financing arrangement with American Capital Strategies, Ltd. (ACAS) to provide the Company with a subordinate credit facility in the amount of $60,000,000 to be used to finance investments in leases, to pay for general corporate purposes and to pay expenses associated with the transaction. The facility earns interest at a rate equal to 30 day LIBOR plus the applicable paid-in-cash margin of 6% plus the applicable pay-in-kind margin of 2%. The pay-in-kind portion is payable in kind or cash at the Company’s option. The facility is secured by a stock pledge from DLJMB and founding management employees.

The notes are subject to certain affirmative, negative and financial covenants, including a minimum EBITDA equivalent and debt-to-net worth covenants. The Company was in compliance with all covenants as of December 31, 2007.

At December 31, 2007 the Company had $37,500,000 outstanding under this facility. The weighted average interest rate for this facility was 13.2% for the year ended December 31, 2007.

The Company also issued warrants to purchase 2% of the issued and outstanding stock of the Company. The warrant for Preferred Stock assigns the holder the right to purchase 35,035 shares of Preferred Stock and the warrant for the Common Stock assigns the holder the right to purchase 20,247 shares of Common Stock, each at an exercise price of $54.36 per share. The amount of shares that could be acquired upon the exercise of the warrant was based on the outstanding shares at the date of closing. The warrant for the Preferred Stock is subject to certain anti-dilution provisions that would adjust the amount of shares of Preferred Stock that could be acquired when the warrant is exercised if additional shares were issued to the Company’s majority shareholder so as to maintain the 2% interest. At December 31, 2007, the Company had issued an additional 70,000 Preferred

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

Stock shares to its majority shareholder subsequent to July 27, 2007 and as a result the amount of shares of Preferred Stock that could be purchased by ACAS was adjusted to 37,721 shares.

Had the warrants been exercised at December 31, 2007, the Company would have 746,157 shares of Class A Common Stock outstanding and 1,400,363 shares of Series A Preferred Stock outstanding on a fully diluted basis.

ASC 815 requires contracts that are settled in a Company’s own stock, including common and preferred stock warrants to be designated as an equity instrument, asset or liability and be carried at the instruments’ fair value. At both July 27, 2007, the issuance date and December 31, 2007 the warrants were deemed to have no fair value and therefore are not reflected as an equity instrument, asset or liability on the Company’s consolidated financial statements.

In 2007, deferred financing costs in the amount of $1,727,531 were recorded in connection with the creation of this subordinated debt facility. These costs have been capitalized and are amortized over the life of the facility which is seven years. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $115,795.

(e)	Contingent Notes Payable

On October 5, 2007, the Company issued three contingent notes payable, each of which have a par value of $1,233,333 as partial consideration for the acquisition of Pro Lease, Inc. These notes have been recorded at their cumulative fair market values of $3,364,000. The difference between the par value and fair market value of the notes was calculated using a market rate of interest of 9.30% and will accrete over three years into the note balance and be expensed each year as a component of interest expense. Each note is payable on the first, second and third anniversaries of the closing date and accrue interest at the rate of 4.0% per annum. The total interest rate on the notes, considering the accretion of the discount to par value, is approximately 6.65%. The notes are subject to certain provisions regarding targeted performance which will affect the total payout on the note with the maximum principal payment amount of $1,665,000 (135% achievement) and a minimum principal payment amount of $925,000 (70% achievement). If targeted performance is below 70%, there will be no payout of principal on the notes. These notes are unsecured and are subordinated to all of the Company’s existing credit facilities. The Company has also agreed as part of the acquisition to grant 2,480 shares of restricted Common Stock Class B to the seller of Pro Lease, Inc., which vest monthly at a rate of 2.083%. At December 31, 2007, 155 shares had vested and have been included as issued and outstanding in the Consolidated Statement of Stockholder’s Equity.

(f)	Waivers of Noncompliance

As of December 31, 2007, the Company was engaged with its lenders in completing a recapitalization of its balance sheet and the expansion and extension of its commercial paper conduit facility (see note 18). As part of this recapitalization, the Company has received waivers of all covenant noncompliance that existed as of December 31, 2007. The waivers were conditioned upon the Company receiving $10,000,000 in additional equity infusions by April 30, 2008. This condition was fulfilled through a series of equity infusions from DLJMB. The waivers received were initially effective through March 31, 2008 and were subsequently extended through May 28, 2008, at which time the recapitalization was completed.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(g)	Other Secured Borrowings

The Company utilizes other forms of nonrecourse financing of certain Contracts to manage its portfolio concentration risks. As of December 31, 2007, USXL had borrowings outstanding to three financial institutions in the aggregate amount of $2,553,505. The weighted average interest rate of these borrowings was 7.75% as of December 31, 2007.

(7)	Income Taxes

There was no income tax expense for the year ended December 31, 2007.

Significant components of deferred tax assets and liabilities as of December 31, 2007 were as follows:

2007

Deferred tax assets:
Net operating loss carryforwards	$61,285,065
Allowance for doubtful accounts	9,068,106
Tax depreciation on operating leases	3,741,281
Unrealized loss on interest rate swap	2,838,684
Start up costs	—
Accrued liabilities	698,861
Other	84,991

Total deferred tax assets	77,716,988
Valuation allowances	(34,056,849)

Net deferred tax assets	43,660,139
Deferred tax liabilities:
Operating property, net	42,980,148
Identifiable intangibles	613,428
Start up costs	66,563

Net deferred tax asset	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the tax benefits of certain future deductible temporary differences will be realized based on the reversal of existing future taxable temporary differences, and therefore, a valuation allowance has not been provided for these deferred tax assets. Additionally, management has determined that the realization of certain of the Company’s deferred tax assets is not more likely than not due to the uncertainty of future earnings of the Company and, as such, has provided a valuation allowance against those deferred tax assets at December 31, 2007. The net change in the total valuation allowance for the year ended December 31, 2007 was an increase of $16,383,913. At December 31, 2007, the Company had potentially utilizable federal and state net operating loss carry-forwards of approximately $149,218,000. The net operating loss carry-forwards begin to expire in 2010 and 2025 for state and federal tax purposes, respectively. The Tax Reform Act of 1986 contains provisions, which limit the ability to utilize net operating loss carry-forwards in the case of certain events including significant changes in ownership interests.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(8)	Pension and Other Postretirement Benefits

Savings Incentive Plan

The Company has a defined contribution retirement plan for its employees, which qualifies under Section 401(k) of the Internal Revenue Code. USXL’s expense is based upon specific percentages of employee contributions. The Company’s contributions under this plan were $431,094 for 2007.

(9)	Commitments and Contingencies

(a)	Premise Leases

The Company has entered into premise leases that extend through April 30, 2012 for its headquarters space in Parsippany, NJ and various offices throughout the United States.

As of December 31, 2007, the future rent payments due under these obligations are:

Year ending December:
2008	$699,314
2009	652,336
2010	649,476
2011	649,476
2012 and thereafter	216,492

$2,867,094

In addition to these payments, the Company pays rent on a month to month basis for certain other premises. Rent payments for the year ended December 31, 2007 amounted to $708,960. Rent expense is included as a component of selling, general and administrative expenses in the consolidated statements of operations.

(b)	Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(c)	Guarantees and Warranties

USXL has provided certain representations and warranties to its lenders regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These representations and warranties are usual and customary and USXL has not recorded a liability for these representations and warranties as it does not expect to make payments in this regard.

(10)	Business and Credit Concentrations

USXL’s lessees are located throughout the United States with six states comprising 55.5% of the net investment in leases at December 31, 2007. These states are California (14.9%) Florida (12.5%), Texas (10.2%), New York (8.0%), New Jersey (5.2%), and Georgia (4.7%). No other states represented more than 5% of net investment.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

As of December 31, 2007, the Company’s net investment in leases consisted primarily of office products (37.2%), healthcare equipment (33.6%), technology equipment (9.1%), light construction equipment and machine tools (8.4%), telecom equipment (3.5%), furniture and physical fitness equipment (2.9%), printing and graphic art equipment (1.9%) and other miscellaneous types (3.6%).

As of December 31, 2007, the Company’s ten largest obligors represented 1.2% of the net investment in leases with the largest single obligor representing 0.2%. The Company’s ten largest vendors represented 21.5% of the net investment in leases with the largest single vendor representing 3.0%.

(11)	Equity

The Company has received a $135,000,000 equity allocation from DLJ Merchant Banking Partners III, L.P. (DLJMB) and certain of its affiliates. Through December 31, 2007, the Company has received $132,953,012 net of fees from DLJMB and $1,264,000 from certain founding members of management. Funding under the equity commitment is subject to approval by the Company’s board of directors which is controlled by DLJMB. This equity is invested in the form of convertible preferred stock. In 2007, the Company received $17,000,000 in equity infusions from DLJMB.

On February 13, 2007, the Restated Certificate of Incorporation of the Company was amended as the total number of authorized shares of all classes of stock which the Company has authority to issue was increased to 4,110,000 shares consisting of 1,565,000 of Series A Convertible Preferred Stock, with a par value of $100 and 2,545,000 shares of common stock of which 2,270,000 shares are designated as Class A Common Stock, par value $.001 and 275,000 shares are designated Class B Common Stock, par value $.001 per share. Together with the Class A Common Stock, Shares of the Series A Convertible Preferred Stock may be issued only for cash.

(12)	Related Party Transactions

A monitoring fee of $500,000, due to the majority shareholder, was recorded as an administrative expense in 2007.

(13)	Derivatives and Other Financial Instruments

The Company’s Contracts earn interest at primarily fixed rates while its warehouse and conduit facilities charge interest at primarily floating rates. The Company employs derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating rate into a fixed rate for the commercial paper conduit facility (note 6(b)) in order to control its exposure to fluctuations in interest rates over time. The receive rate is based on the floating rate option specified by the interest rate swap agreement which is the one month USD-LIBOR rate.

The Company has entered into an interest rate swap agreement which matures through 2015 and had a notional value of approximately $332,400,104 at December 31, 2007. The interest rate expected to be received was 5.028% at December 31, 2007. The interest rate expected to be paid was 5.03% at December 31, 2007. This interest rate swap does not meet the criteria of hedge accounting under SFAS No. 133.

As of December 31, 2007, the Company has an interest rate derivative liability in the accompanying consolidated balance sheet of $6,939,344 representing the market value of the Company’s interest rate swap contract. For the year ended December 31, 2007, the Company reported pre-tax expense of $6,782,446, in the consolidated statement of operations primarily due to

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS 133.

(14)	Fair Value of Financial Instruments

ASC 825 — Financial Instruments requires disclosure of the estimated fair value of the Company’s financial instruments, excluding leasing transactions accounted for under ASC 840 — Leases. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. The Company bases fair values on estimates or calculations using present value techniques when quoted market prices are not available. These valuations are the Company’s estimates and are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective, involve uncertainties and significant judgment and do not include tax ramifications. Therefore the results cannot be determined with precision and may not be realized in an actual sale or settlement of the instruments. The estimation methodologies used to estimate the fair values and recorded book balances of the Company’s financial instruments at December 31, 2007 are as follows:

Cash and Cash Equivalents

For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Loans

The carrying value of loans made by the Company is considered to be a reasonable estimate of the fair value based on their short term nature.

Interest Rate Swaps

Interest rate swap contracts are included in other assets or other liabilities on the consolidated balance sheet depending on the mark up or mark down of the estimated fair value. The estimated fair value (which is also the recorded book value) is calculated externally using market data taking into account current market rates.

Debt Obligations

The fair value of the Company’s debt obligations was based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value.

	December 31, 2007
	Estimated	Recorded
	Fair Value	Book Balance

Financial assets:
Cash and cash equivalents	$49,018,863	49,018,863
Loans	2,110,282	2,110,282
Financial liabilities:
Debt obligations	651,132,833	657,292,304
Interest rate swap contracts	6,939,344	6,939,344

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

(15)	Preferred Dividends

Preferred stock shareholders are entitled to receive dividends at a rate of 15% per annum. These dividends are cumulative and compound semi-annually until such dividends are paid. During the year ended December 31, 2007, the Company did not declare any dividends and therefore no liability has been recorded. As of December 31, 2007, the total amount of dividends to be paid to the preferred stockholders upon declaration of a dividend is approximately $55,578,630.

(16)	Acquisition of Pro-Lease, Inc.

On October 5, 2007, the Company acquired all of the stock of Pro-Lease, Inc. (Pro-Lease) for a total purchase price of $5,500,000. The purchase was accounted for using the purchase method, whereby all of the acquired assets assumed from the purchased corporation were recorded by the Company at their fair market value and the excess of the amount paid over the fair value of the identifiable assets is reflected on the balance sheet as goodwill or identifiable intangible assets. Goodwill recorded as part of this transaction amounted to $3,938,000 including $419,000 of closing costs. Intangible assets recorded as part of this transaction were $558,000 for covenants not to compete and $1,077,000 for Vendor relationships. Amortization expense related to the identifiable intangible assets was $65,732 for the year ended December 31, 2007 (see note 1(k)).

The purchase price was composed of a cash payment in the amount of $1,800,000 at the closing date and the issuance of three installment notes, each with a par value of $1,233,333. The ultimate value of these notes is contingent upon Pro-Lease’s performance over the three year period immediately following the closing. Each note is payable on the first, second and third anniversaries of the closing date and accrue interest at the rate of 4.0% per annum (see note 6(e)). The notes are subject to certain provisions regarding targeted performance which will affect the total payout on each note. The maximum and minimum principal amounts are $1,665,000 (135% achievement) and $925,000 (75% achievement), respectively. Targeted performance below 70% will result in no payment of principal on the note.

These notes are unsecured and are subordinated to all of the Company’s existing credit facilities. The Company also agreed as part of the acquisition to grant 2,480 shares of restricted Common Stock Class B to the seller. These shares vest monthly at a rate of 2.083%. At December 31, 2007 155 shares had vested and have been included as issued and outstanding in the Statement of Stockholder’s Equity.

(17)	Recent Accounting Pronouncements

In February 2006, the FASB issued guidance which is now part of ASC 815. This Statement, which became effective for fiscal years beginning after September 15, 2006 addresses beneficial interests in securitized financial assets. The adoption of this portion of ASC 815 did not have a material impact on the consolidated earnings or financial position of the Company.

In June 2006, the FASB issued guidance which is now part of ASC 740 — Income Taxes. This interpretation establishes a recognition threshold and measurement for income tax positions recognized in the Company’s financial statements. ASC 740 prescribes a two step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition the Company determines whether it is more likely than not that a tax position will be sustained under examination based on the technical merits of the position. If the tax position meets the more likely than not threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If the tax position does not meet the more

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

likely than not threshold, the benefit of that position is not recognized in the financial statements. Tax positions that meet the more likely than not recognition threshold at the effective date of ASC 740 must be recognized or, may continue to be recognized, upon the adoption of ASC 740 with the cumulative effect of applying the provisions of ASC 740 reported as an adjustment to the opening balance of retained earnings for that fiscal year. The FASB has delayed for one year the effective date of ASC 740 for nonpublic entities that have not already applied ASC 740. The effective date of ASC 740 for nonpublic entities, including the Company, that have not already adopted ASC 740 is fiscal years beginning after December 15, 2007. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

In September 2006, the FASB issued guidance which is not part of ASC 820, Fair Value Measurements and Disclosures. This Statement defines fair value and establishes a framework for measuring fair value in Generally Accepted Accounting Principles (GAAP) and enhances disclosures about fair value measurement. ASC 820 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. ASC 820 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

In February 2007, the FASB issued guidance which is now part of ASC 825. Under this Standard, the Company may elect to report financial instruments and certain other items at fair value on a contract by contract basis with changes in value reported in earnings. The election is irrevocable. ASC 825 provides an opportunity to mitigate volatility in earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of ASC 815 hedge accounting are not met. ASC 825 is effective for all financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

(18)	Subsequent Events

During February 2008, DLJMB entered into a letter of intent with Tygris Commercial Finance Group, Inc. (Tygris), a company newly formed by Aquiline Capital Partners, LLC. Under the terms of the letter of intent, Tygris agreed to acquire 100% of the Company’s common and preferred stock and to provide the Company with a substantial cash equity infusion. The equity of the Company was purchased by Tygris for total consideration for which the parties have assigned a value of $101,090,400, all of which was paid in the form of Tygris common stock. During May 2008, Tygris, DLJMB and all other shareholders of the Company entered into a stock purchase agreement and on May 28, 2008, Tygris completed its purchase of the Company.

During March and April 2008, the Company received $15,000,000 in equity infusions from DLJMB in order to meet the Company’s liquidity requirements and to meet certain conditions to the waivers received from its creditors (see note 6(f)). In May 2008 but prior to the closing of the acquisition, the Company also received a $10,000,000 equity infusion from Tygris. All of these equity infusions, collectively referred to as Bridge Equity Infusions, were repaid in conjunction with the closing of the acquisition on May 28, 2008.

In addition to acquiring 100% of the Company’s common and preferred stock at closing, Tygris also invested $165,000,000 in the Company and has committed to invest an additional $20,000,000 within 120 days of the closing date. This capital infusion was used to repay the Bridge Equity Infusions ($25,000,000), repay and extinguish the Senior Subordinated Credit Facility ($37,500,000)

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2007 — (Continued)

and the Class B Notes under the Commercial Paper Credit Facility ($17,944,184), reduce the advance rates under the Revolving Credit Facility and the A Notes under the Commercial Paper Credit Facility from 85% to 75% (which resulted in a repayment of the Class A Notes under the Commercial Paper Credit Facility of $53,048,541 and a repayment of $8,223,044 on the Revolving Credit Facility), pay transaction costs and to improve the Company’s liquidity.

Simultaneous with the acquisition, The Company’s revolving credit facility was extended to August 2011 and the Company’s commercial paper conduit facility was expanded to $562,500,000 and extended to May 2009.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Bank of Florida

On May 28, 2010, EverBank Financial Corp (the “Company”) announced that its wholly owned subsidiary, EverBank, had entered into definitive agreements with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain liabilities of Bank of Florida — Southwest, Bank of Florida — Southeast and Bank of Florida — Tampa (collectively, “Bank of Florida”). EverBank acquired the assets at a purchase price of 80.7% of book value and assumed all deposits without paying a purchase premium. Additionally, in connection with the acquisition, EverBank entered into shared-loss agreements with the FDIC that cover $1.1 billion of loans outstanding.

The Company has omitted certain financial information of Bank of Florida required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the Securities and Exchange Commission (the “Commission”). SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances where a registrant engages in an acquisition of a troubled financial institution in which federal assistance is an essential and significant part of the transaction and for which audited financial statements are not reasonably available.

The Company has determined that historical audited financial statements representing the assets acquired and liabilities assumed are not reasonably available. Given the pervasive nature of the shared-loss agreements entered into with the FDIC and the significant purchase price discount in acquiring the Bank of Florida assets, the historical financial information of the Bank of Florida is less relevant for purposes of assessing the future operations of the combined entity. In consideration of the above, an audited Statement of Assets Acquired and Liabilities Assumed by EverBank, dated as of May 28, 2010, and accompanying notes (the “Audited Statement”), is included elsewhere in this Prospectus.

A narrative description of the anticipated effects of the Bank of Florida acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which are included elsewhere in this Prospectus and the Audited Statement.

Financial Condition and Operating Results

The acquisition of the net assets of Bank of Florida constitutes a business acquisition. Accordingly, the assets acquired and liabilities assumed as of May 28, 2010 are recorded at their fair values. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

The Bank of Florida acquisition increased EverBank’s total assets and total deposits, which is expected to positively affect EverBank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of EverBank to successfully collect interest and principal on loans acquired will also impact EverBank’s cash flows and operating results.

Most loans acquired in the Bank of Florida acquisition are referred to as “covered loans”, as EverBank will be reimbursed for a portion of any future losses under the terms of the agreements. Pursuant to the terms of the shared-loss agreement, the FDIC will reimburse EverBank for 80% of losses incurred in excess of $385.6 million (the first loss tranche), and EverBank will be responsible for incurring 100% of any credit losses up to the first loss tranche.

The loans acquired in the Bank of Florida acquisition are and will continue to be subject to EverBank’s internal and external credit review. As a result, if credit deterioration is noted subsequent to acquisition, such deterioration will be measured through our loss reserving methodology and a provision for loan losses will be charged to earnings.

In its assumption of the deposit liabilities, EverBank determined that the customer relationships associated with these deposits have intangible value. EverBank estimated the fair value of the core deposit intangible asset to be $3.2 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and the age of deposit relationships. The estimation of the life and value of the core deposit intangible asset acquired is necessarily subjective. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Liquidity and Capital Resources

EverBank believes that its liquidity position will be improved as a result of the Bank of Florida acquisition. EverBank acquired $147.7 million in cash and cash equivalents, as well as $162.3 million of investment securities. Subsequent to May 28, 2010, the Company sold $143.7 million of investment securities at a gain of approximately $62 thousand. The remaining securities provide monthly cash flows in the form of principal and interest payments. These additions to EverBank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $1.2 billion were also assumed in the Bank of Florida acquisition. Of this amount, $290.3 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $916.5 million of total deposits, or 75.9%.

EverBank assumed $149.2 million in borrowings (including FHLB advances and repurchase agreements), at fair value.

Goodwill of $10.0 million and a core deposit intangible of $3.2 million were recorded in conjunction with the Bank of Florida acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting requirements. This exclusion generally results in a reduction to the Company’s regulatory capital. EverBank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the Bank of Florida acquisition.

Tygris

The following unaudited pro forma condensed combined consolidated statement of income has been derived by the application of pro forma adjustments to our historical consolidated statement of income and the historical statement of operations of Tygris included elsewhere in this prospectus. The accompanying unaudited pro forma condensed combined consolidated statement of income data for the year ended December 31, 2010 is presented on a pro forma basis to give effect to the acquisitions of Tygris, which was consummated on February 5, 2010, as if such acquisitions had occurred on January 1, 2010. See “Business — Recent Acquisitions — Acquisition of Tygris Commercial Finance Group, Inc.” We have not included an unaudited pro forma condensed balance sheet because the acquisition of Tygris is reflected in our historical condensed balance sheet as of December 31, 2010.

The pro forma adjustments are based upon available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined consolidated statement of income should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the dates indicated and does not purport to indicate our results of operations as of any future date or for any future period. The unaudited pro forma condensed combined consolidated statement of income should be read in conjunction with the sections of this prospectus entitled “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

EverBank Financial Corp and Subsidiaries
Unaudited Pro Forma Condensed Statement of Income
For the Year Ended December 31, 2010

			Pro Forma
	EFC	Tygris (1)(2)	Adjustments		Total
	(In thousands, except per share data)

Interest income	$612,507	$7,397	$8,108	(a)	$628,012
Interest expense	147,167	5,091	(4,134	)(b)	148,124

Net interest income	465,340	2,306	12,242		479,888
Provision for loan and lease losses	79,341	1,669	(1,669	)(c)	79,341

Net interest income after provision for loan and lease losses	385,999	637	13,911		400,547
Noninterest income	357,807	830	(68,056	)(e)	290,581
Noninterest expense	493,933	11,352	(37,742	)(b)(d)	467,544

Income before income taxes	249,873	(9,885)	(16,403)		223,585
Provision for income taxes	60,973	—	14,619	(f)	75,592

Net income from continuing operations	$188,900	$(9,885)	$(31,022)		$147,993

Net income from continuing operations allocated to common shareholders	$144,780	—	—		$112,795
Pro forma earnings per common share, basic	$2.00	—	—		$1.51
Pro forma earnings per common share, diluted	$1.94	—	—		$1.47
Weighted average shares outstanding, basic (in thousands)	72,479	—	—		74,646
Weighted average shares outstanding, diluted (in thousands)	74,589	—	—		76,756

(1)	For the period January 1 through February 4, 2010.

(2)	As Tygris was not a publicly traded entity, earnings per common share data was not required in its historical financial statements.

See the accompanying notes to the unaudited pro forma condensed statements of income, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 Pro Forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF INCOME

1.	Description of Transaction

On February 4, 2010, the Company acquired all of the outstanding shares of Tygris Commercial Finance Group, a commercial finance company focused on building small ticket leasing, middle market equipment finance, and corporate finance platforms to serve middle market customers in North America.

2.	Basis of Presentation

The unaudited pro forma condensed statements of income were prepared in accordance with generally accepted accounting principles in the United States of America. The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, it establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price.

The unaudited pro forma condensed statements of income were prepared using the acquisition method of accounting and were based on the historical financial statements of EFC and Tygris.

Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, EFC may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect EFC’s intended use of those assets. The fair value adjustments were based on management’s best estimates using reasonable assumptions to determine fair value. Actual results could differ from those estimates.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the acquisition, at their respective fair values. Financial statements and reported results of operations of EFC issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Tygris.

3.	Accounting Policies

EFC may, upon review of Tygris’ accounting policies, find it necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed statements of income do not assume any differences in accounting policies.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF INCOME — (Continued)

4.	Estimate of Consideration Transferred, Assets Acquired and Liabilities Assumed

The following information represents the pro forma estimate of consideration transferred and the fair value of assets acquired and liabilities assumed at February 5, 2010:

Consideration
Equity instruments (27,863,865 common shares of the Company)	$291,511

Fair value of total consideration transferred	$291,511

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$69,480
Equipment leases and loans, net	538,137
Equipment under operating leases	10,692
Indemnification asset	30,766
Deferred tax assets, net	113,195
Intangible assets	6,259
Premises and equipment	2,166
Other assets	6,815

Total Assets Acquired	777,510

Revolving and term secured borrowings	372,320
Accounts payable and accrued expenses	33,544
Interest rate derivatives	12,079

Total Liabilities Assumed	417,943

Total Identifiable Net Assets	$359,567

Pursuant to the terms of the acquisition agreement, an escrow account of $141,628 was established by Tygris shareholders and comprised $91,628 of the Company’s common shares and cash of $50,000. The escrow was established to compensate the Company for higher than projected net losses on the acquired loans and leases for a period of five years from the acquisition date. The Company will be reimbursed from escrow if the aggregate annual amount of losses exceeds 2% of the average purchased portfolio and $44,526 in the first year, up to a maximum of $141,628.

Escrowed shares not used to reimburse indemnification claims are released on an annual basis if the value of such shares exceeds 17.5% of the average purchased net loans and leases until the termination of the share escrow at the fifth anniversary of the closing date. Escrowed cash remains in escrow until the end of five years.

An indemnification asset representing the fair value of the shares expected to be released from escrow was recorded in other assets in the consolidated balance sheet. The indemnification asset meets the definition of a derivative, as shares released either back to the Company or to former Tygris shareholders are based upon a determined amount of losses in exchange for an escrowed share of the Company’s stock. Any changes in the fair value of the Company’s stock or changes resulting from either increases or decreases in expected cash flows will impact earnings and the related indemnification asset.

5.	Pro Forma Adjustments

(a) Interest income was adjusted by $8,108 for the year ended December 31, 2010 to reflect the accretable yield resulting from the discount attributable to the fair value of the loans and leases

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF INCOME — (Continued)

acquired. The amounts were determined using the Company’s current estimates of the expected timing and amount of cash flows associated with the acquired loan and lease portfolios. The Company expects ongoing discount accretion over the next five years using the effective yield method.

(b) Interest expense was reduced by $4,134 for the year ended December 31, 2010 to reflect the change in the funding structure of Tygris post combination. The repayment of the Tygris debt and subsequent new funding structure was contemplated during the initial negotiations of the deal. In February 2010 as a result of the transaction, the Company extinguished early a majority of the debt it assumed through the Tygris acquisition. The cash consideration paid for the early extinguishment totaled $344,116 which resulted in non-recurring charges of $22,249 for the year ended December 31, 2010. The pro forma adjustment reflects the reduction in interest rates and resulting interest expense due to the lower cost of funds and the charge related to the extinguishment of debt.

(c) Provision for loan and lease losses was adjusted by $1,669 for the year ended December 31, 2010 to reflect the non-accretable discount associated with future credit losses established in purchase accounting. The discounts recorded in purchase accounting and indemnification asset recorded as a result of the transaction are expected to have an ongoing effect on the future operations of the Company.

(d) Noninterest expense was reduced $15,593 for the year ended December 31, 2010 for transaction expenses incurred related to the acquisition of Tygris. The pro forma adjustment reflects the elimination of these non-recurring charges related directly to the transaction that are not expected to have an ongoing effect.

(e) As a result of the acquisition on February 4, 2010, the Company recorded a bargain purchase gain of $68,056 in 2010. A pro forma adjustment has been made to eliminate the non-recurring credit directly attributable to the acquisition that will not have an ongoing impact on the operations of the combined entity.

(f) Provision for income taxes was reduced by $14,619 for the year ended December 31, 2010. The pro forma adjustment reflects the tax effects of the pro forma adjustments and are calculated using a statutory tax rate of 35%. The adjustment for the bargain purchase gain was not tax effected as the item is a permanent difference and is not subject to federal income tax. The Company expects to receive future tax benefits associated with deferred tax assets related to net operating losses previously incurred by Tygris. As of December 31, 2010, deferred tax assets include $81,751 of Tygris federal and state income tax NOL carryforwards which will begin to expire in 2019.

           Shares

EverBank Financial Corp

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

BofA Merrill Lynch

Credit Suisse

FBR Capital Markets

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.

Evercore Partners

Cantor Fitzgerald & Co.

Through and including           , 2011 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the common stock being registered. All amounts except the SEC registration fee and the FINRA filing fee are estimated.

Amount to be Paid

SEC registration fee		$27,045
FINRA filing fee		23,795
NYSE listing fees			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous	$		*

Total	$		*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

The Delaware General Corporation Law, or the DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Amended and Restated Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee, or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws against (1) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (2) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (3) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

The Registrant is a Delaware corporation formed for the purpose of this offering and has not engaged in any business or other activities except in connection with its formation and the Reorganization transactions described elsewhere in the prospectus that forms a part of this registration statement. All share and per share data given below reflect the 15-for-1 split of the Registrant’s common stock that occurred on January 27, 2011.

On October 5, 2010, the Registrant sold 1,500 shares of its common stock to EverBank Financial Corp, a Florida corporation, or EverBank Florida, for $1.00. This sale did not involve a public offering and accordingly was exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because the Registrant did not offer or sell the securities by any form of general solicitation or general advertising and sold only to one purchaser, EverBank Florida, a sophisticated investor with the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and with access to the kind of information registration would provide.

In the three years preceding the filing of this registration statement, EverBank Florida issued the following securities that were not registered under the Securities Act:

In connection with its acquisition of Tygris Commercial Finance Group, Inc., or Tygris, EverBank Florida entered into a Stock Purchase Agreement with Tygris, dated as of October 21, 2009. Pursuant to the Stock Purchase Agreement, EverBank Florida sold Tygris 2,537,700 shares of common stock, par value $0.01 per share, on October 21, 2009 at a price of $11.82 per share for an aggregate purchase price of $30,000,000 and then sold an additional 2,960,655 shares of common stock, par value $0.01 per share, on November 6, 2009 at a price of $11.82 per share for an aggregate purchase price of $35,000,000. These sales did not involve a public offering and accordingly were exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to one sophisticated investor, which we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

EverBank Florida and Sageview Partners L.P., or Sageview, entered into an Investment Agreement, dated as of July 21, 2008. Pursuant to the Investment Agreement, Sageview purchased 92,500 shares of Series B Preferred Stock at a price of $1,000 per share, for an aggregate purchase price of $92,500,000. Pursuant to the Subscription Agreement and Amendment dated September 16, 2008 entered into between EverBank Florida and Sageview, Sageview purchased an additional 7,500 shares of Series B Preferred Stock at a price of $1,000 per share, for an aggregate purchase price of $7,500,000. These sales did not involve a public offering and accordingly were exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to one sophisticated investor, which we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

Additionally, on September 15, 2008, EverBank Florida sold a total of 23,775.73 shares of Series B Preferred Stock to existing shareholders that met the definition of an “accredited investor,” as defined under Rule 501 of the Securities Act, for an aggregate purchase price of $23,775,730. This sale did not involve a public offering and accordingly was exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to “accredited investors” within the meaning of Rule 501 of Regulation D, each of whom we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth beginning on page II-6 of this registration statement and is incorporated herein by reference.

(b) Financial Statements Schedules: None.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, State of Florida on May 11, 2011.

EVERBANK FINANCIAL CORP

By:	*
Robert M. Clements
Chairman of the Board
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Robert M. Clements	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 11, 2011
* Steven J. Fischer	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 11, 2011

* Charles E. Commander, III	Director	May 11, 2011
* Merrick R. Kleeman	Director	May 11, 2011
* Mitchell M. Leidner	Director	May 11, 2011
* W. Radford Lovett, II	Director	May 11, 2011
* Robert J. Mylod, Jr.	Director	May 11, 2011
* Russell B. Newton, III	Director	May 11, 2011
* William Sanford	Director	May 11, 2011

Name		Title	Date

* Richard P. Schifter		Director	May 11, 2011
* Alok Singh		Director	May 11, 2011
* Scott M. Stuart		Director	May 11, 2011
* W. Blake Wilson		Director	May 11, 2011
* By:	/s/ Thomas A. Hajda Thomas A. Hajda Attorney-in-Fact		May 11, 2011

EXHIBIT INDEX

1.1	Form of Underwriting Agreement*
2.1	Form of Agreement and Plan of Merger by and between EverBank Financial Corp, a Florida corporation, and EverBank Financial Corp, a Delaware corporation**
2.2	Acquisition Agreement and Plan of Merger, by and among EverBank Financial Corp, Titan Merger Sub, Inc., Tygris Commercial Finance Group, Inc. and Aquiline Capital Partners LLC, dated October 21, 2009** (1)
2.3	Amendment One, dated February 5, 2010, to Acquisition Agreement and Plan of Merger by and among EverBank Financial Corp, Titan Merger Sub, Inc., Tygris Commercial Finance Group, Inc. and Aquiline Capital Partners LLC** (2)
2.4	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida—Southeast, Fort Lauderdale, Florida, EverBank and the Federal Deposit Insurance Corporation** (1)
2.5	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida—Southwest, Naples, Florida, EverBank and the Federal Deposit Insurance Corporation** (1)
2.6	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida—Tampa Bay, Tampa Bay, Florida, EverBank and the Federal Deposit Insurance Corporation** (1)
3.1	Form of Amended and Restated Certificate of Incorporation of EverBank Financial Corp**
3.2	Form of Amended and Restated By-laws of EverBank Financial Corp**
4.1	Specimen stock certificate of EverBank Financial Corp**
4.2	Amended and Restated Declaration of Trust of First Alliance Capital Trust I, dated as of July 16, 2001**
4.3	Guarantee Agreement by and between Alliance Capital Partners, L.P. and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, dated as of July 31, 2001**
4.4	Indenture, dated as of July 31, 2001, between Alliance Capital Partners, L.P. and State Street Bank and Trust Company of Connecticut, National Association, as Trustee**
4.5	Amended and Restated Declaration of Trust of Alliance Capital Partners Statutory Trust I, dated as of July 31, 2001**
4.6	Indenture, dated as of December 29, 2004, between EverBank Financial, L.P. and Wells Fargo Bank, National Association, as Trustee**
4.7	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust V, dated as of May 25, 2005**
4.8	Guarantee Agreement, dated as of May 25, 2005, by EverBank Financial Corp and Wilmington Trust Company, as Trustee**
4.9	Indenture, dated as of May 25, 2005, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee**
4.10	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust VI, dated as of September 28, 2005**
4.11	Guarantee Agreement, dated as of September 28, 2005, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee**
4.12	Indenture, dated as of September 28, 2005, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee**
4.13	Indenture, dated as of December 14, 2006, between EverBank Financial Corp and Wells Fargo Bank, National Association, as Trustee**
4.14	Guarantee Agreement by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee, dated as of March 30, 2007**

4.15	Indenture, dated as of March 30, 2007, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee**
4.16	Guarantee Agreement, dated as of June 21, 2007, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee**
4.17	Indenture, dated as of June 25, 2007, between EverBank Financial Corp and Wells Fargo Bank, National Association, as Trustee**
4.18	Guarantee Agreement, dated as of July 16, 2001, by and between Alliance Capital Partners, LP and The Bank of New York, as Trustee**
4.19	Indenture, dated as of July 16, 2001, between Alliance Capital Partners, LP and The Bank of New York, as Trustee**
4.20	Guarantee Agreement, dated as of December 29, 2004, by EverBank Financial, L.P. and Wells Fargo Bank, National Association, as Trustee**
4.21	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust IV, dated as of December 29, 2004**
4.22	Guarantee Agreement, dated as of December 14, 2006, by EverBank Financial Corp and Wells Fargo Bank, National Association, as Trustee**
4.23	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust VII, dated as of December 14, 2006**
4.24	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust VIII, dated as of March 30, 2007**
4.25	Indenture, dated as of June 21, 2007, between EverBank Financial Corp and Wilmington Trust Company, as Trustee**
4.26	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust IX, dated as of June 21, 2007**
4.27	Guarantee Agreement, dated as of June 25, 2007, by EverBank Financial Corp and Wells Fargo Bank, National Association, as Trustee**
4.28	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust X, dated as of June 25, 2007**
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
10.1	EverBank Financial Corp Senior Management Incentive Plan**
10.2	First Amended and Restated 2005 Equity Incentive Plan**
10.3	EverBank Financial, L.P. Incentive Plan**
10.4	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and Robert M. Clements**
10.5	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and W. Blake Wilson**
10.6	Amended and Restated Employment Agreement, dated December 31, 2008, by and between EverBank Financial Corp and Gary A. Meeks**
10.7	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and John S. Surface**
10.8	Lease Agreement between Riverside Avenue Partners, Ltd., as Landlord and EverBank, as Tenant, dated February 24, 2006**
10.9	Lease Agreement between Riverside Avenue Partners, Ltd., as Landlord, and EverBank, as Tenant, dated March 26, 2007**
10.10	Lease Agreement, dated as of May 14, 1998, between HGL Properties L.P. Ltd. and Alliance Mortgage Company, as amended on April 14, 1999 and September 30, 2003**

10.11	Amended and Restated Registration Rights Agreement, dated November 22, 2002, by and among Alliance Capital Partners, L.P., Arena Capital Investment Fund, L.P., Lovett Miller Venture Partners III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership**
10.12	First Amendment to the Amended and Restated Registration Rights Agreement, dated July 21, 2008, by and among Alliance Capital Partners, L.P., Arena Capital Investment Fund, L.P., Lovett Miller Venture Partners III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership**
10.13	Advances and Security Agreement, dated as of April 15, 2005, between EverBank and the Federal Home Loan Bank of Atlanta**
10.14	Registration Rights Agreement, dated July 21, 2008, by and between EverBank Financial Corp and Sageview Partners L.P.**
10.15	Transfer and Governance Agreement, dated July 21, 2008, by and between EverBank Financial Corp and Sageview Partners L.P.**
10.16	Registration Rights Agreement, dated October 21, 2009, by and between EverBank Financial Corp and Tygris Commercial Finance Group, Inc.**
10.17	Omitted intentionally
10.18	Omitted intentionally
10.19	Amended and Restated Transfer Restriction and Voting Agreement, dated as of November 22, 2002, by and among Alliance Capital Partners, L.P., Alliance Capital Partners, Inc., Arena Capital Investment Fund, L.P., Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership**
10.20	Lease Agreement, dated as of December 26, 2008, between HGL Properties L.P., Ltd. and EverBank, as amended on April 28, 2009 and February 1, 2010**
10.21	Lease Agreement, dated as of April 14, 1999, between HGL Properties L.P., Ltd. and Alliance Mortgage Company, as amended September 30, 2003 and December 6, 2006**
10.22	Lease Agreement, dated as of September 30, 2003, between HGL Properties L.P. II, Ltd. and First Alliance Bank, as amended on March 12, 2004**
10.23	Lease Agreement, dated as of August 24, 2000, between HGL Properties L.P., Ltd. and Alliance Mortgage Company, as amended on August 1, 2001, September 30, 2003, March 12, 2004, July 28, 2005 and December 6, 2006**
10.24	Lease Agreement, dated as of May 15, 2000, between HGL Properties L.P., Ltd. and National Mortgage Center, LLC, as amended November 28, 2001, September 30, 2003, March 12, 2004 and July 28, 2005**
10.25	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and Michael C. Koster**
10.26	EverBank Financial Corp 2011 Omnibus Equity Incentive Plan**
10.27	EverBank Financial Corp 2011 Executive Incentive Plan**
10.28	Form of Indemnification Agreement between EverBank Financial Corp and each of its directors and executive officers**
10.29	Form of Amendment to Employment Agreement between EverBank Financial Corp and each of Robert M. Clements and W. Blake Wilson**
10.30	Form of Amendment to Employment Agreement between EverBank Financial Corp and each of Gary A. Meeks, John S. Surface and Michael C. Koster**
10.31	Employment Agreement between EverBank Financial Corp and Steven Fischer
21.1	Subsidiaries of EverBank Financial Corp**
23.1	Consent of Deloitte & Touche LLP relating to the consolidated financial statements of EverBank Financial Corp and its subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010

23.2	Consent of Deloitte & Touche LLP relating to the statement of assets acquired and liabilities assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp
23.3	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008
23.4	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008
23.5	Consent of KPMG LLP relating to the financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007
23.6	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)*
24.1	Powers of Attorney for Messrs. Clements and Wilson**
24.2	Powers of Attorney for Messrs. Commander, III, Kleeman, Leidner, Lovett, II, Mylod, Jr., Newton, III, Sanford, Schifter, Singh and Stuart**
24.3	Powers of Attorney for Mr. Fischer
99.1	Consent of Joseph D. Hinkel**
99.2	Consent of Gerald S. Armstrong**

*	To be filed by amendment.

**	Previously filed.

(1)	Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(2)	Previously filed as Exhibit 10.18 to Amendment No. 1 to the Registration Statement on Form S-1 of EverBank Financial Corp filed on November 12, 2010.